As filed with the Securities and Exchange Commission on May 9, 2018

Registration No. 333-224306

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CISION LTD.

(Exact Name of Registrant as Specified in its Articles of Association)

Cayman Islands	7372	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

130 E. Randolph Street
7th Floor
Chicago, Illinois 60601
(312) 922-2400

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jack Pearlstein, Chief Financial Officer
130 E. Randolph Street
7th Floor
Chicago, Illinois 60601
(312) 922-2400

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Dennis M. Myers, P.C. Kirkland & Ellis LLP 300 North LaSalle Chicago, Illinois 60654 (312) 862-2000	David Peinsipp Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (650) 843-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee(4)
Ordinary Shares, par value $0.0001 per share	6,370,000(1)(2)		$12.23	(3)	$77,905,100	(3)	$9,699.18	(6)
Warrants to purchase Ordinary Shares	12,250,000	(5)	N/A		N/A		N/A	(7)

(1)	Represents the maximum number of Ordinary Shares of the registrant that may be issued directly to (i) holders of warrants who tender their warrants pursuant to the Offer (as defined below) and (ii) holders of warrants who do not tender their warrants pursuant to the Offer and, pursuant to the Warrant Amendment (as defined below), if approved, may receive Ordinary Shares of the registrant in the event the registrant exercises its right to convert the warrants into Ordinary Shares.
(2)	Pursuant to Rule 416 under the Securities Act (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of Ordinary Shares issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(3)	Estimated pursuant to Rule 457(f)(1) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price is $12.23, which is the average of the high and low prices of Ordinary Shares on April 13, 2018, on the New York Stock Exchange.
(4)	Calculated by multiplying the estimated aggregate offering price of the securities being registered by 0.0001245.
(5)	Represents the maximum number of warrants that may be amended pursuant to the Warrant Amendment (as defined below).
(6)	Previously paid with the initial filing of this Registration Statement.
(7)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document may change. The registrant may not complete the offer and issue these securities until the registration statement filed with the United States Securities and Exchange Commission is effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY — SUBJECT TO COMPLETION, DATED MAY 9, 2018

OFFER TO EXCHANGE

Offer to Exchange Warrants to Acquire Ordinary Shares
of
Cision Ltd.
for
Ordinary Shares of Cision Ltd.
and
Consent Solicitation

THE OFFER PERIOD (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., EASTERN DAYLIGHT TIME, ON MAY 15, 2018, OR SUCH LATER TIME AND DATE TO WHICH WE MAY EXTEND.

Terms of the Offer and Consent Solicitation

Until the Expiration Date (as defined below), we are offering to the holders of our warrants as described below the opportunity to receive 0.26 ordinary shares, par value of $0.0001 per share (“Ordinary Shares”) of Cision Ltd. (“Cision”) in exchange for each of our outstanding warrants tendered by the holder and exchanged pursuant to the offer (the “Offer”). The Offer is being made to:

•	All holders of our publicly traded warrants to purchase our Ordinary Shares, which were originally issued as warrants to purchase the common stock, $0.0001 par value, of Capitol Acquisition Corp. III (“Capitol”) in connection with the initial public offering of Capitol’s securities on October 13, 2015 (the “Capitol IPO”) and automatically converted into warrants to purchase Ordinary Shares of Cision on June 29, 2017, upon the consummation of the business combination (the “Business Combination”) contemplated by that certain merger agreement, dated as of March 19, 2017, by and among Cision, Capitol, Canyon Holdings S.à r.l. (“Predecessor”), Canyon Holdings (Cayman), L.P. (“Cision Owner”) and Capitol Acquisition Merger Sub., Inc., which entitle such warrant holders to purchase one Ordinary Share for a purchase price of $11.50, subject to adjustments, referred to as the “Public Warrants.” Our Ordinary Shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “CISN,” and our Public Warrants are listed on NYSE American under the symbol “CISN.WS.” As of May 8, 2018, 16,250,000 Public Warrants were outstanding. Pursuant to the Offer, we are offering up to an aggregate of 4,225,000 of our Ordinary Shares in exchange for the Public Warrants.
•	All holders of certain of our warrants to purchase Ordinary Shares that were privately issued in connection with the Capitol IPO or the consummation of our Business Combination based on an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), referred to as the “Private Warrants.” The Private Warrants entitle the holders to purchase one Ordinary Share for a purchase price of $11.50, subject to adjustments. The terms of the Private Warrants are identical to the Public Warrants, except that such Private Warrants are exercisable on a cashless basis and are not redeemable by us, in each case so long as they are still held by the initial holders or their affiliates. The Public Warrants and Private Warrants are referred to collectively as the “Warrants.” The Private Warrants were issued to certain sponsors of Capitol (the “Capitol Sponsors”) in connection with the Capitol IPO and additional warrants were issued to Cision Owner in connection with the consummation of the Business Combination. As of May 8, 2018, 8,250,000 Private Warrants were outstanding. Pursuant to the Offer, we are offering up to an aggregate of 2,145,000 of our Ordinary Shares in exchange for the Private Warrants.

Each Warrant holder whose Warrants are exchanged pursuant to the Offer will receive 0.26 of our Ordinary Shares for each Warrant tendered by such holder and exchanged. No fractional Ordinary Shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Ordinary Shares on NYSE on the last trading day of the Offer Period (as defined below). Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.

Concurrently with the Offer, we are also soliciting consents (the “Consent Solicitation”) from holders of the Warrants to amend (the “Warrant Amendment”) the Amended and Restated Warrant Agreement, dated as of October 17, 2017, by and between Cision and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), which governs all of the Warrants to permit the Company to require that each outstanding Warrant be converted into 0.234 Ordinary Shares, which is a ratio 10% less than the ratio applicable to the Offer. Pursuant to the terms of the Warrant Agreement, the consent of holders of at least a majority of the outstanding Warrants is required to approve the Warrant Amendment, with the Public Warrant holders and Private Warrant holders voting together. Therefore, one of the conditions to the adoption of the Warrant Amendment is the receipt of the consent of holders of at least a majority of the outstanding Warrants. You may not consent to the Warrant Amendment without tendering your Warrants in the Offer and you may not tender your Warrants without consenting to the Warrant Amendment. The consent to the Warrant Amendment is a part of the letter of transmittal and consent relating to the Warrants, and therefore by tendering your warrants for exchange you will deliver to us your consent. You may revoke your consent at any time prior to the Expiration Date (as defined below) by withdrawing the Warrants you have tendered.

The Capitol Sponsors and Cision Owner have advised us that they intend to tender all of the Private Warrants held by them in the Offer. Collectively, the Capitol Sponsors and Cision Owner hold approximately 94.5% of the Private Warrants, representing approximately 31.8% of the total Warrants outstanding. See the section of this Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation — Transactions and Agreements Concerning Our Securities.”

The Offer and Consent Solicitation is made solely upon the terms and conditions in this Prospectus/Offer to Exchange and in the related letter of transmittal and consent (as it may be supplemented and amended from time to time, the “Letter of Transmittal and Consent”). The Offer and Consent Solicitation will be open until 11:59 p.m., Eastern Daylight Time, on May 15, 2018, or such later time and date to which we may extend (the period during which the Offer and Consent Solicitation is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period,” and the date and time at which the Offer Period ends is referred to as the “Expiration Date”). The Offer and Consent Solicitation is not made to those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful.

We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Warrants to the holders (and the consent to the Warrant Amendment will be revoked).

You may tender some or all of your Warrants into the Offer. If you elect to tender Warrants in response to the Offer and Consent Solicitation, please follow the instructions in this Prospectus/Offer to Exchange and the related documents, including the Letter of Transmittal and Consent. If you tender Warrants, you may withdraw your tendered Warrants at any time before the Expiration Date and retain them on their current terms or amended terms if the Warrant Amendment is approved, by following the instructions in this Prospectus/Offer to Exchange. In addition, tendered Warrants that are not accepted by us for exchange by June 12, 2018, may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange. If you withdraw the tender of your Warrants, your consent to the Warrant Amendment will be withdrawn as a result.

Warrants not exchanged for our Ordinary Shares pursuant to the Offer will remain outstanding subject to their current terms or amended terms if the Warrant Amendment is approved. We reserve the right to redeem any of the Warrants, as applicable, pursuant to their current terms at any time, including prior to the completion of the Offer and Consent Solicitation, and if the Warrant Amendment is approved, we intend to require the conversion of all outstanding Warrants to Ordinary Shares as provided in the Warrant Amendment. Our Public Warrants are currently listed on NYSE American under the symbol “CISN.WS”; however, NYSE may delist our Public Warrants if, following the completion of the Offer and Consent Solicitation, the extent of public distribution or the aggregate market value of outstanding Warrants has become so reduced as to make further listing inadvisable.

The Offer and Consent Solicitation is conditioned upon the effectiveness of a registration statement on Form S-4 that we filed with the Securities and Exchange Commission (the “SEC”) regarding the Ordinary Shares issuable upon exchange of the Warrants pursuant to the Offer. This Prospectus/Offer to Exchange forms a part of the registration statement.

Our board of directors has approved the Offer and Consent Solicitation. However, neither we nor any of our management, our board of directors, or the information agent, the exchange agent or the dealer manager for the Offer and Consent Solicitation is making any recommendation as to whether holders of Warrants should tender Warrants for exchange in the Offer and consent to the Warrant Amendment in the Consent Solicitation. Each holder of a Warrant must make its own decision as to whether to exchange some or all of its Warrants and consent to the Warrant Amendment.

All questions concerning the terms of the Offer and Consent Solicitation should be directed to the dealer manager:

Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013
United States of America
Attention: Equity Capital Markets
Tel: (212) 723-7450

All questions concerning exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange, the Letter of Transmittal and Consent or the Notice of Guaranteed Delivery should be directed to the information agent:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (800) 967-4607
Email: cision@dfking.com

We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given to Warrant holders.

The securities offered by this Prospectus/Offer to Exchange involve risks. Before participating in the Offer and consenting to the Warrant Amendment, you are urged to read carefully the section entitled “Risk Factors” beginning on page 7 of this Prospectus/Offer to Exchange.

Neither the Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this Prospectus/Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.

Through the Offer, we are soliciting your consent to the Warrant Amendment. By tendering your Warrants, you will be delivering your consent to the proposed Warrant Amendment, which consent will be effective upon our acceptance of the Warrants for exchange.

The dealer manager for the Offer and Consent Solicitation is:

Citigroup

This Prospectus/Offer to Exchange is dated May 9, 2018.

i

ABOUT THIS PROSPECTUS/OFFER TO EXCHANGE

This Prospectus/Offer to Exchange is a part of the registration statement that we filed on Form S-4 with the Securities and Exchange Commission. You should read this Prospectus/Offer to Exchange, including the detailed information regarding our company, Ordinary Shares and Warrants, and the financial statements and the notes to those statements that appear elsewhere in this Prospectus/Offer to Exchange and any applicable prospectus supplement.

You should rely only on the information contained in this Prospectus/Offer to Exchange and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this Prospectus/Offer to Exchange. If anyone makes any recommendation or representation to you, or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us. We and the dealer manager take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this Prospectus/Offer to Exchange or any prospectus supplement is accurate as of any date other than the date on the front of those documents. You should not consider this Prospectus/Offer to Exchange to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this Prospectus/Offer to Exchange to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

Unless the context requires otherwise, in this Prospectus/Offer to Exchange, we use the terms “the Company”, “Cision”, “our company,” “we,” “us,” “our,” and similar references to refer to Cision Ltd. and its subsidiaries.

FORWARD LOOKING STATEMENTS

Cautionary Note Regarding Forward-Looking Statements

Some of the statements made in this Prospectus/Offer to Exchange constitute forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, such as statements about our future financial performance, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “future,” “goal,” “intend,” “likely,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “would,” “will,” “approximately,” “shall” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements contained in this Prospectus/Offer to Exchange include, but are not limited to, statements about:

•	our estimates of the size of the markets for our products and services;
•	the rate and degree of market acceptance of our products and services;
•	the success of other technologies that compete with our products and services or that may become available in the future;
•	the efficacy of our sales and marketing efforts;
•	the volatility of currency exchange rates;
•	volatility of the market price and liquidity of our Ordinary Shares and other of our securities;
•	our ability to effectively scale and adapt our technology;
•	our ability to identify and integrate acquisitions and technologies into our platform;
•	our plans to continue to expand internationally;
•	the performance and security of our services;
•	our ability to maintain the listing of our securities on a national securities exchange;
•	potential litigation involving Cision;
•	our ability to retain and attract qualified employees and key personnel;
•	our ability to maintain, protect and enhance our brand and intellectual property;
•	general economic conditions;
•	the result of future financing efforts;
•	the approval of the Warrant Amendment and our ability to require that all outstanding Warrants be exchanged for Ordinary Shares;
•	the exchange of Warrants for Ordinary Shares pursuant to the Offer, which will increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders;
•	the lack of a third-party determination that the Offer or the Consent Solicitation is fair to Warrant holders; and
•	other risks and uncertainties set forth in the “Risk Factors” section of this Prospectus/Offer to Exchange.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this Prospectus/Offer to Exchange.

The forward-looking statements contained in this Prospectus/Offer to Exchange are based on our current expectations and beliefs concerning future developments and their potential effects on us. You should not place undue reliance on these forward-looking statements in deciding whether to invest in our securities. We cannot assure you that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions, including the risk factors set forth on page 7 of this Prospectus/Offer to Exchange, that may cause our actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this Prospectus/Offer to Exchange, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

You should read this Prospectus/Offer to Exchange with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

Forward-looking statements speak only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

FREQUENTLY USED TERMS

In this Registration Statement:

“Business Combination” means that certain business combination contemplated by that certain merger agreement, dated as of March 19, 2017, by and among Cision, Capitol, our Predecessor, Cision Owner and Capitol Acquisition Merger Sub., Inc. and consummated as of June 29, 2017.

“Capitol” means Capitol Acquisition Corp. III.

“Capitol IPO” means the initial public offering of Capitol’s securities on October 13, 2015.

“Capitol Sponsors” mean certain sponsors of Capitol.

“Cision” means Cision Ltd., an exempted company incorporated in the Cayman Islands with limited liability.

“Cision Board” means the board of directors of Cision.

“Cision Owner” means Canyon Holdings (Cayman), L.P.

“Consent Solicitation” means the solicitation of consent from the holders of the Warrants to approve the Warrant Amendment.

“Expiration Date” means 11:59 p.m., Eastern Daylight Time on May 15, 2018.

“Letter of Transmittal and Consent” means the letter of transmittal and consent (as it may be supplemented and amended from time to time) related to the Offer and Consent Solicitation.

“Offer” means the opportunity to receive 0.26 Ordinary Shares in exchange for each of our outstanding warrants, up to an aggregate of (i) 4,225,000 of Ordinary Shares in exchange for all 16,250,000 Public Warrants and (ii) 2,145,000 of Ordinary Shares in exchange for all 8,250,000 Private Warrants.

“Offer Period” means the period during which the Offer and Consent Solicitation is open, giving effect to any withdrawal or extension.

“Ordinary Shares” means the ordinary shares, with a par value of $0.0001 per share, of Cision.

“Predecessor” means Canyon Holdings S.à r.l., our accounting predecessor.

“Private Warrants” mean our warrants to purchase Ordinary Shares that were privately issued to the Capitol Sponsors in connection with the Capitol IPO and to Cision Owner in connection with the consummation of our Business Combination, entitling each holder to purchase one Ordinary Share for a purchase price of $11.50, subject to adjustments.

“Public Warrants” mean our publicly traded warrants to purchase our Ordinary Shares that were originally issued as warrants to purchase the common stock of Capitol and automatically converted into warrants to purchase Ordinary Shares in connection with the consummation of our Business Combination on June 29, 2017, entitling each holder to purchase one Ordinary Share for a purchase price of $11.50, subject to adjustments.

“Warrant Agreement” means the Amended and Restated Warrant Agreement, dated as of October 17, 2017, by and between Cision and Continental Stock Transfer & Trust Company.

“Warrant Amendment” means the an amendment to the Warrant Agreement permitting Cision to require that each outstanding Warrant be converted into 0.234 Ordinary Shares, which is a ratio 10% less than the ratio applicable to the Offer.

“Warrants” mean the Public Warrants and the Private Warrants.

v

SUMMARY

In this Prospectus/Offer to Exchange, unless otherwise stated, the terms “the Company,” “Cision,” “we,” “us” or “our” refer to Cision Ltd. and its subsidiaries. Except where noted, references to our business, operations, properties, financial results, operating and other information relating to periods prior to the consummation of the Business Combination on June 29, 2017, refer to the business, operations, properties, financial results, operating and other information of Canyon Holdings S.à r.l., our accounting predecessor.

The Offer and Consent Solicitation

This summary provides a brief overview of the key aspects of the Offer and Consent Solicitation. Because it is only a summary, it does not contain all of the detailed information contained elsewhere in this Prospectus/Offer to Exchange or in the documents included as exhibits to the registration statement that contains this Prospectus/Offer to Exchange. Accordingly, you are urged to carefully review this Prospectus/Offer to Exchange in its entirety (including all documents filed as exhibits to the registration statement that contains this Prospectus/Offer to Exchange, which may be obtained by following the procedures set forth herein in the section entitled “Where You Can Find Additional Information”).

Summary of The Offer and Consent Solicitation

Our Company
Cision Ltd., an exempted company incorporated in the Cayman Islands with limited liability, a leading global provider of PR software, media distribution, media intelligence and related professional services. Public relations and communications professionals use our products and services to help manage, execute and measure their strategic PR and communications programs.
Corporate Contact Information
Our principal executive offices are located at 130 E. Randolph Street, 7th Floor, Chicago, Illinois 60601, and our telephone number is (312) 922-2400.
Warrants that qualify for the Offer
“Public Warrants”
As of May 8, 2018, we had outstanding Public Warrants to purchase an aggregate of 16,250,000 of our Ordinary Shares. The Public Warrants were originally issued in connection with the Capitol IPO and automatically converted into warrants to acquire Ordinary Shares upon the consummation of the Business Combination. Pursuant to the Offer, we are offering up to an aggregate of 4,225,000 of our Ordinary Shares in exchange for all of the Public Warrants.
“Private Warrants”
As of May 8, 2018, we had outstanding Private Warrants to purchase an aggregate of 8,250,000 of our Ordinary Shares. The Private Warrants were issued to the Capitol Sponsors in connection with the Capitol IPO and additional warrants were issued to Cision Owner in connection with the consummation of the Business Combination. Pursuant to the Offer, we are offering up to an aggregate of 2,145,000 of our Ordinary Shares in exchange for all of the Private Warrants.
General Terms of the Warrants
Each Warrant entitles such warrant holder to purchase one Ordinary Share for a purchase price of $11.50, subject to adjustments pursuant to the Warrant Agreement. We may call the Public Warrants or the Private Warrants, if no longer held by their initial holders or their affiliates, for redemption, at any time while the Warrants are exercisable, upon not less than 30 days’ prior written notice of redemption to each Warrant holder, at $0.01 per warrant, if and only if the last sale price of our Ordinary Shares has been $18.00 per Ordinary Share on each of 20 trading days within a 30 consecutive trading day period and if, and only if, there is a current registration statement in effect with respect to the Ordinary Shares underlying the Warrants available throughout the 30-day redemption period. If we call the Warrants for redemption, we will have the option to require any holder that wishes to exercise its warrant to do so on a cashless basis. The terms of the Private Warrants are identical to the Public Warrants, except that such Private Warrants are exercisable on a cashless basis and are not redeemable by us, in each case so long as they are still held by the initial holders or their affiliates. The Warrants expire on June 29, 2023.
Market Price of Our Ordinary Shares
Our Ordinary Shares are listed on the NYSE under the symbol “CISN,” and the Public Warrants are listed on the NYSE American under the symbol “CISN.WS.” See “The Offer and Consent Solicitation — Market Price, Dividends and Related Shareholder Matters” beginning on page 44.
The Offer
Each Warrant holder whose Warrants are exchanged pursuant to the Offer will receive 0.26 of our Ordinary Shares for each Warrant so exchanged. No fractional Ordinary Shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Ordinary Shares on the NYSE on the last trading day of the Offer Period. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.
Holders of the Warrants tendered for exchange will not have to pay any of the exercise price for the tendered Warrants in order to receive Ordinary Shares in the exchange.
The Ordinary Shares issued in exchange for the Warrants will be unrestricted and freely transferable, as long as the holder is not an affiliate of ours and was not an affiliate of ours within the three months prior to the proposed transfer of such shares.
The Offer is being made to all Warrant holders except those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful (or would require further action in order to comply with applicable securities laws).
The Consent Solicitation
In order to tender Warrants in the Offer and Consent Solicitation, holders are required to consent (by executing the Letters of Transmittal and Consent or requesting that their broker or nominee consent on their behalf) to an amendment to the Warrant Agreement governing the Warrants as set forth in the Warrant Amendment attached as Annex A. If approved, the Warrant Amendment would permit the Company to require that all remaining outstanding Warrants not tendered in the Offer be converted into Ordinary Shares at a ratio of 0.234 Ordinary Shares per Warrant (a ratio which is 10% less than the ratio applicable to the offer), thus eliminating all of the Warrants.
Purpose of the Offer and Consent Solicitation
The purpose of the Offer and Consent Solicitation is to attempt to simplify our corporate structure and reduce the potential dilutive impact of the Warrants, thereby providing us with more flexibility for financing our operations in the future. See “The Offer and Consent Solicitation — Background and Purpose of the Offer and Consent Solicitation” beginning on page 43.
Offer Period
The Offer and Consent Solicitation will expire on the Expiration Date, which is 11:59 p.m., Eastern Daylight Time, on May 15, 2018, or such later time and date to which we may extend. All Warrants tendered for exchange pursuant to the Offer and Consent Solicitation, and all required related paperwork, must be received by the exchange agent by the Expiration Date, as described in this Prospectus/Offer to Exchange.
If the Offer Period is extended, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Daylight Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.
We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Warrants (and the related consent to the Warrant Amendment will be revoked). We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law. See “The Offer — General Terms — Offer Period” on page 36.
Amendments to the Offer and Consent Solicitation
We reserve the right at any time or from time to time to amend the Offer and Consent Solicitation, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the exchange ratio of Ordinary Shares issued for every Warrant exchanged or by changing the terms of the Warrant Amendment. If we make a material change in the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “The Offer — General Terms — Amendments to the Offer and Consent Solicitation.”

Conditions to the Offer and Consent Solicitation
The Offer is subject to customary conditions, including the effectiveness of the registration statement of which this document is a part and there being no action or proceeding, statute, rule, regulation or order that would challenge or restrict the making or completion of the Offer. The Offer is not conditioned upon the receipt of a minimum number of tendered Warrants, however. The Consent Solicitation is conditioned upon receiving the consent of holders of at least a majority of the outstanding Warrants (which is the minimum number required to amend the Warrant Agreement). We may waive some of the conditions to the Offer. See “The Offer and Consent Solicitation — General Terms — Conditions to the Offer and Consent Solicitation” on page 37.
Withdrawal Rights
If you tender your Warrants and change your mind, you may withdraw your tendered Warrants (and thereby revoke the related consent to the Warrant Amendment) at any time prior to the Expiration Date, as described in greater detail in the section entitled “The Offer and Consent Solicitation — Withdrawal Rights” beginning on page 42. If the Offer Period is extended, you may withdraw your tendered Warrants (and your related consent to the Warrant Amendment will be automatically revoked as a result) at any time until the extended Expiration Date. In addition, tendered Warrants that are not accepted by us for exchange by June 12, 2018 may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange.
Participation by Directors, Executive Officers and Affiliates
Although certain affiliates who are holders of our Private Warrants have advised us that they expect to participate in the Offer, none of our directors, executive officers or affiliates are required to participate in the Offer. See “The Offer and Consent Solicitation — Interests of Directors, Executive Officers and Others.”
Federal and State Regulatory Approvals
Other than compliance with the applicable federal and state securities laws, no federal or state regulatory requirements must be complied with and no federal or state regulatory approvals must be obtained in connection with the Offer and Consent Solicitation.
Absence of Appraisal or Dissenters’ Rights
Holders of the Warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer and Consent Solicitation.
U.S. Federal Income Tax Consequences of the Offer
Subject to the passive foreign investment company (“PFIC”) rules, for those holders of Warrants participating in the Offer and for any holders of Warrants subsequently exchanged for Ordinary Shares pursuant to the terms of the Warrant Amendment, we intend to treat your exchange of Warrants for our Ordinary Shares as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code pursuant to which (i) you should not recognize any gain or loss on the exchange of Warrants for shares of our Ordinary Shares, (ii) your aggregate tax basis in the Ordinary Shares received in the exchange should equal your aggregate tax basis in your Warrants surrendered in the exchange (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the Offer), and (iii) your holding period for the Ordinary Shares received in the exchange should include your holding period for the surrendered Warrants. However, because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of Warrants for our Ordinary Shares, there can be no assurance in this regard and alternative characterizations are possible by the IRS or a court, including ones that would require U.S. holders to recognize taxable income.
Although the issue is not free from doubt, we intend to treat all Warrants not exchanged for Ordinary Shares in the Offer as having been exchanged for “new” Warrants pursuant to the Warrant Amendment and to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which, subject to the PFIC rules, (i) you should not recognize any gain or loss on the deemed exchange of Warrants for “new” Warrants, (ii) your aggregate tax basis in the “new” Warrants deemed to be received in the exchange should equal your aggregate tax basis in your existing Warrants surrendered in the exchange, and (iii) your holding period for the “new” Warrants deemed to be received in the exchange should include your holding period for the surrendered Warrants. Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the deemed exchange of Warrants for “new” Warrants pursuant to the Warrant Amendment, there can be no assurance in this regard and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. holders to recognize taxable income. See “The Offer — Material U.S. Federal Income Tax Consequences” beginning on page 48.
No Recommendation
None of Cision, our board of directors, our management, the dealer manager, the exchange agent, the information agent or any other person makes any recommendation on whether you should tender or refrain from tendering all or any portion of your Warrants or consent to the Warrant Amendment, and no one has been authorized by any of them to make such a recommendation.
Risk Factors
For risks related to the Offer and Consent Solicitation, please read the section entitled “Risk Factors” beginning on page 7 of this Prospectus/Offer to Exchange.

Exchange Agent
The exchange agent for the Offer and Consent Solicitation is:
Continental Stock Transfer & Trust Company 1 State Street, 30th Floor New York, NY 10004 Facsimile: (212) 616-7616
Dealer Manager
The dealer manager for the Offer and Consent Solicitation is:
Citigroup Global Markets Inc. 388 Greenwich Street New York, New York 10013 United States of America Attention: Equity Capital Markets Tel: (212) 723-7450
We have other business relationships with the dealer manager, as described in “The Offer and Consent Solicitation — Dealer Manager.”
Additional Information
We recommend that our Warrant holders review the registration statement on Form S-4, of which this Prospectus/Offer to Exchange forms a part, including the exhibits, that we have filed with the SEC in connection with the Offer and Consent Solicitation and our other materials that we have filed with the SEC, before making a decision on whether to accept the Offer and consent to the Warrant Amendment. All reports and other documents we have filed with the SEC can be accessed electronically on the SEC’s website at www.sec.gov.
You should direct (1) questions about the terms of the Offer and Consent Solicitation to the dealer manager at its addresses and telephone number listed above and (2) questions about the exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange, the Letter of Transmittal and Consent or Notice of Guaranteed Delivery to the information agent at the below address and phone number:
D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 Banks and Brokers Call Collect: (212) 269-5550 All Others Call Toll-Free: (800) 967-4607 Email: cision@dfking.com

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. As used in the risks described in this subsection, references to “we,” “us” and “our” are intended to refer to Cision unless the context clearly indicates otherwise.

Risks Related To Our Business

Our industry is highly competitive.

We face intense competition from numerous large and small businesses. This competition includes both product and price competition. Increased competition may result in a decline in our market share thereby adversely affecting our operating results. The markets in which we operate are fragmented, competitive and rapidly evolving, and there are limited barriers to entry to certain segments of those markets. We expect the intensity of competition to increase in the future as existing competitors develop their capabilities and as new companies enter our markets. If we are unable to compete effectively, it will be difficult for us to maintain our market share and pricing rates and add and retain customers, and our business, financial condition and results of operations will be seriously harmed.

Increased competition could result in pricing pressure, reduced sales or lower margins. We face intense price competition in all areas of our business. In particular, the cloud-based PR services business, the media intelligence business and the media distribution business are characterized by intense price competition. Our profit margin, and therefore our profitability, is dependent on the rates we are able to charge for our services. We have in the past lowered prices, and may need to do so in the future, to attempt to gain or maintain market share. These strategies have not always been successful and have at times hurt operating performance. Additionally, we have also been, and may once again be, required to adjust pricing to respond to actions by competitors, which could adversely impact operating results. The rates we are able to charge for our services are affected by a number of factors, including competition, volume fluctuations, productivity of employees and processes, the value our customers derive from our services and general economic and political conditions. We are also subject to potential price competition from new competitors and from existing competitors. If we are unable to compete successfully in respect to the pricing of our services and products, our business, financial condition and operating results may be adversely affected.

Our competitors may be able to respond more quickly than we can to new or changing opportunities, technologies, standards or customer requirements or devote greater resources to the promotion and sale of their products and services than we can. To the extent our competitors have an existing relationship with a potential customer, that customer may be unwilling to switch vendors due to existing time and financial commitments with our competitors.

We also expect that new competitors will enter the cloud-based PR services and distribution market with competing products. Many of these potential competitors have established or may establish business, financial or strategic relationships among themselves or with existing or potential customers, alliance partners or other third parties or may combine and consolidate to become more formidable competitors with better resources. It is possible that these new competitors could rapidly acquire significant market share.

If we are unable to compete successfully in this environment, our business, financial condition and operating results will be adversely affected.

Economic conditions and market factors, which are beyond our control, may adversely affect our business and financial condition.

Our business performance is impacted by a number of factors, including economic and market volatility, changes in PR and marketing spending patterns, budgets and priorities, general economic conditions in North America, Latin America, Europe, the Middle East and Asia, and other factors that are generally beyond our control. To the extent that global or national economic conditions weaken, our business is likely to be negatively impacted. Adverse market conditions could reduce customer demand for our services and the ability of our customers, suppliers and other counterparties to meet their obligations to us. A reduction in customer demand for our products and services due to economic conditions or other market factors could adversely affect our business, financial condition and operating results.

System limitations or failures could harm our business.

Our businesses depend on the integrity and performance of the technology, computer, cloud and communications systems supporting them. We manage our services and serve our customers from a limited number of data center facilities and/or cloud computing services facilities located within the United States and abroad. If the systems on which we depend cannot expand to cope with increased demand or otherwise fail to perform, we could experience unanticipated disruptions in service, slower response times and delays in the introduction of new products and services. These systems may be vulnerable to damage or service interruption resulting from human error, intentional bad acts, cybersecurity attacks, earthquakes, hurricanes, floods, fires, war, terrorist attacks, power losses, hardware failures, systems failures, telecommunications failures and similar events. Given our position in the global PR and media intelligence industry, we may be more likely than other companies to be a direct target, or an indirect casualty, of such events.

These consequences could result in service outages, financial losses, decreased customer service and satisfaction and regulatory sanctions. The solutions we provide are susceptible to telecommunication system failures, data corruption or virus attacks, and they have experienced systems failures and delays in the past and could experience future systems failures and delays. We have, for example, experienced temporary system outages and service degradation related to telecommunication, cloud computing and network provider interruptions, denial-of-service attacks and equipment failures.

Although we currently maintain and expect to maintain multiple computer facilities that are designed to provide redundancy and back-up to reduce the risk of system disruptions and have facilities in place that are expected to maintain service during a system disruption, such systems and facilities may prove inadequate. If unanticipated events occur, we may need to expand and upgrade our technology, transaction processing systems and network infrastructure. We do not know whether we will be able to accurately project the rate, timing or cost of any increases, or expand and upgrade our systems and infrastructure to accommodate any increases in a timely manner.

While we have programs in place to identify and minimize our exposure to vulnerabilities and work in collaboration with the technology industry to share corrective measures with our business partners, we cannot guarantee that such events will not occur in the future. Any system issue that causes an interruption in services, decreases the responsiveness of our services or otherwise affects our services could impair our reputation, damage our brand name, result in regulatory penalties and other liability, and negatively impact our business, financial condition and operating results.

To the extent that any of our vendors or other third-party service providers experience difficulties, materially change their business relationship with us or are unable for any reason to perform their obligations, our business or our reputation may be materially adversely affected.

We must continue to introduce new products, initiatives and enhancements to maintain our competitive position.

The PR software and media intelligence industries are characterized by rapidly changing technology, evolving industry and regulatory standards, new product and service introductions, frequent enhancements to existing products and services, the emergence of competitors, the adoption of new services and products and changing customer demands, needs and preferences. We must complete development of, successfully implement and maintain platforms that have the functionality, performance, capacity, reliability and speed required by our business, as well as by our customers. While we intend to launch new products and initiatives and continue to explore and pursue opportunities to strengthen our business and grow our company, we may not be able to keep up with rapid technological and other competitive changes affecting our industry. For example, we must continue to enhance our platforms to remain competitive, and our business will be negatively affected if our platforms or the technology solutions we sell to our customers fail to function as expected. If we are unable to develop our platforms to include other products and markets, or if our platforms do not have the required functionality, performance, capacity, reliability and speed required by our customers, we may not be able to compete successfully. We may spend substantial time and money developing new products and initiatives. If these products and initiatives are not successful, we may not be able to offset their costs, which could have an adverse effect on our business, financial condition and operating results. Further, our failure to anticipate or respond adequately to changes in technology and customer preferences or any significant delays in product development efforts, could have a material adverse effect on our business, financial condition and operating results.

In our technology operations, we have invested substantial amounts in the development of system platforms and in the rollout of our platforms. For the year ended December 31, 2017, we spent $22.1 million on research and development activities and $15.0 million in capitalized software development costs, and such figures may increase in the future as we strive to develop new products and solutions for our customers. Although investments are carefully planned, there can be no assurance that the demand for such platforms will justify the related investments and that the future levels of transactions executed on these platforms will be sufficient to generate an acceptable return on such investments. We also cannot guarantee that we will be able to compete effectively with new vendors, or that products, services or technologies developed by others will not render our services non-competitive or obsolete. If we fail to generate adequate revenue from planned system platforms or new products or services, or if we fail to do so within the envisioned timeframe, it could have an adverse effect on our results of operations and financial condition. In addition, customers may delay purchases in anticipation of new products or enhancements.

Our credit facilities contain restrictive covenants that may restrict our ability to take certain actions or capitalize on business opportunities.

Our credit facilities contain operating covenants and financial covenants that may limit management’s discretion with respect to certain business matters. Among other things, these covenants will restrict our ability to incur additional debt, pay dividends, redeem stock, change the nature of our business, sell or otherwise dispose of assets, make acquisitions or investments, and merge or consolidate with other entities. As a result of these covenants and restrictions, we will be limited in how we conduct our business and we may be unable to raise additional debt or other financing to compete effectively or to take advantage of new business opportunities. In addition, our credit facilities contain covenants that require us to comply with a number of financial ratios, the breach of which could trigger a default that could, in turn, trigger defaults under other debt obligations. The terms of any future indebtedness we may incur could include more restrictive covenants. Failure to comply with such restrictive covenants may lead to default and acceleration under our credit facilities and may impair our ability to conduct business. We may not be able to maintain compliance with these covenants in the future and, if we fail to do so, we may be unable to obtain waivers from the lenders and/or amend the covenants. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for a description of our credit facilities.

We will need to invest in our operations to maintain and grow our business and to consummate and integrate acquisitions, and we may need additional funds, which may not be readily available.

We depend on the availability of adequate capital to maintain and develop our business. Although we believe that we can meet our current capital requirements from internally generated funds, cash on hand and available borrowings under our revolving credit facility, we may finance future acquisitions by issuing additional equity and/or debt, and if the capital and credit markets experience volatility, access to capital or credit may not be available on terms acceptable to us or at all.

Limited access to capital or credit in the future could have an impact on our ability to refinance debt, maintain our credit rating, meet our regulatory capital requirements, engage in strategic initiatives, make acquisitions or strategic investments in other companies or react to changing economic and business conditions. If we are unable to fund our capital or credit requirements, it could have an adverse effect on our business, financial condition and operating results.

In addition to our debt obligations, we will need to continue to invest in our operations for the foreseeable future to integrate acquired businesses and to fund new initiatives. If we do not achieve the expected operating results, we will need to reallocate our cash resources. This may include borrowing additional funds to service debt payments, which may impair our ability to make investments in our business or to integrate acquired businesses.

Should we need to raise funds by issuing additional equity, our equity holders will suffer dilution. In addition, announcement or implementation of future transactions by us or others could have a material effect on the price of our equity. Should we need to raise funds by incurring additional debt, we may become subject to covenants even more restrictive than those contained in our credit facilities and our other debt instruments. The issuance of additional debt could increase our leverage substantially. We could face financial risks associated with incurring additional debt, particularly if the debt results in significant incremental leverage. Additional debt may reduce our liquidity, curtail our access to financing markets, impact our standing with credit agencies and increase the cash flow required for debt service.

Any incremental debt incurred to finance an acquisition could also place significant constraints on the operation of our business. Furthermore, if adverse economic conditions occur, we could experience decreased revenues from our operations which could affect our ability to satisfy financial and other restrictive covenants to which we are subject under our existing indebtedness.

We may not be able to successfully integrate acquired businesses, which may result in an inability to realize the anticipated benefits of our acquisitions and anticipated cost savings.

We must rationalize, coordinate and integrate the operations of our acquired businesses, including PR Newswire, Bulletin Intelligence, Argus, CEDROM, Prime and other acquisitions we make in the future. This process involves complex technological, operational and personnel-related challenges, which are time-consuming and expensive and may disrupt our business. The difficulties, costs and delays that could be encountered may include:

•	difficulties, costs or complications in combining the companies’ operations, including technology platforms, which could lead to us not achieving the synergies we anticipate or to customers not renewing their contracts with us as we integrate platforms;
•	inability to maintain uniform standards, controls, procedures and policies as we attempt to integrate the acquired businesses;
•	difficulty streamlining operations or eliminating redundancies, resulting in the failure to achieve expected cost savings;
•	incompatibility of systems and operating methods;
•	reliance on a deal partner for transition services, including billing services;
•	inability to use capital assets efficiently to develop the business of the combined company;
•	difficulties of complying with government-imposed regulations in the United States and abroad, which may be conflicting;
•	resolving possible inconsistencies in standards, controls, procedures and policies, business cultures and compensation structures;
•	the diversion of management’s attention from ongoing business concerns and other strategic opportunities;
•	difficulties in operating acquired businesses in parallel with similar businesses that we operated previously;
•	difficulties in operating businesses we have not operated before;
•	difficulties of integrating multiple acquired businesses simultaneously;
•	inability to continue providing actionable intelligence to the Government or private industry, whether through unreliable intelligence channels, competition from rival intelligence-producing entities, security breaches affecting us or others that disrupt our ability to acquire such intelligence, or decisions of the recipients of such information to no longer receive it;

•	the retention of key employees and management, including key management of the companies that we acquire;
•	the implementation of disclosure controls, internal controls and financial reporting systems at non-U.S. subsidiaries to enable us to comply with generally accepted accounting principles in the United States (“U.S. GAAP”);
•	the coordination of geographically separate organizations;
•	the coordination and consolidation of ongoing and future research and development efforts;
•	possible tax costs or inefficiencies associated with integrating the operations of a combined company;
•	pre-tax restructuring and revenue investment costs;
•	the retention of strategic partners and attracting new strategic partners; and
•	negative impacts on employee morale and performance as a result of job changes, reassignments and reductions in force.

For these reasons, we may not achieve the anticipated financial and strategic benefits from our acquisitions. Actual cost savings and synergies may be lower than we expect and may take a longer time to achieve than we anticipate, and we may fail to realize the anticipated benefits of acquisitions.

A material breach in security relating to our information systems and regulation related to such breaches could adversely affect us.

Information security risks have generally increased in recent years, in part because of the proliferation of new technologies and the use of the Internet, and the increased sophistication and activity of organized crime, hackers, terrorists, activists, cybercriminals and other external parties, some of which may be linked to terrorist organizations or hostile foreign governments. For example, a cybercriminal could use cybersecurity threats to gain access to sensitive information about another company or to alter or disrupt news or information to be distributed by PR Newswire. Cybersecurity attacks are becoming more sophisticated and include malicious software, ransomware, attempts to gain unauthorized access to data and other electronic security breaches that could lead to disruptions in critical systems, unauthorized release of confidential or otherwise protected information and corruption of data, substantially damaging our reputation. Any person who circumvents our security measures could steal proprietary or confidential customer information or cause interruptions in our operations. We incur significant costs to protect against security breaches, and may incur significant additional costs to alleviate problems caused by any breaches. Our failure to prevent security breaches, or well-publicized security breaches affecting the Internet in general, could significantly harm our reputation and business and financial results.

Certain laws and regulations regarding data security affecting our customers impose requirements regarding the security of information maintained by these customers, as well as notification to persons whose personal information is accessed by an unauthorized third party. Certain laws may also require us to protect the security of our employees’ personal data.

As a result of any continuing legislative initiatives and customer demands, we may have to modify our operations with the goal of further improving data security. The cost of compliance with these laws and regulations is high and is likely to increase in the future. Any such modifications may result in increased expenses and operating complexity, and we may be unable to increase the rates we charge for our services sufficiently to offset these increases. Any failure on our part to comply with these laws, regulations and standards can result in negative publicity and diversion of management time and effort and may subject us to significant liabilities and other penalties.

If customer confidential information, including material non-public information or personal data we maintain, is inappropriately disclosed due to an information security breach, or if any person, including any of our employees, negligently disregards or intentionally breaches controls or procedures with which we are responsible for complying with respect to such data or otherwise mismanages or misappropriates that data, we may have substantial liabilities to our clients. Any incidents with respect to the handling of such information could subject us to litigation or indemnification claims with our clients and other parties. In addition, any breach or alleged breach of our confidentiality agreements with our clients may result in termination of their engagements, resulting in associated loss of revenue and increased costs.

Our business relies on continued access to content on similar terms.

Our business relies on continuous access to content, which is increasingly generated digitally or via social media. If content providers interrupt continuous access, impose onerous terms for accessing content, refuse to do business with us or move their content behind digital paywalls without providing access to us, our future financial performance may be adversely affected. Such changes may have a material and adverse impact on our revenue, business, financial condition, and operations and could have an adverse effect on our future financial performance or position. We rely on third parties to license their technology and provide or make available certain data and other content for our information databases, our news monitoring service and our social media monitoring service.

Losing access to licensed technology and content, such as broadcast content, news outlets and social media platforms, could result in delays in the provision of our services until we develop, identify, license and integrate equivalent technology or content. These third parties may not renew agreements to provide licenses to us, or may increase the price they charge for their licenses.

Additionally, the quality of the technology content provided to us may not be acceptable to us and we may need to enter into agreements with additional third parties. Third-party licenses may not continue to be available to us on commercially reasonable or competitive terms, if at all. Any interruption or delay in the provision of our services could adversely affect our financial performance and ability to grow revenue, damage our business and adversely affect our results of operations by forcing customers to seek out other suppliers that can provide access to their desired licensed content. In the event we are unable to use such third-party technology or content or are unable to enter into agreements with third parties, we may not be successful in maintaining relationships with key customers and current customers may not renew their subscription agreements with us or continue purchasing solutions from us, and it may be difficult to acquire new customers which may have a material and adverse impact on our revenue, business, financial condition and operations.

We rely on third parties to perform certain functions, and our business could be adversely affected if these third parties fail to perform as expected. We rely on third parties for regulatory, data center, data storage, data content, clearing and other services. To the extent that any of our vendors or other third-party service providers experience difficulties, materially change their business relationship with us or are unable for any reason to perform their obligations, our business, reputation or our financial results may be materially adversely affected.

Damage to our reputation or brand name could have a material adverse effect on our businesses.

One of our competitive strengths is our strong reputation and brand name. We believe that developing and maintaining awareness of our brands and avoiding damage to our reputation is critical to our business. Successful promotion of our brands will depend largely on our ability to provide reliable and useful products and solutions. Various other issues may give rise to reputational risk, including issues relating to:

•	our ability to maintain the security of our data and systems;
•	the quality and reliability of our technology platforms and systems;
•	the ability to fulfill our regulatory obligations;
•	the ability to execute our business plan, key initiatives or new business ventures;
•	the ability to keep up with changing customer demand;
•	the representation of our business in the media;
•	the accuracy of our financial statements and other financial and statistical information;
•	the accuracy of our financial guidance or other information provided to our investors;

•	the quality of our corporate governance structure;
•	the quality of our products and services;
•	the quality of our disclosure controls or internal controls over financial reporting, including any failures in supervision;
•	extreme price volatility on our markets;
•	any negative publicity surrounding our customers; and
•	any misconduct, fraudulent activity or theft by our employees or other persons formerly or currently associated with us.

If we fail to successfully promote and maintain our brands and protect our reputation, or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brands, we may fail to attract new customers or retain our existing customers to the extent necessary to realize a sufficient return on our brand-building and brand-maintaining efforts, and our business could suffer.

We may be required to recognize impairments of our goodwill, intangible assets or other long-lived assets in the future.

In accordance with U.S. GAAP, we account for the completion of our acquisitions using the acquisition method of accounting. We allocate the total estimated purchase prices to net tangible assets, amortizable intangible assets and indefinite-lived intangible assets, and based on their fair values as of the date of completion of the acquisitions, recording the excess of the purchase price over those fair values as goodwill. Our financial results, including earnings per share, could be adversely affected by a number of financial adjustments required by U.S. GAAP. For example, we may have additional depreciation expense as a result of recording acquired tangible assets at fair value as compared to book value as recorded, or we may incur certain adjustments to reflect the financial condition and operating results under U.S. GAAP and in U.S. dollars.

Our business acquisitions typically result in the recording of goodwill and intangible assets, and the recorded values of those assets may become impaired in the future. As of December 31, 2017, goodwill totaled approximately $1,136.4 million and other intangible assets, net of accumulated amortization, totaled approximately $456.3 million. The determination of the value of such goodwill and intangible assets requires management to make estimates and assumptions that affect our consolidated financial statements.

We assess goodwill and intangible assets, as well as other long-lived assets, including equity and cost method investments, and property and equipment for impairment on an annual basis or more frequently if indicators of impairment arise. We estimate the fair value of such assets by assessing many factors, including historical performance, capital requirements and projected cash flows. Considerable management judgment is necessary to project future cash flows and evaluate the impact of expected operating and macroeconomic changes on these cash flows. Although the estimates and assumptions we use are consistent with our internal planning process, there are inherent uncertainties in these estimates.

In addition, we may experience future events that may result in asset impairments. Future disruptions to our business, prolonged economic weakness or significant declines in operating results at any of our reporting units or businesses may result in impairment charges to goodwill, intangible assets or other long-lived assets. A significant impairment charge in the future could have a material adverse effect on our operating results.

We may experience fluctuations in our operating results, which may adversely affect the market price of our Ordinary Shares.

We have experienced, and expect to continue to experience, fluctuations in our quarterly revenues and results of operations. For example, we experience fluctuations in our revenue and earnings as we integrate new acquisitions and based on the seasonal impact of corporate reporting. This and other factors may contribute to fluctuations in our results of operations from quarter to quarter. A high percentage of our operating expenses, particularly personnel and rent, are relatively fixed in advance of any particular quarter. As a result, unanticipated variations in our operating results may cause us to run our operations inefficiently over a period of time, which could have an adverse effect on our results of operations.

We are the subject of continuing litigation and governmental inquiries.

We are subject to various legal proceedings, governmental inquiries and claims that arise in the ordinary course of business and otherwise.

Any claims asserted against us, regardless of merit or eventual outcome, could harm our reputation and have an adverse impact on our reputation, brand and relationships with our customers and other third parties and could lead to additional related claims. Certain claims may seek injunctive relief and regulators, as part of settlements or otherwise, may seek to modify our products or services, which could disrupt the ordinary conduct of our business and operations, reduce our revenues or increase our cost of doing business. Any response to any such litigation or governmental investigation or claim may cause us to incur significant legal expenses. Substantial recovery against us or fines or penalties could have a material adverse impact on us, and unfavorable rulings, findings or recoveries in the other proceedings could have a material adverse impact on the operating results of the period in which the ruling or recovery occurs. See “Business of Cision and Certain Information about Cision — Legal Proceedings.”

Insurance may be insufficient to cover our liabilities.

Although we maintain global general liability insurance, including coverage for errors and omissions and employment practices, this coverage may be inadequate, or may not be available in the future on acceptable terms, or at all. In addition, we cannot provide assurance that these policies will cover any claim against us for loss of data or other indirect or consequential damages and defending a suit, regardless of its merit, could be costly and divert management’s attention.

Failure to protect our intellectual property rights could harm our brand-building efforts and ability to compete effectively.

To protect our intellectual property rights, we rely on a combination of trademark laws, copyright laws, patent laws, trade secret protection, confidentiality agreements and other contractual arrangements with our employees, affiliates, clients, strategic partners and others. The protective steps that we take may be inadequate to deter misappropriation of our proprietary information. Third parties may challenge, circumvent, infringe or misappropriate our intellectual property, or such intellectual property may not be sufficient to permit us to take advantage of current market trends or otherwise to provide competitive advantages, which could result in costly redesign efforts, discontinuance of service offerings or other competitive harm. For example, competitors may try to use brand names confusingly similar to ours for similar services in order to benefit from our brand’s value. Others, including our competitors, may independently develop similar technology, duplicate our services or design around our intellectual property and, in such cases, we could not assert our intellectual property rights against such parties. Further, our contractual arrangements may not effectively prevent disclosure of our confidential information or provide an adequate remedy in the event of unauthorized disclosure of our confidential information, and we may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights.

We have registered, or applied to register, our trademarks in the United States and in over 25 foreign jurisdictions. We also maintain copyright protection on our tangible materials and pursue patent protection for software products, inventions and other processes developed by us. We also hold a number of patents, patent applications and licenses in the United States and other foreign jurisdictions. However, we cannot guarantee that any of our pending patent applications will issue or be approved, and that our existing and future intellectual property rights will be sufficiently broad to protect our technology and proprietary information or provide us with any competitive advantages. The United States Patent and Trademark Office, or the USPTO, and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process and after a patent has issued. There are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If this occurs, our competitors might be able to enter the market, which would have a material adverse effect on our business. Effective trademark, copyright, patent and trade secret protection may not be available in every country in which we offer our services. In addition, many countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit. Further, intellectual property law, including statutory and case law, particularly in the United States, is constantly developing, and any changes in the law could make it harder for us to enforce our rights. Failure to protect our intellectual property adequately could harm our brand and affect our ability to compete effectively. Further, we may not always detect infringement of our intellectual property rights, and defending our intellectual property rights, even if successfully detected, prosecuted, enjoined, or remedied, could result in the expenditure of significant financial and managerial resources. An adverse determination of any litigation or defense proceedings could put our intellectual property at risk of being invalidated or interpreted narrowly and could put our related pending patent applications at risk of not issuing. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential or sensitive information could be compromised by disclosure in the event of litigation. In addition, during the course of litigation there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock.

Moreover, a significant portion of our intellectual property has been acquired from one or more third parties. While we have conducted diligence with respect to such acquisitions, because we did not participate in the development or prosecution of much of the acquired intellectual property, we cannot guarantee that our diligence efforts identified and/or remedied all issues related to such intellectual property, including potential ownership errors, potential errors during prosecution of such intellectual property, and potential encumbrances that could limit our ability to enforce such intellectual property rights.

Third parties may assert intellectual property rights claims against us, which may be costly to defend, could require the payment of damages and could limit our ability to use certain technologies, trademarks or other intellectual property.

We may be subject to costly litigation if our services and technology are alleged to infringe upon or otherwise violate a third party’s proprietary rights. Third parties may have, or may eventually be issued, patents that could be infringed by our products, services or technology. Because patent applications can take years to issue and are often afforded confidentiality for some period of time there may currently be pending applications, unknown to us, that later result in issued patents that could cover one or more of our products. Any of these third parties could make a claim of infringement against us with respect to our products, services or technology. We may also be obligated to indemnify our customers or business partners or pay substantial settlement costs, including royalty payments, in connection with any such claim or litigation and to obtain licenses, modify applications or refund fees, which could be costly. We have been and may also be in the future subject to claims by third parties for patent, copyright or trademark infringement, breach of license or violation of other third-party intellectual property rights.

Any intellectual property claims, with or without merit, could be expensive to litigate or settle and could divert management resources and attention. In a patent infringement claim against us, we may assert, as a defense, that we do not infringe the relevant patent claims, that the patent is invalid or both. The strength of our defenses will depend on the patents asserted, the interpretation of these patents, and our ability to invalidate the asserted patents. However, we could be unsuccessful in advancing non-infringement and/or invalidity arguments in our defense. In the United States, issued patents enjoy a presumption of validity, and the party challenging the validity of a patent claim must present clear and convincing evidence of invalidity, which is a high burden of proof. Conversely, the patent owner need only prove infringement by a preponderance of the evidence, which is a lower burden of proof. Successful challenges against us could require us to modify or discontinue our use of technology or business processes where such use is found to infringe or violate the rights of others, enter into costly settlement or license agreements, pay costly damage awards, face a temporary or permanent injunction prohibiting us from marketing or selling certain of our products or services or purchase licenses from third parties, any of which could adversely affect our business, financial condition and operating results.

Additionally, in recent years, individuals and groups have been purchasing intellectual property assets for the sole purpose of making claims of infringement or other violations and attempting to extract settlements from companies like ours. Even if we have an agreement for indemnification against costs associated with litigation, the indemnifying party, if any in such circumstances, may be unable to uphold its contractual obligations. If we cannot or do not license the infringed technology on reasonable terms or substitute similar technology from another source, our revenue and earnings could be adversely impacted.

Moreover, our intellectual property acquired from one or more third parties may have previously been the subject of one or more intellectual property infringement suits and/or allegations. While we have conducted diligence with respect to such acquisitions, we cannot guarantee that our diligence efforts identified and/or remedied all issues related to such intellectual property infringement suits and/or allegations. Moreover, we cannot guarantee that we understand and/or have complied with all obligations related to the settlement of such intellectual property suits and/or the resolution of such intellectual property allegations.

Future acquisitions, investments, partnerships and joint ventures may require significant resources and/or result in significant unanticipated losses, costs or liabilities.

Over the past several years, acquisitions have been significant factors in our growth. Although we cannot predict our rate of growth as the result of acquisitions with complete accuracy, we believe that additional acquisitions and investments or entering into partnerships and joint ventures will be important to our growth strategy. Such transactions may be material in size and scope. There can be no assurances that we will be able to complete suitable acquisitions for a variety of reasons, including the identification of and competition for acquisition targets, the need for regulatory approvals, the inability of the parties to agree to the structure or purchase price of the transaction, competition from competitors interested in making similar acquisitions and our inability to finance the transaction on commercially acceptable terms.

Therefore, we cannot be sure that we will be able to complete future transactions on terms favorable to us.

Furthermore, any future acquisitions or investments in businesses or facilities could entail a number of additional risks, including:

•	problems with effective integration of operations;
•	the inability to maintain key pre-acquisition business relationships;
•	increased operating costs;
•	the diversion of our management team from other operations;
•	problems with regulatory bodies;
•	declines in the value of investments;
•	exposure to unanticipated liabilities;
•	difficulties in realizing projected efficiencies, synergies and cost savings; and
•	changes in our credit rating and financing costs.

Changes in tax laws, regulations or policies, tax rates or tax assets and liabilities could have a material adverse effect on our financial results.

As a global company, we, like other corporations, are subject to taxes at the U.S. federal, state and local levels, as well as in non-U.S. jurisdictions. Significant judgment is required to determine and estimate worldwide tax liabilities. Changes in tax laws, regulations or policies and the amount and composition of pre-tax income in countries with differing tax rates or valuation of our deferred tax assets and liabilities could result in us having to pay or accrue higher taxes, which would in turn reduce our net income.

We are subject to potential regular examination by the Internal Revenue Service and other tax authorities (for example, we are currently under audit in the United States for the tax period ended December 31, 2014), and from time to time we initiate amendments to previously filed tax returns. We regularly assess the likelihood of favorable or unfavorable outcomes resulting from these examinations and amendments to determine the adequacy of our provision for income taxes, which requires estimates and judgments. Although we believe our tax estimates are reasonable, we cannot assure you that the tax authorities will agree with such estimates. We may have to engage in litigation to achieve the results reflected in the estimates, which may be time-consuming and expensive. We cannot assure you that we will be successful or that any final determination will not be materially different from the treatment reflected in our historical income tax provisions and accruals, which could materially and adversely affect our financial condition and results of operations.

In addition, some of our subsidiaries are subject to tax in the jurisdictions in which they are organized or operate. In computing our tax obligation in these jurisdictions, we take various tax positions. We cannot assure you that upon review of these positions the applicable authorities will agree with our positions. A successful challenge by a tax authority could result in additional tax imposed on our subsidiaries. Our non-U.S. businesses operate in various international markets, particularly emerging markets that are subject to greater political, economic and social uncertainties than developed countries. In certain of the countries in which we operate, tax authorities may exercise significant discretionary and arbitrary powers to make tax demands or decline to refund payments that may be due to us as per tax returns. As a result, applicable tax laws in jurisdictions where we do business could have a material adverse effect on our financial condition and results of operations.

Uncertainties in the interpretation and application of recent U.S. legislation on tax reform could have a material impact on our financial position and results of operations.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Act”) was signed into law making significant changes to the Internal Revenue Code. Changes include, but are not limited to, a corporate tax rate decrease from 35% to 21% effective for tax years beginning after December 31, 2017, the transition of U.S international taxation from a worldwide tax system to a partial territorial system, a one-time transition tax on the mandatory deemed repatriation of cumulative foreign earnings as of December 31, 2017 and new limitations on the deductibility of interest. We have calculated our best estimate of the impact of the Act in our year end income tax provision in accordance with our understanding of the Act and guidance available as of the date of this filing and as a result have recorded $11.9 million as additional income tax expense in the fourth quarter of 2017, the period in which the legislation was enacted. This provisional amount relates to the remeasurement of U.S. deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, an amount for the change in the valuation allowance necessary for the deferred tax asset related to nondeductible interest and an amount related to the one-time transition tax on the mandatory deemed repatriation of foreign earnings. On December 22, 2017, Staff Accounting Bulletin No. 118 (“SAB 118”) was issued to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Act. In accordance with SAB 118, we have determined that the deferred tax expense recorded in connection with the remeasurement of certain deferred tax assets and liabilities and the current tax expense recorded in connection with the transition tax on the mandatory deemed repatriation of foreign earnings are provisional amounts at December 31, 2017.

Additional work is necessary to do a more detailed analysis of historical foreign earnings as well as potential correlative adjustments.

Because we have operations across a number of international regions, we are exposed to currency risk.

A significant portion of our revenues are denominated in foreign currency. For the year ended December 31, 2017, approximately 35% of our revenues were denominated in foreign currencies. In addition, a significant portion of our expenses are incurred in the local currencies of the countries in which we operate, including British Pound, the Euro,

Swedish Krona and the Canadian Dollar.  We have operations in the United States (our headquarters), Europe, the Americas and a number of other foreign countries. For financial reporting purposes, we translate all non-U.S. denominated transactions into U.S. dollars in accordance with U.S. GAAP. We therefore have significant exposure to exchange rate movements between the Pound, Euro, Kroner and Canadian Dollar and other foreign currencies towards the U.S. dollar.

Fluctuations in exchange rates also affect the value of funds held by our foreign subsidiaries. Significant inflation or disproportionate changes in foreign exchange rates with respect to one or more of these currencies could occur as a result of general economic conditions, acts of war or terrorism, changes in governmental monetary or tax policy or changes in local interest rates. These exchange rate differences will affect the translation of our non-U.S. results of operations and financial condition into U.S. dollars as part of the preparation of our consolidated financial statements.

Our reported financial results may be adversely affected by changes in U.S. GAAP.

U.S. GAAP is subject to interpretation by the Financial Accounting Standards Board (“FASB”), the American Institute of Certified Public Accountants, the U.S. Securities and Exchange Commission (the “SEC”) and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations, including changes related to revenue recognition, could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change.

A substantial portion of our revenue is derived from subscription or recurring revenue streams, and if our existing subscription customers elect not to renew these agreements, renew these agreements for fewer services, or renew these agreements for less expensive services, our business, financial condition and results of operations will be adversely affected.

A substantial portion of our solutions are sold pursuant to subscription agreements, and our customers have no obligation to renew these agreements. For the year ended December 31, 2017, subscription or recurring revenue streams represented approximately 83% of our pro forma revenues. We consider services recurrent if customers routinely purchase these services from us pursuant to negotiated “rate card” or similar arrangements, even if we do not have subscription agreements with them. Other companies that also derive revenue from subscription arrangements, including companies in our industry, may not consider revenue derived from “rate cards” or similar arrangements as recurring, and as a result such revenue measures may not be directly comparable to ours. Furthermore, we may not be able to consistently and accurately predict future renewal rates. Our subscription customers’ renewal rates may decline or fluctuate or our subscription customers may renew for fewer services or for less expensive services as a result of a number of factors, including their level of satisfaction with our solutions, budgetary or other concerns, and the availability and pricing of competing products. If large numbers of existing subscription customers do not renew these agreements, or renew these agreements on terms less favorable to us, and if we cannot replace or supplement those non-renewals with new subscription agreements generating the same or greater level of revenue, our business, financial condition and results of operations will be adversely affected.

Because we recognize subscription revenue over the term of the applicable subscription agreement, the lack of subscription renewals or new subscription agreements may not be immediately reflected in our operating results.

We recognize revenue from our subscription customers over the terms of their subscription agreements. A significant portion of our quarterly revenue usually represents deferred revenue from subscription agreements entered into during previous quarters. As a result, a decline in new or renewed subscription agreements in any one quarter will not necessarily be fully reflected in the revenue for the corresponding quarter but will negatively affect our revenue in future quarters.

Additionally, the effect of significant downturns in sales and market acceptance of our solutions may not be fully reflected in our results of operations until future periods. Our model also makes it difficult for us to rapidly increase our subscription based revenue through additional sales in any period, as revenue from new customers must be recognized over the applicable subscription term.

Because our cloud-based platform is sold to enterprises that often have complex operating environments, we may encounter long and unpredictable sales cycles, which could adversely affect our operating results in a given period.

Our ability to increase revenue and achieve profitability depends, in large part, on widespread acceptance of our cloud based platform by enterprises. As we target our sales efforts at these customers, we face greater costs, longer sales cycles and less predictability in completing some of our sales. As a result of the variability and length of the sales cycle, we have limited ability to forecast the timing of sales. A delay in or failure to complete sales could harm our business and financial results, and could cause our financial results to vary significantly from period to period. Our sales cycle varies widely, reflecting differences in potential customers’ decision-making processes, procurement requirements and budget cycles, and is subject to significant risks over which we have little or no control, including:

•	customers’ budgetary constraints and priorities, including with respect to resource allocation between PR and marketing and paid versus owned media;
•	the timing of customers’ budget cycles;
•	the need by some customers for lengthy evaluations prior to purchasing products; and
•	the length and timing of customers’ approval processes.

Our typical direct sales cycles for more substantial enterprise customers can often be long, and we expect that this lengthy sales cycle may continue or could even increase as our products become more complex and we are asked to tailor our solutions to our enterprise customer needs. Longer sales cycles could cause our operating results and financial condition to suffer in a given period. If we cannot adequately scale our direct sales force, we will experience further delays in signing new customers, which could slow our revenue growth.

The estimates of market opportunity and forecasts of market growth included in this Prospectus/Offer to Exchange May prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

Market opportunity estimates and growth forecasts included in this Prospectus/Offer to Exchange are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. Even if the market in which we compete meets the size estimates and growth forecasted in this Prospectus/Offer to Exchange, our business could fail to grow at similar rates, if at all.

For more information regarding the estimates of market opportunity and the forecasts of market growth included in this Prospectus/Offer to Exchange, see the section entitled “Business — Industry.”

Our revenue growth rate in recent periods, which depends in part on the success of our efforts to sell and crosssell additional services to existing customers, may not be indicative of our future performance.

The success of our strategy is dependent, in part, on the success of our efforts to sell and cross-sell additional services, whether internally developed or acquired in an acquisition, to our existing customers. These customers might choose not to expand their use of or make additional purchases of our solutions or may choose to diversify the PR solution providers with which they do business. If we fail to generate additional business from our current customers, our revenue could grow at a slower rate or decrease. Our historical revenue growth rates are not indicative of future growth, and we may not achieve similar revenue growth rates in future periods. You should not rely on our revenue for any prior quarterly or annual periods as an indication of our future revenue or revenue growth. Our operating results may vary as a result of a number of factors, including our ability to execute on our business strategy and compete effectively for customers and business partners and other factors that are outside of our control. If we are unable to maintain consistent revenue or revenue growth, our share price could be volatile, and it could be difficult to achieve or maintain profitability.

A portion of our services is provided on a non-recurring basis for specific projects, and our inability to replace large projects when they are completed or otherwise terminated has adversely affected, and could in the future adversely affect, our revenues and results of operations.

We provide a portion of our services for specific projects that generate revenues that terminate on completion of a defined task. For the year ended December 31, 2017, approximately 3% of our revenue was related to project-based nonrecurring revenue activities. While we seek, wherever possible, on completion or termination of large projects, to counterbalance periodic declines in revenues with new arrangements to provide services to the same customer or others, our inability to obtain sufficient new projects to counterbalance any decreases in such work may adversely affect our future revenues and results of operations.

We depend on search engines to attract new customers and to generate readership for our customers’ online news releases, and if those search engines change their listings or our relationship with them deteriorates or terminates, we may lose customers or be unable to attract new customers and our business and reputation may be harmed.

We rely on search engines to attract new customers, and many of our customers locate our websites by clicking through on search results displayed by search engines such as Google, Bing and Yahoo!. Search engines typically provide two types of search results, algorithmic and purchased listings. Algorithmic search results are determined and organized solely by automated criteria set by the search engine and a ranking level cannot be purchased. Advertisers can also pay search engines to place listings more prominently in search results in order to attract users to advertisers’ websites. We rely on both algorithmic and purchased listings to attract customers to our websites. Search engines revise their algorithms from time to time in an attempt to optimize their search result listings. If search engines on which we rely for algorithmic listings modify their algorithms, then our websites may not appear at all or may appear less prominently in search results, which could result in fewer customers clicking through to our websites, requiring us to resort to other potentially costly resources to advertise and market our services. If one or more search engines on which we rely for purchased listings modifies or terminates its relationship with us, our expenses could rise, or our revenue could decline and our business may suffer.

Additionally, the cost of purchased search listing advertising is rapidly increasing as demand for these channels grows, and further increases could greatly increase our expenses.

Moreover, our news distribution service depends upon the placement of our customers’ online press releases. If search engines on which we rely modify their algorithms or purposefully block our content, then information distributed via our news distribution service may not be displayed or may be displayed less prominently in search results, and as a result we could lose customers or fail to attract new customers and our results of operations could be adversely affected.

If the delivery of our customers’ emails is limited or blocked, customers may cancel their accounts.

Internet service providers (“ISPs”) can block emails from reaching their users. The implementation of new or more restrictive policies by ISPs may make it more difficult to deliver our customers’ emails. If ISPs materially limit or halt the delivery of our customers’ emails, or if we fail to deliver our customers’ emails in a manner compatible with ISPs’ email handling, authentication technologies or other policies, then customers may cancel their accounts which could harm our business and financial performance.

Various private spam blacklists may interfere with the effectiveness of our products and our ability to conduct business.

We depend on email to market to and communicate with our customers, and our customers rely on email to communicate with journalists, social media influencers, and their customers and members. Various private entities attempt to regulate the use of email for commercial solicitation. These entities often advocate standards of conduct or practice that exceed legal requirements and classify certain email solicitations that comply with legal requirements as spam. Some of these entities maintain “blacklists” of companies and individuals, and the websites, ISPs and Internet protocol addresses associated with those entities or individuals. If a company’s Internet protocol addresses are listed by a blacklisting entity, emails sent from those addresses may be blocked if they are sent to any Internet domain or Internet address that subscribes to the blacklisting entity’s service or purchases its blacklist. If our services are blacklisted, our customers may be unable to effectively use our services, and as a result we could lose customers or fail to attract new customers and our results of operations could be adversely affected.

Our business relies on our ability to collect, use and leverage personal data and other content. changes in privacy laws, regulations, and standards may interfere with our business.

We are subject to federal, state, and international laws relating to the collection, use, retention, security, and transfer of personal data. Laws and regulations governing the collection, use and disclosure of personal data and use of online analytics and tracking technologies are rapidly evolving globally. As a result, implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. We publicly post documentation regarding our practices concerning the processing, use, and disclosure of data. Any failure by us, our suppliers, or other parties with whom we do business to comply with this documentation or with other federal, state, or foreign regulations could result in proceedings against us by governmental entities or others. In many jurisdictions, enforcement actions and consequences for noncompliance are rising. In the United States, these include enforcement actions in response to rules and regulations promulgated under the authority of federal agencies and state attorneys general and legislatures and consumer protection agencies. In addition, privacy advocates and industry groups have regularly proposed, and may propose in the future, self-regulatory standards with which we must legally comply or that contractually apply to us, like the Payment Card Industry Data Security Standard, or PCI DSS. If we fail to follow these security standards, such as those set forth in the PCI DSS, even if no customer information is compromised, we may incur significant fines or experience a significant increase in costs.

Internationally, many jurisdictions in which we operate have established privacy legal framework with which we, our customers or our vendors must comply, including but not limited to the European Union, or EU. The EU’s data protection landscape is currently unstable, resulting in possible significant operational costs for internal compliance and risk to our business. In addition, the EU has adopted the General Data Protection Regulation, or GDPR, which is scheduled to go into effect in May 2018 and contains numerous requirements and changes from existing EU law, including more robust obligations on data processors and heavier documentation requirements for data protection compliance programs by companies. Specifically, the GDPR will introduce numerous privacy-related changes for companies operating in the EU, including greater control for data subjects (e.g., the “right to be forgotten”), increased data portability for EU consumers, data breach notification requirements, and increased fines. In particular, under the GDPR, fines of up to 20 million euros or up to 4% of the annual global revenue of the noncompliant company, whichever is greater, could be imposed for violations of certain of the GDPR’s requirements. The GDPR requirements apply not only to third-party transactions, but also to transfers of information between us and our subsidiaries, including employee information.

Changes in these laws and regulations, and self-regulatory frameworks may affect our ability to collect, use and share personal data, and to provide services to customers that rely on our ability to leverage data. Other proposed legislation could, if enacted, prohibit or limit the use of certain technologies that track individuals’ activities on web pages, in emails or on the Internet. In addition to government activity, privacy advocacy groups and the technology and marketing industries are considering various new, additional or different self-regulatory standards that may place additional burdens on us or our customers, which could reduce demand for our solutions. As a result of any continuing legislative initiatives and customer demands, we may have to modify our operations to enable us to continue to leverage personal data and other content. The cost of compliance with these laws and regulations is high and is likely to increase in the future. Any such modifications may result in increased expenses and operating complexity, and we may be unable to increase the rates we charge for our services sufficiently to offset these increases. Any failure on our part to comply with these laws, regulations and standards can result in negative publicity and diversion of management time and effort and may subject us to significant liabilities and other penalties.

If our solutions fail to perform properly or if they contain technical defects, our reputation would be harmed, our market share would decline and we could be subject to product liability claims.

Our cloud-based software may contain undetected errors or defects that may result in product failures, misleading reports or otherwise cause our solutions to fail to perform in accordance with customer expectations. Because our customers use our solutions for important aspects of their business, any errors or defects in, or other performance problems with, our solutions could hurt our reputation and may damage our customers’ businesses. If that occurs, we could lose future sales, our existing subscription customers could elect to not renew or, in certain circumstances, terminate their agreements with us. Product performance problems could result in loss of market share, failure to achieve market acceptance and the diversion of development resources. If one or more of our solutions fail to perform or contain a technical defect, a customer may assert a claim against us for substantial damages, whether or not we are responsible for our solutions’ failure or defect. Product liability claims could require us to spend significant time and money in litigation or arbitration/dispute resolution or to pay significant settlements or damages.

Our news distribution service is a trusted information source, and our customers rely on our email services to communicate with journalists, social media influencers, and their customers and members. To the extent we were to distribute an inaccurate or fraudulent press release or our customers used our services to transmit negative messages or website links to harmful applications, reproduce and distribute copyrighted and trademarked material without permission, or report inaccurate or fraudulent data or information, our reputation could be harmed, even though we are not responsible for the content distributed via our services.

We have incurred operating losses in the past and may incur operating losses in the future.

We have incurred operating losses in the past and we may incur operating losses in the future. In 2017, we had operating income of $38.0 million. Prior to 2017, we had operating losses of $19.6 million in 2016 and $27.6 million in 2015. We expect our operating expenses to increase as we continue to expand our operations, and if our increased operating expenses exceed our revenue growth, we may not be able to generate operating income.

Our ability to use net operating loss carryforwards to reduce future tax payments may be subject to limitations.

As of December 31, 2017, we had U.S. federal and state net operating loss carryforwards of $134.1 million. The federal and state net operating loss carryforwards will begin to expire, if not utilized, beginning in 2031. These net operating loss carryforwards could expire unused and be unavailable to offset future income tax liabilities. Under the newly enacted federal income tax law, federal net operating losses generated in 2018 and in future years may be carried forward indefinitely, but the deductibility of such federal net operating losses is limited. It is uncertain if and to what extent various states will conform to the newly enacted federal tax law. In addition, under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period), its ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited. If we undergo an ownership change (including as a result of the exchange of Warrants or “new” Warrants for our Ordinary Shares), we may be limited in the portion of net operating loss carryforwards that we can use in the future to offset taxable income for U.S. federal and state income tax purposes and the utilization of other tax attributes to reduce our federal and state income tax expense.

If we are required to collect sales and use or other taxes on our solutions, we may be subject to liability for past sales and our business, financial condition and results of operations may be adversely affected.

Taxing jurisdictions, including state and local entities, have differing rules and regulations governing sales and use or other taxes, and these rules and regulations are subject to varying interpretations that may change over time. In particular, the applicability of sales taxes to our subscription services and e-commerce transactions in general in various jurisdictions is a complex and evolving issue. It is possible that we could face sales tax audits and an assertion that we should be collecting sales or other taxes on our services in jurisdictions where we have not historically done so and do not accrue for sales taxes. The imposition of Internet usage taxes or enhanced enforcement of sales tax laws could result in substantial tax liabilities for past sales or could have an adverse effect on our business, financial condition and results of operations.

Our international operations subject us to risks inherent in doing business on an international level, any of which could increase our costs and hinder our growth.

The operations of our non-U.S. business are subject to the risk inherent in international operations. Our expansion into lower cost locations may increase operational risk. Some of these economies may be subject to greater political, economic and social uncertainties than countries with more developed institutional structures. Political, economic or social events or developments in one or more of these countries could adversely affect our operations and financial results.

We operate a global business. For the year ended December 31, 2017, approximately 35% of our revenue was derived from Europe (including the United Kingdom), Canada, Asia and Latin America. We are subject to certain adverse economic factors relating to overseas economies generally, including foreign currency fluctuation, inflation, external debt, a negative balance of trade and underemployment. Risks associated with our international business activities include:

•	difficulties in managing international operations, including overcoming logistical and communications challenges;
•	local competition;
•	trade and tariff restrictions;
•	price or exchange controls;
•	currency control regulations;
•	foreign tax consequences;
•	labor disputes and related litigation and liability;
•	limitations on repatriation of earnings;
•	compliance with foreign laws and different legal standards; and
•	changing laws and regulations, occasionally with retroactive effect.

The occurrence of any one of these risks could negatively affect our international operations and, consequently, our results of operations generally.

We are subject to U.S. and certain foreign export and import controls, sanctions, embargoes, anti-corruption laws, and anti-money laundering laws and regulations. Compliance with these legal standards could impair our ability to compete in domestic and international markets. We can face criminal liability and other serious consequences for violations which can harm our business.

We are subject to U.S. export control and economic sanctions laws and regulations and other restrictions on international trade. As such, we are required to export our technology, products, and services in compliance with those laws and regulations. If we export our technology, products, or services, the exports may require authorizations, including a license, a license exception or other appropriate government authorization. Complying with export control and economic and trade sanctions regulations for a particular transaction may be time-consuming and may result in the delay or loss of sales opportunities. In addition, the United States and other governments and their agencies impose sanctions and embargoes on certain countries, their governments and designated parties, which may prohibit the export of certain technology, products, and services to such persons altogether.

We are also subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. §201, the U.S. Travel Act, the USA PATRIOT Act, the United Kingdom Bribery Act 2010, the Proceeds of Crime Act 2002, and possibly other state and national anti-bribery and anti-money laundering laws in countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, third-party intermediaries, and other associated persons from authorizing, promising, offering, providing, soliciting, or accepting directly or indirectly, improper payments or benefits to or from any person whether in the public or private sector. We have direct or indirect interactions with officials and employees of government agencies. We can be held liable for the corrupt or other illegal activities of our employees, representatives, contractors, business partners, and agents, even if we do not explicitly authorize or have actual knowledge of such activities.

Any violation of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences.

Our reputation could be damaged or our profitability could suffer if we do not meet the controls and procedures in respect of the services and solutions we provide to our customers, or if we contribute to our customers’ internal control deficiencies.

Our customers may perform audits or require us to perform audits, provide audit reports or obtain certifications with respect to the controls and procedures that we use in the performance of services for such customers, especially when we process data or information belonging to them. Our ability to acquire new customers and retain existing customers may be adversely affected and our reputation could be harmed if we cannot obtain an appropriate certification or opinion with respect to our controls and procedures in connection with any such audit in a timely manner. Additionally, our profitability could suffer if our controls and procedures were to fail or to impair our customers’ ability to comply with their own internal control requirements.

We may dispose of or discontinue existing products and services, which may adversely affect our business, financial condition and results of operations.

We continually evaluate our various products and services in order to determine whether any should be discontinued or, to the extent possible, divested. We cannot guarantee that we have correctly forecasted, or will correctly forecast in the future, the right products or services to dispose of or discontinue, or that our decision to dispose of or discontinue various investments, products or services is prudent. There are no assurances that the discontinuance of various products or services will reduce our operating expenses or will not cause us to incur material charges with such a decision. The disposal or discontinuance of existing solutions presents various risks, including, but not limited to the inability to find a purchaser for a product or service or the purchase price obtained will not be equal to at least the book value of the net assets for the product or service, managing the expectations of, and maintaining good relations with, our customers who previously purchased discontinued solutions, which could prevent us from selling other products to them in the future. We may also incur other significant liabilities and costs associated with our disposal or discontinuance of solutions, including, but not limited to employee severance costs and excess facilities costs, all of which could have an adverse effect on our business, financial condition and results of operations.

The loss of key personnel or of our ability to attract, recruit, retain and develop qualified employees could adversely affect our business, financial condition and results of operations.

Our success depends upon the continued services of our senior management and other key personnel who have substantial experience in the PR software and services industry and the markets in which we offer our services. In addition, our success depends in large part upon the reputation within the industry of our senior managers. Further, in order for us to continue to successfully compete and grow, we must attract, recruit, develop and retain personnel, including key executives of organizations we acquire, who will provide us with expertise across the entire spectrum of our intellectual capital needs. Our success also depends on the skill and experience of our sales force, which we must continuously work to maintain. While we have a number of key personnel who have substantial experience with our operations, we must also develop our personnel to provide succession plans capable of maintaining the continuity of our operations. The market for qualified personnel is competitive, and we may not succeed in recruiting additional personnel or may fail to effectively replace current personnel who depart with qualified or effective successors.

Failure to retain or attract key personnel could impede our ability to grow and could result in our inability to operate our business profitably. In addition, contractual obligations related to confidentiality, assignment of intellectual property rights, and non-solicitation may be ineffective or unenforceable and departing employees may share our proprietary information with competitors in ways that could adversely impact us, or seek to solicit customers or recruit our key personnel to competing businesses.

Labor disruptions could materially adversely affect our business, financial condition and results of operations.

As of December 31, 2017, we had approximately 3,500 global employees, with approximately 1,400 employees located in the United States and 2,100 employees located internationally. In various countries, local law requires our participation in works councils, and we have approximately 500 employees working under collective bargaining agreements. While we have not experienced any material work stoppages at any of our facilities, any stoppage or slowdown could cause material interruptions in our business, and we cannot assure you that alternate qualified personnel would be available on a timely basis, or at all. As a result, labor disruptions at any of our locations could materially adversely affect our business, financial condition and results of operations.

Natural disasters and other events beyond our control could adversely affect us.

Natural disasters or other catastrophic events may cause damage or disruption to our operations, our servers and data centers and the global economy, and thus could have a strong negative effect on us. Our business operations and our servers and data centers are subject to interruption by natural disasters, fire, power shortages, pandemics and other events beyond our control. Although we maintain crisis management and disaster response plans, such events could make it difficult or impossible for us to continue operations, and could decrease demand for our platform. Our primary data centers are located in Chicago, IL, Sterling, VA, Piscataway, NJ, Raleigh, NC, Paris, France and London, UK, making our business particularly susceptible to natural disasters in those areas as well as in areas where our third-party data centers are located. Any natural disaster affecting our data centers could have an adverse effect on our financial condition and operating results.

Political uncertainty, political unrest or terrorism could adversely affect business conditions in those regions, which in turn could disrupt our business and adversely impact our results of operations and financial condition.

We conduct business in countries and regions that are vulnerable to disruptions from political uncertainty, political unrest or terrorist acts. Any damage or disruption from political uncertainty, political unrest or terrorist acts would damage our ability to provide services, in whole or in part, and/or otherwise damage our operations and could have an adverse effect on our business, financial condition or results of operations. Further, political tensions and escalation of hostilities could adversely affect our operations in these countries and therefore adversely affect our revenues and results of operations.

Terrorist attacks and other acts of violence or war could affect us or our clients by disrupting normal business practices for extended periods of time and reducing business confidence. In addition, acts of violence or war may make travel more difficult and may effectively curtail our ability to serve our clients’ needs, any of which could adversely affect our results of operations.

Trends in print news and media readership could have a material adverse effect on our financial performance.

The volume of content from print news sources has declined in recent years, which has reduced the volume of print news stories delivered through our content offerings. This has largely been driven by a decline in print media readership which has in turn seen a reduction in media publisher revenue and journalist numbers associated with media such as print newspapers. If the volume of content continues to decline (e.g., because of further reductions in journalist numbers by print media publishers), and if we are unable to offset this decline with our current and/or future other software and services, our future financial performance could be adversely affected.

The development of self-service media intelligence offerings and related technology could have a material adverse effect on our business.

The proliferation of digital, free-to-access news content has led to the introduction of low-cost or free self-service media intelligence offerings. Moreover, our insights group provides human-generated media intelligence analysis and consultation to some of our larger customers. More efficient or cost-effective technology that replaces the need for such human-generated analysis could have an adverse effect on our business. Our future financial performance could be affected by customers adopting these low-cost, self-service media intelligence platforms and technologies.

Decisions to declare future dividends on our Ordinary Shares will be at the discretion of our board of directors based upon a review of relevant considerations. Accordingly, there can be no guarantee that we will pay future dividends to our shareholders.

Future declarations of quarterly dividends and the establishment of future record and payment dates are subject to approval by the board of directors and subject to certain limitations set forth in the agreements governing our credit facilities. The board’s determination to declare dividends will depend upon our profitability and financial condition, contractual restrictions, restrictions imposed by applicable law and other factors that the board deems relevant. Based on an evaluation of these factors, the board of directors may determine not to declare future dividends at all or to declare future dividends at a reduced amount. Accordingly, there can be no guarantee that we will pay future dividends to our shareholders.

You may face difficulties in protecting your interests as a shareholder, as Cayman Islands law provides substantially less protection when compared to the laws of the United States.

Our corporate affairs are governed by our amended and restated memorandum and articles of association and by the Companies Law of the Cayman Islands (2018 Revision) (the “Companies Law”) and common law of the Cayman Islands.

The rights of shareholders to take legal action against our directors and us, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands have a less exhaustive body of securities laws as compared to the United States.

In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action before the United States federal courts. As a result, our shareholders may have more difficulty in protecting their interests through actions against us or our officers, directors or major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands company and a portion our assets are located outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us in the United States in the event that you believe that your rights have been infringed under U.S. federal securities laws or otherwise. It may not be possible to enforce certain court judgments obtained in the United States against us (or our directors or officers) in the Cayman Islands. We have been advised that there is no statutory enforcement in the Cayman Islands of judgments obtained in United States courts, and such matters are governed by the common law of the Cayman Islands. Uncertainty exists as to whether the courts of the Cayman Islands would:

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liabilities provisions of the securities laws of the United States or any state in the United States; or
•	entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have been advised that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the United States courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands. We are further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, will ordinarily be recognized and enforced in the courts of the Cayman Islands without re-examination of the merits, at common law.

Our business may be adversely affected by third-party claims, including by governmental bodies, regarding the content and advertising distributed through our service.

We rely on our customers to secure the rights to redistribute content over the Internet, and we do not screen the content that is distributed through our service. There is no assurance that our customers have licensed all rights necessary for distribution, including Internet distribution. Other parties may claim certain rights in the content of our customers. In the event that our customers do not have the necessary distribution rights related to content or otherwise distribute illegal content, although we have made efforts to limit our liability we may be required to cease distributing such content or subject to lawsuits and claims of damages for infringement of such rights. Any claims or investigations could adversely affect our business, financial condition and results of operations.

Risks Related To Our Finances and Capital Structure

We have and will continue to have high levels of indebtedness.

As of March 31, 2018, we had no outstanding borrowings and $1.1 million of outstanding letters of credit under our current revolving credit facility (the “2017 Revolving Credit Facility”) and $1,336 million outstanding under our first lien term loan facility (the “2017 First Lien Term Credit Facility” and together with the 2017 Revolving Credit Facility, the “2017 First Lien Credit Facility”). Because borrowings under our 2017 Revolving Credit Facility bear interest at variable rates, any increase in interest rates on debt that we have not fixed using interest rate hedges will increase our interest expense, reduce our cash flow or increase the cost of future borrowings or refinancings. Our indebtedness could have important consequences to our investors, including, but not limited to:

•	increasing vulnerability to, and reducing its flexibility to respond to, general adverse economic and industry conditions;
•	requiring the dedication of a substantial portion of cash flow from operations to the payment of principal of, and interest on, its indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, acquisitions, joint ventures or other general corporate purposes;
•	limiting flexibility in planning for, or reacting to, changes in its business and the competitive environment; and
•	limiting our ability to borrow additional funds and increasing the cost of any such borrowing.

Other than variable rate debt, we believe our business has relatively large fixed costs and low variable costs, which magnifies the impact of revenue fluctuations on our operating results. As a result, a decline in our revenue may lead to a relatively larger impact on operating results. A substantial portion of our operating expenses will be related to personnel costs, regulation and corporate overhead, none of which can be adjusted quickly and some of which cannot be adjusted at all. Our operating expense levels will be based on our expectations for future revenue. If actual revenue is below management’s expectations, or if our expenses increase before revenues do, both revenues less transaction-based expenses and operating results would be materially and adversely affected. Because of these factors, it is possible that our operating results or other operating metrics may fail to meet the expectations of stock market analysts and investors. If this happens, the market price of our Ordinary Shares may be adversely affected.

The credit agreement in respect of our 2017 first lien credit facility contains a change of control provision that could require us to amend or refinance our indebtedness.

The credit agreement in respect of our 2017 First Lien Credit Facility provides that an event of default will occur upon specified change of control events, which include Cision ceasing to beneficially own directly or indirectly all of the voting equity interests of certain credit parties thereunder. In addition, a change of control event occurs if any person or group beneficially owns directly or indirectly a majority of our voting equity interests (other than the Sponsor and certain other specified persons). Although we do not currently anticipate that any such person will beneficially own a majority of the Ordinary Shares prior to our amendment or refinancing of this indebtedness, no person is contractually obligated to retain the Ordinary Shares it holds. If we are unable to amend these agreements or refinance this indebtedness, we will be limited in our ability to issue additional equity to any person which would acquire a majority of Ordinary Shares following such issuance and will need to rely on other sources of financing, including additional borrowings.

Our ability to pay dividends in the future will be subject to our subsidiaries’ ability to distribute cash to us.

We do not anticipate that our board of directors will declare dividends in the foreseeable future. If we decide to declare dividends in the future, as a holding company, we will require dividends and other payments from our subsidiaries to meet such cash requirements. Our credit agreements place certain contractual restrictions on our subsidiaries’ ability to make distributions to us. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Overview” for a discussion of our credit facilities’ restrictions on our subsidiaries’ ability to make distributions to us. In addition, minimum capital requirements may indirectly restrict the amount of dividends paid upstream, and repatriations of cash from our subsidiaries may be subject to withholding, income and other taxes in various applicable jurisdictions. If our subsidiaries are unable to distribute cash to us and we are unable to pay dividends, our Ordinary Shares may become less attractive to investors and the price of our Ordinary Shares may become volatile.

Future changes to tax laws could adversely affect us.

The U.S. government, the Organisation for Economic Co-operation and Development and other governmental agencies in jurisdictions where we do business have had an extended focus on issues related to the taxation of multinational corporations. One example is in the area of “base erosion and profit shifting,” where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. As a result, the tax laws in the countries in which we do business could change on a prospective or retroactive basis, and any such changes could adversely affect us.

The withdrawal of the U.K. from the European Union (commonly referred to as Brexit) may cause an increase in our taxes including withholding taxes on repatriation of cash from jurisdictions that are members of the European Union to or through any of our U.K. subsidiaries as a result of the U.K. no longer being entitled to benefits provided by the European Union directives.

The so called “anti-inversion” rules under U.S. federal tax law may impose adverse consequences or apply limitations on our ability to engage in future acquisitions.

Under Section 7874 of the Code, if, following an acquisition of a U.S. corporation by a foreign corporation, at least 80% of the acquiring foreign corporation’s stock by (vote and value) is considered to be held by former shareholders of the U.S. corporation by reason of holding stock of such U.S. corporation then the acquiring corporation could be treated as a U.S. corporation for U.S. federal tax purposes even though it is a corporation created and organized outside the United States.

In addition, following the acquisition of a U.S. corporation by a foreign corporation, Section 7874 of the Code can limit the ability of the acquired U.S. corporation and its U.S. affiliates to utilize U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions if the shareholders of the acquired U.S. corporation hold at least 60% (but less than 80%), by either vote or value, of the shares of the foreign acquiring corporation by reason of holding shares in the U.S. corporation, and certain other conditions are met. The 2017 Tax Cuts and Jobs Act introduced an additional minimum tax under Section 59A of the Code imposed on certain “base eroding” payments that reduce gross receipts made to a “surrogate foreign corporation” under Section 7874 of the Code.

Because Cision is a non-U.S. corporation, Section 7874 of the Code and the regulations thereunder may apply with respect to potential future acquisitions of U.S. corporations by Cision. As a result, these rules may impose adverse consequences or apply limitations on our ability to engage in future acquisitions.

If we are characterized as a passive foreign investment company for U.S. federal income tax purposes, our U.S. shareholders may suffer adverse tax consequences.

If 75% or more of our gross income in a taxable year, including our pro-rata share of the gross income of any company, U.S. or foreign, in which we are considered to own, directly or indirectly, 25% or more of the shares by value, is passive income, then we will be a passive foreign investment company, or “PFIC,” for U.S. federal income tax purposes.

Alternatively, we will be considered to be a PFIC if at least 50% of our assets in a taxable year, averaged over the year and ordinarily determined based on fair market value and including our pro-rata share of the assets of any company in which we are considered to own, directly or indirectly, 25% or more of the shares by value, are held for the production of, or produce, passive income. Once treated as a PFIC, for any taxable year, a foreign corporation will generally continue to be treated as a PFIC for all subsequent taxable years for any shareholder who owned shares of the foreign corporation when it was treated as a PFIC. If we were to be a PFIC, and a U.S. holder does not make an election to treat us as a “qualified electing fund,” or QEF, or a “mark-to-market” election, “excess distributions” to a U.S. holder, and any gain recognized by a U.S. holder on a disposition of our Ordinary Shares, would be taxed in an unfavorable way.

Among other consequences, our dividends, to the extent that they constituted excess distributions, would be taxed at the regular rates applicable to ordinary income, rather than the 20% maximum rate applicable to certain dividends received by an individual from a qualified foreign corporation, and certain “interest” charges may apply. In addition, gains on the sale of our Ordinary Shares would be treated in the same way as excess distributions.

The tests for determining PFIC status are applied annually and it is difficult to make accurate predictions of future income and assets, which are relevant to the determination of PFIC status. In addition, under the applicable statutory and regulatory provisions, it is unclear whether we would be permitted to use a gross loss from sales (sales less cost of goods sold) to offset our passive income in the calculation of gross income. Although we do not expect that we will be a PFIC in the future, in light of the periodic asset and income tests applicable in making this determination, no assurance can be given that we will not become a PFIC. If we do become a PFIC in the future, U.S. holders who hold Ordinary Shares during any period when we are a PFIC will be subject to the foregoing rules, even if we cease to be a PFIC, subject to exceptions for U.S. holders who made a timely QEF or mark-to-market election, or certain other elections. We do not currently intend to prepare or provide the information that would enable our shareholders to make a QEF election.

Accordingly, our shareholders are urged to consult their tax advisors regarding the application of the PFIC rules.

We incur increased costs and obligations as a result of being a public company.

As a privately held company, we were not required to comply with certain corporate governance and financial reporting practices and policies required of a publicly traded company. As a publicly traded company, we incur significant legal, accounting and other expenses that we were not required to incur in the recent past, particularly after we are no longer an “emerging growth company” as defined under the Jumpstart Our Business Startups Act, as amended (the “JOBS Act”). In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated and to be promulgated thereunder, as well as under the Sarbanes-Oxley Act, the JOBS Act, and the rules and regulations of the SEC and national securities exchanges have created uncertainty for public companies and increased the costs and the time that our board of directors and management must devote to complying with these rules and regulations. We expect these rules and regulations to increase our legal and financial compliance costs and lead to a diversion of management time and attention from revenue generating activities.

Furthermore, the maintenance of the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. As of March 31, 2018, our management has concluded that we did not maintain effective controls over the preparation and review of the income tax provision and related current and deferred income tax accounts. Specifically, a material weakness in the design of our controls did not ensure that the information used to prepare the income tax provision and related current and deferred income tax accounts was complete and accurate. For more information about this material weakness, see the section entitled “Management’s discussion and analysis of financial condition and results of operations — Material weakness and remediation.” We have made, and will continue to make, enhancements to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a publicly traded company. However, the measures we take may not be sufficient to satisfy our obligations as a publicly traded company.

For as long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” We may remain an “emerging growth company” until October 19, 2020 (the fifth anniversary of the consummation of our predecessor’s initial public offering) or until such earlier time that we have more than $1.07 billion in annual revenues, have more than $700.0 million in market value of our Ordinary Shares held by non-affiliates, or issue more than $1.0 billion of non-convertible debt securities over a three-year period. Further, there is no guarantee that the exemptions available to us under the JOBS Act will result in significant savings. To the extent we choose not to use exemptions from various reporting requirements under the JOBS Act, we will incur additional compliance costs, which may impact earnings.

As an “emerging growth company,” we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our Ordinary Shares less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to obtain an assessment of the effectiveness of our internal controls over financial reporting from our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies. We have elected to take advantage of such extended transition period.

We cannot predict if investors will find our Ordinary Shares less attractive because we rely on these exemptions. If some investors find our Ordinary Shares less attractive as a result, there may be a less active market for our Ordinary Shares and our share price may be more volatile.

If we do not develop and implement all required accounting practices and policies, we may be unable to provide the financial information required of a U.S. publicly traded company in a timely and reliable manner.

If we fail to maintain effective internal controls and procedures and disclosure procedures and controls, we may be unable to provide financial information and required SEC reports that a U.S. publicly traded company is required to provide in a timely and reliable fashion. Any such delays or deficiencies could penalize us, including by limiting our ability to obtain financing, either in the public capital markets or from private sources and hurt our reputation and could thereby impede our ability to implement our growth strategy. In addition, any such delays or deficiencies could result in our failure to meet the requirements for listing of our Ordinary Shares on a national securities exchange.

The price of our Ordinary Shares may be volatile.

The price of our Ordinary Shares may fluctuate due to a variety of factors, including:

•	actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in industry;
•	mergers and strategic alliances in the industry in which we operate;

•	market prices and conditions in the industry in which we operate;
•	changes in government regulation;
•	potential or actual military conflicts or acts of terrorism;
•	the failure of securities analysts to publish research about us, or shortfalls in our operating results compared to levels forecast by securities analysts;
•	announcements concerning us or our competitors; and
•	the general state of the securities markets.

These market and industry factors may materially reduce the market price of our Ordinary Shares, regardless of our operating performance.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our Ordinary Shares.

We currently expect that securities research analysts will establish and publish their own periodic projections for our business. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. While we expect research analyst coverage, if no analysts commence coverage of us, the trading price and volume for our Ordinary Shares could be adversely affected.

We may redeem your unexpired Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.

We have the ability to redeem outstanding Warrants (other than the private Warrants) at any time after they become exercisable and prior to their expiration, at $0.01 per warrant, if the last reported sales price (or the closing bid price of our Ordinary Shares in the event the Ordinary Shares are not traded on any specific trading day) of the Ordinary Shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third business day prior to the date we send proper notice of such redemption, provided that on the date we give notice of redemption and during the entire period thereafter until the time we redeem the Warrants, we have an effective registration statement under the Securities Act covering the Ordinary Shares issuable upon exercise of the Warrants and a current prospectus relating to them is available. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants could force a warrant holder: (i) to exercise Warrants and pay the exercise price therefore at a time when it may be disadvantageous for you to do so, (ii) to sell Warrants at the then-current market price when you might otherwise wish to hold your Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, will be substantially less than the market value of your Warrants.

We may issue additional Ordinary Shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of Cision’s ordinary shares.

We may issue an aggregate of 6,000,000 Ordinary Shares to Cision Owner upon achievement of milestone targets, of which 2,000,000 of such shares were issued to Cision Owner on November 3, 2017. Our issuance of additional Ordinary Shares or other equity securities of equal or senior rank would have the following effects:

•	our existing shareholders’ proportionate ownership interest will decrease;
•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each previously outstanding common share may be diminished; and
•	the market price of our Ordinary Shares may decline.

Our Amended and Restated Memorandum and Articles of Association contain anti-takeover provisions that could adversely affect the rights of our shareholders.

Our amended and restated memorandum and articles of association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions, including, among other things:

•	provisions that authorize our board of directors, without action by our shareholders, to issue additional Ordinary Shares and preferred shares with preferential rights determined by our board of directors;
•	provisions that permit only a majority of our board of directors, the chairman of our board of directors or, for so long as Cision Owner beneficially and its affiliates own at least 10% of our Ordinary Shares, Cision Owner to call shareholder meetings and therefore do not permit shareholders to call shareholder meetings;
•	provisions that impose advance notice requirements, minimum shareholding periods and ownership thresholds, and other requirements and limitations on the ability of shareholders to propose matters for consideration at shareholder meetings; provided, however, at any time when Cision Owner beneficially owns, in the aggregate, at least 5% of our Ordinary Shares, such advance notice procedure will not apply to it; and
•	a staggered board whereby our directors are divided into three classes, with each class subject to retirement and reelection once every three years on a rotating basis.

These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. With our staggered board of directors, at least two annual meetings of shareholders will generally be required in order to effect a change in a majority of our directors. Our staggered board of directors can discourage proxy contests for the election of our directors and purchases of substantial blocks of our shares by making it more difficult for a potential acquirer to gain control of our board of directors in a relatively short period of time.

Risks Related to Our Warrants and the Offer to Exchange and Consent Solicitation

The Warrant Amendment, if approved, will allow us to require that all outstanding Warrants be exchanged for Ordinary Shares at a ratio 10% lower than the ratio applicable to the Offer.

If we complete the Offer and Consent Solicitation and obtain the requisite approval of the Warrant Amendment by holders of the Warrants, the Company will have the right to require holders of all Warrants that remain outstanding after the expiration of the Offer to exchange each of their Warrants for 0.234 Ordinary Shares. This represents a ratio of Ordinary Shares per Warrant that is 10% less than the ratio applicable to the Offer. Although we intend to require an exchange of all remaining outstanding Warrants as a result of the approval of the Warrant Amendment, we would not be required to effect such an exchange and may defer doing so, if ever, until most economically advantageous to us.

Pursuant to the terms of the Warrant Agreement, the consent of holders of at least the majority of the outstanding Warrants is required to approve the Warrant Amendment. Therefore, one of the conditions to the adoption of the Warrant Amendment is the receipt of the consent of holders of at least the majority of the outstanding Warrants. The Capitol Sponsors and Cision Owner have advised us that they intend to tender all of the Private Warrants held by them in the Offer; however, none of these parties are under any contractual obligation to tender such Warrants, and there can be no assurance that they will do so. Collectively, the Capitol Sponsors and Cision Owner hold approximately 94.5% of the Private Warrants, representing approximately 31.8% of the total Warrants outstanding. If the Capitol Sponsors and Cision Owner tender all of the Private Warrants held by them in the Offer and the holders of approximately 26.7% of the remaining outstanding Warrants agree to tender (and the other conditions described herein are satisfied) then the Warrant

Amendment will be adopted. See the section of this Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation — Transactions and Agreements Concerning Our Securities.” If adopted, we currently intend to require the conversion of all outstanding Warrants to Ordinary Shares as provided in the Warrant Amendment, which would result in the holders of any remaining outstanding Warrants receiving approximately 10% fewer shares than if they had tendered their Warrants in the Offer.

Our Warrants may be exchanged for Ordinary Shares pursuant to the Offer, which will increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.

The exchange of the Warrants will result in the issuance of additional Ordinary Shares, although there can be no assurance that such warrant exchange will be completed or that all of the holders of the Warrants will elect to participate in the Offer. Any Warrants remaining outstanding after the exchange likely will be exercised only if the $11.50 per share exercise price is below the market price of our Ordinary Shares. We also intend to require an exchange of all remaining outstanding Warrants assuming the approval of the Warrant Amendment. To the extent such Warrants are exchanged following the approval of the Warrant Amendment or exercised, additional Ordinary Shares will be issued. These issuances of Ordinary Shares will result in dilution to our shareholders and increase the number of shares eligible for resale in the public market.

We have not obtained a third-party determination that the Offer or the Consent Solicitation is fair to Warrant holders.

None of us, our affiliates, the dealer managers, the exchange agent or the information agent makes any recommendation as to whether you should exchange some or all of your Warrants or consent to the Warrant Amendment. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the Warrant holders for purposes of negotiating the Offer or Consent Solicitation or preparing a report concerning the fairness of the Offer or the Consent Solicitation. You must make your own independent decision regarding your participation in the Offer and the Consent Solicitation.

There is no guarantee that tendering your Warrants in the offer will put you in a better future economic position.

We can give no assurance as to the market price of our Ordinary Shares in the future. If you choose to tender some or all of your Warrants in the Offer, future events may cause an increase in the market price of our Ordinary Shares and Warrants, which may result in a lower value realized by participating in the Offer than you might have realized if you did not exchange your Warrants. Similarly, if you do not tender your Warrants in the Offer, there can be no assurance that you can sell your Warrants (or exercise them for Ordinary Shares) in the future at a higher value than would have been obtained by participating in the Offer. In addition, if the Warrant Amendment is adopted, you may receive fewer shares than if you had tendered your Warrants in the Offer. See “— The Warrant Amendment, if approved, will allow us to require that all outstanding Warrants be exchanged for Ordinary Shares.” You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

The number of Ordinary Shares offered in the Offer is fixed and will not be adjusted. The market price of our Ordinary Shares may fluctuate, and the market price of the Ordinary Shares when we deliver the Ordinary Shares in exchange for your Warrants could be less than the market price at the time you tender your Warrants.

The number of Ordinary Shares for each Warrant accepted for exchange is fixed at the number of shares specified on the cover of this Prospectus/Offer to Exchange and will fluctuate in value if there is any increase or decrease in the market price of our Ordinary Shares or the Warrants after the date of this Prospectus/Offer to Exchange. Therefore, the market price of the Ordinary Shares when we deliver Ordinary Shares in exchange for your Warrants could be less than the market price at the time you tender your Warrants. The market price of our Ordinary Shares could continue to fluctuate and be subject to volatility during the period of time between when we accept Warrants for exchange in the Offer and when we deliver Ordinary Shares in exchange for Warrants, or during any extension of the Offer Period.

The liquidity of the Warrants that are not exchanged may be reduced.

It is unlikely that any Warrants will remain outstanding following the completion of the Offer and Consent Solicitation. See “— The Warrant Amendment, if approved, will allow us to require that all outstanding

Warrants be exchanged for Ordinary Shares at a ratio 10% lower than the ratio applicable to the Offer.” However, if any unexchanged Warrants remain outstanding, then the ability to sell such Warrants may become more limited due to the reduction in the number of Warrants outstanding upon completion of the Offer and Consent Solicitation. A more limited trading market might adversely affect the liquidity, market price and price volatility of unexchanged Warrants. In addition, as discussed below, our Public Warrants may be removed from quotation on NYSE American. As a result, investors in our Public Warrants may find it more difficult to dispose of or obtain accurate quotations as to the market value of our Warrants, and the ability of our shareholders to sell our Public Warrants in the secondary market may be materially limited. If there continues to be a market for our unexchanged Warrants, these securities may trade at a discount to the price at which the securities would trade if the number outstanding were not reduced, depending on the market for similar securities and other factors.

NYSE American may delist our Public Warrants from trading on its exchange, which could limit Public Warrant holders’ ability to make transactions in our Public Warrants.

It is unlikely that any Warrants will remain outstanding following the completion of the Offer and Consent Solicitation. See “— The Warrant Amendment, if approved, will allow us to require that all outstanding Warrants be exchanged for Ordinary Shares at a ratio that is 10% lower than the ratio applicable to the Offer.” However, if any unexchanged Warrants remain outstanding following the completion of the Offer and Consent Solicitation, we cannot assure you that our Public Warrants will continue to be listed on NYSE American in the future. The NYSE may consider delisting the Public Warrants if it determines that the extent of public distribution or aggregate market value of the outstanding Warrants has become so reduced as to make further listing inadvisable, or if it otherwise determines continued listing is unwarranted.

If NYSE delists our Public Warrants from trading on NYSE American and we are not able to list our securities on another national securities exchange, our Public Warrants could be quoted on an over-the-counter market. However, even if this were to occur, holders of Public Warrants could face significant material adverse consequences, including:

•	a limited availability of market quotations for the Public Warrants;
•	reduced liquidity for the Public Warrants;
•	a determination that our Public Warrants are a “penny stock” which will require brokers trading in our Warrants to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Public Warrants; and
•	the risk that market makers that initially make a market in our unexchanged Public Warrants eventually cease to do so.

THE OFFER AND CONSENT SOLICITATION

Participation in the Offer and Consent Solicitation involves a number of risks, including, but not limited to, the risks identified in the section entitled “Risk Factors.” Warrant holders should carefully consider these risks and are urged to speak with their personal legal, financial, investment and/or tax advisor as necessary before deciding whether or not to participate in the Offer and Consent Solicitation. In addition, we strongly encourage you to read this Prospectus/Offer to Exchange in its entirety, and the publicly-filed information about us, before making a decision regarding the Offer and Consent Solicitation.

General Terms

Until the Expiration Date, we are offering to holders of our Warrants the opportunity to receive 0.26 Ordinary Shares in exchange for each Warrant they hold. Holders of the Warrants tendered for exchange will not have to pay any of the exercise price for the tendered Warrants in order to receive Ordinary Shares in the exchange. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.

No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Ordinary Shares on the NYSE on the last trading day of the Offer Period.

As part of the Offer, we are also soliciting from the holders of the Warrants their consent to the amendment of the Warrant Agreement. If approved, the Warrant Amendment would permit the Company to require that all outstanding Warrants be converted into Ordinary Shares at a ratio of 0.234 Ordinary Shares per Warrant, which is a ratio 10% less than the ratio applicable to the Offer, which would permit us to eliminate all of the Warrants that remain outstanding after the Offer expires. A copy of the Warrant Amendment is attached hereto as Annex A. We urge that you carefully read the Warrant Amendment in its entirety. Pursuant to the terms of the Warrant Agreement, the consent of holders of at least a majority of the outstanding Warrants is required to approve the Warrant Amendment.

Holders who tender Warrants in the Offer will automatically be deemed, without any further action, to have given their consent to approval of the Warrant Amendment (effective upon our acceptance of the Warrants tendered). The consent to the Warrant Amendment is a part of the Letter of Transmittal and Consent relating to the Warrants.

You cannot tender any Warrants in the Offer without giving your consent to the Warrant Amendment. Thus, before deciding whether to tender any Warrants, you should be aware that a tender of Warrants may result in the approval of the Warrant Amendment.

The Offer and Consent Solicitation is subject to the terms and conditions contained in this Prospectus/Offer to Exchange and the Letter of Transmittal and Consent.

You may tender some or all of your Warrants into the Offer. If you elect to tender Warrants in response to the Offer and Consent Solicitation, please follow the instructions in this Prospectus/Offer to Exchange and the related documents, including the Letter of Transmittal and Consent.

If you tender Warrants, you may withdraw your tendered Warrants at any time before the Expiration Date and retain them on their current terms or amended terms if the Warrant Amendment is approved, by following the instructions herein. In addition, Warrants that are not accepted by us for exchange by June 12, 2018 may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange.

Corporate Information

We were incorporated in the Cayman Islands on March 9, 2017 in order to become the parent company of Canyon Holdings S.à r.l. in connection with the Business Combination with Capitol. On June 29, 2017, we consummated the Business Combination and, in connection therewith, became a successor issuer to Capitol by operation of Rule 12g-3(a) promulgated under the Exchange Act.

Our principal executive offices are located at 130 E. Randolph Street, 7th Floor, Chicago, Illinois 60601, and our telephone number is (312) 922-2400. Our website address is www.cision.com. We had approximately 3,500 employees as of December 31, 2017. Information contained on our website is not a part of this Prospectus/Offer to Exchange. Our Ordinary Shares are listed on NYSE under the symbol “Cision,” and our Public Warrants are listed on NYSE American under the symbol “CISN.WS.”

Warrants Subject to the Offer

The Public Warrants were issued in connection with the Capitol IPO and automatically converted into warrants to acquire Ordinary Shares of Cision upon the consummation of the Business Combination. Each Public Warrant entitles the holder to purchase one Ordinary Share for a purchase price of $11.50, subject to adjustments pursuant to the Warrant Agreement. The Public Warrants are listed on NYSE American under the symbol “CISN.WS.” As of May 8, 2018, 16,250,000 Public Warrants were outstanding. Pursuant to the Offer, we are offering up to an aggregate of 4,225,000 of our Ordinary Shares in exchange for the Public Warrants.

The Private Warrants were issued to the Capitol Sponsors in connection with the Capitol IPO and additional Private Warrants were issued to Cision Owner in connection with the consummation of the Business Combination. Each Private Warrant entitles the holder to purchase one Ordinary Share for a purchase price of $11.50, subject to adjustments pursuant to the Warrant Agreement. As of May 8, 2018, 8,250,000 Private Warrants were outstanding. Pursuant to the Offer, we are offering up to an aggregate of 2,145,000 of our Ordinary Shares in exchange for the Private Warrants.

The terms of the Private Warrants are identical to the Public Warrants, except that such Private Warrants are exercisable on a cashless basis and are not redeemable by us, in each case so long as they are still held by the initial holders or their affiliates.

Offer Period

The Offer and Consent Solicitation will expire on the Expiration Date, which is 11:59 p.m., Eastern Daylight Time, on May 15, 2018, or such later time and date to which we may extend. We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the Offer and Consent Solicitation is open. There can be no assurance that we will exercise our right to extend the Offer Period. During any extension, all Warrant holders who previously tendered Warrants will have a right to withdraw such previously tendered Warrants until the Expiration Date, as extended. If we extend the Offer Period, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Daylight Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Upon any such withdrawal, we are required by Rule 13e-4(f)(5) under the Exchange Act to promptly return the tendered Warrants. We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.

At the expiration of the Offer Period, the current terms of the Warrants will continue to apply to any unexchanged Warrants, or the amended terms if the Warrant Amendment is approved, until the Warrants expire by their terms on June 29, 2023.

Amendments to the Offer and Consent Solicitation

We reserve the right at any time or from time to time, to amend the Offer and Consent Solicitation, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the exchange ratio of Ordinary Shares issued for every Warrant exchanged or by changing the terms of the Warrant Amendment.

If we make a material change in the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open after material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changed terms or information.

If we increase or decrease the exchange ratio of the Ordinary Shares issuable upon exchange of a Warrant, the amount of Warrants sought for tender or the dealer manager’s soliciting fee, and the Offer and Consent Solicitation is scheduled to expire at any time earlier than the end of the tenth business day from the date that we first publish, send or give notice of such an increase or decrease, then we will extend the Offer and Consent Solicitation until the expiration of that ten business day period.

Other material amendments to the Offer and Consent Solicitation may require us to extend the Offer and Consent Solicitation for a minimum of five business days, and we will need to amend this Registration Statement on Form S-4 of which this Prospectus/Offer to Exchange forms a part for any material changes in the facts set forth in this Registration Statement on Form S-4.

Partial Exchange Permitted

Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants. If you choose to participate in the Offer, you may tender less than all of your Warrants pursuant to the terms of the Offer. No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Ordinary Shares on the NYSE on the last trading day of the Offer Period.

Conditions to the Offer and Consent Solicitation

The Offer and Consent Solicitation are conditioned upon the following:

•	the registration statement, of which this document is a part, shall have become effective under the Securities Act, and shall not be the subject of any stop order or proceeding seeking a stop order;
•	no action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, shall have been threatened, instituted or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the tender of some or all of the Warrants pursuant to the Offer or otherwise relates in any manner to the Offer;
•	there shall not have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or Consent Solicitation or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might, directly or indirectly, (i) make the acceptance for exchange of, or exchange for, some or all of the Warrants illegal or otherwise restrict or prohibit completion of the Offer or Consent Solicitation, or (ii) delay or restrict our ability, or render us unable, to accept for exchange or exchange some or all of the Warrants; and
•	there shall not have occurred any general suspension of, or limitation on prices for, trading in securities in U.S. securities or financial markets; a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States; any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions; or a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.

The Consent Solicitation is conditioned on our receiving the consent of holders of at least a majority of the outstanding Warrants (which is the minimum number required to amend the Warrant Agreement).

We will not complete the Offer and Consent Solicitation unless and until the registration statement described above is declared effective by the SEC. If the registration statement is not effective at the Expiration Date, we may, in our discretion, extend, suspend or cancel the Offer and Consent Solicitation, and will inform Warrant holders of such event. If we extend the Offer Period, we will make a public announcement of such extension and the new Expiration Date by no later than 9:00 a.m., Eastern Daylight Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

In addition, as to any Warrant holder, the Offer and Consent Solicitation is conditioned upon such Warrant holder desiring to tender Warrants in the Offer delivering to the exchange agent in a timely manner the holder’s Warrants to be tendered and any other required paperwork, all in accordance with the applicable procedures described in this Prospectus/Offer to Exchange and set forth in the Letter of Transmittal and Consent.

The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer Period. The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date.

We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Warrants (and the related consent to the Warrant Amendment will be revoked). We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.

No Recommendation; Warrant Holder’s Own Decision

None of Cision, our affiliates, directors, officers or employees, or the information agent, the exchange agent or the dealer manager for the Offer and Consent Solicitation, is making any recommendations to any Warrant holder as to whether to exchange their Warrants and deliver their consent to the Warrant Amendment. Each Warrant holder must make its own decision as to whether to tender Warrants for exchange pursuant to the Offer and consent to the amendment of the Warrant Agreement pursuant to the Consent Solicitation.

Procedure for Tendering Warrants for Exchange and Consenting to the Warrant Amendment

Issuance of Ordinary Shares upon exchange of Warrants pursuant to the Offer and acceptance by us of Warrants for exchange pursuant to the Offer and providing your consent to the Warrant Amendment will be made only if Warrants are properly tendered pursuant to the procedures described below and set forth in the Letter of Transmittal and Consent. A tender of Warrants pursuant to such procedures, if and when accepted by us, will constitute a binding agreement between the tendering holder of Warrants and us upon the terms and subject to the conditions of the Offer and Consent Solicitation. The proper tender of your Warrants will constitute a consent to the Warrant Amendment with respect to each Warrant tendered.

A tender of Warrants made pursuant to any method of delivery set forth herein will also constitute an agreement and acknowledgement by the tendering Warrant holder that, among other things: (i) the Warrant holder agrees to exchange the tendered Warrants on the terms and conditions set forth in this Prospectus/Offer to Exchange and Letter of Transmittal and Consent, in each case as may be amended or supplemented prior to the Expiration Date; (ii) the Warrant holder consents to the Warrant Agreement; (iii) the Offer is discretionary and may be extended, modified, suspended or terminated by us as provided herein; (iv) such Warrant holder is voluntarily participating in the Offer; (v) the future value of our Warrants is unknown and cannot be predicted with certainty; and (vi) such Warrant holder has read this Prospectus/Offer to Exchange, Letter of Transmittal and Consent and Warrant Amendment.

Registered Holders of Warrants; Beneficial Owners of Warrants

For purposes of the tender procedures set forth below, the term “registered holder” means any person in whose name Warrants are registered on our books or who is listed as a participant in a clearing agency’s security position listing with respect to the Warrants.

Persons whose Warrants are held through a direct or indirect participant of The Depository Trust Company (“DTC”), such as a broker, dealer, commercial bank, trust company or other financial intermediary, are not considered registered holders of those Warrants but are “beneficial owners.” Beneficial owners cannot directly tender Warrants for exchange pursuant to the Offer. Instead, a beneficial owner must instruct its broker, dealer, commercial bank, trust company or other financial intermediary to tender Warrants for exchange on behalf of the beneficial owner. See “— Required Communications by Beneficial Owners.”

Tendering Warrants Using Letter of Transmittal and Consent

A registered holder of Warrants may tender Warrants for exchange using a Letter of Transmittal and Consent in the form provided by us with this Prospectus/Offer to Exchange. A Letter of Transmittal is to be used only if delivery of Warrants is to be made by book-entry transfer to the exchange agent’s account at DTC pursuant to the procedures set forth in “— Tendering Warrants Using Book-Entry Transfer”; provided, however, that it is not necessary to execute and deliver a Letter of Transmittal and Consent if instructions with respect to the tender of such Warrants are transmitted through DTC’s Automated Tender Offer Program (“ATOP”). If you are a registered holder of Warrants, unless you intend to tender those Warrants through ATOP, you should complete, execute and deliver a Letter of Transmittal and Consent to indicate the action you desire to take with respect to the Offer and Consent Solicitation.

In order for Warrants to be properly tendered for exchange pursuant to the Offer using a Letter of Transmittal and Consent, the registered holder of the Warrants being tendered must ensure that the exchange agent receives the following: (i) a properly completed and duly executed Letter of Transmittal and Consent, in accordance with the instructions of the Letter of Transmittal and Consent (including any required signature guarantees); (ii) delivery of the Warrants by book-entry transfer to the exchange agent’s account at DTC; and (iii) any other documents required by the Letter of Transmittal and Consent.

In the Letter of Transmittal and Consent, the tendering registered Warrant holder must set forth: (i) its name and address; (ii) the number of Warrants being tendered by the holder for exchange; and (iii) certain other information specified in the form of Letter of Transmittal and Consent.

In certain cases, all signatures on the Letter of Transmittal and Consent must be guaranteed by an “Eligible Institution.” See “— Signature Guarantees.”

If the Letter of Transmittal and Consent is signed by someone other than the registered holder of the tendered Warrants (for example, if the registered holder has assigned the Warrants to a third-party), or if the Ordinary Shares to be issued upon exchange of the tendered Warrants are to be issued in a name other than that of the registered holder of the tendered Warrants, the tendered Warrants must be properly accompanied by appropriate assignment documents, in either case signed exactly as the name(s) of the registered holder(s) appear on the Warrants, with the signature(s) on the Warrants or assignment documents guaranteed by an Eligible Institution.

Any Warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of Ordinary Shares in exchange for such Warrants as part of the completion of the Offer.

Signature Guarantees

In certain cases, all signatures on the Letter of Transmittal and Consent must be guaranteed by an “Eligible Institution.” An “Eligible Institution” is a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Exchange Act.

Signatures on the Letter of Transmittal and Consent need not be guaranteed by an Eligible Institution if (i) the Letter of Transmittal and Consent is signed by the registered holder of the Warrants tendered therewith exactly as the name of the registered holder appears on such Warrants and such holder has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” in the Letter of Transmittal and Consent; or (ii) such Warrants are tendered for the account of an Eligible Institution.

In all other cases, an Eligible Institution must guarantee all signatures on the Letter of Transmittal and Consent by completing and signing the table in the Letter of Transmittal and Consent entitled “Guarantee of Signature(s).”

Required Communications by Beneficial Owners

Persons whose Warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, are not considered registered holders of those Warrants, but are “beneficial owners,” and must instruct the broker, dealer, commercial bank, trust company or other financial intermediary to tender Warrants on their behalf. Your broker, dealer, commercial bank, trust company or other financial intermediary should have provided you with an “Instructions Form” with this Prospectus/Offer to Exchange. The Instructions Form is also filed as an exhibit to the registration statement of which this Prospectus/Offer to Exchange forms a part. The Instructions Form may be used by you to instruct your broker or other custodian to tender and deliver Warrants on your behalf.

Tendering Warrants Using Book-Entry Transfer

The exchange agent has established an account for the Warrants at DTC for purposes of the Offer and Consent Solicitation. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Warrants by causing DTC to transfer such Warrants into the exchange agent’s account in accordance with ATOP. However, even though delivery of Warrants may be effected through book-entry transfer into the exchange agent’s account at DTC, a properly completed and duly executed Letter of Transmittal and Consent (with any required signature guarantees), or an “Agent’s Message” as described in the next paragraph, and any other required documentation, must in any case also be transmitted to and received by the exchange agent at its address set forth in this Prospectus/Offer to Exchange prior to the Expiration Date, or the guaranteed delivery procedures described under “— Guaranteed Delivery Procedures” must be followed.

DTC participants desiring to tender Warrants for exchange pursuant to the Offer may do so through ATOP, and in that case the participant need not complete, execute and deliver a Letter of Transmittal and Consent. DTC will verify the acceptance and execute a book-entry delivery of the tendered Warrants to the exchange agent’s account at DTC. DTC will then send an “Agent’s Message” to the exchange agent for acceptance. Delivery of the Agent’s Message by DTC will satisfy the terms of the Offer and Consent Solicitation as to execution and delivery of a Letter of Transmittal and Consent by the DTC participant identified in the Agent’s Message. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Warrants for exchange that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and Consent and that our company may enforce such agreement against the participant. Any DTC participant tendering by book-entry transfer must expressly acknowledge that it has received and agrees to be bound by the Letter of Transmittal and Consent and that the Letter of Transmittal and Consent may be enforced against it.

Any Warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of Ordinary Shares in exchange for such Warrants as part of the completion of the Offer.

Delivery of a Letter of Transmittal and Consent or any other required documentation to DTC does not constitute delivery to the Exchange Agent. See “— Timing and Manner of Deliveries.”

Guaranteed Delivery Procedures

If a registered holder of Warrants desires to tender its Warrants for exchange pursuant to the Offer, but (i) the procedure for book-entry transfer cannot be completed on a timely basis, or (ii) time will not permit all required documents to reach the exchange agent prior to the Expiration Date, the holder can still tender its Warrants if all the following conditions are met:

•	the tender is made by or through an Eligible Institution;
•	the exchange agent receives by hand, mail, overnight courier or facsimile transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Prospectus/Offer to Exchange, with signatures guaranteed by an Eligible Institution; and
•	a confirmation of a book-entry transfer into the exchange agent’s account at DTC of all Warrants delivered electronically, together with a properly completed and duly executed Letter of Transmittal and Consent with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in accordance with ATOP), and any other documents required by the Letter of Transmittal and Consent, must be received by the exchange agent within two days that the NYSE is open for trading after the date the exchange agent receives such Notice of Guaranteed Delivery.

In any case where the guaranteed delivery procedure is utilized for the tender of Warrants pursuant to the Offer, the issuance of Ordinary Shares for those Warrants tendered for exchange pursuant to the Offer and accepted pursuant to the Offer will be made only if the exchange agent has timely received the applicable foregoing items.

Timing and Manner of Deliveries

UNLESS THE GUARANTEED DELIVERY PROCEDURES DESCRIBED ABOVE ARE FOLLOWED, WARRANTS WILL BE PROPERLY TENDERED ONLY IF, BY THE EXPIRATION DATE, THE EXCHANGE AGENT RECEIVES SUCH WARRANTS BY BOOK-ENTRY TRANSFER, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL AND CONSENT OR AN AGENT’S MESSAGE.

ALL DELIVERIES IN CONNECTION WITH THE OFFER AND CONSENT SOLICITATION, INCLUDING ANY LETTER OF TRANSMITTAL AND CONSENT AND THE TENDERED WARRANTS, MUST BE MADE TO THE EXCHANGE AGENT. NO DELIVERIES SHOULD BE MADE TO US. ANY DOCUMENTS DELIVERED TO US WILL NOT BE FORWARDED TO THE EXCHANGE AGENT AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING WARRANT HOLDERS. IF DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED (PROPERLY INSURED). IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any tender of Warrants will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of Warrants that we determine are not in proper form or reject tenders of Warrants that may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of any particular Warrant, whether or not similar defects or irregularities are waived in the case of other tendered Warrants. Neither we nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of us or them incur any liability for failure to give any such notice.

Fees and Commissions

Tendering Warrant holders who tender Warrants directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent, the dealer manager or any brokerage commissions. Beneficial owners who hold Warrants through a broker or bank should consult that institution as to whether or not such institution will charge the owner any service fees in connection with tendering Warrants on behalf of the owner pursuant to the Offer and Consent Solicitation.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer of Warrants to us in the Offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include (i) if our Ordinary Shares are to be registered or issued in the name of any person other than the person signing the Letter of Transmittal and Consent, or (ii) if tendered Warrants are registered in the name of any person other than the person signing the Letter of Transmittal and Consent. If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the Letter of Transmittal and Consent, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payment due with respect to the Warrants tendered by such holder.

Withdrawal Rights

By tendering Warrants for exchange, a holder will be deemed to have validly delivered its consent to the Warrant Amendment. Tenders of Warrants made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Consents to the Warrant Amendment in connection with the Consent Solicitation may be revoked at any time before the Expiration Date by withdrawing the tender of your Warrants. A valid withdrawal of tendered Warrants before the Expiration Date will be deemed to be a concurrent revocation of the related consent to the Warrant Amendment. Tenders of Warrants and consent to the Warrant Amendment may not be withdrawn after the Expiration Date. If the Offer Period is extended, you may withdraw your tendered Warrants at any time until the expiration of such extended Offer Period. After the Offer Period expires, such tenders are irrevocable, provided, however, that Warrants that are not accepted by us for exchange on or prior to June 12, 2018 may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange.

To be effective, a written notice of withdrawal must be timely received by the exchange agent at its address identified in this Prospectus/Offer to Exchange. Any notice of withdrawal must specify the name of the person who tendered the Warrants for which tenders are to be withdrawn and the number of Warrants to be withdrawn. If the Warrants to be withdrawn have been delivered to the exchange agent, a signed notice of withdrawal must be submitted prior to release of such Warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering Warrant holder). A withdrawal may not be cancelled, and Warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer and Consent Solicitation. However, Warrants for which tenders are withdrawn may be tendered again by following one of the procedures described above in the section entitled “— Procedure for Tendering Warrants for Exchange” at any time prior to the Expiration Date.

A beneficial owner of Warrants desiring to withdraw tendered Warrants previously delivered through DTC should contact the DTC participant through which such owner holds its Warrants. In order to withdraw Warrants previously tendered, a DTC participant may, prior to the Expiration Date, withdraw its instruction by (i) withdrawing its acceptance through DTC’s Participant Tender Offer Program (“PTOP”) function, or (ii) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the PTOP function to which such withdrawal relates. If the tender being withdrawn was made through ATOP, it may only be withdrawn through PTOP, and not by hard copy delivery of withdrawal instructions. A DTC participant may withdraw a tendered Warrant only if such withdrawal complies with the provisions described in this paragraph.

A holder who tendered its Warrants other than through DTC should send written notice of withdrawal to the exchange agent specifying the name of the Warrant holder who tendered the Warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by an Eligible Institution, as described above in the section entitled “— Procedure for Tendering Warrants for Exchange — Signature Guarantees”; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Warrants being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior Warrant tender will be effective upon receipt of the notice of withdrawal by the exchange agent. Selection of the method of notification is at the risk of the Warrant holder, and notice of withdrawal must be timely received by the exchange agent.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. Neither we nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

Acceptance for Issuance of Shares

Upon the terms and subject to the conditions of the Offer and Consent Solicitation, we will accept for exchange Warrants validly tendered until the Expiration Date, which is 11:59 p.m., Eastern Daylight Time, on May 15, 2018, or such later time and date to which we may extend. The Ordinary Shares to be issued upon exchange of Warrants pursuant to the Offer, along with written notice from Exchange Agent confirming the balance of any Warrants not exchanged, will be delivered promptly following the Expiration Date. In all cases,

Warrants will only be accepted for exchange pursuant to the Offer after timely receipt by the exchange agent of (i) book-entry delivery of the tendered Warrants, (ii) a properly completed and duly executed Letter of Transmittal and Consent, or compliance with ATOP where applicable, (iii) any other documentation required by the Letter of Transmittal and Consent, and (iv) any required signature guarantees.

For purposes of the Offer and Consent Solicitation, we will be deemed to have accepted for exchange Warrants that are validly tendered and for which tenders are not withdrawn, unless we give written notice to the Warrant holder of our non-acceptance.

Announcement of Results of the Offer and Consent Solicitation

We will announce the final results of the Offer and Consent Solicitation, including whether all of the conditions to the Offer and Consent Solicitation have been satisfied or waived and whether we will accept the tendered Warrants for exchange, as promptly as practicable following the end of the Offer Period. The announcement will be made by a press release and by amendment to the Schedule TO we file with the SEC in connection with the Offer and Consent Solicitation.

Background and Purpose of the Offer and Consent Solicitation

The Cision Board approved the Offer and Consent Solicitation on April 16, 2018. The purpose of the Offer and Consent Solicitation is to attempt to simplify our corporate structure and reduce the potential dilutive impact of the Warrants, thereby providing us with more flexibility for financing our operations in the future. The Warrants that are tendered for exchange pursuant to the Offer will be retired and cancelled automatically upon the issuance of Ordinary Shares in exchange for such Warrants pursuant to the Offer.

Agreements, Regulatory Requirements and Legal Proceedings

Other than as set forth under the sections entitled “The Offer and Consent Solicitation — Interests of Directors, Executive Officers and Others,” “The Offer and Consent Solicitation — Transactions and Agreements Concerning Our Securities” and “Certain Relationships and Related Person Transactions,” there are no present or proposed agreements, arrangements, understandings or relationships between us, and any of our directors, executive officers, affiliates or any other person relating, directly or indirectly, to the Offer and Consent Solicitation or to our securities that are the subject of the Offer and Consent Solicitation.

Except for the requirements of applicable federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or federal or state regulatory approvals to be obtained by us in connection with the Offer and Consent Solicitation. There are no antitrust laws applicable to the Offer and Consent Solicitation. The margin requirements under Section 7 of the Exchange Act, and the related regulations thereunder, are inapplicable to the Offer and Consent Solicitation.

There are no pending legal proceedings relating to the Offer and Consent Solicitation.

Interests of Directors, Executive Officers and Others

We do not beneficially own any of the Warrants. All of our executive officers other than Yujie Chen hold equity interests in Cision Owner pursuant to the Cision Owner Partnership Agreement. These executive officers have neither a controlling interest in Cision Owner nor direct or indirect voting or dispositive power with respect to Ordinary Shares of Cision held of record by Cision Owner. See “Management — Executive Compensation — Incentive Unit Awards.”

The following table lists the Warrants beneficially owned by our directors, executive officers and other affiliates or related persons (all of which are Private Warrants) as of May 2, 2018:

Name	Aggregate Number of Warrants Beneficially Owned	Percentage of Warrants Beneficially Owned(1)
Canyon Holdings (Cayman), L.P.(2)	2,032,043	8.3%
Capitol Acquisition Management 3 LLC(3)	4,324,307	17.7%
Capitol Acquisition Founder 3 LLC(4)	1,441,436	5.9%

(1)	Determined based on 24,500,000 Warrants, representing 16,250,000 Public Warrants and 8,250,000 Private Warrants outstanding as of May 2, 2018.
(2)	Voting and dispositive power with respect to the Warrants held by Cision Owner is exercised by its general partner, Canyon Partners, Ltd., which is controlled by a majority vote of its ten-member board of directors (“Canyon Board of Directors”). GTCR Investment X AIV Ltd. (“GTCR AIV”) as the sole shareholder of Canyon Partners, Ltd. may be deemed to share voting and dispositive power over the Warrants held by Cision Owner. GTCR AIV is managed by a ten-member board of Directors (the “AIV Board of Directors”) comprised of Mark M. Anderson (one of our directors), Craig A. Bondy, Philip A. Canfield (one of our directors), Aaron D. Cohen, Sean L. Cunningham, David A. Donnini, Constantine A. Mihas, Collin E. Roche, Lawrence C. Fey IV and Benjamin J. Daverman. Each of the foregoing entities and the individual members of each of the Canyon Board of Directors and the AIV Board of Directors disclaim beneficial ownership of the Warrants held of record by Cision Owner except to the extent of his, her or its pecuniary interest. Messrs. Canfield and Anderson are Managing Directors of GTCR LLC, and Stephen P. Master (one of our directors) is a Vice President of GTCR LLC. Each of Messrs. Canfield, Anderson and Master disclaims beneficial ownership of any Warrants held by of Cision Owner or beneficially owned by Canyon Partners, Ltd. and GTCR AIV, except to the extent of his indirect pecuniary interest.
(3)	Capitol Acquisition Management 3 LLC is controlled by Mark D. Ein (one of our directors).
(4)	Capitol Acquisition Founder 3 LLC is controlled by L. Dyson Dryden (one of our directors).

The Capitol Sponsors and Cision Owner have advised us that they intend to tender all of the Private Warrants held by them in the Offer; however, none of these parties are under any contractual obligation to tender such Warrants, and there can be no assurance that they will do so. Collectively, the Capitol Sponsors and Cision Owner hold approximately 94.5% of the Private Warrants, representing approximately 31.8% of the total Warrants outstanding. If the Capitol Sponsors and Cision Owner tender all of the Private Warrants held by them in the Offer and the holders of approximately 26.7% of the remaining outstanding Warrants agree to tender (and the other conditions described herein are satisfied) then the Warrant Amendment will be adopted. None of the holders of Private Warrants will receive any benefit by virtue of participation in the Offer that is not shared on a pro rata basis with holders of the Public Warrants exchanged pursuant to the Offer.

Market Price, Dividends and Related Shareholder Matters

Market Price of Ordinary Shares and Warrants

Capitol’s units commenced public trading upon consummation of its IPO on October 13, 2015, and its common stock and warrants commenced separate trading on December 7, 2015. Prior to the separation of Capitol’s units on December 7, 2015, there was no public market for its common stock.

Prior to the consummation of the Business Combination on June 29, 2017, Capitol’s common stock, warrants and units were each listed on the NASDAQ Capital Market under the symbols “CLAC,” “CLACW” and “CLACU,” respectively. On June 30, 2017, our Ordinary Shares and Public Warrants commenced trading on the New York Stock Exchange under the symbols “CISN” and “CISN.WS,” respectively.

The following table shows the high and low sale prices per share of Capitol’s common stock and warrants (for dates prior to June 30, 2017) or our Ordinary Shares and Public Warrants (for dates on or after June 30, 2017), as applicable, as reported on the Nasdaq Stock Market or New York Stock Exchange, respectively, for the periods indicated.

	Common stock/ ordinary shares		Warrants
	High	Low	High	Low
First Quarter 2016	$9.75	$9.40	$0.65	$0.30
Second Quarter 2016	9.80	9.62	0.40	0.32
Third Quarter 2016	10.00	9.65	0.70	0.40
Fourth Quarter 2016	10.00	9.80	0.87	0.63
First Quarter 2017	10.60	9.93	1.92	0.70
Second Quarter 2017	10.85	9.90	2.01	1.50
Third Quarter 2017	13.36	10.00	2.99	1.86
Fourth Quarter 2017	13.68	11.13	3.40	2.10
First Quarter 2018	12.68	11.24	3.05	2.05
Second Quarter 2018 (through May 8, 2018)	14.19	11.16	3.78	2.11

As of May 8, 2018, we had approximately 12 holders of record of our Ordinary Shares and 8 holders of record of our Warrants. These figures do not include the number of persons whose securities are held in nominee or “street” name accounts through brokers.

Dividends

We have never declared or paid, and do not anticipate declaring or paying, any cash dividends on our Ordinary Shares in the foreseeable future. In addition, the terms of our credit facilities will include restrictions on our ability to issue dividends. See “Management’s discussion and analysis of financial condition and results of operations — Liquidity and capital resources — Overview” for a discussion of our credit facilities’ restrictions on our subsidiaries’ ability to pay dividends or other payments to us.

Source and Amount of Funds

Because this transaction is an offer to holders to exchange their existing Warrants for our Ordinary Shares, there is no source of funds or other cash consideration being paid by us to, or to us from, those tendering Warrant holders pursuant to the Offer, other than the amount of cash paid in lieu of a fractional share in the Offer. We estimate that the total amount of cash required to complete the transactions contemplated by the Offer and Consent Solicitation, including the payment of any fees, expenses and other related amounts incurred in connection with the transactions and the payment of cash in lieu of fractional shares will be approximately $1.1 million. We expect to have sufficient funds to complete the transactions contemplated by the Offer and Consent Solicitation and to pay fees, expenses and other related amounts from our cash on hand.

Exchange Agent

Continental Stock Transfer & Trust Company has been appointed the exchange agent for the Offer and Consent Solicitation. The Letter of Transmittal and Consent and all correspondence in connection with the Offer should be sent or delivered by each holder of the Warrants, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Offer to Exchange. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Information Agent

D.F. King & Co., Inc. has been appointed as the information agent for the Offer and Consent Solicitation, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this Prospectus/Offer to Exchange or the Letter of Transmittal and Consent should be directed to the information agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Offer to Exchange.

Dealer Manager

We have retained Citigroup Global Markets Inc. to act as dealer manager in connection with the Offer and Consent Solicitation and will pay the dealer manager a customary fee as compensation for its services. We will also reimburse the dealer manager for certain expenses. The obligations of the dealer manager to perform this function are subject to certain conditions. We have agreed to indemnify the dealer manager against certain liabilities, including liabilities under the federal securities laws. Questions about the terms of the Offer or Consent Solicitation may be directed to the dealer manager at its address and telephone number set forth on the back cover page of this Prospectus/Offer to Exchange.

The dealer manager and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The dealer manager and its affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they have received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the dealer manager and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The dealer manager and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

In the ordinary course of its business, the dealer manager or its affiliates may at any time hold long or short positions, and may trade for their own accounts or the accounts of customers, in securities of Cision, including Warrants, and, to the extent that the dealer manager or its affiliates own Warrants during the Offer and Consent Solicitation, they may tender such Warrants under the terms of the Offer and Consent Solicitation.

Fees and Expenses

The expenses of soliciting tenders of the Warrants and the Consent Solicitation will be borne by us. The principal solicitations are being made by mail; however, additional solicitations may be made by facsimile transmission, telephone or in person by the dealer manager and the information agent, as well as by our officers and other employees and affiliates.

You will not be required to pay any fees or commissions to us, the dealer manager, the exchange agent or the information agent in connection with the Offer and Consent Solicitation. If your Warrants are held through a broker, dealer, commercial bank, trust company or other nominee that tenders your Warrants on your behalf, your broker or other nominee may charge you a commission or service fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Transactions and Agreements Concerning Our Securities

Other than as set forth below and in the sections of this Prospectus/Offer to Exchange entitled “Certain Relationships and Related Person Transactions” and “Description of Capital Stock,” and as set forth in our

Amended and Restated Memorandum and Articles of Association, there are no agreements, arrangements or understandings between the Company, or any of our directors or executive officers, and any other person with respect to our securities that are the subject of the Offer and Consent Solicitation.

The Capitol Sponsors and Cision Owner have advised us that they intend to tender all of the Private Warrants held by them in the Offer; however, none of these parties are under any contractual obligation to tender such Warrants, and there can be no assurance that they will do so. Collectively, the Capitol Sponsors and Cision Owner hold approximately 94.5% of the Private Warrants, representing approximately 31.8% of the total Warrants outstanding. If the Capitol Sponsors and Cision Owner tender all of the Private Warrants held by them in the Offer and the holders of approximately 26.7% of the remaining outstanding Warrants agree to tender (and the other conditions described herein are satisfied) then the Warrant Amendment will be adopted. None of the holders of Private Warrants will receive any benefit by virtue of participation in the Offer that is not shared on a pro rata basis with holders of the Public Warrants exchanged pursuant to the Offer.

Except as set forth in the section of this Prospectus/Offer to Exchange entitled “Certain Relationships and Related Person Transactions,” neither we, nor any of our directors, executive officers or controlling persons, or any executive officers, directors, managers or partners of any of our controlling persons, has engaged in any transactions in our Warrants in the last 60 days.

Plans

Except as described in the sections of this Prospectus/Offer to Exchange entitled “Risk Factors” and “The Offer and Consent Solicitation,” neither the Company, nor any of its directors, executive officers, or controlling persons, or any executive officers, directors, managers or partners of its controlling persons, has any plans, proposals or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;
•	any purchase, sale or transfer of a material amount of assets of us or any of our subsidiaries;
•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;
•	except as described below, any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;
•	any other material change in our corporate structure or business;
•	any class of our equity securities to be delisted from the NYSE (except to the extent the results of the Offer and Consent Solicitation impact the continued listing of the Public Warrants);
•	any class of our equity securities becoming eligible for termination of registration under section 12(g)(4) of the Exchange Act (except to the extent the results of the Offer and Consent Solicitation impact such eligibility with respect to the Public Warrants);
•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;
•	the acquisition or disposition by any person of our securities; or
•	any changes in our Articles of Association or other governing instruments or other actions that could impede the acquisition of control of our company.

Registration Under The Exchange Act

The Public Warrants currently are registered under the Exchange Act. This registration may be terminated upon application by us to the SEC if there are fewer than 300 record holders of the Public Warrants. We currently do not intend to deregister the Public Warrants, if any, that remain outstanding after completion of the Offer and Consent Solicitation. Notwithstanding any termination of the registration of our Public Warrants, we will continue to be subject to the reporting requirements under the Exchange Act as a result of the continuing registration of our Ordinary Shares.

Accounting Treatment

The Warrants are not currently reflected on our consolidated balance sheet. We will account for the exchange of Warrants as an ordinary share issuance for no additional value. The par value of each ordinary share issued in the Offer will be recorded as a credit to common stock and a debit to additional paid-in capital. Any cash paid in lieu of fractional shares will be recorded as a credit to cash and a debit to additional paid-in capital. The Offer will not modify the current accounting treatment for the un-exchanged warrants.

Absence of Appraisal Or Dissenters’ Rights

Holders of the Warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer and Consent Solicitation.

Material U.S. Federal Income Tax Consequences

General

Subject to the limitations and qualifications stated herein, this discussion sets forth a summary of material U.S. federal income tax consequences of the receipt of Ordinary Shares in exchange for the Warrants pursuant to the Offer, the deemed exchange of Warrants not exchanged for Ordinary Shares in the Offer for “new” Warrants pursuant to the Warrant Amendment, and the ownership and disposition of Ordinary Shares. The discussion is based on the United States Internal Revenue Code of 1986, as amended, or the Code, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, possibly with retroactive effect. We cannot assure you that a change in law will not alter significantly the tax consequences described in this summary. We have not sought and do not expect to seek any rulings from the U.S. Internal Revenue Service, or the IRS, regarding the matters discussed below, and as a result, there can be no assurance that the IRS or the courts will agree with any of the conclusions stated in this description. This description assumes that holders hold the Warrants, and will hold the Ordinary Shares received upon exchange of the Warrants, as capital assets (generally, property held for investment). This description does not address all of the tax consequences that might be relevant to a holder’s particular circumstances and does not address the tax consequences to any special class of holder, including without limitation, holders of (directly, indirectly or constructively) 10% or more of the Ordinary Shares, dealers in securities or currencies, banks, tax-exempt organizations, insurance companies, financial institutions, broker-dealers, regulated investment companies, real estate investment trusts, tax exempt organizations, traders in securities that elect the mark-to-market method of accounting for their securities holdings, persons that hold Ordinary Shares or Warrants that are a hedge or that are hedged against currency or interest rate risks or that are part of a straddle conversion or “integrated” transaction, persons holding Ordinary Shares through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States, certain U.S. expatriates, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons subject to special tax accounting rules as a result of any item of gross income with respect to Ordinary Shares being taken into account in an applicable financial statement, investment funds and their investors, and U.S. holders (as defined below) whose functional currency for U.S. federal income tax purposes is not the U.S. dollar.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds Ordinary Shares or Warrants, the tax treatment of the partnership and a partner in such partnership generally will depend on the status of the partner and the nature of the activities of the partnership. A holder that is a partnership, and the partners in such partnerships, should consult its tax advisors regarding the tax consequences of the receipt of Ordinary Shares in the exchange, the deemed exchange of Warrants not exchanged for Ordinary Shares in the Offer for “new” Warrants pursuant to the Warrant Amendment, and the ownership and disposition of Ordinary Shares received in the exchange.

This description does not address the tax consequences arising under the laws of any foreign, state, or local tax jurisdiction. Moreover, except to the extent specifically set forth below, this description does not address the U.S. federal estate and gift tax, or alternative minimum tax, or other non-income tax consequences of the ownership and disposition of Ordinary Shares received upon exchange of the Warrants.

This description is for general information only and is not tax advice. It is not intended to constitute a complete description of all tax consequences for holders relating to the exchange of Warrants for our Ordinary Shares, the deemed exchange of Warrants not exchanged for Ordinary Shares in the Offer for “new” Warrants pursuant to the Warrant Amendment, or relating to the ownership and disposition of our Ordinary Shares. You are urged to consult with your tax advisor regarding the U.S. federal income tax consequences of the receipt of Ordinary Shares in exchange for the Warrants, the deemed exchange of Warrants not exchanged for Ordinary Shares in the Offer for “new” Warrants pursuant to the Warrant Amendment, and of the ownership and disposition of such Ordinary Shares, applicable in your particular situation, as well as any consequences under the U.S. federal estate or gift tax, the U.S. federal alternative minimum tax, or under the tax laws of any state, local, foreign, or other taxing jurisdiction.

Tax Consequences to U.S. Holders

Subject to the limitations stated above, the following description addresses certain material U.S. federal income tax consequences of the receipt of Ordinary Shares in exchange for the Warrants, the deemed exchange of Warrants not exchanged for Ordinary Shares in the Offer for “new” Warrants pursuant to the Warrant Amendment, and of the ownership and disposition of our Ordinary Shares, that are expected to apply if you are a U.S. holder of the Warrants or our Ordinary Shares. For this purpose, you are a “U.S. holder” if you are:

•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any State thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

Exchange of Warrants for Ordinary Shares

Subject to the passive foreign investment company (“PFIC”) rules discussed below, for those holders of Warrants participating in the Offer and for any holders of Warrants subsequently exchanged for Ordinary Shares pursuant to the terms of the Warrant Amendment, we intend to treat your exchange of Warrants for our Ordinary Shares as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code pursuant to which (i) you should not recognize any gain or loss on the exchange of Warrants for shares of our Ordinary Shares, (ii) your aggregate tax basis in the shares received in the exchange should equal your aggregate tax basis in your Warrants deemed to be surrendered in the exchange (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the Offer), and (iii) your holding period for the shares received in the exchange should include your holding period for the surrendered Warrants. Special tax basis and holding period rules apply to holders that acquired different blocks of Warrants at different prices or at different times. You should consult your tax advisor as to the applicability of these special rules to your particular circumstances. Any cash you receive in lieu of a fractional share of our Ordinary Shares pursuant to the Offer should generally result in gain or loss to you equal to the difference between the cash received and your tax basis in the fractional share. Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of Warrants for our Ordinary Shares, there can be no assurance in this regard and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. holders to recognize taxable income. If our treatment of the exchange of Warrants for our Ordinary Shares were successfully challenged by the IRS and such exchange were not treated as a recapitalization for United States federal income tax purposes, exchanging U.S. holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of Ordinary Shares described below under “Tax Consequences to U.S. Holders — Ownership and Disposition of Ordinary Shares” and exchanging non-U.S. holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of Ordinary Shares described below under “Tax Consequences to Non-U.S. Holders — Ownership and Disposition of Ordinary Shares.”

Although we believe the exchange of Warrants for Ordinary Shares pursuant to the Offer is a value-for-value transaction, because of the uncertainty inherent in any valuation, there can be no assurance that the IRS or a court would agree. If the IRS or a court were to view the exchange pursuant to the Offer as the issuance of Ordinary Shares to an exchanging holder having a value in excess of the Warrants surrendered by such holder, such excess value could be viewed as a constructive dividend under Section 305 of the Code. Although not free from doubt, it is expected that such constructive dividend, if any, should be considered a dividend of common stock on common stock, which generally should be nontaxable.

If you exchange Warrants for our Ordinary Shares pursuant to the Offer, and if you hold five percent or more of our Ordinary Shares prior to the exchange, or if you hold Warrants and other securities of ours prior to the exchange with a tax basis of $1 million or more, you will be required to file with your U.S. federal income tax return for the year in which the exchange occurs a statement setting forth certain information relating to the exchange (including the fair market value, prior to the exchange, of the Warrants transferred in the exchange and your tax basis, prior to the exchange, in our Ordinary Shares or securities), and to maintain permanent records containing such information.

Although the issue is not free from doubt, we intend to treat all Warrants not exchanged for Ordinary Shares in the Offer as having been exchanged for “new” Warrants pursuant to the Warrant Amendment and to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which, subject to the PFIC rules discussed below, (i) you should not recognize any gain or loss on the deemed exchange of Warrants for “new” Warrants, (ii) your aggregate tax basis in the “new” Warrants deemed to be received in the exchange should equal your aggregate tax basis in your existing Warrants surrendered in the exchange, and (iii) your holding period for the “new” Warrants deemed to be received in the exchange should include your holding period for the surrendered Warrants. Special tax basis and holding period rules apply to holders that acquired different blocks of Warrants at different prices or at different times. You should consult your tax advisor as to the applicability of these special rules to your particular circumstances.

Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the deemed exchange of Warrants for “new” Warrants pursuant to the Warrant Amendment, there can be no assurance in this regard and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. holders to recognize taxable income. If our treatment of the deemed exchange of Warrants for “new” Warrants pursuant to the Warrant Amendment were successfully challenged by the IRS and such exchange were not treated as a recapitalization for United States federal income tax purposes, exchanging U.S. holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of Ordinary Shares described below under “Tax Consequences to U.S. Holders — Ownership and Disposition of Ordinary Shares” and exchanging non-U.S. holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of Ordinary Shares described below under “Tax Consequences to Non-U.S. Holders — Ownership and Disposition of Ordinary Shares.”

Passive Foreign Investment Company Rules

General.  A foreign corporation will be treated as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year if, applying applicable look-through rules, either:

•	at least 75% of its gross income for such year is passive income; or
•	at least 50% of the value of its assets (determined based on a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income.

For these purposes, we will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, at least

25% of the stock. Subject to various exceptions, passive income generally includes dividends, interest, royalties and rents (other than certain royalties and rents derived in the active conduct of a trade or business and not derived from a related person), and gains derived from the disposition of passive assets. Under proposed U.S. Treasury Regulations, the holder of an option to acquire stock in a PFIC is considered to be the owner of that stock.

Based on the value of our assets and the composition of our income and assets, we do not believe we were treated as a PFIC for U.S. federal income purposes for our taxable year ended December 31, 2017 and do not expect to be treated as a PFIC for the foreseeable future. However, the determination of PFIC status is based on an annual determination that cannot be made until the close of a taxable year, involves extensive factual investigation, including ascertaining the fair market value of all of our assets on a quarterly basis and the character of each item of income that we earn, and is subject to uncertainty in several respects. We must make a separate determination each year as to whether we are a PFIC. As a result, our PFIC status may change. Accordingly, we cannot assure you that we will not be treated as a PFIC for our current taxable year ending December 31, 2018, or for any future taxable year, or that the IRS will not take a contrary position.

If we are a PFIC for any taxable year during which you hold a Warrant or Ordinary Shares, we generally will continue to be treated as a PFIC for all succeeding years during which you hold a Warrant or Ordinary Shares. However, if we cease to be a PFIC, you may avoid some of the adverse effects of the PFIC regime by making a “deemed sale” election with respect to the Warrant or Ordinary Shares, as applicable.

Consequences if a PFIC.  If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of our Ordinary Shares or Warrants, in the absence of a “qualifying electing fund” election (which, as noted below, will not be available to you), will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Ordinary Shares or Warrants, unless you make a “mark-to-market” election as discussed below (which would apply only to Ordinary Shares). Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Ordinary Shares will be treated as an excess distribution.

Under these rules:
•	the amount allocated to the U.S. holder’s taxable year in which the U.S. holder recognized gain or received the excess distribution, or to the period in the U.S. holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;
•	the amount allocated to other taxable years (or portions thereof) of the U.S. holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. holder; and
•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. holder.

Under proposed U.S. Treasury Regulations, for purposes of the above rules (i) the exercise of a warrant to acquire stock in a PFIC is not treated as a disposition of PFIC stock and (ii) gain is not recognized on a disposition of PFIC stock that results from a nonrecognition transfer if in the transfer PFIC stock is exchanged for stock in the same or another corporation that is also a PFIC. However, (i) the exchange of Warrants for Ordinary Shares pursuant to the Offer or (ii) the deemed exchange of Warrants not exchanged for Ordinary Shares in the Offer for “new” Warrants pursuant to the Warrant Amendment would not be eligible for those rules if this were considered to be a taxable disposition of shares of PFIC stock. U.S. holders of Warrants should consult their tax advisors with respect to the application of these rules to the exercise or amendment of their Warrants if we are a PFIC.

QEF Election.  In certain circumstances, a U.S. holder of shares in a PFIC may avoid the adverse tax consequences described above by making a “qualified electing fund” election to include in income its share of the corporation’s income on a current basis. However, you may make a qualified electing fund election with respect to your Ordinary Shares only if we furnish you annually with a PFIC annual information statement as specified in the applicable U.S. Treasury Regulations. We currently do not intend to prepare or provide the information that would enable you to make a qualified electing fund election.

Mark-to-Market Election.  Alternatively, a U.S. holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election with respect to stock to elect out of the tax treatment discussed above under “Consequences if a PFIC”. If you make a valid mark-to-market election for your Ordinary Shares you will include in income each year an amount equal to the excess, if any, of the fair market value of the Ordinary Shares as of the close of your taxable year over your adjusted basis in such Ordinary Shares. You are allowed a deduction for the excess, if any, of the adjusted basis of the Ordinary Shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the Ordinary Shares, as well as to any loss realized on the actual sale or disposition of the Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Ordinary Shares. Your basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. If you make such an election, the tax rules that apply to distributions by corporations that are not PFICs would apply to distributions by us, except that the preferential tax rate discussed below under “Ownership and Disposition of Ordinary Shares — Dividends” would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities, or regularly traded, on at least 15 days during each calendar quarter on a qualified exchange or other market, as defined in applicable U.S. Treasury Regulations. Our Ordinary Shares are listed on the New York Stock Exchange, which is a qualified exchange or other market for these purposes. Consequently, as long as our Ordinary Shares are regularly traded, the mark-to-market election would be available to a holder of our Ordinary Shares if we become a PFIC. If any of our subsidiaries are or become PFICs, the mark-to-market election will not be available with respect to the shares of such subsidiaries that are treated as owned by you. Consequently, you could be subject to the PFIC rules with respect to income of the lower-tier PFICs the value of which already had been taken into account indirectly via mark-to-market adjustments.

Currently, a mark-to-market election may not be made with respect to warrants. U.S. holders should consult their tax advisors regarding the availability and tax consequences of a mark-to-market election under their particular circumstances.

Lower-Tier PFICs.  Under attribution rules, if we are treated as a PFIC with respect to you for any taxable year, to the extent any of our subsidiaries are also PFICs, you will be deemed to own shares in such lower-tier PFICs that are directly or indirectly owned by us in the proportion that the value of the Ordinary Shares you own bears to the value of all of our Ordinary Shares, and you may be subject to the rules described in the preceding paragraphs with respect to the shares of such lower-tier PFICs you are deemed to own. We do not expect to provide to a U.S. holder the information that may be required to make or maintain a QEF election with respect to any lower-tier PFIC. Without such statements a U.S. holder would not be able to make a QEF election. In addition, a mark-to-market election is not available with respect to lower tier PFICs. U.S. holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

Reporting.  A U.S. holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. holder, may have to file an IRS Form 8621 (whether or not a QEF or market-to-market election is made) and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. holders should consult their tax advisors concerning the application of the PFIC rules to such securities under their particular circumstances.

Ownership and Disposition of Ordinary Shares

Dividends.  We do not anticipate paying dividends on our Ordinary Shares. Subject to the PFIC rules discussed above, distributions of cash or property that we pay on our Ordinary Shares will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in your gross income as ordinary dividend income when actually or constructively received by you. Distributions in excess of our current and accumulated earnings and profits will be treated first as a tax-free return of capital to the extent of your tax basis in our Ordinary Shares, and thereafter will be treated as capital gain from the sale or exchange of the Ordinary Shares. However, we may not calculate earnings and profits in accordance with U.S. federal tax principles. In that case, we intend to treat the full amount of any distribution by the Company to U.S. holders as a dividend for U.S. federal income tax purposes.

Dividends received by a non-corporate U.S. holder, including an individual, may qualify for the lower rates of tax applicable to “qualified dividend income,” provided that (1) our Ordinary Shares are readily tradable on an established securities market in the United States and (2) we are not a PFIC for our taxable year in which the dividend is paid and the preceding taxable year. Under a published IRS Notice, common or ordinary shares are considered to be readily tradable on an established securities market in the United States if they are listed on the New York Stock Exchange, as our Ordinary Shares are. Accordingly, subject to the PFIC rules discussed above (see “— Passive Foreign Investment Company Rules”), dividends paid to a non-corporate U.S. holder with respect to Ordinary Shares for which the requisite holding period is satisfied should be eligible for the preferential tax rates applicable to qualified dividend income.

Even if dividends would otherwise be eligible for the preferential tax rates applicable to qualified dividend income, a non-corporate U.S. holder will not be eligible for the reduced rates of taxation if the non-corporate U.S. holder does not hold our Ordinary Shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date or if the non-corporate U.S. holder elects to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code. In addition, the rate reduction will not apply to dividends of a qualified foreign corporation if the non-corporate U.S. holder receiving the dividend is obligated to make related payments with respect to positions in substantially similar or related property. You should consult your own tax advisors regarding the availability of the lower tax rates applicable to qualified dividend income for any dividends that we pay with respect to the Ordinary Shares, as well as the effect of any change in applicable law.

If you are a corporate U.S. holder, dividends you receive with respect to our Ordinary Shares will be taxable at regular rates and will not be eligible for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations.

Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. holder’s individual facts and circumstances, a U.S. holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit not in excess of any applicable treaty rate in respect of any foreign withholding taxes imposed on dividends received on our Ordinary Shares. A U.S. holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such U.S. holder elects to do so for all creditable foreign income taxes.

The rules governing the foreign tax credit are complex and the outcome of their application depends in large part on the U.S. holder’s individual facts and circumstances. Accordingly, U.S. holders are urged to consult their tax advisors regarding availability of the foreign tax credit under their particular circumstances.

Sale or Exchange.  Subject to the PFIC discussion above, upon a sale or other taxable disposition of our Ordinary Shares, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property you receive on the disposition and (ii) your adjusted tax basis for the Ordinary Shares. The capital gain or loss will be long-term capital gain or loss if you held the Ordinary Shares for more than one year. The deductibility of capital losses is subject to limitations. Any gain or loss that you recognize on a disposition of our Ordinary Shares generally will be treated as

U.S.-source income or loss for foreign tax credit limitation purposes. You should consult your own tax advisors regarding the proper treatment of gain or loss, as well as the availability of a foreign tax credit, in your particular circumstances.

Tax on Net Investment Income

A 3.8% Medicare contribution tax will generally apply to all or some portion of the net investment income of a U.S. holder who is an individual, estate or trust with adjusted gross income that exceeds a threshold amount. For these purposes, dividends received with respect to our Ordinary Shares, and gains or losses realized from the taxable disposition of our Ordinary Shares, will generally be taken into account in computing your net investment income. Each U.S. holder that is an individual, estate or trust should consult its own tax advisors regarding the effect, if any, of this tax provision on their ownership and disposition of Ordinary Shares.

Information Reporting and Backup Withholding

Unless an exception applies, information reporting to the IRS generally will be required with respect to payments on Ordinary Shares and proceeds of the sale, exchange, redemption or other disposition of Ordinary Shares paid to U.S. holders, other than corporations and other exempt recipients. Backup withholding, currently at the rate of 24%, may apply to those payments if such a holder fails to provide an accurate taxpayer identification number to the paying agent and to certify that no loss of exemption from backup withholding has occurred. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the holder’s U.S. federal income tax liability, if any, provided the required information is furnished to the IRS. In addition, certain U.S. holders who are individuals that hold certain foreign financial assets (which may include Ordinary Shares), or who have a beneficial interest in or signatory authority over certain foreign financial accounts, are required to report information relating to such assets or accounts, subject to certain exceptions. You should consult your own tax advisor regarding the application of the information reporting and backup withholding requirements to your particular situation.

Information Reporting with Respect to Foreign Financial Assets

U.S. holders who are individuals or certain entities generally will be required to report our name, address and such information relating to an interest in our Ordinary Shares as is necessary to identify the class or issue of which your Ordinary Shares are a part. These requirements are subject to exceptions, including an exception for Ordinary Shares held in accounts maintained by certain financial institutions and an exception applicable if the aggregate value of all “specified foreign financial assets” (as defined in the Code) does not exceed $50,000. U.S. holders should consult their tax advisors regarding the application of these information reporting rules.

Tax Consequences To Non-U.S. Holders

Subject to the limitations stated above, the following description addresses certain material U.S. federal income tax consequences of the receipt of Ordinary Shares in exchange for the Warrants, the deemed exchange of Warrants not exchanged for Ordinary Shares in the Offer for “new” Warrants pursuant to the Warrant Amendment, and of the ownership and disposition of our Ordinary Shares, that are expected to apply if you are a non-U.S. holder of the Warrants or our Ordinary Shares. For this purpose, you are a “non-U.S. holder” if you are an individual, corporation, estate, or trust that is not a U.S. holder as defined above. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies,” individuals present in the United States for 183 days or more in the taxable year of disposition (but who are not U.S. residents) or, in certain circumstances, individuals who are former U.S. citizens or residents.

Exchange of Warrants For Ordinary Shares

Your exchange of Warrants for our Ordinary Shares pursuant to the Offer, and the deemed exchange of Warrants not exchanged for Ordinary Shares in the Offer for “new” Warrants pursuant to the Warrant Amendment, should generally have the same tax consequences as described above for U.S. holders (other than for foreign tax credit purposes). Assuming you are not engaged the conduct of a trade or business within the U.S., capital gain or loss you recognize with respect to the receipt of cash in lieu of fractional shares should not be subject to U.S. federal income tax, and you should not be required to make any U.S. federal income tax filings solely on account of the exchange of Warrants for our Ordinary Shares or the receipt of cash in lieu of fractional Ordinary Shares.

Ownership and Disposition of Ordinary Shares

Dividends.  We do not anticipate paying dividends on our Ordinary Shares. Dividends (including constructive dividends) paid or deemed paid to a non-U.S. holder in respect to our Ordinary Shares generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).

Sale or Exchange.  Subject to the discussion below regarding backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our Ordinary Shares, unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable income tax treaty, attributable to a fixed base or permanent establishment maintained by the non-U.S. holder in the United States; or
•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met.

Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by U.S. source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed a U.S. federal income tax return with respect to such losses.

Dividends and gains that are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax (but not the Medicare contribution tax) at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in the case of a non-U.S. holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Information Reporting and Backup Withholding

In general, dividends you receive with respect to our Ordinary Shares, and any U.S. federal withholding tax withheld with respect to those dividends, are reported to the IRS and to you, regardless of whether withholding is reduced or eliminated by an applicable income tax treaty. Copies of this information reporting may also be provided under the provisions of a specific tax treaty, or under the provisions of a tax information exchange agreement, to the tax authorities in the country in which you reside or are established. Amounts you receive from of a sale or other disposition of our Ordinary Shares effected through the U.S. office of any broker (as defined in applicable U.S. Treasury Regulations) or from a sale or other disposition conducted outside the United States through certain U.S.-related brokers, are also reported to the IRS and to you.

You will generally be exempt from backup withholding on dividends and other amounts you receive with respect to our Ordinary Shares if you provide a certification (on an applicable IRS Form W-8) or proof of exempt status as described above with respect to U.S. federal income tax withholding. Any amounts withheld under the backup withholding rules from a payment will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided you timely furnish the required information or returns to the IRS.

Exchange Agent

The depositary and exchange agent for the Offer and Consent Solicitation is:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Facsimile: (212) 616-7616

Other Events

On April 30, 2018, Cision received a letter from a representative of one of the holders of Warrants alleging that the Offer, the Consent Solicitation and the transactions contemplated thereby violate Cayman Islands and/or New York law. The letter demands that the Offer and the Consent Solicitation be rescinded immediately. On May 2, 2018, Citigroup Global Markets Inc., the dealer manager for the Offer and Consent Solicitation, also received a letter from the same representative of one of the holders of Warrants purporting to notify the dealer manager that such Warrant holder believes that the Prospectus/Offer to Exchange does not accurately disclose the legal risks associated with the allegations set forth in the letter described in the previous sentence consistent with Sections 11 and 12 of the Securities Act. Cision believes that the claims set forth in the letters are without merit.

Additional Information; Amendments

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Prospectus/Offer to Exchange is a part. We recommend that Warrant holders review the Schedule TO, including the exhibits, and our other materials that have been filed with the SEC before making a decision on whether to accept the Offer and Consent Solicitation.

We will assess whether we are permitted to make the Offer and Consent Solicitation in all jurisdictions. If we determine that we are not legally able to make the Offer and Consent Solicitation in a particular jurisdiction, we will inform Warrant holders of this decision. The Offer and Consent Solicitation is not made to those holders who reside in any jurisdiction where the offer or solicitation would be unlawful.

Our board of directors recognizes that the decision to accept or reject the Offer and Consent Solicitation is an individual one that should be based on a variety of factors and Warrant holders should consult with personal advisors if they have questions about their financial or tax situation.

We are subject to the information requirements of the Exchange Act and in accordance therewith file and furnish reports and other information with the SEC. All reports and other documents we have filed or furnished with the SEC, including the registration statement on Form S-4 relating to the Offer and Consent Solicitation, or will file or furnish with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov.

If you have any questions regarding the Offer and Consent Solicitation or need assistance, you should contact the information agent for the Offer and Consent Solicitation. You may request additional copies of this document, the Letter of Transmittal and Consent or the Notice of Guaranteed Delivery from the information agent. All such questions or requests should be directed to:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (800) 967-4607
Email: cision@dfking.com

We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given by us to Warrant holders in connection with the Offer and Consent Solicitation.

SELECTED FINANCIAL INFORMATION

The following table sets forth selected historical financial information derived from (i) our unaudited financial statements as of March 31, 2018 and the three month periods ended March 31, 2018 and 2017 included elsewhere in this Prospectus/Offer to Exchange, (ii) our audited financial statements included elsewhere in this Prospectus/Offer to Exchange as of December 31, 2017, 2016 and 2015 and for the years ended December 31, 2017, 2016 and 2015 (and for the period from April 14, 2014 (inception) through December 31, 2014) and (iii) our audited financial statements not included in this Prospectus/Offer to Exchange relating to our balance sheet data as of December 31, 2014. You should read the following selected financial data in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes appearing elsewhere in this Prospectus/Offer to Exchange and any applicable prospectus supplement.

	For the three months ended March 31,		For the year ended December 31,			Period from April 14, 2014 (inception to December 31, 2014)
(in thousands except share and per share amounts)	2018	2017	2017	2016	2015
Statements of operations data:
Revenue	$179,293	$145,818	$631,637	$467,772	$333,958	$170,114
Cost of revenue	64,278	45,066	200,836	162,583	125,006	74,552
Gross profit	115,015	100,752	430,801	305,189	208,952	95,562
Operating costs and expenses:
Sales and marketing	29,679	27,290	114,750	92,594	71,603	56,029
Research and development	6,700	5,452	22,102	19,445	16,604	5,657
General and administrative	46,222	40,232	166,759	135,737	88,448	112,722
Amortization of intangible assets	20,250	21,011	89,159	77,058	59,914	22,065
Total operating costs and expenses	102,851	93,985	392,770	324,834	236,569	196,473
Operating income (loss)	12,164	6,767	38,031	(19,645)	(27,617)	(100,911)
Non operating income (expense)
Foreign exchange (losses) gains	(7,883)	(1,948)	(5,458)	6,299	(10,886)	(10,992)
Interest and other income, net	(256)	2,049	2,132	831	5,750	339
Interest expense	(19,688)	(36,915)	(116,466)	(117,997)	(61,398)	(28,408)
Loss on extinguishment of debt	(2,432)	—	(51,872)	(23,591)	—	—
Total non operating loss	(30,259)	(36,814)	(171,664)	(134,458)	(66,534)	(39,061)
Loss before income taxes	(18,095)	(30,047)	(133,633)	(154,103)	(94,151)	(139,972)
Benefit from income taxes	(17,682)	(7,054)	(10,591)	(55,691)	(3,607)	(31,010)
Net loss	$(413)	$(22,993)	$(123,042)	(98,412)	(90,544)	$(108,962)
Net loss per share (basic and diluted)	$(0.00)	$(0.81)	$(1.63)	$(3.47)	$(3.23)
Statements of cash flow data:
Net cash provided by (used in):
Operating activities	36,303	12,838	$68,848	$17,373	$22,422	$(50,804)
Investing activities	(71,485)	(32,993)	(79,988)	(819,416)	(10,664)	(771,555)
Financing activities	(6,366)	26,009	121,945	808,353	(8,568)	(851,819)

	As of March 31, 2018	As of December 31,
		2017	2016	2015	2014
Balance Sheet data:
Cash and cash equivalents	$107,848	$148,654	$35,135	$30,606	$28,577
Total assets	1,981,052	1,935,358	1,787,068	918,930	1,037,261
Total liabilities	1,637,596	1,618,989	2,146,121	1,124,958	1,146,617
Mandatory redeemable stockholder’s equity	—	—	701	649	5
Total stockholder’s equity (deficit)	343,456	316,369	(359,754)	(206,677)	(110,818)

BUSINESS OF CISION AND CERTAIN INFORMATION ABOUT CISION

Overview

We are a leading global provider of PR software, media distribution, media intelligence and related professional services, as measured by revenue estimates from Burton-Taylor International Consulting LLC. Public relations and communications professionals use our products and services to help manage, execute and measure their strategic PR and communications programs. We believe that we are an industry-standard SaaS solution for PR and marketing professionals and are deeply embedded in industry workflow.

We deliver sophisticated, easy-to-use platform for communicators to reach relevant media influencers and craft compelling campaigns that impact customer behavior. With rich monitoring and analytics, Cision Communications CloudTM (“C3”), a cloud-based platform that integrates each of our point solutions into a single unified interface, arms brands with the insights they need to link their earned media to strategic business objectives, while aligning it with owned and paid channels. This platform enables companies and brands to build consistent, meaningful and enduring relationships with influencers and buyers in order to amplify their marketplace influence.

We have undergone a strategic transformation since GTCR’s initial investment in 2014, evolving into a PR and marketing software leader through a series of complementary acquisitions. The acquisitions of Cision and Vocus, Inc. in 2014 and their subsequent merger established the foundation of the core media database, monitoring and analysis business. Over the 12 months following this initial merger, we acquired Discovery Group Holdings Ltd. to expand our global footprint and also completed acquisitions of Visible, Inc. and Viralheat, Inc. to enhance our social media functionality. The subsequent acquisition of PRN Group in 2016 added the depth and breadth of a global distribution network and making us, we believe, to be the only vendor with a comprehensive global solution for PR professionals. Following these acquisitions, in October 2016, we introduced our C3 platform. In the first quarter of 2017, we acquired Bulletin Intelligence, LLC, Bulletin News Network, LLC and Bulletin News Investment, LLC to expand our capability to provide expert-curated executive briefings for the Executive Office of the President and corporate C-Suite executives. In the second quarter of 2017, we acquired L’Argus de la Presse, a Paris-based provider of media monitoring services to expand our media monitoring solutions and enhance our access to French media content. We acquired CEDROM-SNi Inc. in December 2017 and PRIME Research Group in January 2018 in order to further expand upon our media measurement and analysis services and improve our digital media monitoring solutions.

We provide our comprehensive solution principally through subscription contracts which are generally one year or longer, with different tiers of pricing depending on the level of functionality and customer support required. Our SaaS delivery model provides a stable recurring revenue base. In 2017, we generated $674 million of revenue, on a pro forma basis assuming a full year of Bulletin Intelligence, Argus and CEDROM revenues, and, on the same pro forma basis, approximately 83% of our revenue was generated by customers purchasing services on a subscription or recurring basis.

We consider services recurrent if customers routinely purchase these services from us pursuant to negotiated “rate card” or similar arrangements, even if we do not have subscription agreements with them. As of December 31, 2017, we had more than 75,000 customers, of which the top 25 customers only accounted for approximately 4% of 2017 revenues, on a pro forma basis assuming a full year of Bulletin Intelligence, Argus and CEDROM revenues.

Industry

PR professionals are responsible for critical corporate functions including communications and relations with media, government, consumers, industry and community stakeholders. The process of managing relationships and communications with journalists, analysts, public officials and other key influencers and audiences is vital to an organization achieving its corporate objectives and financial success. PR is top-of-mind for senior management executives and a key component of how companies manage and enhance their brands’ reputation through the media. The primary activities of in-house PR departments and PR agencies include:

•	Creating and communicating news, feature articles and multimedia;
•	Distributing information to target audiences;

•	Planning, developing, managing and monitoring traditional and social media campaigns and implementing strategies to generate interest and popularity and influence brand reputation and sentiment;
•	Organizing events such as media visits, receptions and conferences;
•	Editing and producing journals, corporate identity programs, video and other presentations; and
•	Compiling reports on activities and campaign performance.

Central to all PR activities is a distribution strategy, which determines how an organization delivers consistent and well executed communications to key constituents. The PR function is rapidly evolving with the proliferation of digital media, as PR professionals work to optimize communications across multiple online, mobile and social channels as well as traditional media outlets. In a multi-channel, data-driven environment, content can be distributed to a significantly larger and more targeted audience, increasing the importance of a broad and reliable distribution network and creating demand for integrated solutions that include distribution, targeting, monitoring and reporting. The importance of distribution to broader PR success was a driving force behind our decision to acquire PR Newswire, the world’s largest press release distribution network, as measured by revenue estimates from Burton-Taylor International Consulting LLC.

Products and Services

C3, our cloud-based software platform, delivers critical functionality across the entire earned media lifecycle. We believe that C3 is the first software solution that allows communications professionals to plan, execute and analyze PR campaigns in a fully integrated fashion. Given the recent launch of C3, the majority of our revenue today comes from customers who purchase only a subset of the capabilities we currently offer. As C3 continues to expand its capabilities and these customers are migrated onto the C3 platform, we will attempt to upsell additional capabilities. For example, a customer who previously used our prior monitoring technology to plan campaigns and monitor campaign results will now be a candidate to purchase press release distribution services, a capability that we obtained in 2016 through the PR Newswire acquisition. Customers who purchase the press release distribution service within C3 will have improved ability to measure the return on investment of specific campaign activities compared to customers who use other press release distribution services that cannot be accessed within the C3 platform.

For the year ended December 31, 2017, approximately 83% of our revenue was subscription-based or recurring, with only 17% being transactional. We consider services recurrent if customers routinely purchase these services from us pursuant to negotiated “rate card” or similar arrangements, even if we do not have subscription agreements with them. Recurring and transactional revenue is largely related to our press release distribution services — a capability that we enhanced with the acquisition of PR Newswire in June 2016 — and we are integrating into our broader platform. These services are increasingly sold on a subscription basis as part of C3.

Media Database

Discovering and maintaining relationships with relevant journalists and other influencers who communicate an organization’s message to the public are critical to any earned media strategy. We offer the largest database in the world, based on database revenue estimates from Burton-Taylor International Consulting LLC, with contacts for approximately 1.6 million journalists and other influencers across 200 countries, including over 300,000 digital influencers. The database is updated more than 20,000 times daily to provide the most accurate and timely information to PR and communications professionals.

Our media database is integrated with CRM tools and content generation and distribution features to give PR and communications professionals access to relevant influencers when planning a campaign as well as to schedule and record all interactions with contacts. Access to the database is offered both on a regional and on a global basis.

Media Distribution

The distribution strategy of an earned media campaign determines how a company delivers consistent and well-executed communications to influencers across the media spectrum. In a multi-channel, data-driven environment, press releases and other content can be distributed to a significantly larger audience, increasing the importance of a broad and reliable distribution network. Our distribution product allows earned media professionals to execute campaigns and distribute corporate news, events information, content and multimedia through press releases, web and email. Compared to free, high volume channels such as social media and corporate newsrooms, we believe our distribution platform is an important way for brands to signal the relative importance of a message. This signaling mechanism is often the difference between a message becoming part of the “noise” or ending up in the hands of a key influencer. Brands compete for influencer attention with several thousand stories that are transmitted over the major distribution networks in a day, which compares favorably to competing with 500 million tweets per day on Twitter.

We believe we have the largest global distribution network of its kind in the world, based on distribution revenue estimates from Burton-Taylor International Consulting LLC. Our network reaches traditional and digital media in more than 170 countries in over 40 languages, including major media organizations, over 10,000 syndicated websites and over 900,000 contacts such as journalists, bloggers and social influencers. Our products enable communications professionals to distribute press releases and other content such as photos, videos, infographics, financial information and articles through web, wire and email. In addition, we offer around-the-clock editorial support for clients.

Our premium distribution product is PR Newswire. For more than 60 years, the PR Newswire offering has represented an industry standard for high-impact dissemination of critical news, financial releases and other content and has customers spanning Fortune 2000 multinationals, small and medium businesses, public relations agencies and government entities.

Our premium PR Newswire offering is provided to customers globally, with international operations supporting these customers in Canada, Europe, the Middle East, Asia and Latin America. Additional premium offerings include a comprehensive suite of products and services for Investor Relations professionals, including distribution for earnings and other material news, webcasts and conference calls, IR website hosting, and virtual investor conferences.

We offer alternative distribution products, such as iReach, WebMax, and PRWeb to clients who seek a more economical option. These distribution products generally provide customers the ability to distribute shorter releases across a smaller network with web-focused delivery and search engine discovery.

We provide multimedia content and broadcast distribution services to customers under our MultiVu offering. These services include creative expertise and video production to help companies enhance their communications through webcasts and broadcasts. We also provide hosted, white-label web pages integrated into a customer’s website and managed on behalf of investor relations and public relations departments.

We provide marketing professionals with a software application that can be used to create, publish and distribute professional-quality e-mails. Under our iContact offering, we provide this cloud-based e-mail and social marketing software application that integrates with social media platforms and Salesforce’s Sales Cloud.

Media Monitoring

We enable PR and communications professionals to track the media coverage of their companies and brands, assess the impact of strategic initiatives and discover how influencers portray their content and gauge overall brand sentiment. Our products allow clients to monitor all forms of media, including global print, digital, social media, television and radio sources, and store articles, content and corporate news. Our media monitoring software tracks and monitors content on over 200,000 digital, print, social and broadcast sources in over 150 countries. We deliver over 2 million stories to our customers every day. Additionally, through the acquisition of Bulletin Intelligence, we have expanded our capability to provide expert-curated executive briefings to the Executive Office of the President and corporate C-Suite executives. With the additional acquisition of Argus, we expect to provide our existing global customer base with enhanced access to French media content, helping them understand and quantify the impact of their communications and media coverage in France.

We also offer tools to filter and automatically update relevant news sources and content to make monitoring an efficient aspect of customers’ overall PR strategies. The graphics below are examples of monitoring insights we provide to customers from their PR campaigns.

Media Analysis

We provide functionality that enables our customers to assess media coverage by collecting and analyzing data and metrics configured to meet the needs of the client. Metrics on audience engagement, campaign reach and effectiveness, sentiment and competitive benchmarking allow PR and communications professionals to quantify campaign results of earned media strategies. Analysis also provides data-driven insights that inform the creation of future campaigns and marketing investment.

Our media analysis capabilities also include a robust technology-enabled service aimed at Global 2000 companies with complex PR strategies, as well as an automated self-serve module that can be configured by customers for high-level reporting needs. The charts below are examples of analysis insights we provide to customers from their PR campaigns.

Customers

As of December 31, 2017, we had a large and highly diversified customer base of more than 75,000 customers, spanning the Americas, Europe and Asia. Customers range from small businesses to large enterprises across a wide range of industries and also include a large number of PR agencies. Annual spend for these customers can range from hundreds of dollars for small businesses to several million for the largest customers.

Our customer base includes 92 of the world’s 100 most valuable brands, according to Forbes.com, 97 of the top 100 PR companies in the U.S. and 72 of the top 80 PR companies in the UK, as reported by PRWeek.

Select customers include McDonald’s, Samsung, Edelman, Coca Cola, Google, and Nike. Our top 25 customers account for approximately 4% of 2017 revenues, on a pro forma basis assuming a full year of Bulletin Intelligence, Argus and CEDROM revenues.

Technology Infrastructure

Technology is key to our Communications Cloud strategy of creating a unique competitive advantage by offering what we believe to be the only globally accessible end-to-end PR workflow solution in the market. Our PR software platforms are built upon a highly scalable and flexible component or multi-tenant based infrastructures in a hybrid cloud environment, allowing us to provide a cost effective and secure offering. The platforms leverage proven delivery technologies along with leading big data and analytic offerings to create a competitive advantage. Our online infrastructure is geographically distributed across multiple public and private cloud locations to facilitate both resilience and performance.

We have an experienced and highly skilled technology team managing product development and IT operations. We utilize a modified agile development approach with a standard 2-week cadence but can accelerate or extend deployment timeframes as needed. This agile approach to development is partnered with an IT Infrastructure Library focused “DevOps” based approach to ensure that there are appropriate controls and a heightened focus on the customer experience.

We maintain a focus on continual improvement from both an IT performance and security perspective. For our critical systems and platforms, we have implemented initiatives and procedures that include:

•	A technology risk framework that enables us to identify opportunities for improvement, emerging patterns, and other concerns so they can be understood, addressed and periodically re-reviewed.
•	A multi-pronged approach to security that includes awareness education, asset and data identification, protection, detection, response and remediation.
•	An architectural approach that puts security in the forefront for all new development initiatives to improve efficacy and reduce our longer-term security costs.

We intend to extend these approaches to our other systems, platforms and acquisitions as appropriate.

Over the past two years, we have initiated several consolidation and integration initiatives aimed at simplifying and modernizing our critical infrastructures to increase flexibility, improve margins and further improve the customer experience. These initiatives include data center consolidations, infrastructure upgrades, management information software system enhancements and the deployment of enhanced global operating models across our operations.

Sales & Marketing

We operate direct sales organizations throughout the United States and within each of our international markets. As of December 31, 2017, we had approximately 750 direct sales professionals. In the United States, we divide our direct sales professionals into two distinct go-to-market teams: new business teams and account management (renewal) teams.

Within each of the two go-to-market teams, U.S. direct sales professionals are further segmented into groups based upon customer size, including an enterprise group for large customers and agencies, a midmarket group for medium size customers and a small business group for small customers. Our U.S. new business sales teams source and develop new customer relationships. Our U.S. account management sales teams focus on maintaining customer relationships, increasing product penetration and ensuring contract renewals. In the United Kingdom and in several other larger international markets, our direct sales structure is similar to that in the United States. In our smaller international markets, there are sometimes unified direct sales structures without clear distinction between new business teams and account management teams.

Our marketing team focuses on attracting, acquiring and retaining customers through digital demand campaigns, brand building and showcases of customer success. With persona-based content aimed at communications professionals, the team delivers cross-channel campaigns that span paid search, email, web and customer events. Supporting our global sales team, marketing also develops messaging, product positioning, and tools to communicate the business value of our solutions. To establish the Communications Cloud category, marketing develops insightful thought leadership for our executives to disseminate through content marketing and keynote presentations. As of December 31, 2017, we had approximately 80 marketing professionals globally.

Competition

The communications software market is highly fragmented, highly competitive and rapidly evolving. Whereas we believe that our product suite provides a global end-to-end solution, other industry participants generally operate in select geographic regions or particular verticals including media monitoring and analysis or distribution. In media monitoring and analysis, industry participants include Meltwater, Kantar Media, Trendkite and iSentia. In distribution, industry participants include Business Wire, Nasdaq and The London Stock Exchange through its RNS service.

Key factors which impact competition in our industry include:

•	Product features, effectiveness and reliability;
•	User interface and ease of use;
•	Media database breadth and quality;
•	Expertise of sales and after-market support organizations;
•	Measurement and attribution capabilities;
•	Breadth and depth of the distribution network;
•	Pace of innovation and product roadmap;
•	Strength of professional services organization;
•	Price of products and services; and
•	Scale and financial stability of the organization.

Employees and Culture

Building and maintaining a strong corporate culture benefits both our customers and our employees and serves as the foundation for the successful execution of our strategy. As a result, our corporate culture is critical for our growth strategy.

As of December 31, 2017, we had approximately 3,500 global employees, with approximately 1,400 employees located in the U.S. and approximately 2,100 employees located internationally. We also engage temporary employees and consultants. None of our employees in the United States are members of a union; however, approximately 500 of our foreign employees are currently subject to collective bargaining agreements and/or are members of local work councils.

We consider relations with our employees to be very good.

Intellectual Property

We rely on a combination of patent, trademark, copyright and trade secret laws in the United States and other jurisdictions as well as confidentiality procedures and contractual provisions to protect our proprietary technology and our brand. We have registered, and applied for the registration of, U.S. and international trademarks, service marks and domain names.

Additionally, we have filed U.S. patent applications covering certain of our proprietary technology and own several issued patents. We also control access to software, documentation and other proprietary information and enter into confidentiality and proprietary rights agreements with substantially all of our employees, consultants and other third parties, pursuant to which such employees, consultants and other parties assign to us the intellectual property rights that they develop and agree to keep confidential our confidential and proprietary information.

We currently license content included in our cloud-based software from several providers pursuant to data reseller, data distribution and license agreements with these providers. These agreements provide us with content such as news coverage from print and Internet news sites, as well as contact information for journalists, analysts, public officials, media outlets and publicity opportunities. The licenses for this content are non-exclusive. The agreements vary in length, and generally renew automatically subject to certain cancellation provisions available to the parties. We do not believe that any of our content providers are single source suppliers, the loss of whom would substantially affect our business.

Our business involves the supply of copyrighted works of third parties, including publishers and broadcasters, which necessitates working closely with these copyright owners on clients’ behalf. Delivering content to clients typically requires copyright fees to be paid to copyright owners. We are typically able to pass these copyright fees directly through to clients.

We also contract with content providers for the rights to access and distribute paywalled or subscription-only content. As paywalled content becomes increasingly prevalent on publisher websites, we expect to continue negotiating access rights with key content providers.

If a claim is asserted that we have infringed the intellectual property rights of a third party, we may be required to seek licenses to that technology. In addition, we license third-party technologies that are incorporated into some elements of our services. Licenses from third parties may not continue to be available to us at a reasonable cost, or at all. Additionally, the steps we have taken to protect our intellectual property rights may not be adequate. Third parties may infringe or misappropriate our intellectual property rights or proprietary technology. Competitors may also independently develop technologies that are substantially equivalent or superior to the technologies we employ in our services.

Cyclicality

Demand for our products and services fluctuates from month to month, with periods of greater demand corresponding to earnings release cycles of public companies and periods of lower demand corresponding to periods in which activity in the financial markets is reduced, such as during months with fewer business days and months with more holidays, due to the transactional component of our distribution business.

Properties

Our corporate headquarters is located in Chicago, Illinois and consists of approximately 46,000 square feet of leased space. We also lease approximately 13 other offices throughout the United States and approximately 34 offices in foreign countries where we operate.

Our current facilities meet our needs for our employee base and can accommodate our currently contemplated growth.

We believe that we will be able to obtain suitable additional facilities on commercially reasonable terms to meet any future needs.

Legal Proceedings

From time to time, we are subject to litigation incidental to our business and to governmental investigations related to our products and services. We are not currently party to any legal proceedings or investigations that would reasonably be expected to have a material adverse effect on our business or financial condition. See “Risk Factors — We are the subject of continuing litigation and governmental inquiries.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following management’s discussion and analysis together with “Selected Consolidated Financial and Other Data” and our audited financial statements and the related notes included elsewhere in this Prospectus/Offer to Exchange. This discussion contains forward-looking statements about our business, operations and industry that involve risks and uncertainties, such as statements regarding our plans, objectives, expectations and intentions. Our future results and financial condition may differ materially from those currently anticipated by us as a result of the factors described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements.” Throughout this section, unless otherwise noted “we”, “us” and the “Company” refer to Cision and its consolidated subsidiaries. Certain amounts in this section may not foot due to rounding.

Overview

We are a leading global provider of PR software, media distribution, media intelligence and related professional services, as measured by revenue estimates from Burton-Taylor International Consulting LLC. Public relations and communications professionals use our products and services to help manage, execute, and measure their strategic public relations and communications programs. We believe we are an industry standard SaaS solution for PR and marketing professionals, and are deeply embedded in industry workflow. We deliver a sophisticated, easy-to-use platform for communicators to reach relevant media influencers and craft compelling campaigns that impact customer behavior. With rich monitoring and analytics, Cision Communications Cloud (“C3”), a cloud-based platform that integrates each of our point solutions into a single unified interface, arms brands with the insights they need to link their earned media to strategic business objectives, while aligning it with owned and paid channels. This platform enables companies and brands to build consistent, meaningful and enduring relationships with influencers and buyers in order to amplify their marketplace influence. We have more than 75,000 customers and an expansive global reach, spanning most major international markets around the globe including those outside of the United States such as Canada, China, India, EMEA, and Latin America, which, in aggregate, accounted for 35% of our 2017 revenue.

The merger and formation of Cision Ltd.  On June 29, 2017, at an annual meeting of shareholders, the parties to the Agreement and Plan of Merger, dated as of March 19, 2017 and amended as of April 7, 2017, by and among Capitol Acquisition Corp. III, Capitol Acquisition Holding Company Ltd., renamed Cision Ltd. on June 29, 2017, Capitol Acquisition Merger Sub, Inc. (“Merger Sub”), Canyon Holdings (Cayman), L.P. and Canyon Holdings S.à r.l. (“Cision Luxco”) (the “Merger Agreement”), consummated (a) the contribution by Cision Owner of all of its share capital and convertible preferred equity certificates in Cision Luxco in exchange for shares and warrants of Cision and (b) the merger of Merger Sub with and into Capitol with Capitol being the surviving entity in the merger (together, the “Transactions”). At the annual meeting of shareholders on June 29, 2017, holders of 490,078 shares of Capitol common stock exercised their rights to convert those shares to cash at a conversion price of approximately $10.04 per share, or an aggregate of approximately $4.9 million. The per share conversion price of approximately $10.04 for holders of public shares electing conversion was paid out of Capitol’s trust account, which had a balance immediately prior to the Closing of approximately $326.3 million.

Of the remaining funds in the trust account: (i) approximately $16.2 million was used to pay Capitol’s transaction expenses and (ii) the balance of approximately $305.2 million was released to Cision to be used for working capital and general corporate purposes, including to pay down $294.0 million of Cision’s second lien credit facility (the “2016 Second Lien Credit Facility”), plus a 1% fee and interest. Immediately after giving effect to the Business Combination (including as a result of the conversions described above and certain forfeitures of Capitol common stock and warrants immediately prior to the closing), there were 120,512,402 Ordinary Shares and warrants to purchase 24,375,596 Ordinary Shares of Cision issued and outstanding. Upon the closing, Capitol’s common stock, warrants and units ceased trading, and Cision’s Ordinary Shares and Warrants began trading on the NYSE and NYSE American, respectively, under the symbol “CISN” and “CISN WS” respectively.

Acquisitions and Divestitures

Since January 1, 2015 through March 31, 2018, we have made the following acquisitions and divestitures:

Acquisition of Viralheat.  On March 20, 2015, we acquired substantially all of the assets of Viralheat, Inc., a social media engagement platform for $4.5 million in cash.

Divestiture of Cision UK and Vocus UK.  On June 24, 2015, we divested certain assets of our Cision UK and Vocus UK businesses for approximately $2.1 million in cash.

Acquisition of PR Newswire.  On June 16, 2016, we acquired substantially all of the assets of PRN Group, a provider of premium wire distribution services for $813.3 million in cash and the issuance of Class A LP Units of Cision Owner with a value of $40.0 million.

Divestiture of Agility.  On July 14, 2016, we divested certain assets related to our Agility business for approximately $4.3 million in cash. The Agility business was acquired in conjunction with our acquisition of PR Newswire.

Divestiture of Vintage.  On March 10, 2017, we sold substantially all of the assets of our Vintage Corporate Filings business for approximately $26.6 million and received approximately $23.7 million in cash after escrow and expenses.

Acquisition of Bulletin Intelligence.  On March 27, 2017, we acquired all of the outstanding membership interests of Bulletin Intelligence, LLC, Bulletin News Network, LLC and Bulletin News Investment, LLC, which has written the daily White House News Summary for the Executive Office of the President since 2001, and which also provides custom, expert-curated executive briefings to the CEOs and C-suites of many of the U.S.’ largest businesses, for $60.5 million in cash, issuance of 70,000 Class A LP units of Cision Owner, with a value of $5.2 million, and contingent consideration valued at $6.1 million.

Acquisition of Argus.  On June 22, 2017, we acquired all of the outstanding shares of L’Argus de la Presse, a Paris based provider of media monitoring solutions, for $6.8 million in cash paid at closing and up to $1.2 million to be paid in cash over the next four years.

Acquisition of CEDROM.  On December 19, 2017, we acquired all of the outstanding shares of CEDROM-SNi Inc., a Montréal-based firm specializing in digital media monitoring, for CAD 33.1 million. At the date of acquisition, CEDROM had over 100 employees with offices in Montréal, Québec City, Ottawa, Toronto and Paris.

Acquisition of PRIME Research.  On January 23, 2018, we acquired all of the membership interests of Prime, a leading global provider of media measurement and analysis services. The purchase price was approximately €75.7 million ($94.1 million) and consisted of approximately €53.1 million ($65.4 million) in cash consideration, the issuance of approximately 1.7 million ordinary shares valued at €16.4 million ($20.1 million), and up to €6.2 million ($8.6 million) of deferred payments due within 18 months. We have the discretion to pay up to €2.5 million ($3.1 million) of the deferred payments with ordinary shares. At the date of the acquisition, Prime had over 700 employees with offices in the Brazil, China, India, Germany, Switzerland, the United Kingdom, and the United States.

The results of operations of these acquired businesses and divestitures have been included in our financial statements since the applicable acquisition date or through the divestiture date. For more information regarding these transactions, see Note 3 to our consolidated financial statements included elsewhere in this Prospectus/Offer to Exchange.

Recent Developments

Repricing of our 2017 First Lien Credit Facility.  On February 8, 2018, we repriced our $1,417 million First Lien Credit Facility. The repriced First Lien Credit Facility consisted of a $75.0 million revolving loan facility and a $1,342 million term loan facility. The term loan facility consisted of $1,032 million of US dollar borrowings and €249 million of Euro borrowings. The term loans and revolving borrowings were repriced at an interest rate of LIBOR plus 3.25% for US dollar borrowings and EURIBOR plus 3.50% for Euro borrowings.

Sources of Revenues

We derive our revenue from subscription arrangements and related professional services in connection with our cloud based software and services offerings. We also derive revenues from news distribution services on both a subscription basis and separately from non-subscription arrangements. We recognize revenue when there is persuasive evidence of an arrangement, the service has been provided to the customer, the collection of the fee is probable and the amount of the fee to be paid by the customer is fixed or determinable.

Our separate units of accounting consist of subscription services, transactional services and professional services. The subscription services include access to our cloud-based software, hosting services, content and content updates and customer support. Our subscription agreements are typically one to three years in length and are non-cancelable, though customers have the right to terminate their agreements for cause if we materially breach our obligations under the agreement. Subscription agreements do not provide customers the right to take possession of the software at any time.

We do not charge customers an up-front fee for use of the technology. Implementation activities are insignificant and not subject to a separate fee. In certain cases, we charge annual membership fees which are recognized over the one-year membership period.

We also distribute individual news releases to thousands of distribution points on the Internet, which are then indexed by major search engines and also directly to journalists and other key constituents. Depending on the nature of the contract with the customer, we recognize revenue on a subscription basis over the term of the subscription, or on a per-transaction basis when the press releases are made available to the public.

Professional services include broadcast and webcast production. For these services, revenue is recognized when the specific performance is completed and evidence of customer acceptance is received.

When sold together, revenue from our different service offerings are accounted for separately as those services have value on a standalone basis and do not involve a significant degree of risk or unique acceptance criteria. We allocate revenue to each element in a multiple element arrangement based on a selling price hierarchy. The selling price for a deliverable is based on its vendor-specified objective evidence (“VSOE”), if available, third-party evidence (“TPE”), if VSOE is not available, or estimated selling price, if neither VSOE nor TPE is available. As we have been unable to establish VSOE or TPE for the elements of its arrangements due to factors such as a high number of varied service offerings sold on a subscription basis to differing customer concentrations as well as varied discounting practices and unobservable competitive data for similar services, we estimate selling prices by analyzing multiple factors such as historical pricing trends, customer renewal activity, and discounting practices. The volume of multiple element arrangements sold in which any element of the arrangement has a revenue attribution pattern different to the other elements was not significant for all periods presented.

Sales and other taxes collected from customers to be remitted to government authorities are excluded from revenues.

Cost of Revenue and Operating Expenses

Cost of revenue.  Cost of revenue consists primarily of compensation for training, editorial and support personnel, hosting and network infrastructure costs, royalty and license fees for content, press release distribution costs, third-party contractor fees, equipment and software maintenance costs, amortization of our proprietary database and purchased technology, amortization of capitalized software development costs and depreciation associated with computer equipment and software.

Sales and marketing expenses.  Our sales and marketing expenses consist primarily of compensation for our sales and marketing personnel, related travel costs, sales commissions and incentives, marketing programs, promotional events, webinars and other brand building expenses.

Research and development expenses.  Our research and development expenses consist primarily of compensation for our software application development personnel and fees to third-party software development firms. Capitalized software development costs are amortized using the straight-line method over the useful life of the software, which is generally two years. All other research and developmental costs are expensed as incurred.

General and administrative expenses.  Our general and administrative expenses consist primarily of compensation and related expenses for general corporate functions such as executive, legal, finance, human resources and administrative personnel, as well as costs for external legal, accounting and other professional services, acquisition and other related expenses, restructuring costs, third-party payment processing and credit card fees, facilities rent and other corporate expenses.

Depreciation and amortization.  Depreciation includes depreciation of property, equipment and software. Assets acquired under capital leases and leasehold improvements are amortized. Amortization of assets acquired under capital leases is included in depreciation and amortization expense. When assets are retired or otherwise disposed of, the asset and related accumulated depreciation are eliminated from the accounts and resulting gain or loss is recorded in the results of operations. Amortization of intangible assets consist primarily of the amortization of intangibles related to trade name, brand, and customer relationships acquired through our historical acquisitions.

Factors Impacting Our Results

Acquisitions and Dispositions

In connection with any acquisition, we are required to recognize any assets acquired and liabilities assumed measured at fair value as of that date. With respect to determining fair value, the excess of the purchase price over these allocations will be assigned to goodwill, which is not amortized for accounting purposes but is subject to testing for impairment, at least annually, and whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. The allocation of the purchase price of any assets acquired in an acquisition will result in increases in amortization expense relating to acquired intangible assets, because we will record the fair value of the acquired intangible assets. We amortize the intangible assets over their estimated useful lives.

Impact of Foreign Exchange Rates

We report in U.S. dollars, and the functional currency of our foreign operating subsidiaries is the local currency, including the British Pound, the Euro, the Swedish Krona and the Canadian Dollar. Many of these currencies have weakened significantly against the U.S. dollar since the end of 2014. For the year ended December 31, 2017, approximately 35% of our revenues were generated in non-U.S. dollar-denominated currencies. The financial statements of these subsidiaries are translated into U.S. dollars using exchange rates in effect at each balance sheet date for assets and liabilities and average exchange rates during the period for revenues and expenses. To the extent we experience significant currency fluctuations, our results of operations may be impacted.

Retention of, and Expansion Within, Our Existing Customer Base

Growth of our customer base is important to our continued revenue growth. With our recent acquisition history, we have the opportunity to expand our customer base and to use our new platforms for cross-selling opportunities. Our ability to execute on cross-selling strategies and successfully integrate our acquisitions will have an impact on our results.

Price Competition Could Affect Our Business

We face intense price competition in all areas of our business. We have in the past lowered prices, and may need to do so in the future to attempt to gain or maintain market share. Additionally, we have also been, and may once again be, required to adjust pricing to respond to actions by competitors, which could adversely impact operating results.

Investment Shift by PR Professionals from “Paid” to “Earned” Media

As the needs of PR and communications professionals have evolved, we are increasingly distributing non-press release content over our network, including multimedia, infographics, white papers and other forms of brand-created content.

Companies are progressively more focused on earned media, and we believe we are well-positioned to take advantage of this structural shift in the market. Our results will be affected as the mix of content distributed over our network evolves and PR and communications professionals focus additional spend on earned media.

Increasing Budgets for PR Departments

The switch to social channels as a company’s preferred method to interface with clients and customers has fueled the demand for PR and communications skills and solutions worldwide. PR budgets are increasing as businesses lower paid marketing budgets and leverage the shift towards earned media by actively monitoring and engaging in conversations about their products and services online. To the extent this trend continues, our results of operations will be impacted by this evolution in spending practice.

Market Adoption of Cloud-Based Knowledge Software

We are focused on expanding market awareness of our cloud-based PR solutions. Although we have seen companies adopt our solutions, we expect further growth to coincide with the rapid increase of online content and influencers and new digital media channels. In response to this trend, we have transitioned from traditional print monitoring services to cloud based solutions capable of managing the entire lifecycle of a PR campaign. To the extent this trend continues, we expect our revenues to experience growth.

Results of Operations

This section includes a summary of our historical results of operations, followed by detailed comparisons of our results for (i) the three months ended March 31, 2018 and 2017, (ii) the years ended December 31, 2017 and 2016 and (iii) the years ended December 31, 2016 and 2015. We have derived this data from our consolidated financial statements included elsewhere in this Prospectus/Offer to Exchange and any applicable prospectus supplement.

The following table shows certain income statement data in thousands of dollars and percentages for the periods indicated:

	Three months ended March 31, 2018		Three months ended March 31, 2017
Revenue	$179,293	100.0%	$145,818	100.0%
Cost of revenue	64,278	35.9%	45,066	30.9%
Gross profit	115,015	64.1%	100,752	69.1%
Operating costs and expenses:
Sales and marketing	29,679	16.6%	27,290	18.7%
Research and development	6,700	3.7%	5,452	3.7%
General and administrative	46,222	25.8%	40,232	27.6%
Amortization of intangible assets	20,250	11.3%	21,011	14.4%
Total operating costs and expenses	102,851	57.4%	93,985	64.5%
Operating income	12,164	6.8%	6,767	4.6%
Non-operating income (losses):
Foreign exchange losses	(7,883)	(4.4)%	(1,948)	(1.3)%
Interest and other income, net	(256)	(0.1)%	2,049	1.4%
Interest expense	(19,688)	(11.0)%	(36,915)	(25.3)%
Loss on extinguishment of debt	(2,432)	(1.4)%	—	—
Total non operating loss	(30,259)	(16.9)%	(36,814)	(25.2)%
Loss before income taxes	(18,095)	(10.1)%	(30,047)	(20.6)%
Benefit from income taxes	(17,682)	(9.9)%	(7,054)	(4.8)%
Net loss	$(413)	(0.2)%	$(22,993)	(15.8)%

	Year ended December 31, 2017		Year ended December 31, 2016		Year ended December 31, 2015
Revenue	$631,637	100.0%	$467,772	100.0%	$333,958	100.0%
Cost of revenue	200,836	31.8%	162,583	34.8%	125,006	37.4%
Gross profit	430,801	68.2%	305,189	65.2%	208,952	62.6%
Operating costs and expenses:
Sales and marketing	114,750	18.2%	92,594	19.8%	71,603	21.4%
Research and development	22,102	3.5%	19,445	4.2%	16,604	5.0%
General and administrative	166,759	26.4%	135,737	29.0%	88,448	26.5%
Amortization of intangible assets	89,159	14.1%	77,058	16.5%	59,914	17.9%
Total operating costs and expenses	392,770	62.2%	324,834	69.4%	236,569	70.8%
Operating income (loss)	38,031	6.0%	(19,645)	(4.2)%	(27,617)	(8.3)%
Non-operating income (expense):
Foreign exchange (losses) gains	(5,458)	(0.9)%	6,299	1.3%	(10,886)	(3.3)%
Interest and other income, net	2,132	0.3%	831	0.2%	5,750	1.7%
Interest expense	(116,466)	(18.4)%	(117,997)	(25.2)%	(61,398)	(18.4)%
Loss on extinguishment of debt	(51,872)	(8.2)%	(23,591)	(5.0)%	—	—
Total non operating loss	(171,664)	(27.2)%	(134,458)	(28.7)%	(66,534)	(19.9)%
Loss before income taxes	(133,633)	(21.2)%	(154,103)	(32.9)%	(94,151)	(28.2)%
Benefit from income taxes	(10,591)	(1.7)%	(55,691)	(11.9)%	(3,607)	(1.1)%
Net Loss	$(123,042)	(19.5)%	$(98,412)	(21.0)%	$(90,544)	(27.1)%

Non-GAAP Financial Measures

The measures of revenue and Adjusted EBITDA discussed herein are the measures currently utilized by management to assess performance, and we disclose these measures to investors to provide them with a meaningful understanding of our company’s performance. We are in the process of an operational, technological and financial integration effort for all recently combined businesses, particularly with respect to the acquisition of PR Newswire which was acquired in June 2016. One of our current objectives is to identify the most relevant key performance indicators to stakeholders for the fully integrated business. The determination as to when we will be able to identify these performance measures will be dependent on our ability to migrate customers from legacy platforms onto the C3 platform. When such integration and implementation is complete and such measures are available and utilized by management, these measures will be included in future disclosures to investors.

Net Income to Adjusted EBITDA Reconciliation

We define Adjusted EBITDA as net loss, determined in accordance with U.S. GAAP, for the period presented, before depreciation and amortization, interest expense and loss on extinguishment of debt, and income taxes, further adjusted to exclude the following items: (a) acquisition-related costs and expenses; (b) stock-based compensation expense; (c) deferred revenue reduction from purchase accounting; (d) gains or losses related to divested businesses or assets groups; (e) sponsor fees and expenses; and (f) unrealized (gain) or loss on foreign currency translation.

We believe Adjusted EBITDA, when considered along with other performance measures, is a useful measure as it reflects certain drivers of the business, such as sales growth and operating costs. We believe Adjusted EBITDA can be useful in providing an understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. While Adjusted EBITDA is not a recognized measure under U.S. GAAP, management uses this financial measure to evaluate and forecast business performance. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements, such as capital expenditures and related depreciation, principal and interest payments, and tax payments. Adjusted EBITDA is not a presentation made in accordance with U.S. GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

The presentation of non-U.S. GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. Investors should read this discussion and analysis of our financial condition and results of operations together with the consolidated financial statements and the related notes thereto also included within.

The following table outlines the reconciliation from net loss to Adjusted EBITDA for the periods indicated:

(in thousands)	Three months ended March 31, 2018	Three months ended March 31, 2017	Year ended December 31, 2017	Year ended December 31, 2016	Year ended December 31, 2015
Net loss	$(413)	$(22,993)	$(123,042)	$(98,412)	$(90,544)
Depreciation and amortization	33,277	32,592	139,474	126,983	104,038
Interest expense and loss on extinguishment of debt	22,120	36,915	168,338	141,588	61,398
Income tax benefit	(17,682)	(7,054)	(10,591)	(55,691)	(3,607)
Acquisition and offering related costs	10,887	8,240	42,235	45,006	28,010
Stock based compensation	1,341	993	4,138	5,302	5,294
Deferred revenue reduction from purchase accounting	869	—	1,448	1,168	10,933
Gain on sale of businesses	—	(1,785)	(1,785)	—	(7,628)
Sponsor fees and expenses	—	140	284	587	636
Unrealized translation loss (gain)	7,864	1,775	5,011	(4,350)	10,359
Adjusted EBITDA	$58,263	$48,823	$225,510	$162,181	$118,889

Three Months Ended March 31, 2018 Compared to the Three Months Ended March 31, 2017

Revenue

Revenue for the three months ended March 31, 2018 increased $33.5 million, or 23.0%, to $179.3 million. This increase was primarily driven by our acquisitions of Bulletin Intelligence, Argus, CEDROM and Prime, a decrease in the value of the U.S. dollar versus a number of foreign currencies, principally the British Pound and the Euro, and growth in our Canadian and European operations, offset by the divestiture of our Vintage business. Revenue from Bulletin Intelligence, Argus, CEDROM and Prime was $31.1 million for the three months ended March 31, 2018, a $30.7 million increase from the prior year period. Revenue from our Canadian operations, excluding CEDROM, for the three months ended March 31, 2018 increased $1.0 million, due primarily to increased press release distribution volumes. Revenue from our European operations, excluding Argus, CEDROM, and Prime, for the three months ended March 31, 2018 increased $4.6 million, due primarily to growth in our Nordics region and a decrease in the value of the U.S. dollar versus a number of foreign currencies, principally the British Pound and the Euro. Revenue from our Vintage business for the three months ended March 31, 2017 was $3.4 million. We divested our Vintage business in March 2017. The decrease in the U.S. dollar versus the British Pound, Euro, Canadian Dollar, and other foreign currencies in 2018 compared to 2017 increased revenue by approximately $4.5 million for the quarter ended March 31, 2018.

Cost of Revenue

Cost of revenue for the three months ended March 31, 2018 increased $19.2 million, or 42.6%, to $64.3 million. This increase was primarily driven by our acquisitions of Bulletin Intelligence, Argus, CEDROM and Prime, and a decrease in the value of the U.S. dollar versus a number of foreign currencies, principally the British Pound and the Euro, offset by a reduction in costs related to the divestiture of our Vintage business. Cost of revenue from Bulletin Intelligence, Argus, CEDROM and Prime was $20.9 million for the three months ended March 31, 2018, a $20.8 million increase from the prior year period. Cost of revenue attributed to our Vintage business for the three months ended March 31, 2017 was $2.7 million. We divested our Vintage business in March 2017. The decrease in the U.S. dollar versus the British Pound, Euro, Canadian Dollar, and other foreign currencies in 2018 compared to 2017 increased our cost of revenue by approximately $1.3 million for the quarter ended March 31, 2018.

Sales and Marketing

Sales and marketing expenses for the three months ended March 31, 2018 increased $2.4 million, or 8.8%, to $29.7 million. This increase was primarily driven by our acquisitions of Bulletin Intelligence, Argus, CEDROM and Prime, and a decrease in the value of the U.S. dollar versus a number of foreign currencies, principally the British Pound and the Euro, offset by a reduction in costs related to the divestiture of our Vintage business. Sales and marketing expenses from Bulletin Intelligence, Argus, CEDROM and Prime were $2.9 million for the three months ended March 31, 2018, a $2.9 million increase from the prior year period. Sales and marketing expenses attributed to our Vintage business for the three months ended March 31, 2017 was $0.6 million. We divested our Vintage business in March 2017. The decrease in the U.S. dollar versus the British Pound, Euro, Canadian Dollar, and other foreign currencies in 2018 compared to 2017 increased our sales and marketing expenses by approximately $0.7 million for the quarter ended March 31, 2018.

Research and Development

Research and development expenses for the three months ended March 31, 2018 increased $1.2 million, or 21.8%, to $6.7 million. This increase was primarily driven by our acquisitions of Argus, CEDROM and Prime, and a decrease in the value of the U.S. dollar versus a number of foreign currencies, principally the British Pound and the Euro, offset by a reduction in equipment and software costs of $0.4 million. Research and development expenses from Argus, CEDROM and Prime were $1.5 million for the three months ended March 31, 2018, a $1.5 million increase from the prior year period. The decrease in the U.S. dollar versus the British Pound, Euro, Canadian Dollar, and other foreign currencies in 2018 compared to 2017 increased our research and development expenses by approximately $0.1 million for the quarter ended March 31, 2018.

General and Administrative

General and administrative expenses for the three months ended March 31, 2018 increased $6.0 million, or 14.9%, to $46.2 million. This increase was primarily driven by our acquisitions of Bulletin Intelligence, Argus, CEDROM and Prime, a decrease in the value of the U.S. dollar versus a number of foreign currencies, principally the British Pound and the Euro, a $1.5 million increase in acquisition related expenses, and a $1.2 million increase in bad debt expense, offset by a $2.3 million reduction in compensation related expenses, a $0.5 million reduction in depreciation expense, and a reduction in costs related to the divestiture of our Vintage business. General and administrative expenses from Bulletin Intelligence, Argus, CEDROM and Prime were $6.0 million for the three months ended March 31, 2018, a $6.0 million increase from the prior year period. General and administrative expenses attributed to our Vintage business for the three months ended March 31, 2017 was $0.2 million. We divested our Vintage business in March 2017. The decrease in the U.S. dollar versus the British Pound, Euro, Canadian Dollar, and other foreign currencies in 2018 compared to 2017 increased our general and administrative expenses by approximately $1.5 million for the quarter ended March 31, 2018.

Foreign Exchange Gains (Losses)

We incurred a $7.9 million foreign exchange loss for the three months ended March 31, 2018 and a $1.9 million foreign exchange loss for the three months ended March 31, 2017 due to fluctuations in foreign exchange rates that impacted the carrying value of certain intercompany notes.

Interest and Other Income, Net

We recognized $2.1 million of interest and other income, net for the three months ended March 31, 2017, which was primarily the result of a $1.8 million gain recognized on the disposal of our Vintage business.

Interest Expense

Interest expense decreased $17.2 million, or 46.6%, from $36.9 million for the three months ended March 31, 2017 to $19.7 million for the three months ended March 31, 2018. This decrease was primarily the result of our refinancing amendment and incremental facility amendment (the “2017 First Lien Credit Facility”) to the 2016 First Lien Credit Facility that we entered into on August 4, 2017, and the subsequent February 8, 2018 debt repricing transaction of our 2017 First Lien Credit Facility and 2017 Revolver Credit Facility that lowered interest rates on our debt. In conjunction with our refinancing amendment and incremental facility amendment, we repaid $370.0 million of our 2016 Second Lien Credit Facility and refinanced $1,175 million in debt under our 2016 First Lien Credit Facility. The debt repricing transaction lowered our LIBOR rate and EURIBOR rate with respect to the 2017 First Lien Credit Facility by 1.00% and 0.75%, respectively.

Provision for (Benefit From) Income Taxes

For the three months ended March 31, 2018, we recorded a benefit from income taxes of $17.7 million versus a benefit from income taxes of $7.1 million for the three months ended March 31, 2017. The benefit from income taxes for the quarter ended March 31, 2018 is a result of using the annual effective tax rate methodology. The annual effective tax rate was impacted by unfavorable permanent differences and increases in valuation in the United States and United Kingdom. The United States permanent differences are primarily related to nondeductible transaction costs, nondeductible equity compensation and income from the Canadian subsidiaries that is taxable in the United States as a result of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”). The United Kingdom permanent differences are primarily related to nondeductible interest expense. The increase in the valuation allowance in both countries is related to tax deferred interest expense that is not more likely than not realizable.

The benefit from income taxes for the quarter ended March 31, 2017 was primarily driven by non-operating losses resulting from significant interest expense and the reversal of deferred tax liabilities relating to intangible assets.

Other Comprehensive Income (Loss)

Other comprehensive income was $7.1 million and $5.9 million for the three months ended March 31, 2018 and 2017, respectively. Other comprehensive income for the quarter ended March 31, 2018 was primarily due to foreign currency translation losses that resulted from a weakening of the U.S. dollar versus certain foreign currencies, primarily the British Pound and the Euro, since December 31, 2017. Other comprehensive income for the three months ended March 31, 2017 resulted from a weakening of the U.S. dollar versus certain foreign currencies, primarily the Canadian Dollar and the Euro, since December 31, 2016.

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

Revenue

Revenue increased $163.9 million, or 35.0%, from $467.8 million for the year ended December 31, 2016 to $631.6 million for the year ended December 31, 2017. This increase was primarily driven by our acquisitions of PR Newswire, Argus, Bulletin and CEDROM, offset by net customer losses and the divestiture of our Vintage business. Revenue from PR Newswire, excluding Vintage, increased $145.8 million for the year ended December 31, 2017 primarily due to the recognition of a full year of activity for 2017 versus a partial year of activity for the year ended December 31, 2016.

Aggregate revenue from the acquisitions of Argus, Bulletin and CEDROM from the acquisition date of each entity through December 31, 2017 was $44.8 million. The revenue reduction due to our Vintage business, which was divested in March 2017, was approximately $9.0 million for the year ended December 31, 2017 compared to the year ended December 31, 2016. Revenues in our U.S. business, excluding revenue from PR Newswire, Bulletin and Vintage, declined from $199.8 million in the year ended December 31, 2016 to $181.9 million for the year ended December 31, 2017 due primarily to net customer losses, resulting in part from our increased focus on our core offerings and lower prices on certain renewed contracts resulting from price competition.

Cost of Revenue

Cost of revenue increased $38.3 million, or 23.5%, from $162.6 million for the year ended December 31, 2016 to $200.8 million for the year ended December 31, 2017. This increase was primarily driven by our acquisitions of PR Newswire, Argus, Bulletin and CEDROM, offset by a reduction in our personnel costs, content acquisition costs, software maintenance costs, depreciation and amortization costs, and in outside services for hosting and professional services, totaling approximately $10.7 million. Cost of revenue from PR Newswire, excluding Vintage, increased $28.2 million for the year ended December 31, 2017 primarily due to the recognition of a full year of activity for 2017 versus a partial year of activity for the year ended December 31, 2016. Cost of revenue from the acquisitions of Argus, Bulletin and CEDROM from the acquisition date of each entity through December 31, 2017 was $27.4 million. Cost of revenue reduction attributed to our Vintage business, which was divested in March 2017, was $6.4 million for the year ended December 31, 2017.

Sales and Marketing

Sales and marketing expenses increased $22.2 million, or 23.9%, from $92.6 million for the year ended December 31, 2016 to $114.8 million for the year ended December 31, 2017. This increase was primarily driven by our acquisitions of PR Newswire, Argus, Bulletin and CEDROM, offset by a reduction in our marketing costs that were primarily driven by a $2.3 million reduction in paid advertising costs. Sales and marketing expenses from PR Newswire, excluding Vintage, increased $20.6 million for the year ended December 31, 2017 primarily due to the recognition of a full year of activity for 2017 versus a partial year of activity for the year ended December 31, 2016. Sales and marketing expenses from the acquisitions of Argus, Bulletin and CEDROM from the acquisition date of each entity through December 31, 2017 was $5.6 million. Sales and marketing expenses attributed to our Vintage business, which was divested in March 2017, decreased $1.9 million for the year ended December 31, 2017.

Research and Development

Research and development expenses increased $2.7 million, or 13.7%, from $19.4 million for the year ended December 31, 2016 to $22.1 million for the year ended December 31, 2017. This increase was primarily driven by our acquisitions of PR Newswire, Argus and CEDROM, offset by a reduction in our personnel costs of $2.7 million resulting from our realization of integration cost synergies. Research and development expenses from PR Newswire increased $3.8 million for the year ended December 31, 2017 primarily due to the recognition of a full year of activity for 2017 versus a partial year of activity for the year ended December 31, 2016.

General and Administrative

General and administrative expenses increased $31.0 million, or 22.9%, from $135.7 million for the year ended December 31, 2016 to $166.8 million for the year ended December 31, 2017. This increase was primarily driven by our acquisitions of PR Newswire, Argus, Bulletin and CEDROM, offset by a $6.0 million reduction in our acquisition-related costs, a onetime contract settlement expense of $1.9 million in 2016 and the divestiture of our Vintage business. General and administrative expenses from PR Newswire, excluding Vintage, increased $28.4 million for the year ended December 31, 2017 primarily due to the recognition of a full year of activity for 2017 versus a partial year of activity for the year ended December 31, 2016. General and administrative expenses from the purchase of Argus, Bulletin and CEDROM from the acquisition date of each entity through December 31, 2017 was $10.8 million.

Foreign Exchange Gains (Losses)

We incurred a $5.5 million foreign exchange loss for the year ended December 31, 2017 due to fluctuations in foreign exchange rates that impacted the carrying value of certain intercompany notes. We recognized a $6.3 million foreign exchange transaction gain for the year ended December 31, 2016 primarily due to the settlement in cash of an intercompany note involving one of our foreign subsidiaries that resulted in a $5.0 million gain.

Interest and Other Income, Net

We recognized $2.1 million of interest and other income, net for the year ended December 31, 2017, which was primarily the result of a $1.8 million gain recognized on the disposal of the Vintage business and $0.4 million in income from our earnings in an unconsolidated affiliate, offset by a $0.4 million reduction to an acquisition-related contingent liability.

Interest Expense and Loss On Extinguishment of Debt

Interest expense decreased approximately $1.5 million, or 1.3%, from $118.0 million for the year ended December 31, 2016 to $116.5 million for the year ended December 31, 2017. This decrease was primarily driven by the refinancing of our existing first lien credit facility (the “2016 First Lien Credit Facility”) and the repayment of the 2016 Second Lien Credit Facility in August of 2017, which lowered our blended effective interest rate, and the use of cash from our merger with Capitol to lower our total outstanding debt balance, offset by a partial year of interest expense in the period ended December 31, 2016 related to the increase in our debt under the 2016 First Lien Credit Facility and the 2016 Second Lien Credit Facility (collectively, the “2016 Credit Facilities”) that we entered into in connection with our acquisition of PR

Newswire. Our loss on extinguishment of debt increased $28.3 million, or 119.9%, from $23.6 million for the year ended December 31, 2016 to $51.9 million for the year ended December 31, 2017. The $23.6 million loss on extinguishment of debt in 2016 was the result of our entering into the 2016 First Lien and Second Lien Credit Facilities in connection with our acquisition of PR Newswire that replaced our prior credit facilities. The $51.9 million loss on extinguishment of debt in 2017 was the result of our refinancing of the Company’s 2016 First Lien and Second Lien Credit Facilities in August of 2017.

Provision for (Benefit From) Income Taxes

For the year ended December 31, 2017, we recorded a benefit from income taxes of $10.6 million, equivalent to an effective tax rate of 7.9%. Our benefit from income taxes and effective tax rate is impacted by such costs as disallowed interest expense, non-deductible acquisition and initial public offering costs, and stock compensation, in addition to changes in valuation allowance and tax law changes. For the year ended December 31, 2016, we recorded a benefit from income taxes of $55.7 million, equivalent to an effective tax rate of 36.1%.

Our effective tax rate deviates from the statutory Cayman income tax rate of 0% mainly due to the mix of foreign taxing jurisdictions in which we operate and where our foreign subsidiaries generate taxable income. In 2017, the effective tax rate decreased significantly compared to 2016 primarily due to the change in the U.S. tax law. In 2016, the effective tax rate increased significantly compared to 2015 due to the removal of the valuation allowance as a result of the PR Newswire acquisition. On December 22, 2017, the U.S. federal government enacted comprehensive tax legislation (the “Tax Act”), which significantly revises the U.S. corporate income tax law by, among other things, lowering the U.S. federal corporate income tax rate from 35% to 21%, implementing a partial territorial tax system, imposing a one-time transition tax on foreign unremitted earnings, and setting limitations on deductibility of certain costs (e.g. interest expense).

Other Comprehensive Income (Loss)

Other comprehensive income increased $97.7 million for the year ended December 31, 2017 to $38.8 million, from a comprehensive loss of $58.9 million for the year ended December 31, 2016. This increase was primarily the result of foreign currency translation gains that resulted from significant depreciation of the US dollar versus the British Pound that impacted the carrying value of intangibles and goodwill in our UK subsidiaries.

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

Revenue

Revenue increased $133.8 million, or 40.1%, from $334.0 million for the year ended December 31, 2015 to $467.8 million for the year ended December 31, 2016. This increase was primarily driven by our acquisition of PR Newswire, offset by net customer losses, resulting in part from our increased focus on bundled solutions, the divestiture of our Cision UK and Vocus UK businesses, and a decline in the US dollar versus foreign currencies, principally the British Pound and the Euro.

Revenue from PR Newswire from the date of acquisition to December 31, 2016 was $165.1 million. Revenue, excluding PR Newswire, declined from $334.0 million in the year ended December 31, 2015 to $302.7 million for the year ended December 31, 2016. For the year ended December 31, 2015, our revenue included approximately $6.8 million, from our Cision UK and Vocus UK businesses that were divested during June 2015. The decline in the US dollar versus the British Pound, the Euro, and other foreign currencies in 2016 versus 2015 reduced revenues by approximately $9.0 million for the year ended December 31, 2016. Revenues in our U.S. business, excluding PR Newswire, declined from $218.6 million in the year ended December 31, 2015 to $199.8 million for the year ended December 31, 2016 due primarily to net customer losses, resulting in part from our increased focus on bundled solutions, and lowered prices on certain renewed contracts resulting from price competition.

Cost of Revenue

Cost of revenue increased $37.6 million, or 30.1%, from $125.0 million for the year ended December 31, 2015 to $162.6 million for the year ended December 31, 2016. This increase was primarily driven by our acquisition of PR Newswire, offset by a reduction in our personnel costs resulting from our realization of integration cost synergies, a reduction in our content acquisition costs, a decline in the US dollar versus foreign currencies, principally the British Pound and the Euro, and the divestiture of our Cision UK and Vocus UK businesses. Cost of revenue from PR Newswire from the date of acquisition to December 31, 2016 was $50.5 million. For the year ended December 31, 2015, our cost of revenue included approximately $2.0 million, from our Cision UK and Vocus UK businesses that were divested during June 2015. The decline in the US dollar versus the British Pound, the Euro, and other foreign currencies in 2016 versus 2015 reduced our cost of revenue by approximately $3.9 million for the year ended December 31, 2016.

Sales and Marketing

Sales and marketing expenses increased $21.0 million, or 29.3%, from $71.6 million for the year ended December 31, 2015 to $92.6 million for the year ended December 31, 2016. This increase was primarily driven by our acquisition of PR Newswire, offset by a reduction in our sales compensation costs resulting from our realization of integration cost synergies, a reduction in our marketing costs resulting in part from the consolidation third-party contracts and reduced paid advertising costs, a decline in the US dollar versus foreign currencies, including the British Pound and the Euro, and the divestiture of our Cision UK and Vocus UK businesses. Sales and marketing expenses from PR Newswire from the date of acquisition to December 31, 2016 were $28.5 million. Our sales compensation costs decreased by approximately $0.4 million in the year ended December 31, 2016 versus the year ended December 31, 2015. Our marketing expenses decreased by $1.1 million in the year ended December 31, 2016 versus the year ended December 31, 2015 due primarily to a reduction in paid advertising and other third-party marketing costs. For the year ended December 31, 2015, our sales and marketing expenses include approximately $2.4 million, from our Cision UK and Vocus UK businesses that were divested during June 2015. The decline in the US dollar versus the British Pound, the Euro, and other foreign currencies in 2016 versus 2015 reduced our sales and marketing expenses by approximately $1.1 million for the year ended December 31, 2016.

Research and Development

Research and development expenses increased $2.8 million, or 16.9%, from $16.6 million for the year ended December 31, 2015 to $19.4 million for the year ended December 31, 2016. This increase was primarily driven by our acquisition of PR Newswire, offset by a reduction in our research and development compensation costs resulting from the realization of certain planned integration synergies, and a decline in the US dollar versus foreign currencies, principally the British Pound and the Euro. Research and development expenses from PR Newswire from the date of acquisition to December 31, 2016 was $7.2 million. Our research and development compensation costs decreased by $4.5 million in the year ended December 31, 2016 versus the year ended December 31, 2015 due to lower overall headcount and a shift in the mix of capitalizable development work. The decline in the US dollar versus the British Pound, the Euro, and other foreign currencies in 2016 versus 2015 reduced our research and development expenses by approximately $0.5 million for the year ended December 31, 2016.

General and Administrative

General and administrative expenses increased $47.3 million, or 53.5%, from $88.4 million for the year ended December 31, 2015 to $135.7 million for the year ended December 31, 2016. This increase was primarily driven by our acquisition of PR Newswire and an increase in our acquisition-related expenses, offset by a reduction in our general and administrative personnel costs, a decline in the US dollar versus foreign currencies, including principally the British Pound and the Euro, and the divestiture of our Cision UK and Vocus UK businesses. General and administrative expenses from PR Newswire from the date of acquisition to December 31, 2016 were $46.7 million. Our acquisition-related expenses increased by $13.2 million in the year ended December 31, 2016 versus the year ended December 31, 2015. Our general and administrative personnel costs decreased by $5.7 million in the year ended December 31, 2016 versus the year ended December 31, 2015 resulting from the elimination of a number of senior personnel roles that became redundant as a result of our acquisition. For the year ended December 31, 2015, our general and administrative expenses include approximately $1.6 million, from our Cision UK and Vocus UK businesses that were divested during June 2015. The decline in the US dollar versus the British Pound, the Euro, and other foreign currencies in 2016 versus 2015 reduced our general and administrative expenses by approximately $2.5 million for the year ended December 31, 2016.

Foreign Exchange Gains (Losses)

We recognized a $6.3 million foreign exchange transaction gain for the year ended December 31, 2016 primarily due to the settlement in cash of an intercompany note involving one of our foreign subsidiaries that resulted in a $5.0 million gain.

We incurred a $10.9 million foreign exchange loss for the year ended December 31, 2015 due to fluctuations in foreign exchange rates that impacted the carrying value of certain intercompany notes.

Interest and Other Income, Net

We recognized a $4.7 million gain on the sale of our Cision UK and Vocus UK assets during the year ended December 31, 2015. No other activity was significant for all periods presented.

Interest Expense and Loss on Extinguishment of Debt

Interest expense and loss on extinguishment of debt increased $80.2 million, or 130.6%, from $61.4 million for the year ended December 31, 2015 to $141.6 million for the year ended December 31, 2016. This increase was primarily driven by the increase in our debt under the 2016 Credit Facilities that were entered into in connection with our acquisition of PR Newswire.

Provision for (Benefit from) Income Taxes

The benefit from income taxes was $55.7 million for the year ended December 31, 2016 versus a benefit from income taxes of $3.6 million for the year December 31, 2015. The benefit from income taxes for the year ended December 31, 2016 was primarily driven by the acquisition of PR Newswire, which resulted in a reduction of valuation allowances in the U.S. group due to the establishment of deferred tax liabilities in purchase accounting. The deferred tax liabilities established in purchase accounting increased goodwill rather than creating deferred tax expense. In addition, the Company determined that the deferred tax liabilities established in purchase accounting supported the realization of deferred tax assets that existed on the date of the PR Newswire acquisition that previously required a valuation allowance.

Accordingly, the Company reduced its valuation allowance and recorded a deferred tax benefit.

Other Comprehensive Loss

Other comprehensive loss increased $49.8 million for the year ended December 31, 2016 to $58.9 million, from $9.1 million for the year ended December 31, 2015. This increase was primarily the result of foreign currency translation losses that resulted from significant depreciation of the US dollar versus the British Pound that impacted the carrying value of the intangibles and goodwill in the UK that resulted from our 2014 acquisition of Gorkana.

Liquidity and Capital Resources

Overview

We fund our business primarily with cash generated from operations and from borrowings under our credit facilities. We use cash to satisfy our contractual obligations and to fund other non-contractual business needs.

Based on the terms of our credit facilities and our current operations and expectations for continued growth, we believe that our existing cash on hand and cash generated from operating activities, together with available borrowings under our 2017 First Lien Credit Facility, will be adequate to meet our current and expected operating, capital investment, acquisition financing and debt service obligations for the next twelve months, although no assurance can be given in this regard.

While we have a history of a negative working capital position, as calculated by subtracting current liabilities from current assets, substantially all of this negative balance is created by deferred revenue, which does not represent a liability that will be settled in cash.

In conjunction with our June 29, 2017 merger with Capitol, the Convertible Preferred Equity Certificates (“CPECs”) held by Cision Owner were converted to equity and so are no longer presented as a liability on the consolidated balance sheet at December 31, 2017. As of March 31, 2018, excluding both cash balances and deferred revenue, our current assets exceed our current liabilities by $16.7 million.

The 2017 First Lien Credit Facility requires quarterly principal repayments in the amount of $2.6 million per quarter and €0.6 million per quarter, which are insignificant compared to the cash we expect to generate from operations. The 2017 First Lien Credit Facility does not mature until 2023, and therefore is not considered to impact our liquidity needs over the next several years. We have been in compliance with all of our applicable credit facility covenants through March 31, 2018.

Our cash flow from operations in all periods to date has been adversely impacted by the cash costs incurred to execute the strategic business combinations we have made, which include acquisition fees and expenses and integration costs required to achieve synergies. Acquisition-related costs and expenses for historical periods are reflected in the Net Loss to Adjusted EBITDA Reconciliation set forth under “— Operating Results.” While the execution of these strategic business combinations use short-term operating cash, they are expected to generate significant long-term cost reductions, revenue synergies and substantial incremental operating cash flow, once fully integrated. We believe that this incremental cash flow will be substantial and will enable us to fund cash interest payments.

For the three months ended March 31, 2018, net cash provided by operating activities was $36.3 million, which includes the cash costs incurred to execute the strategic business combination we made during the first quarter of 2018. For the three months ended March 31, 2018, excluding the impact of the acquisition of Prime, net cash used in investing activities was $8.8 million. For the three months ended March 31, 2018, net cash used in financing activities was $6.4 million.

We do not currently expect to declare dividends in the foreseeable future. The declaration of dividends will be subject to our actual future earnings and capital requirements and to the discretion of our board of directors. Our board of directors may take into account such matters as general business conditions, our financial results, capital requirements, contractual, legal and regulatory restrictions and such other factors as our board of directors may deem relevant.

Our ability to pay cash dividends on our Ordinary Shares will be subject to our continued compliance with the terms of our Credit Facilities. Under our 2017 First Lien Credit Facility, our subsidiaries have restrictions on making cash dividends to us, subject to certain exceptions, including that our subsidiaries are permitted to declare and pay cash dividends:

•	in any amount, so long as the total net leverage ratio under our 2017 First Lien Credit Facility would not exceed 3.75 to 1.00 after making such payment;
•	in an amount per annum not greater than 6.0% of (i) the market capitalization of our Ordinary Shares (based on the average closing price of our shares during the 30 trading days preceding the declaration of such payment) plus (ii) the $305.2 million in proceeds we received in our business combination with Capitol;
•	in an amount that does not exceed the sum of (i) $20.0 million, plus (ii) 50% of consolidated net income of our subsidiaries from January 1, 2016 to the end of the most recent quarter plus (iii) certain other amounts set forth in the definition of “Available Amount” in our 2017 First Lien Credit Facility (provided that we may only include the amounts of consolidated net income described in clause (ii) if our total net leverage ratio would not exceed 5.00 to 1.00 after making such payments); and
•	in an amount that does not exceed the total net proceeds we receive from any public or private offerings of our Ordinary Shares or similar equity interests.

As of March 31, 2018, we had $107.8 million of cash and cash equivalents on hand, and we had aggregate unused availability of $73.9 million under our 2017 Revolving Credit Facility. Borrowings under this facility bear interest at a variable rate and are a significant source of our liquidity. Our liquidity needs, including our funding of acquisition activities, causes the aggregate amount of outstanding borrowings under our 2017 Revolving Credit Facility to fluctuate.

Accordingly, the amount of borrowing capacity available to us can fluctuate depending on operating cash flows, debt service requirements and acquisition and investment activity.

Our future financial and operating performance, ability to service or refinance our debt and ability to comply with covenants and restrictions contained in our credit agreements governing our credit facilities will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control and will be substantially dependent on the global economy, demand for our products and solutions and our ability to successfully implement our business strategies.

As of March 31, 2018, $53.3 million of cash and cash equivalents were held outside of the United States. We have not provided for income taxes on $44.9 million of undistributed earnings of our foreign subsidiaries, other than certain Canadian subsidiaries, as the earnings are considered permanently reinvested. Notwithstanding this, as part of the enactment of U.S. tax reform legislation, we have accrued a $5.5 million transition tax related to our Canadian subsidiaries. This amount includes an estimated $2.1 million of Canadian withholding taxes on the future repatriation of cash from Canada to the United States. In addition, the tax provision for the three months ended March 31, 2018 for the United States includes an income inclusion related to the earnings of its Canadian subsidiaries as a result of the recently enacted tax reform legislation. The United States does not currently have accumulated earnings and profits and the majority of the other foreign jurisdictions can distribute their earnings to us without significant additional taxation. Accordingly, we have determined that any deferred tax liability associated with a distribution of the undistributed earnings would be immaterial.

Debt Obligations

The following describes the components of our debt obligations as of March 31, 2018. In connection with the consummation of our merger with Capitol, in July 2017, we repaid $294.0 million of our 2016 Second Lien Credit Facility, plus a 1% fee and interest. On August 4, 2017, we amended our 2016 First Lien Credit Facility and repaid in full the 2016 Second Lien Credit Facility, which is more fully discussed below.

2017 First Lien Credit Facility

On August 4, 2017, we entered into a refinancing amendment and incremental facility amendment to the 2016 First and Second Lien Credit Agreements, with Deutsche Bank AG, New York Branch, as administrative agent and collateral agent, and a syndicate of commercial lenders from time to time party thereto. The 2017 First Lien Credit Facility provided for a tranche of refinancing term loans which refinanced the term loans under our 2016 First Lien Credit Agreement in full and provided for additional term loans of $131.2 million. The 2017 First Lien Credit Facility, on the date of effectiveness, consisted of: (i) a revolving loan facility, which permits borrowings and letters of credit of up to $75.0 million, of which up to $25.0 million may be used or issued as standby and trade letters of credit; (ii) a $960.0 million Dollar-denominated term credit facility (the “2017 First Lien Dollar Term Credit Facility”) and (iii) a €250.0 million Euro-denominated term credit facility (the “2017 First Lien Euro Term Credit Facility”). We used the proceeds from the 2017 First Lien Term Credit Facility to repay all amounts then outstanding under our 2016 First Lien Credit Facility and all amounts outstanding under our 2016 Second Lien Credit Facility and pay all related fees and expenses. We retained remaining cash for general corporate purposes. We terminated the agreement governing the 2016 Second Lien Credit Facility in connection with effecting the 2017 First Lien Credit Facility.

On December 14, 2017, we entered into an incremental facility amendment to the 2017 First Lien Credit Facility. The Incremental Amendment provided for an incremental $75.0 million dollar-denominated term loan facility. The proceeds from the Incremental Facility were used to fund the Prime acquisition. As of March 31, 2018, we had no outstanding borrowings and $1.1 million of outstanding letters of credit under our 2017 Revolving Credit Facility and $1,336.3 million outstanding under the 2017 First Lien Term Credit Facility.

On February 8, 2018, we repriced our $1,417 million First Lien Credit Facility (the “Repricing”). The repriced first lien credit agreement consisted of a $75.0 million revolving loan facility and a $1,342 million term loan facility. The term loan facility consisted of $1,032 million of U.S. dollar borrowings and €249 million of Euro borrowings. The term loans and revolving borrowings were repriced at an interest rate of LIBOR plus 3.25% for dollar borrowings and EURIBOR plus 3.50% for Euro borrowings.

From time to time, we may incur incremental revolving facilities and incremental term loan facilities under the 2017 First Lien Credit Facility in amounts not to exceed $100.0 million plus additional amounts subject to compliance with certain leverage ratios as set forth in the 2017 First Lien Credit Facility and certain other amounts.

Interest is charged on U.S. dollar borrowings under our 2017 First Lien Credit Facility, at our option, at a rate based on (1) the adjusted LIBOR (a rate equal to the London interbank offered rate adjusted for statutory reserves) or (2) the alternate base rate (a rate that is highest of the (i) Deutsche Bank AG, New York Branch’s prime lending rate, (ii) the overnight federal funds rate plus 50 basis points or (iii) the one-month adjusted LIBOR plus 1%), in each case, plus an applicable margin.

Following the Repricing, the margin applicable to U.S. dollar loans under the 2017 First Lien Dollar Term Credit Facility bearing interest at the alternate base rate is 2.25%; the margin applicable to loans under the 2017 First Lien Dollar Term Credit Facility bearing interest at the adjusted LIBOR is 3.25%.

Interest is charged on Euro borrowings under our 2017 First Lien Credit Facility at a rate based on the adjusted EURIBOR (a rate equal to the Euro interbank offered rate adjusted for statutory reserves), plus an applicable margin. Following the Repricing, the margin applicable to loans under the 2017 First Lien Euro Term Credit Facility bearing interest at the adjusted LIBOR is 3.50%.

Revolving borrowings in Canadian dollars bear interest at the adjusted Canadian dollar banker’s acceptance rate plus an applicable margin. Following the Repricing, the margin applicable to loans under the 2017 Revolving Credit Facility bearing interest at the alternate base rate, the adjusted LIBOR, and the adjusted Euro interbank offered rate bear interest at rates of 2.25%, 3.25%, and 3.50%, respectively. As of March 31, 2018, the applicable interest rate under the 2017 First Lien Dollar Term Credit Facility and the 2017 First Lien Euro Term Credit Facility was 5.13% and 3.50%, respectively.

We are obligated to make quarterly principal payments under the 2017 First Lien Dollar Term Credit Facility of $2.6 million (which amount may be reduced by the application of voluntary and mandatory prepayments pursuant to the terms of the 2017 First Lien Credit Facility), with the remaining balance due June 16, 2023. We are obligated to make quarterly principal payments under the 2017 First Lien Euro Term Credit Facility of €0.6 million (which amount may be reduced by the application of voluntary and mandatory prepayments pursuant to the terms of the 2017 First Lien Credit Facility), with the remaining balance due June 16, 2023. The maturity date of the 2017 Revolving Credit Facility is June 16, 2022.

We may also be required to make certain mandatory prepayments of the 2017 First Lien Term Credit Facility out of excess cash flow and upon the receipt of proceeds of asset sales and certain insurance proceeds (in each case, subject to certain minimum dollar thresholds and rights to reinvest the proceeds as set forth in the 2017 First Lien Credit Facility). For the fiscal year ended December 31, 2017, no mandatory prepayments were due pursuant to the terms of the 2017 First Lien Term Credit Facility.

The obligations under the 2017 First Lien Credit Facility are secured by substantially all of the assets of Canyon Companies S.à.r.l. and each of its subsidiaries organized in the United States (or any state thereof), the United Kingdom, the Netherlands, Luxembourg, and Ireland, subject to certain exceptions.

The 2017 First Lien Credit Facility includes a springing financial covenant applicable solely to the 2017 Revolving Credit Facility that is tested at such time that 35% or more (excluding letters of credit that have been cash collateralized and letters of credit in an amount not to exceed $4.0 million) of the aggregate commitments under the 2017 Revolving Credit Facility is drawn and outstanding. Such springing financial covenant requires that, as of the last day of each fiscal quarter, the total net leverage ratio of Canyon Companies S.à.r.l. and its restricted subsidiaries under the 2017 First Lien Credit Facility cannot exceed the applicable ratio set forth in the 2017 First Lien Credit Facility for such quarter (subject to certain rights to cure any failure to meet such ratio as set forth in the 2017 First Lien Credit Facility). The 2017 First Lien Credit Facility is also subject to certain customary affirmative covenants and negative covenants. Under our 2017 First Lien Credit Facility, our subsidiaries have restrictions on making cash dividends to us, subject to certain exceptions, including that our subsidiaries are permitted to declare and pay cash dividends:

•	in any amount, so long as the total net leverage ratio under our 2017 First Lien Credit Facility would not exceed 3.75 to 1.00 after making such payment;
•	in an amount per annum not greater than 6.0% of (i) the market capitalization of our Ordinary Shares (based on the average closing price of our shares during the 30 trading days preceding the declaration of such payment) plus (ii) the $305.2 million in proceeds we received in our business combination with Capitol;
•	in an amount that does not exceed the sum of (i) $20.0 million, plus (ii) 50% of consolidated net income of our subsidiaries from January 1, 2016 to the end of the most recent quarter plus (iii) certain other amounts set forth in the definition of “Available Amount” in our 2017 First Lien Credit Facility (provided that we may only include the amounts of consolidated net income described in clause (ii) if our total net leverage ratio would not exceed 5.00 to 1.00 after making such payment); and
•	in an amount that does not exceed the total net proceeds we receive from any public or private offerings of our Ordinary Shares or similar equity interests.

Our 2017 First Lien Credit Facility provides that an event of default will occur upon specified change of control events.

“Change in Control” is defined to include, among other things, the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group, other than certain permitted holders (directly or indirectly, including through one or more holding companies), of voting equity interests representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding voting equity in Cision Ltd.

Cash Flow Analysis

The following tables reflect the changes in cash flows for the comparative periods presented.

	Three months ended March 31,		Year ended December 31,
(in thousands)	2018	2017	2017	2016	2015
Net cash provided by (used in)
Operating activities	$36,303	$12,838	$68,848	$17,373	$22,422
Investing activities	(71,485)	(32,993)	(79,988)	(819,416)	(10,664)
Financing activities	(6,366)	26,009	121,945	808,353	(8,568)
Effect of exchange rate changes on cash and cash equivalents	742	341	2,714	(1,781)	(1,161)
Net change in cash and cash equivalents	$(40,806)	$6,195	$113,519	$4,529	$2,029

Cash Flow Provided by Operating Activities

Net cash flows from operating activities consist of net income (loss) adjusted for non-cash items, such as: depreciation and amortization of property and equipment and intangible assets, non-cash interest charges, deferred income taxes, equity-based compensation and for changes in net working capital assets and liabilities. The impact of changes in deferred income taxes primarily relates to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Net cash provided by operating activities increased $23.5 million to $36.3 million for the three months ended March 31, 2018, from net cash provided by operating activities of $12.8 million for the three months ended March 31, 2017. Net cash provided by operating activities for the three months ended March 31, 2018 reflects a $20.9 million increase in deferred revenue due to the timing of invoicing to our subscription customers, a

$6.8 million increase in accounts receivable due to the timing of customer invoicing, a $3.0 million increase in prepaid expenses and other current assets primarily due to the timing of advance payments for business expenses, and a $3.3 million decrease in other accrued expenses due to the timing of vendor invoices.

Net cash provided by operating activities for the three months ended March 31, 2017 reflects a $9.7 million increase in deferred revenue due to the timing of invoicing to our subscription customers, an $8.6 million decrease in accrued compensation and benefits due to the timing of payment of annual bonuses, and a negative deferred income tax impact of $7.9 million due to a deferred tax benefit included within our tax provision.

Net cash provided by operating activities was $68.8 million for the year ended December 31, 2017. Net cash provided by operating activities for the year ended December 31, 2017 reflects operating profit of $38.0 million, adjusted for non-cash items and a $4.9 million increase in deferred revenue due to the timing of invoicing to our subscription customers, a $6.2 million decrease in accrued compensation and benefits due to the timing of payment of annual bonuses, and a $4.0 million decrease in accounts receivable, prepaid expenses and other assets.

Net cash provided by operating activities for the year ended December 31, 2016 was $17.4 million, which reflects a $7.4 million decrease in deferred revenue due to the timing of invoicing to our subscription customers, an $8.2 million increase in accrued compensation and benefits due to the timing of payment of annual bonuses, an increase in accounts receivable of $1.6 million due to the timing of cash collections from customers and a $4.2 million decrease in prepaid expenses and other assets.

Net cash provided by operating activities for the year ended December 31, 2015 was $22.4 million, which reflects a $5.3 million decrease in deferred revenue due to the timing of invoicing to our subscription customers, a $3.9 million decrease in accrued compensation and benefits due to the timing of payment of annual bonuses, and a $3.7 million decrease in prepaid expenses and other assets.

Cash Flow Used in Investing Activities

Net cash used in investing activities was $71.5 million for the three months ended March 31, 2018, which reflects $62.7 million used for our acquisition of Prime, net of cash acquired. Net cash used in investing activities in the first quarter of 2018 reflects capitalized software development costs of $5.0 million and purchases of property plant and equipment of $3.7 million.

Net cash used in investing activities was $33.0 million for the three months ended March 31, 2017 included $49.1 million in cash, net of cash acquired, used for our acquisition of Bulletin Intelligence and reflects capitalized software development costs of $4.1 million and purchases of property and equipment of $3.5 million, offset by approximately $23.7 million in cash we received for the sale of Vintage, after funds deposited in escrow and transaction expenses.

Net cash used in investing activities was $80.0 million for the year ended December 31, 2017 which reflects $78.5 million used for our acquisitions of Bulletin Intelligence, Argus and CEDROM, net of cash acquired. Net cash used in investing activities in 2017 also reflects capitalized software development costs of $15.0 million and purchases of property and equipment of $10.7 million, offset by approximately $23.7 million in cash we received for the sale of Vintage, after funds deposited in escrow and transaction expenses.

Net cash used in investing activities for the year ended December 31, 2016 was $819.4 million, which reflects the acquisition of PR Newswire in June 2016 for $804.2 million in cash, net of cash acquired and other consideration, capitalized software development costs of $11.7 million, purchases of property and equipment of $7.4 million, and proceeds from the sale of Agility PR of $4.0 million.

Net cash used in investing activities for the year ended December 31, 2015 was $10.7 million. This decrease was primarily attributable to the acquisition of Viralheat for $4.5 million, capitalized software development costs of $11.3 million, purchases of property and equipment of $5.2 million, offset by an increase in restricted cash changes of $8.3 million and $2.0 million of proceeds from the disposal of net assets of Cision UK Limited and Vocus UK Limited.

Cash Flow Provided by (Used in) Financing Activities

Net cash used in financing activities was $6.4 million for the three months ended March 31, 2018 which reflects $3.4 million in repayments of our term loan facility, $0.1 million in deferred financing payments, and contingent consideration payments of $2.9 million related to the Bulletin Intelligence earnout agreement.

Net cash provided by financing activities was $26.0 million for the three months ended March 31, 2017, which reflects $2.8 million in repayments of our term loan facility offset by borrowings under our term loan facility of $28.9 million used to fund our acquisition of Bulletin Intelligence.

Net cash provided by financing activities was $121.9 million for the year ended December 31, 2017 which reflects net repayments of the revolving credit facility of $33.5 million, net repayments on the credit facility of $147.6 million, and $305.1 million in proceeds from the issuance of equity in connection with our merger with Capitol, offset by the $1.9 million payment due to Cision Owner.

Net cash provided by financing activities was $808.4 million for the year ended December 31, 2016 which reflects net proceeds from the revolving credit facility of $33.5 million, proceeds from the issuance of CPECs to Cision Owner of $136.0 million to fund our acquisition of PR Newswire in June of 2016.

Net cash used in financing activities in the year ended December 31, 2015 was $8.6 million, which reflects $2.4 million from the acquisition of a non-controlling interest, net repayments under our term credit facility of $5.9 million and repayments on our capital lease obligations of $0.3 million.

Contractual Obligations

The following table sets forth our contractual obligations and commitments for the periods indicated as of December 31, 2017.

Contractual obligations(1) (in thousands)	Payments due by period
	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
2017 First Lien Credit Facility(2)	$1,331,611	$13,349	$26,698	$26,698	$1,264,866
Operating Leases	86,160	16,265	28,183	20,162	21,550
Purchase Obligations(3)	9,611	7,104	2,507	—	—
Cash interest(4)	432,874	74,054	145,880	142,686	70,254

(1)	As of December 31, 2017, we have recorded $3.7 million related to uncertain tax positions. Due to uncertainties in the timing of potential tax credits and the timing of any resolution, we are unable to make a reasonably reliable estimate as to the timing of the payments. As a result, these amounts have been omitted from the above table.
(2)	Represents the principal amount of our long-term debt under our 2017 Credit Facilities and expected cash payments for interest thereunder based on the applicable interest rates and amounts outstanding as of December 31, 2017.
(3)	Noncancelable contractual commitments, related to our service offerings.
(4)	Interest on variable rate long-term debt obligations is calculated based on debt outstanding and interest rates in effect on December 31, 2017, taking into account scheduled maturities and amortizations. The applied interest rates for the 2017 First Lien Dollar Term Credit Facility and the 2017 First Lien Euro Term Credit Facility at December 31, 2017 are 5.94% and 4.25%, respectively.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet transactions or interests.

Summary of Critical Accounting Policies

Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and potentially result in materially different results under different assumptions and conditions. Our critical accounting policies are described below.

Internal Use Software Development Costs

We incur software development costs related to its internal use software. Qualifying costs incurred during the application development stage are capitalized. These costs primarily consist of internal labor and third-party development costs and are amortized using the straight-line method over the estimated useful life of the software, which is generally two years. All other research and development costs are expensed as incurred. Costs to maintain and update the information database are expensed within cost of revenues as these expenses are incurred. For the years ended December 31, 2017, 2016 and 2015, we recorded amortization expense related to internal use software of $12.4 million, $12.6 million and $6.9 million, respectively.

Property, Equipment and Purchased Software

Property, equipment and purchased software are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows: three to five years for software and computer and office equipment and five to seven years for furniture and fixtures. Assets acquired under capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the assets or the terms of the leases. Amortization of assets acquired under capital leases is included in depreciation and amortization expense. Repairs and maintenance costs are charged to expense as incurred. When assets are retired or otherwise disposed of, the asset and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is recorded in the statements of net loss and total comprehensive loss.

Valuation of Long-Lived Assets

Long-lived assets include property, equipment and software and intangible assets with finite lives. Intangible assets consist of customer relationships, trade names and purchased technology acquired in business combinations. Intangible assets are amortized using the accelerated method, which approximates the pattern of usage of the economic benefit of the asset, over their estimated useful lives ranging from two to twelve years. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. If an impairment indicator is present, we evaluate recoverability by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to be generated by the assets. If the assets are impaired, the impairment recognized is measured by the amount by which the carrying amount exceeds the estimated fair value of the assets. There were no significant impairment charges for long-lived assets for the years ended December 31, 2017, 2016 or 2015.

We regularly revisit our estimate of useful economic lives of long-lived assets and makes adjustments to those lives where appropriate.

Business Combinations and Valuation of Goodwill and Other Acquired Intangible Assets

We have completed a number of acquisitions of businesses during the years ended December 31, 2017, 2016 and 2015 that have resulted in the recording of goodwill and identifiable definite-lived intangible assets. We recognize all of the assets acquired and liabilities assumed at their fair values on the acquisition date. We use significant estimates and assumptions, including fair value estimates, as of the acquisition date using the income and cost approaches (or a combination thereof). Fair values are determined based on Level 3 inputs, including estimated future cash flows, discount rates, royalty rates, growth rates, sales projections, customer retention rates and terminal values, all of which require significant management judgement. We refine these estimates that are provisional, as necessary, during the measurement period. The measurement period is the period after the acquisition date, not to exceed one year, in which new information may be gathered about facts and circumstances that existed as of the acquisition date to adjust the provisional amounts recognized. Adjustments to assets and liabilities within the measurement period adjustments are recorded with a corresponding offset to goodwill. All other adjustments, including those after the conclusion of the measurement period, are recorded to the consolidated statements of net loss and comprehensive loss and to date have been immaterial. Acquisition-related costs are expensed as incurred separately from the acquisition and are included in general and administrative expenses in the statements of net loss and total comprehensive loss.

Goodwill Impairment

Goodwill represents the excess of the cost of an acquired entity over the net fair value of the identifiable assets acquired and liabilities assumed. Goodwill is not amortized, but rather is assessed for impairment at least annually. We perform our annual impairment assessment on October 1, or whenever events or circumstances indicate impairment may have occurred. On October 1, 2017, 2016 and 2015, we performed our annual goodwill impairment test based on the fair value of our reporting units. When assessing goodwill for impairment, we use an income approach based on discounted cash flows to determine the fair value of each reporting unit. Our cash flow assumptions consider historical and forecasted revenue, operating costs and other relevant factors which are consistent with the plans used to manage our operations.

The results of the annual goodwill impairment test performed on October 1, 2017 indicated that the estimated fair value of each reporting unit was, in all cases, at least 40% in excess of its carrying value. We concluded that the fair value of each of our reporting units exceeded its carrying amount and no impairment charge was recorded.

Defined Benefit Pension Plan

Employees of CNW Group Ltd. (“CNW”) participate in a defined benefit pension plan whereby pension expense is determined based on a number of actuarial assumptions, which are reviewed on an annual basis. The defined benefit plan has been closed to new participants since 2006. The employees and accompanying pension plan were inherited with the acquisition of PR Newswire on June 16, 2016. The purchase price of PR Newswire was allocated to the assets and obligations of the pension plan based on fair value at the acquisition date. These actuarial assumptions include discount rate, expected rate of return on plan assets, rate of salary increases and other factors.

The December 31, 2017 discount rate was based on bond yields as at December 15, 2017 and derived from the Mercer discount rate model. The Mercer discount rate model is based on actual AA corporate bond yield data for short term yields and extrapolated data for longer terms for which discount rates for sample plans of various durations are determined. The duration of pension plans’ obligations is calculated and the corresponding discount rate for that duration is obtained. The resulting discount rate is rounded to the nearest 10 basis points.

The expected rate of return on plan assets is based the median simulated investment return using estimated returns for each major asset class consistent with market conditions on the valuation date, the expected time horizon over which benefits are expected to be paid, and the target asset mix specified in the Plan’s investment policy. The expected rate of return also uses an implicit provision for expenses determined as the average rate of investment expenses paid from the fund in the recent past.

The unfunded status of the plan is recognized as a long-term liability in the consolidated balance sheets at December 31, 2017 and 2016, which is also the measurement date for the defined benefit pension plan for the CNW employees. For further information, see Note 8 of Notes to Consolidated Financial Statements. The actual and expected return on plan assets for 2017 and 2016 were as follows:

	2017	2016
Discount Rate	3.5%	4.1%
Rate of compensation increase	3.5%	3.5%
Expected return on plan assets	2.0%	2.0%

Revenue Recognition

We derive our revenues from subscription arrangements and related professional services in connection with our cloud based software and services offerings. We also derive revenues from news distribution services on both a subscription basis and separately from non-subscription arrangements. We recognize revenue when there is persuasive evidence of an arrangement, the service has been provided to the customer, the collection of the fee is probable and the amount of the fee to be paid by the customer is fixed or determinable.

Our separate units of accounting consist of subscription services, transactional services and professional services. The subscription services include access to our cloud-based software, hosting services, content and content updates and customer support. Our subscription agreements are typically one to three years in length and are non-cancelable, though customers have the right to terminate their agreements for cause if we materially breach our obligations under the agreement. Subscription agreements do not provide customers the right to take possession of the software at any time.

We do not charge customers an up-front fee for use of the technology. Implementation activities are insignificant and are not subject to a separate fee. In certain cases, we charge annual membership fees to customers which are recognized ratably over the one-year membership period.

We also distribute individual news releases to thousands of distribution points on the Internet, which are then indexed by major search engines and also directly to journalists and other key constituents. Dependent on the nature of the contract with the customer, we recognize revenue on subscription basis over the term of the subscription, or on a per-transaction basis when the press releases are made available to the public.

Professional services include broadcast and webcast production. For these services, revenue is recognized when the specific performance is completed and customer acceptance received.

When sold together, revenue from our different service offerings are accounted for separately as those services have value on a standalone basis and do not involve a significant degree of risk or unique acceptance criteria. We allocate revenue to each element in a multiple element arrangement based on a selling price hierarchy. The selling price for a deliverable is based on its VSOE, if available, TPE, if VSOE is not available, or estimated selling price, if neither VSOE nor TPE is available. As we have been unable to establish VSOE or TPE for the elements of its arrangements due to factors such as a high number of varied service offerings sold on a subscription basis to differing customer concentrations as well as varied discounting practices and unobservable competitive data for similar services, we estimate selling prices by analyzing multiple factors such as historical pricing trends, customer renewed activity, and discounting practices. The volume of multiple element arrangements sold by us in which any element of the arrangement has a revenue attribution pattern different to the other elements was not significant for all years presented.

Sales and other taxes collected from customers to be remitted to government authorities are excluded from revenues.

Equity-Based Compensation

We recognize equity-based compensation costs on a straight-line basis over the requisite service period of the award, which is generally four years from the date of grant. As equity-based compensation expense recognized is based on awards ultimately expected to vest, such expense is reduced for estimated forfeitures.

Segments

We have determined that our Chief Executive Officer is the Chief Operating Decision Maker. Our Chief Executive Officer reviews financial information presented on both a consolidated basis and on a geographic regional basis. Since our inception, we have completed several significant acquisitions and have expended significant efforts in integrating these acquisitions into a single commercial software solution, available to all customers in all geographies. As a result of the long term qualitative and quantitative similar economic characteristics exhibited by the sale of a single product suite in all of our regions, we have determined that our operating segments meet the criteria to be aggregated into one reportable segment.

Income Taxes

Income taxes are determined utilizing the asset and liability method whereby deferred tax assets and liabilities are recognized for deductible temporary differences between the respective reported amounts and tax bases of assets and liabilities, as well as for operating loss and tax-credit carryforwards. Net deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Our estimates related to liabilities for uncertain tax positions require us to make judgments regarding the sustainability of each uncertain tax position based on its technical merits. If we determine it is more likely than not that a tax position will be sustained based on its technical merits, we record the impact of the position in our consolidated financial statements at the largest amount that is greater than fifty percent likely of being realized upon ultimate settlement. The estimates are updated at each reporting date based on the facts, circumstances and information available. We are also required to assess at each reporting date whether it is reasonably possible that any significant increases or decreases to its unrecognized tax benefits will occur during the next twelve months. We file income tax returns in the U.S. federal jurisdictions and various state and foreign jurisdictions and are subject to U.S. federal, state, and foreign tax examinations for years ranging from 2011 to 2016.

The recently enacted Tax Act contains several key tax provisions that affected us, including a reduction of the federal corporate income tax rate to 21% effective January 1, 2018, among others. We are required to recognize the effect of the tax law changes in the period of enactment, such as re-measuring our U.S. deferred tax assets and liabilities. In December 2017, the SEC staff issued Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the 2017 Tax Cuts and Jobs Act, which allows us to record provisional amounts during a measurement period not to extend beyond one year of the enactment date. Since the Tax Act was passed late in the fourth quarter of 2017, and ongoing guidance and accounting interpretation are expected over the next 12 months, we consider the accounting of the deferred tax remeasurements, and other items to be incomplete. We expect to complete our analysis within the measurement period in accordance with SAB 118.

Accounting Pronouncements Recently Adopted

In August 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force). The new guidance is intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows, including the presentation of debt prepayment or debt extinguishment costs as cash outflows for financing activities on the statement of cash flows. The standard was to become effective for us in the first quarter of fiscal year 2019; however, we elected to early adopt on a retrospective basis on July 1, 2017, resulting in classifying $19.4 million in payments of original issue discount upon debt extinguishment as a repayment of term loan facility, a financing outflow, as opposed to the prior treatment which was to classify these as an operating cash outflow on our consolidated statements of cash flows for the six months ended June 30, 2016. The resulting change increased cash provided by operating activities to $17.4 million and decreased cash provided by financing activities to $808.4 million for the year ended December 31, 2016.

In March 2016, the FASB issued ASU 2016-09, Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting. ASU 2016-09, which amends several aspects of accounting for employee share-based payment transactions including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. We elected to early adopt this guidance on a prospective basis beginning January 1, 2018. We have also elected to continue our historical accounting practice of estimating forfeitures in determining the amount of stock-based compensation expense to recognize, rather than accounting for forfeitures as they occur. Therefore, the adoption of ASU 2016-09 did not have an impact on our consolidated financial statements.

In October 2016, the FASB issued ASU No. 2016-16, Income Taxes (Topic 740), Intra-Entity Transfers of Assets Other Than Inventory. The amendments of ASU No. 2016-16 were issued to improve the accounting for the income tax consequences of intra-entity transfers of assets other than inventory. Current GAAP prohibits the recognition of current and deferred income taxes for an intra-entity asset transfer until the asset has been sold to an outside party which has resulted in diversity in practice and increased complexity within financial reporting. The amendments of this ASU would require an entity to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs and do not require new disclosure requirements. We elected to early adopt ASU 2016-16 in the first quarter of fiscal 2018 and applied the guidance on a modified retrospective basis and recorded a cumulative-effect adjustment to retained earnings in the amount of $1.1 million.

In January 2017, the FASB issued ASU 2017-04, Intangibles — Goodwill and Other (Topic 350). The ASU eliminates Step 2 of the goodwill impairment test, which requires determining the fair value of assets acquired or liabilities assumed in a business combination. Under the amendments in this update, a goodwill impairment test is performed by comparing the fair value of the reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. We elected to early adopt ASU 2017-04 in the first quarter of fiscal 2018 and it did not have an impact on our consolidated financial statements.

In May 2017, the FASB issued ASU 2017-09, Compensation — Stock Compensation: Scope of Modification Accounting, which provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting. An entity will account for the effects of a modification unless the fair value of the modified award is the same as the original award, the vesting conditions of the modified award are the same as the original award and the classification of the modified award as an equity instrument or liability instrument is the same as the original award. We adopted ASU 2017-09 in the first quarter of fiscal 2018 and it did not have an impact on our consolidated financial statements.

Recent Accounting Pronouncements Not Yet Effective

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). Topic 606 supersedes existing revenue recognition requirements in ASU Topic 605, Revenue Recognition, and requires the recognition of revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. The accounting for the recognition of costs related to obtaining customer contracts under Topic 606 is significantly different than current guidance, and Topic 606 will likely result in sales commissions and certain other costs capitalized, which will then be amortized over an estimated customer life. We will adopt this ASU effective for our fiscal year 2019 and using the permitted modified retrospective transition method. We are in the process of evaluating the impact of this ASU on our consolidated financial statements.

In February 2018, the FASB issued ASU 2018-02, Income Statement — Reporting Comprehensive Income (Topic 220) Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, which will allow a reclassification from accumulated other comprehensive income to retained earnings for the tax effects resulting from “An Act to Provide for Reconciliation Pursuant to Titles II and V of the Concurrent Resolution on the Budget for Fiscal Year 2018” (the “Act”) that are stranded in accumulated other comprehensive income. This ASU also requires certain disclosures about stranded tax effects; however, it does not change the underlying guidance that requires that the effect of a change in tax laws or rates be included in income from continuing operations. This ASU is effective on January 1, 2019, with early adoption permitted. It must be applied either in the period of adoption or retrospectively to each period in which the effect of the change in the U.S. federal corporate income tax rate in the Act is recognized. We are in the process of evaluating the impact of this ASU on our consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805) Clarifying the Definition of a Business. The amendments in this update clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. This ASU is effective for our fiscal year 2019 and interim periods within that year. We do not believe that the adoption of this standard will have a material effect on our consolidated financial statements.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the Emerging Issues Task Force), which requires restricted cash to be presented with cash and cash equivalents on the statement of cash flows and disclosure of how the statement of cash flows reconciles to the balance sheet if restricted cash is shown separately from cash and cash equivalents on the balance sheet. This ASU is effective for our fiscal year 2019, with early adoption permitted. We do not believe that the adoption of this standard will have a material effect on our consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 requires lessees to recognize lease assets and lease liabilities on the balance sheet and requires expanded disclosures about leasing arrangements. This ASU is effective for our fiscal year 2020 and interim periods within 2021, with early adoption permitted. We are in the process of evaluating the impact of this standard on our consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments: Recognition and Measurement of Financial Assets and Financial Liabilities. This change primarily affects the accounting for equity investments, financial liabilities under the fair value options and the presentation and disclosure requirements for financial instruments. This ASU is effective for our fiscal year 2019, with early adoption permitted for certain provisions for the new guidance. We do not believe that the adoption of this standard will have a material effect on our consolidated financial statements.

Seasonality

We have experienced in the past, and expect to continue to experience, seasonal fluctuations in our revenues as a result of press release cycles, primarily related to the release of public company operating results and other corporate news events.

Effects of Inflation

While inflation may impact revenues and cost of services, the Company believes the effects of inflation, if any, on the results of operations and financial condition have not been significant. However, there can be no assurance that the results of operations and financial condition will not be materially impacted by inflation in the future.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks in the ordinary course of our business. These risks include interest rate risk and foreign exchange risk.

Interest Rate Risk

Our Credit Facilities bear interest at variable rates based on LIBOR plus a fixed margin. As of March 31, 2018, we had $1,336 million in outstanding borrowings under our Credit Facilities. At LIBOR rates below 3.0%, 100.0% of our outstanding borrowings bear interest at variable rates. Outstanding borrowings under our Credit Facilities are subject to a 1% LIBOR floor. As of March 31, 2018, the 1-month LIBOR rate was approximately 1.9%. A hypothetical 1% increase in the interest rate on our indebtedness as of March 31, 2018 would have increased our cash interest expense by approximately $13.4 million per annum.

Foreign Exchange Risk

The reporting currency for all periods presented is the U.S. dollar. The functional currency for our foreign operating subsidiaries is the local currency, including the British Pound, the Euro, the Swedish Krona and the Canadian Dollar.

These currencies all weakened significantly against the U.S. dollar. Approximately 35% of our revenues are generated in non-U.S. dollar-denominated currencies. The financial statements of these subsidiaries are translated into U.S. dollars using exchange rates in effect at each balance sheet date for assets and liabilities and average exchange rates during the period for revenues and expenses. The resulting translation adjustments are included in accumulated other comprehensive income (loss), a separate component of stockholders’ equity.

Disclosure Controls and Procedures

We maintain disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed in the reports we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.

Our management, including our Chief Executive Officer and Chief Financial Officer, conducted an evaluation of the effectiveness of our disclosure controls and procedures (as defined in Rule 13a-15(f) of the Exchange Act) as of March 31, 2018. Management necessarily applied its judgment in assessing the costs and benefits of such controls and procedures, which by their nature, can provide only reasonable assurance regarding management’s control objectives. Management does not expect that our disclosure controls and procedures will prevent or detect all errors and fraud. A control system, irrespective of how well it is designed and operated, can only provide reasonable assurance and cannot guarantee that it will succeed in its stated objectives.

Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that as of March 31, 2018, our disclosure controls and procedures were not effective because of the material weakness identified below.

As of March 31, 2018, our management has concluded that we did not maintain effective controls over the preparation and review of the income tax benefit and related current and deferred income tax accounts. Specifically, a deficiency in the design of our controls did not ensure that the information used to prepare the income tax benefit and related current and deferred income tax accounts was complete and accurate. This material weakness did not result in a material misstatement to our financial statements or disclosures, but did result in out-of-period adjustments in our benefit for income taxes and deferred tax liabilities that were individually, and in the aggregate, immaterial for the year ended December 31, 2017. We have determined that the deficiency could result in a misstatement of the benefit for income taxes and current and deferred income tax accounts that would result in a material misstatement of the annual or interim financial statements that would not be prevented or detected. Accordingly, our management has determined that this control deficiency represents a material weakness in internal control over financial reporting as of March 31, 2018.

In response to the material weakness, we have developed a plan for remediation that consists of the following elements:

•	Incorporating into our quarterly controls a tax provision checklist designed to ensure the completeness and accuracy of the information used to prepare the income tax benefit and related current and deferred income tax accounts; and
•	Enhance our current controls by performing an additional independent review of the data being used in the preparation of the income tax benefit and related current and deferred income tax accounts to ensure its completeness and accuracy, and also the reperformance of key elements of the annual and interim tax benefit calculations to provide additional assurance that errors are prevented and detected.

The identified material weakness in internal control will not be considered fully remediated until these internal controls enhancements have been in operation for a sufficient period of time for our management to conclude that the material weakness has been fully remediated.

MANAGEMENT

Information about Executive Officers and Directors

The board of directors and executive officers of Cision is as follows:

Name	Age	Position
Kevin Akeroyd	50	President, Chief Executive Officer and Director
Jack Pearlstein	54	Executive Vice President and Chief Financial Officer
Whitney Benner	44	Chief Human Resources Officer
Yujie Chen	48	President, Asia-Pacific
Robert Coppola	47	Chief Information Officer
Jason Edelboim	42	President, Americas
Chris Lynch	34	Chief Marketing Officer
Rainer Mathes	64	President, Cision Insights
Abe Smith	48	President, EMEA
Steve Solomon	54	Chief Accounting Officer
Mark M. Anderson(2)(3)	43	Director and Chairman of the Board
Philip A. Canfield(3)	50	Director
L. Dyson Dryden(1)(2)	42	Director
Mark D. Ein(1)(3)	53	Director and Vice-Chairman of the Board
Stephen P. Master(2)	34	Director
Stuart Yarbrough(1)	67	Director

(1)	Member of the Audit Committee
(2)	Member of the Corporate Governance and Nominating Committee
(3)	Member of the Compensation Committee

Executive Officers

Kevin Akeroyd.  Mr. Akeroyd has served as our Chief Executive Officer and President since August 2016. Mr. Akeroyd has over 25 years of experience in digital, social and mobile marketing globally. Previously, Mr. Akeroyd was General Manager and Senior Vice President at Oracle Marketing Cloud from September 2013 to August 2016. Mr. Akeroyd and Oracle created and led the Enterprise Marketing Platform category. Prior to Oracle, he held senior leadership positions at Badgeville from September 2011 to September 2013, Salesforce.com (Jigsaw/Data.com) from September 2007 to August 2011. Mr. Akeroyd holds a degree from the University of Washington, Michael G. Foster School of Business and attended the EPSO program at the Stanford University Graduate School of Business.

Jack Pearlstein.  Mr. Pearlstein has served as our Chief Financial Officer since June 2014. Previously, from June 2009 to November 2013, he was Chief Financial Officer of Six3 Systems, Inc., a leading provider of software development, sensor development and signal processing services to the U.S. intelligence community. As a Chief Financial Officer, Mr. Pearlstein has led three different companies through their initial public offerings: AppNet from May 1999 to September 2000, DigitalNet from September 2001 to November 2004 and Solera from April 2006 to March 2009. Mr. Pearlstein is a CPA and received his Bachelor of Science in accounting from New York University. He also holds an MBA in finance from The George Washington University.

Whitney Benner.  Ms. Benner has served as our Chief Human Resources Officer since June 2016. Ms. Benner is responsible for developing and executing human resources strategy in support of the overall business plan and strategic direction of the organization, specifically in the areas of succession planning, talent management, change management, organizational and performance management, training and development, and compensation. From June 2013 to June 2016, she was Senior Vice President of Human Resources for PR Newswire, where she set and implemented human resource strategy in support of the company’s overall business objectives. Before Ms. Benner joined PR Newswire, she held human resources leadership roles at Medialink and MJI Broadcasting. Ms. Benner holds a Bachelor’s degree from Skidmore College.

Yujie Chen.  Mr. Chen has served as our Asia Pacific President since June 2016. Mr. Chen joined PR Newswire in November 2003 and was promoted from Managing Director (China) to head PR Newswire’s business for the entire Asia-Pacific region in June 2013. Prior to PR Newswire, Mr. Chen worked in a number of media and publishing industry roles, including with CNBC Asia from June 2003 to November 2003, Deluxe Global Media from September 2001 to June 2003 and Beijing Television from February 1996 to August 1999. Chen holds an MBA degree from the Anderson School of Management at UCLA.

Robert Coppola.  Mr. Coppola has served as our Chief Information Officer since July 2016. Mr. Coppola spent four years from June 2011 to September 2015 with McGraw-Hill Financial as the Chief Information and Technology Officer for S&P Capital IQ and S&P Dow Jones Indices, a leading provider of ratings, benchmarking and analytics in the global capital and commodity markets. There, he was responsible for driving the overarching technology strategy, architecture and development in addition to evolving multiple silo-based teams into one global operating team. He has also held leadership positions with Thomson Reuters from November 2003 to June 2011 and Bloomberg LP from September 1992 to November 2003. Mr. Coppola holds a Bachelor’s in Economics from Rutgers University.

Jason Edelboim.  Mr. Edelboim has served as our President of the Americas since December 2016. Mr. Edelboim was named President of PR Newswire in June 2016, and prior to that was a Senior Vice President at PR Newswire from June 2013 to June 2016. Mr. Edelboim has over 15 years of experience at the intersection of media and technology. He previously worked at Bloomberg LP from 2003 to 2009 where he held progressing leadership roles within the company’s Media Group. Mr. Edelboim holds an MBA from the Stern School of Business at New York University and a BA from Columbia University.

Chris Lynch.  Mr. Lynch has served as our Chief Marketing Officer since November 2016. Mr. Lynch is responsible for our global marketing strategy, which includes communications, product and digital marketing. From January 2014 to October 2016, he ran product marketing and go-to-market strategy for Oracle’s Marketing Cloud business and also held leadership positions at Badgeville from February 2012 to January 2014 and TIBCO from June 2011 to January 2012. Mr. Lynch attended Northeastern University where he received his Bachelor of Arts in Journalism.

Rainer Mathes.  Dr. Mathes has served as President of Cision Insights since January 2018. Cision Insights is dedicated to evaluating companywide campaign effectiveness through customized intelligence, reporting and industry expertise. Dr. Mathes founded PRIME Research in 1988 while holding research positions at the Institute of Media Studies at the University of Mainz and later at the Research Center for Surveys and Methodology in Mannheim. Dr. Mathes developed Prime into a global research organization with locations in Europe, the United States and Asia. Dr. Mathes was educated at the University of Mainz where he first finished his M.A. in Political Science, Communication Science and Linguistics in 1980 before achieving his Ph. D. in Political Science in 1986 and receiving the ‘Johannes Gutenberg Award’ in the same year.

Abe Smith.  Mr. Smith has served as our President of EMEA since September 2017. Mr. Smith has spent the past 17 years with U.S.-based high growth, enterprise SaaS companies focusing on market transformation. Previously, Mr. Smith was Group Vice President of Emerging Markets for Oracle from June 2014 to August 2017. Prior to Oracle, Mr. Smith held senior leadership roles at Badgeville from September 2012 to May 2014 and Mindjet from June 2009 to August 2012. Additionally, from January 2007 to June 2009, Mr. Smith led the Emerging Markets for Cisco in the Unified Communications and Collaboration Group (WebEx). Mr. Smith graduated summa cum laude from the University of Massachusetts Amherst with a Bachelor’s degree in Political Science.

Steve Solomon.  Mr. Solomon has served as our Chief Accounting Officer since June 2014. From June 2009 to June 2014, he was Corporate Controller of Six3 Systems, Inc., a leading provider of software development, sensor development and signal processing services to the US intelligence community. As a Corporate Controller, Mr. Solomon was at DigitalNet from October 2001 to January 2005 and helped the company through their initial public offering. Mr. Solomon is a CPA and received his Bachelor of Science in accounting from the University of Maryland.

Non-Employee Directors

Mark M. Anderson.  Mr. Anderson joined GTCR in 2000 and is currently a Managing Director of the firm. He previously worked at Gracie Capital and at Bowles Hollowell Conner & Co. He holds an MBA from Harvard Business School and a BS from the McIntire School of Commerce at the University of Virginia. Mr. Anderson currently is a Director of Cision, Global Traffic Network, Beeline, Lytx, Rural Broadband Investments and XIFIN. In addition, Mr. Anderson was previously a Director of GTCR’s past investments including CAMP Systems, Land Lease Group and Landmark Aviation, and was instrumental in other GTCR investments including Skylight Financial, Solera and Transaction Network Services. Mr. Anderson serves on the board of the Chicago Foundation for Education, a non-profit organization that seeks to improve the educational experience of Chicago’s public school children.

We determined that Mr. Anderson’s directorship experience and experience advising similar companies qualifies him to serve as a director on Cision’s board of directors.

Philip A. Canfield.  Mr. Canfield is a Managing Director of private equity firm GTCR LLC and currently co-heads GTCR’s Technology, Media and Telecommunications investment team. Mr. Canfield joined GTCR in 1992 and became a Principal in 1997. From 1990 to 1992, Mr. Canfield worked in the Corporate Finance Department at Kidder, Peabody and Company. Mr. Canfield has served as a Director of Zayo Group Holdings, Inc. since July 2012 and is the Chairman of its Nominating & Governance Committee. Mr. Canfield currently serves on several private company boards. He holds an M.B.A. from the University of Chicago and a B.B.A. in finance with High Honors from the Honors Business Program at the University of Texas.

We determined that Mr. Canfield’s extensive experience in corporate finance and in the telecommunications industry qualifies him to serve as a director on Cision’s board of directors.

L. Dyson Dryden.  Mr. Dryden is currently the President, Chief Financial Officer, and a Director of Capitol Investment Corp. IV, a blank check company formed for the purpose of effecting a business combination with another company. From July 2015 until it completed its business combination in June 2017, Mr. Dryden was the President, Chief Financial Officer, Treasurer, Secretary and a Director of Capitol Acquisition Corp. III. Since the closing of the business combination, Mr. Dryden has continued to serve as a director of Capitol Acquisition Corp. III (now known as Cision Ltd.). From March 2013 to July 2015, Mr. Dryden served as the Chief Financial Officer and a Director of Capitol II. Mr. Dryden has continued to serve as a director of Lindblad Expeditions since the closing of its business combination. Mr. Dryden is also the founder of Dryden Capital Management, LLC, a private investment firm that invests in and builds private companies, and has served as its President since March 2013. Mr. Dryden has also been Vice Chairman of CDS Logistics Management, Inc., one of the largest providers of home improvement product delivery services in the United States, since 2009. From August 2005 to February 2013, Mr. Dryden worked in Citigroup’s Investment Banking division in New York, most recently as a Managing Director where he led the coverage effort for a number of the firm’s Global Technology, Media and Telecommunications clients. From 2000 to 2005, Mr. Dryden held the titles of Associate and Vice President at Jefferies & Company, a middle market investment banking firm. From 1998 to 2000, Mr. Dryden worked in the investment banking group at BB&T Corporation. Mr. Dryden holds a B.S. in Business Administration with a dual concentration in finance and management from the University of Richmond.

We determined that Mr. Dryden’s corporate finance and public company experience qualifies him to serve as a director on Cision’s board of directors.

Mark D. Ein.  Mr. Ein currently is currently the Chairman, Chief Executive Officer and a Director of Capitol Investment Corp. IV, a blank check company formed for the purpose of effecting a business combination with another company. Mr. Ein is an investor, entrepreneur and philanthropist, who has created, acquired, invested in and built a series of growth companies across a diverse set of industries over the course of his 25-year career. From July 2015 until June 2017, Mr. Ein was the Chairman of the Board, Chief Executive Officer, and a Director of Capitol III Acquisition Corp. III. Since the closing of the business combination, Mr. Ein has continued to serve as a director of Capitol Acquisition Corp. III (now known as Cision Ltd.). From August 2010 to July 2015, Mr. Ein was the Chairman of the Board, Chief Executive Officer, Treasurer and Secretary of Capitol II. Capitol II completed its business combination with Lindblad Expeditions, Inc. in July 2015. Since the closing of the business combination, Mr. Ein has continued to serve as the Chairman of the Board of Capitol II (and now post-merger Lindblad Expeditions Holdings, Inc.). From June 2007 to October 2009, Mr. Ein was the Chief Executive Officer and Director of Capitol I. Capitol I completed its business combination with Two Harbors Investment Corp., a Maryland real estate investment trust, in October 2009. From October 2009 to May 2015, Mr. Ein served as the Non-Executive Vice Chairman of Two Harbor’s board of directors. Mr. Ein is the Founder of Venturehouse Group, LLC, a holding company that creates, invests in and builds companies, and has served as its Chairman and Chief Executive Officer since 1999. Venturehouse’s portfolio includes or has included the seed investment in Matrics Technologies in August 2000 (sold to Symbol Technologies in September 2004), the lead investment in the buyout of Cibernet Corporation from the CTIA in March 2003 (sold to MACH S.à.r.l. in April 2007), the acquisition of VSGi from Net2000 Communications, and an early investment in XM Satellite Radio. He has also been the President of Leland Investments Inc., a private investment firm, since 2005. Mr. Ein is Co-Chairman of Kastle Holding Company LLC, which through its subsidiaries conducts the business of Kastle Systems, LLC, a provider of building and office security systems that was acquired in January 2007. An entity owned by Mr. Ein is also the majority owner and managing member of Kastle Holding Company LLC. In 2008, Mr. Ein founded and is the owner of the Washington Kastles, the World Team Tennis franchise in Washington, D.C., that has won the league championship six times in its nine years in the league. In March, 2017, Mr. Ein led the acquisition of World TeamTennis LLC, the professional team tennis league of which the Washington Kastles are a franchisee, from Billie Jean King and is now its Chairman. Previously in his career, Mr. Ein worked for The Carlyle Group, Brentwood Associates, and Goldman, Sachs & Co. Mr. Ein is the Chairman of the Board of VSGi, a provider of videoconferencing services. Mr. Ein is also the Chairman of the Board of the District of Columbia Public Education Fund and Vice President of the board of directors of the United States Tennis Association and a member of the boards of the District of Columbia College Access Program (DC-CAP) and the International Tennis Hall of Fame. He was appointed by Mayor Vincent Gray to be a member of the D.C. Tax Revision Commission and also serves on the Executive Committee of the Federal City Council. Mr. Ein received a B.S. in Economics with a concentration in Finance from the University of Pennsylvania’s Wharton School of Finance and an M.B.A. from the Harvard Business School.

We determined that Mr. Ein’s public company experience, operational experience and his business contacts qualifies him to serve as a director on Cision’s board of directors.

Stephen P. Master.  Mr. Master joined GTCR in January 2008 and became a Vice President in September 2012. Prior to joining GTCR, Mr. Master worked as an Analyst in the Telecommunications and Mergers & Acquisitions groups at UBS Investment Bank from June 2006 to December 2007. He holds an MBA with honors from the University of Chicago and a BA summa cum laude from Northwestern University in mathematical methods in the social sciences and economics. He is currently a Director of Cision, Inteliquent, Beeline and Park Place and played an instrumental role in GTCR’s investment in Landmark Aviation. He was previously a Director of Protection 1.

We determined that Mr. Master’s experience in finance and in advising similar companies qualifies him to serve as a director on Cision’s board of directors.

Stuart Yarbrough.  Mr. Yarbrough’s professional experience includes over 24 years in public accounting, primarily with Ernst & Young and BDO Seidman, LLP. Since June 2008, Mr. Yarbrough has been a private investor. From February 2007 through its final distributions during June 2008, Mr. Yarbrough served as the chief executive officer of 3Point Capital Partners, a private equity firm. From 1994 through February 2007, Mr. Yarbrough was a principal at CrossHill Financial Group Inc., a company he co-founded, which provided investment banking services and venture debt financing to growth companies. Mr. Yarbrough previously served on the board of directors of Solera Holdings, Inc. and DigitalNet Holdings, Inc., as well as several other public companies. Mr. Yarbrough has a B.A. in management sciences from Duke University.

We determined Mr. Yarbrough’s extensive practical and management experience in public accounting and corporate finance, as well as leadership expertise through his directorship roles in public companies, including service on audit and other board of directors committees, qualifies him to serve as a director on Cision’s board of directors.

Board Designees

The board is comprised of eight persons, including Messrs. Ein and Dryden and three persons designated by Cision Owner. Messrs. Anderson, Canfield and Master have been designated by Cision Owner as its three designees under the Nominating Agreement. There is one vacancy on the board.

Family Relationships

There are no family relationships between any of Cision’s executive officers and directors or director nominees.

Classified Board of Directors

The directors are divided into three (3) classes designated as Class I, Class II and Class III. At the 2018 annual general meeting of shareholders, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three (3) years. At the 2019 annual general meeting of shareholders, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three (3) years. At the 2020 annual general meeting of shareholders, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three (3) years. At each succeeding annual general meeting of shareholders, directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual general meeting.

Our directors are divided among the three classes as follows, in each case, until their successors are elected and qualified:

•	Dyson Dryden and Stephen P. Master are Class I directors serving until the general meeting of shareholders to be held in 2018;
•	Stuart Yarbrough and Kevin Akeroyd are Class II directors serving until the general meeting to be held in 2019; and
•	Mark D. Ein, Mark M. Anderson and Philip A. Canfield will be Class III directors serving until the general meeting to be held in 2020.

Independence of Directors

As a result of its Ordinary Shares being listed on the New York Stock Exchange, Cision adheres to the rules of such exchange in determining whether a director is independent. The board of directors of Cision has consulted, and will consult, with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The New York Stock Exchange listing standards generally define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The parties have determined that Messrs. Anderson, Canfield, Ein, Dryden, Master and Yarbrough will be considered independent directors. Cision’s independent directors will have regularly scheduled meetings at which only independent directors are present.

Controlled Company Status

For purposes of New York Stock Exchange rules, we are a “controlled company.” Controlled companies under those rules are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. Cision Owner controls more than 50% of the voting power of Cision’s Ordinary Shares and has certain director nomination rights. Accordingly, it is anticipated that Cision will be eligible to, and the parties intend to, take advantage of certain exemptions from corporate governance requirements provided in the New York Stock Exchange rules. Specifically, as a controlled company, Cision is not be required to have (1) a majority of independent directors, (2) a Nominating and Corporate Governance Committee composed entirely of independent directors, (3) a Compensation Committee composed entirely of independent directors or (4) an annual performance evaluation of the Nominating and Corporate Governance Committee and Compensation Committee. Cision may not have a majority of independent directors, its Compensation, Nominating and Corporate Governance Committee may not consist entirely of independent directors and such committees may not be subject to annual performance evaluations. Accordingly, you will not have the same protections afforded to shareholders of listed companies that are subject to all of the applicable corporate governance requirements. In the event that Cision ceases to be a controlled company, it will be required to comply with those requirements within specified transition periods.

The controlled company exemption does not modify the independence requirements for the audit committee, and Cision must comply with the requirements of the New York Stock Exchange rules with respect thereto.

Risk Oversight

Our board of directors oversees the risk management activities designed and implemented by our management. Our board of directors executes its oversight responsibility both directly and through its committees. Our board of directors also considers specific risk topics, including risks associated with our strategic initiatives, business plans and capital structure. Our management, including our executive officers, is primarily responsible for managing the risks associated with operation and business of the company and will provide appropriate updates to the board of directors and the audit committee. Our board of directors delegates to the audit committee oversight of its risk management process, and our other committees also consider risk as they perform their respective committee responsibilities. All committees report to the board of directors as appropriate, including when a matter rises to the level of material or enterprise risk.

Meetings and Committees of the Board of Directors

Cision has established a separately standing audit committee, corporate governance and nominating committee and compensation committee.

Audit Committee Information

Cision has established an audit committee comprised of independent directors. The audit committee consists of Stuart Yarbrough, Mark D. Ein and L. Dyson Dryden. Each of the member of the audit committee is independent under the applicable listing standards. The audit committee has a written charter. The purpose of the audit committee is, among other things, to appoint, retain, set compensation of, and supervise Cision’s independent accountants, review the results and scope of the audit and other accounting related services and review Cision’s accounting practices and systems of internal accounting and disclosure controls.

Financial Experts on Audit Committee

The audit committee is and at all times will be composed exclusively of “independent directors,” as defined for audit committee members under the New York Stock Exchange listing standards and the rules and regulations of the SEC, who are “financially literate.” “Financially literate” generally means being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, Cision is required to certify to the exchange that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication.

Stuart Yarbrough serves as a financial expert on the Audit Committee.

Corporate Governance and Nominating Committee Information

Cision has established a corporate governance and nominating committee of the board of directors comprised of Mark M. Anderson, L. Dyson Dryden and Stephen P. Master. Each member of the corporate governance and nominating committee is independent under the applicable listing standards. The corporate governance and nominating committee has a written charter. The corporate governance and nominating committee is responsible for overseeing the selection of persons to be nominated to serve on Cision’s board of directors.

Guidelines for Selecting Director Nominees

The corporate governance and nominating committee considers persons identified by its members, management, stockholders, investment bankers and others. The guidelines for selecting nominees, which are specified in the corporate governance and nominating committee charter, generally provide that persons to be nominated:

•	should have demonstrated notable or significant achievements in business, education or public service;
•	should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and
•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The corporate governance and nominating committee considers a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The corporate governance and nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The corporate governance and nominating committee does not distinguish among nominees recommended by stockholders and other persons.

Compensation Committee Information

The board of directors of Cision has established a compensation committee consisting of independent directors. The Compensation Committee consists of Mark M. Anderson, Philip A. Canfield and Mark D. Ein. The compensation committee has a written charter. The purpose of the compensation committee will be to review and approve compensation paid to Cision’s officers and directors and to administer Cision’s incentive compensation plans, including authority to make and modify awards under such plans.

Any award made pursuant to an individual subject to the requirements of Section 16 of the Exchange Act must consist of a committee of two or more members of the board who are Section 162(m)(4)I of “nonemployee directors” as defined in Rule 16b-3(d)(1) under the Exchange Act.

Code of Ethics

Cision has adopted a Code of Ethics that applies to all of its employees, officers and directors. This includes Cision’s principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. The full text of Cision’s Code of Ethics is posted on its website at www.cision.com. Cision intends to disclose on its website any future amendments of the Code of Ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions, or Cision’s directors from provisions in the Code of Ethics.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is currently, or has been at any time, one of Cision’s officers or employees. None of Cision’s executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Cision’s board of directors or compensation committee.

Shareholder and Interested Party Communications

Cision’s board of directors does not provide a process for shareholders or other interested parties to send communications to the board of directors because management believed that it was premature to develop such processes given the limited liquidity of Holdings’ Ordinary Shares at that time. However, management of Cision may establish a process for shareholder and interested party communications in the future.

Executive Compensation

The following section provides compensation information pursuant to the scaled disclosure rules applicable to “emerging growth companies” under the rules of the SEC.

Overview

Our “Named Executive Officers” for the year ended December 31, 2017 include Kevin Akeroyd, our Chief Executive Officer, and Whitney Benner and Jason Edelboim, our two most highly compensated executive officers who were serving as executive officers as of December 31, 2017 (collectively, the “Named Executive Officers”).

Our compensation policies and philosophies are designed to align compensation with business objectives and the creation of stockholder value, while also enabling us to attract, motivate and retain individuals who contribute to our long-term success. We believe our executive compensation program must be competitive in order to attract and retain executive officers. We seek to implement compensation policies and philosophies by linking a significant portion of executive officers’ cash compensation to performance objectives and have historically provided a portion of their compensation as long-term incentive compensation in the form of equity awards in Cision Owner.

To date, the compensation of our Named Executive Officers has consisted of a base salary, an annual cash incentive bonus, equity compensation in Cision Owner and health and welfare benefits. Pursuant to their employment agreements, the Named Executive Officers are also eligible to receive certain payments and benefits upon a termination of employment under certain circumstances. Each of our executive officers, along with certain other members of our management, have been given the opportunity to receive grants of equity in Cision Owner pursuant to the Cision Owner Partnership Agreement as further described below. GTCR established the Cision Owner Partnership Agreement to align the interests of our executive officers and management investors with those of our other equity investors and to encourage our executive officers and management investors to continue to operate the business in a manner that enhances our equity value.

Cision Owner has historically determined all of the components of compensation of our executive officers. As a publicly-traded company, our compensation committee is responsible for making compensation decisions and evaluating our compensation program as circumstances require. As part of our ongoing evaluation, it is expected that the compensation committee will apply Cision’s policies and philosophies described above.

Compensation Tables

The following table presents summary information regarding the total compensation for the years ended December 31, 2017 and 2016 for the Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)		Nonequity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Kevin Akeroyd Chief Executive Officer	2017	475,000		—		—		311,838	9,628	796,466
	2016	197,954	(3)	370,000	(4)	3,478,790	(5)	98,959	—	4,145,703
Whitney Benner Chief Human Resources Officer	2017	243,338		173,813	(6)	—		63,900	8,736	489,786
Jason Edelboim President, Americas	2017	315,000		680,912	(6)	528,449	(7)	103,477	5,861	1,633,699

(1)	Represents the grant date fair value of such awards as determined in accordance with ASC Topic 718. For a discussion of the assumptions underlying these amounts, see Note 7 to our audited financial statements for the year ended December 31, 2017 included elsewhere in this Prospectus/Offer to Purchase.
(2)	Represents all other compensation paid to or earned by the Named Executive Officers. Other compensation includes group term life insurance contributions, matching 401k contributions and certain other fringe benefits.
(3)	Represents salary from August 1, 2016, Mr. Akeroyd’s start date, to December 31, 2016.
(4)	Represents a one-time cash signing bonus paid to Mr. Akeroyd.
(5)	Consists of (i) 3,091,679 Class C Units with a grant date fair market value of $3,108,790 and (ii) 3,700 Class A Units with a grant date fair market value of $370,000 included as part of Mr. Akeroyd’s signing bonus.
(6)	Represents a retention bonus paid in connection with our acquisition of PR Newswire.
(7)	Consists of 82,500 stock options to acquire ordinary shares of Cision.

Salaries

The Named Executive Officers receive a base salary to compensate them for services rendered to our company. The base salary payable to each Named Executive Officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, position and responsibilities.

Non-Equity Incentive Bonuses

Pursuant to the terms of their employment agreements, our Named Executive Officers are eligible to receive cash bonuses based on their performance and the performance of the company and its subsidiaries. Although we do not have a formal plan in place, the board sets performance targets at the beginning of each fiscal year and communicates these targets to our Named Executive Officers. Each Named Executive Officer’s performance bonus for the year ended December 31, 2017 was determined based on achievement of Corporate and Global Revenue goals and EBITDA goals.

Incentive Unit Awards

Prior to the formation of Cision, Cision Owner granted newly-hired Named Executive Officers an interest in Cision Owner by awarding Class C Units of Cision Owner (“Class C Units”) pursuant to Cision Owner’s Sixth Amended and Restated Agreement of Exempted Limited Partnership (the “Cision Owner Partnership Agreement”). The Class C Units were reserved for issuance by Cision Owner for incentive purposes at the discretion of the general partner of Cision Owner, subject to certain approvals.

Class C Units were awarded to the Named Executive Officers in 2016, 2015 and 2014 for no consideration and are subject to a participation threshold determined by the general partner of Cision Owner. The Class C Units are subject to the terms of the respective agreements with the executives, but generally vest over a four-year period in annual or quarterly increments following the date of grant, contingent on the individual continuing to provide services to the company. These awards have a fixed-dollar threshold as stated in the respective award agreements that provides the holder an interest only in the appreciation in value of the company over this stated amount (a “Participation Threshold”).

Upon termination of employment of the respective holder, the unvested Class C Units are forfeited and the vested Class C Units are subject to repurchase by Cision Owner at a price equal to the fair market value of the award on the date of repurchase.

We believe that overall business success creates meaningful value to both unit holders and, through their equity holdings, Cision’s executives. The Class C Units are designed as “profits interests” within the meaning of Revenue Procedures 93 – 27 and 2001 – 43, and provide an immediate and significant alignment between our Named Executive Officers and Cision’s business. Prior to the Business Combination, Cision Owner followed the practice of awarding Class C Units at or near the time of hire and when deemed appropriate to further demonstrate commitment and reinforcement of value creation. The number of Class C Units granted to each of Cision’s Named Executive Officers was not determined pursuant to any formulaic equation or benchmarking to any peer groups; rather, the number of Class C Units was determined by the general partner of Cision Owner in its sole discretion, after taking into account discussions with the Cision management team and overall retention goals.

As profits interests, the Class C Units have no value for tax purposes on the date of grant, but instead are designed to gain value only after Cision Owner has realized a certain level of returns for the holders of its “Class A Units” (as defined in Cision Owner Partnership Agreement). Distributions will be made first to holders of Class A Units until those holders have received a full return on their capital contributions to Cision Owner plus a specified yield calculated in accordance with the Cision Owner Partnership Agreement. Once Class A Unit holders have received these amounts, the holders of Class C Units are generally entitled to participate in any distributions together with the holders of Cision Owner’s “Class B Units” (as defined in the Cision Owner Partnership Agreement) in the proportions set forth in the Cision Owner Partnership Agreement, provided that no Class C Unit is entitled to any portion of a distribution until the Participation Threshold with respect to such unit has been realized. The threshold value of each Class C Unit is based on the liquidation value of the equity of Cision Owner at the date of the grant.

2017 Omnibus Incentive Plan

Our shareholders adopted and approved an omnibus incentive plan (the “2017 Omnibus Incentive Plan”) in connection with the Business Combination. During the year ended December 31, 2017, Jason Edelboim was our only Named Executive Officer who received grants under the 2017 Omnibus Incentive Plan.

Outstanding Equity Awards At Fiscal Year End — Interests in Cision Owner

The following table summarizes, for each of the Named Executive Officers, the number of Class C Units of Cision Owner held as of December 31, 2017.

Name and Principal Position	# Shares or Units of Stock that have not vested (#)(1)		Market Value # Share or Units of Stock that have not vested ($)(2)	# Unearned Shares, Units or Other Rights that have not vested (#)	Payout Value of Unearned Shares, Units or other Rights that have not vested ($)
Kevin Akeroyd, CEO	1,932,299	(3)	5,352,468	—	—
Whitney Benner Chief Human Resources Officer	168,750	(4)	467,438	—	—
Jason Edelboim President, Americas	168,750	(4)	467,438	—	—

(1)	Represents unvested Class C Units of Cision Owner.
(2)	There is no established public trading market for the Class C Units of Cision Owner. The value of the Class C Units at December 31, 2016 was $2.77 per Class C Unit based on a valuation analysis of the Fair Market Value of such units. For each Named Executive Officer, the participation threshold at which such units will participate in distributions has not been deducted from the fair market value of the applicable units. Mr. Akeroyd’s participation threshold for all his Class C Units is $3.09. The participation threshold for all of the Class C Units held by Ms. Benner and Mr. Edelboim is $4.25. See “— Incentive Unit Awards” above. These values may not reflect the value actually realized by the Named Executive Officers upon vesting.
(3)	Mr. Akeroyd’s Class C Units vest over a four-year period at quarterly intervals beginning on September 30, 2016.
(4)	Each of Ms. Benner’s and Mr. Edelboim’s Class C Units vest over a four-year period at yearly intervals beginning on June 30, 2017.

Outstanding Equity Awards At Fiscal Year End — Cision Ltd. Equity Awards

The following table summarizes, for each of the Named Executive Officers, the number of Cision Ltd. equity awards held as of December 31, 2017.

Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number Of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Kevin Akeroyd, CEO	—	—		—	—	—
Whitney Benner Chief Human Resources Officer	—	—		—	—	—
Jason Edelboim President, Americas	—	82,500	(1)	—	$12.78	September 22, 2027

(1)	Mr Edelboim’s options become exercisable in four equal annual installments beginning August 31, 2018.

Post-Retirement Benefits Cision US Inc. Retirement Plan

We maintain a tax-qualified defined contribution plan meeting the requirements of Section 401(k) of the Internal Revenue Code, commonly called a 401(k) plan, for substantially all of our U.S. employees through Fidelity. The 401(k) plan is available on the same terms to all of our U.S. employees, including the Named Executive Officers. Each participant can elect to contribute from 0% to 100% of his or her base salary to the 401(k) plan, subject to Internal Revenue Service and ERISA limitations. We also make matching 401(k) contributions up to a specified portion of each employee’s salary. The deferred amount is invested in accordance with the election of the participant in a variety of investment choices.

Employment Agreements

Each of the Named Executive Officers is a party to an employment agreement. Mr. Akeroyd’s employment agreement is between himself and Cision US Inc. (“Cision US”). Ms. Benner’s employment agreement is between herself and PR Newswire Association, LLC (“PR Newswire”). Mr. Edelboim’s employment agreement is between himself and PR Newswire. The following summary sets forth the material terms of the Named Executive Officer’s existing employment agreements.

Kevin Akeroyd

The employment agreement with Kevin Akeroyd provides that Mr. Akeroyd will serve as the Chief Executive Officer of Cision US. The term of Mr. Akeroyd’s employment commenced on August 1, 2016 and will continue until (i) Mr. Akeroyd’s resignation, death or disability or (ii) Cision terminates his employment with or without Cause. On June 29, 2017, in connection with the consummation of the Business Combination, Cision US entered into an amended employment agreement with Mr. Akeroyd in order to remove Cision Owner as a party to Mr. Akeroyd’s employment agreement. The terms of Mr. Akeroyd’s employment were not substantially modified by such amendment. Mr. Akeroyd’s base salary is set at $475,000 per year and is subject to annual increase as approved by Cision’s board of directors.

Subject to continued employment, Mr. Akeroyd will be eligible to receive an annual bonus in an amount up to 100% of his base salary, as determined by Cision’s board of directors based upon Mr. Akeroyd’s performance and the performance of Cision, Cision US and the other subsidiaries of Cision relative to financial, operating and other objectives mutually agreed upon by Cision’s board of directors and Mr. Akeroyd. In addition, Mr. Akeroyd is entitled to such other benefits as are approved by Cision’s board of directors and made generally available to all senior management of Cision and Cision US.

If Mr. Akeroyd’s employment is terminated for any reason, Mr. Akeroyd is entitled to receive:

•	any earned but unpaid portion of his base salary through the date of such termination, subject to withholding and other appropriate deductions;
•	reimbursement for expenses accrued during employment, subject to and in accordance with, Cision US’s expense reimbursement policy;
•	any earned but unpaid annual bonus relating to any prior period; and
•	any vested benefits (including vacation) accrued through the date of such termination in accordance with applicable law or the governing agreement, plan or policy rules (together, the “Akeroyd Accrued Obligations”).

If Mr. Akeroyd’s employment is terminated by resignation with Good Reason or by Cision’s board of directors without Cause, then, in addition to the Akeroyd Accrued Obligations, during the 12-month period commencing on the date of termination (the “Akeroyd Severance Period”), (x) Cision US shall pay to Mr. Akeroyd an aggregate amount equal to 100% of his annual base salary, and (y) Cision US shall pay the premiums for Mr. Akeroyd’s continued coverage under Cision US’s health benefit plan during the Akeroyd Severance Period (subject to certain limitations).

In the event of Mr. Akeroyd’s resignation, if at the time of such resignation Cision US had the right to terminate Mr. Akeroyd’s employment with Cause, then Cision US may elect to treat such resignation as a termination of Mr. Akeroyd’s employment by Cision US with Cause.

Mr. Akeroyd’s employment agreement also contains provisions relating to obligations to maintain confidentiality, ownership of property developed during employment, third-party information, use of information of prior employers and non-solicitation of Cision US’s employees for a period of 12 months.

For purposes of Mr. Akeroyd’s employment agreement:

“Cause” means (i) (a) the conviction or plea of no contest for or indictment on a felony or a crime involving moral turpitude or (b) the commission of any other act or omission involving (x) dishonesty that is reasonably likely to materially and adversely affect Cision or any of its subsidiaries or (y) fraud, in either case, with respect to Parent, Cision US or any of their respective subsidiaries or any of their customers, vendors or employees, (ii) substantial and repeated failure to perform duties of the office held by Mr. Akeroyd as reasonably and expressly directed by Cision’s board of directors, provided that Mr. Akeroyd shall have the opportunity to address Cision’s board of directors before a termination pursuant to this clause (ii) becomes effective, (iii) gross negligence or willful misconduct with respect to the Cision, Cision US or any of their respective subsidiaries or any of their customers, vendors or employees, (iv) conduct which could reasonably be expected to bring Cision, Cision US or any of their respective subsidiaries into substantial public disgrace or disrepute, (v) any breach by Mr. Akeroyd of the confidentiality or non-solicitation provisions of his agreement and/or (vi) a failure to observe Cision’s, Cision US’s or any of their respective subsidiaries’ policies or standards regarding employment practices (including, without limitation, nondiscrimination and sexual harassment policies) as approved by Cision’s board of directors from time to time.

“Good Reason” means (i) a material reduction in Mr. Akeroyd’s then effective annual base salary, (ii) a material diminution in Mr. Akeroyd’s title, (iii) the assignment of duties to Mr. Akeroyd materially inconsistent with his position or (iv) the relocation by Cision US of Mr. Akeroyd’s principal office to a location which is more than 50 miles outside of the San Jose metropolitan area, in each case, without the prior written consent of Mr. Akeroyd.

Whitney Benner

The employment agreement with Whitney Benner provides that Ms. Benner will serve as the Chief Human Resources Officer of PR Newswire. The term of Ms. Benner’s employment will continue until (i) Ms. Benner’s resignation (upon 30 days’ prior written notice to PR Newswire), death or disability or (ii) PR Newswire terminates her employment with or without Cause. On January 9, 2018, PR Newswire entered into an amended employment agreement with Ms. Benner in order to remove Cision Owner as a party to Ms. Benner’s employment agreement. The terms of Ms. Benner’s employment were not substantially modified by such amendment.

For each fiscal year beginning in 2017, subject to continued employment through the last day of such fiscal year, Ms. Benner will be eligible to receive an annual bonus in an amount up to 40% of her base salary, as determined by PR Newswire based upon Ms. Benner’s performance and the performance of PR Newswire and its subsidiaries relative to financial, operating and other objectives set by PR Newswire. In addition, Ms. Benner is entitled to such other benefits as are approved by PR Newswire and made generally available to all senior management of PR Newswire.

If Ms. Benner’s employment is terminated for any reason, Ms. Benner is entitled to receive:

•	any earned but unpaid portion of her base salary through the date of such termination, subject to withholding and other appropriate deductions;
•	reimbursement for reasonable and documents expenses accrued during employment, subject to and in accordance with, PR Newswire’s expense reimbursement policy;
•	any earned but unpaid annual bonus relating to any prior fiscal year; and
•	any vested benefits (including vacation, but excluding severance-type benefits) accrued through the date of such termination in accordance with applicable law or the governing agreement, plan or policy rules (together, the “Benner Accrued Obligations”).

If Ms. Benner’s employment is terminated by PR Newswire without Cause, then, in addition to the Benner Accrued Obligations, (1) PR Newswire will give Ms. Benner three months prior notice of such termination, during which period Ms. Benner will assist as reasonably required by PR Newswire to transition her duties and train any successor, and during which period PR Newswire may, in its absolute discretion, (A) place Ms. Benner on garden leave and require Ms. Benner not to come into the office, or (B) elect to provide Ms. Benner payment of her base salary and premiums for continued coverage under PR Newswire’s health benefit plans in lieu of all or any portion of such three month notice period, which payment shall be made in installments on PR Newswire’s regular payroll dates unless otherwise agreed between Ms. Benner and PR Newswire and during which time no bonus eligibility will accrue; (2) during the nine month period commencing on the date of termination, PR Newswire shall continue to pay Ms. Benner at her base salary rate, payable in equal installments on PR Newswire’s regular salary payment dates as in effect on the date of the separation (the “Benner Severance Payments” and any period during which the Benner Severance Payments are payable, each a “Benner Severance Period”); and (3) PR Newswire shall pay the premiums for Ms. Benner’s continued coverage under PR Newswire’s health benefit plans during the Benner Severance Period (subject to certain limitations, the “Benner Severance Benefits”). In addition, PR Newswire shall have the option, by delivering written notice to Ms. Benner at least 60 days prior to the end of the then applicable Benner Severance Period, to extend the Benner Severance Period for up to two additional six month periods (i.e., through the 21 month anniversary of the date of separation) during which period PR Newswire shall continue to pay the Benner Severance Payments at the same annual rate (pro-rated as applicable) and provide the Benner Severance Benefits.

Ms. Benner’s employment agreement also contains provisions relating to obligations to maintain confidentiality, ownership of property developed during employment, third-party information and use of information of prior employers, as well as non-competition and non-solicitation covenants which remain in effect during the term of Ms. Benner’s employment plus either (i) the Benner Severance Period, if she is terminated without Cause, or (ii) the 12-month period immediately following Ms. Benner’s termination, if she is terminated under any other circumstance.

For purposes of Ms. Benner’s employment agreement:

“Cause” means (i) the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to PR Newswire, Cision or any of their respective subsidiaries or any of their customers, vendors or employees, (ii) substantial and repeated failure to perform duties of the office held by Ms. Benner as reasonably directed by an executive to whom Ms. Benner directly or indirectly reports or by PR Newswire, (iii) gross negligence or willful misconduct with respect to PR Newswire, Cision or any of their respective subsidiaries or any of their customers, vendors or employees, (iv) conduct which could reasonably be expected to bring PR Newswire, Cision or any of their respective subsidiaries into substantial public disgrace or disrepute, (v) any breach by Ms. Benner of the confidentiality, non-competition or non-solicitation provisions of her agreement and/or (vi) a failure to observe policies or standards regarding employment practices (including, without limitation, nondiscrimination and sexual harassment policies) as approved by PR Newswire from time to time.

Jason Edelboim

The employment agreement with Jason Edelboim provides that Mr. Edelboim will serve as the President, PRN Americas, of PR Newswire. The term of Mr. Edelboim’s employment will continue until (i) Mr. Edelboim’s resignation (upon 30 days’ prior written notice to PR Newswire), death or disability or (ii) PR Newswire terminates his employment with or without Cause. On October 3, 2017, PR Newswire entered into an amended employment agreement with Mr. Edelboim in order to remove Cision Owner as a party to Mr. Edelboim’s employment agreement. The terms of Mr. Edelboim’s employment were not substantially modified by such amendment.

For fiscal year 2016, subject in its entirety without pro-ration to continued employment through the last day of 2016, Mr. Edelboim was eligible for an annual bonus in an amount up $165,006. For each fiscal year beginning in 2017, subject to continued employment through the last day of such fiscal year, Mr. Edelboim will be eligible to receive an annual bonus in an amount up to 50% of his base salary, as determined by PR Newswire based upon Mr. Edelboim’s performance and the performance of PR Newswire and its subsidiaries relative to financial, operating and other objectives set by PR Newswire. On June 16, 2018 (the “Retention Bonus Date”), Mr. Edelboim will also receive (i) a one-time cash bonus in an amount of $150,000 (such bonus, the “Time Based Component”) and (ii) a one-time cash bonus in the amount of $150,000 (such amount, the “Performance Based Component”), in recognition of having achieved the management best case performance for revenue and EBITDA as disclosed to Cision US in connection with the sale of PR Newswire to Cision US; in each case subject to Mr. Edelboim’s continued employment with PR Newswire through and on the Retention Bonus Date. If PR Newswire terminates Mr. Edelboim without Cause prior to the Retention Bonus Date, Mr. Edelboim will receive (i) a pro-rated portion, to the extent earned, of the Time Based Component, and (ii) 100% of the Performance Based Component, in each case, as a lump sum payment payable within 30 days of such without Cause termination. In addition, Mr. Edelboim is entitled to such other benefits as are approved by PR Newswire and made generally available to all senior management of PR Newswire.

If Mr. Edelboim’s employment is terminated for any reason, Mr. Edelboim is entitled to receive:

•	any earned but unpaid portion of his base salary through the date of such termination, subject to withholding and other appropriate deductions;
•	reimbursement for reasonable and documents expenses accrued during employment, subject to and in accordance with, PR Newswire’s expense reimbursement policy;
•	any earned but unpaid annual bonus relating to any prior fiscal year; and
•	any vested benefits (including vacation, but excluding severance-type benefits) accrued through the date of such termination in accordance with applicable law or the governing agreement, plan or policy rules (together, the “Edelboim Accrued Obligations”).

If Mr. Edelboim’s employment is terminated by PR Newswire without Cause, then, in addition to the Edelboim Accrued Obligations, (1) PR Newswire will give Mr. Edelboim three months prior notice of such termination, during which period Mr. Edelboim will assist as reasonably required by PR Newswire to transition his duties and train any successor, and during which period (x) PR Newswire will continue to pay Mr. Edelboim’s base salary and premiums for continued coverage under PR Newswire’s health benefit plans (which payment shall be made in installments on PR Newswire’s regular payroll dates unless otherwise agreed between Mr. Edelboim and PR Newswire), (y) no bonus eligibility will accrue for the entire calendar year in which Mr. Edelboim has been terminated and (z) PR Newswire may, in its absolute discretion, place Mr. Edelboim on garden leave and require Mr. Edelboim not to come into the office; (2) during the nine month period commencing on the date of termination, PR Newswire shall continue to pay Mr. Edelboim at his base salary rate, payable in equal installments on PR Newswire’s regular salary payment dates as in effect on the date of the separation (the “Edelboim Severance Payments” and any period during which the Edelboim Severance Payments are payable, each a “Edelboim Severance Period”); (3) PR Newswire shall pay the premiums for Mr. Edelboim’s continued coverage under PR Newswire’s health benefit plans during the Edelboim Severance Period (subject to certain limitations, the Edelboim Severance Benefits”); and (4) PR Newswire shall provide reimbursement of Mr. Edelboim’s reasonable documented costs for outplacement, career search, executive coaching or similar services, comparable to what has been customarily provided to similarly situated executives of PR Newswire, and such reimbursement shall be made to Mr. Edelboim by PR Newswire within 30 days after presentation of such costs, in accordance with PR Newswire’s company policy, to PR Newswire. In addition, PR Newswire shall have the option, by delivering written notice to Mr. Edelboim at least 60 days prior to the end of the then applicable Edelboim Severance Period, to extend the Edelboim Severance Period for up to two additional six month periods (i.e., through the 21 month anniversary of the date of separation) during which period PR Newswire shall continue to pay the Edelboim Severance Payments at the same annual rate (pro-rated as applicable) and provide the Edelboim Severance Benefits.

Mr. Edelboim’s employment agreement also contains provisions relating to obligations to maintain confidentiality, ownership of property developed during employment, third-party information and use of information of prior employers, as well as non-competition and non-solicitation covenants which remain in effect during the term of Mr. Edelboim’s employment plus either (i) the Edelboim Severance Period, if he is terminated without Cause, or (ii) the 12-month period immediately following Mr. Edelboim’s termination if he is terminated under any other circumstance.

The definition of “Cause” in Mr. Edelboim’s employment agreement is substantially identical to the definition of “Cause” in Ms. Benner’s employment agreement, described above.

Director Compensation

No directors received compensation for their services as director for the years ended December 31, 2017 or 2016.

DESCRIPTION OF CAPITAL STOCK

The following description of the material terms of the share capital of Cision includes a summary of specified provisions of the charter documents of Cision in effect. This description is qualified by reference to Cision’s charter documents as currently in effect, copies of which are attached to the registration statement of which this Prospectus/Offer to Exchange constitutes a part.

General

Cision is a Cayman Islands exempted company with limited liability. Its affairs are governed by its Amended and Restated Memorandum and Articles of Association (the “Articles”) and the Companies Law.

The authorized share capital of Cision is US$50,000 consisting of 480,000,000 Ordinary Shares, par value $0.0001 per share, and 20,000,000 preferred shares of par value US$0.0001 per share. As of May 8, there were 124,370,566 ordinary share issued and outstanding and no preferred shares have been issued or are outstanding.

Shares

General

Walkers, Cayman Islands counsel to Cision, has confirmed that all of the issued and outstanding Ordinary Shares of Cision are fully paid and non-assessable. Certificates representing the outstanding Ordinary Shares are generally not issued and legal title to the issued shares is recorded in registered form in the register of members. Holders of Ordinary Shares have no pre-emptive, subscription, redemption or conversion rights.

Preferred Shares

The board of directors of Cision may provide for other classes of shares, including series of preferred shares, out of the authorized but unissued share capital, which could be utilized for a variety of corporate purposes, including future offerings to raise capital for corporate purposes or for use in employee benefit plans. Such additional classes of shares shall have such voting powers (full or limited or without voting powers), designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as may be determined by the board of directors. If any preferred shares are issued, the rights, preferences and privileges of holders of Ordinary Shares will be subject to, and may be adversely affected by, the rights of the holders of such preferred shares.

Dividends

The holders of Ordinary Shares are entitled to such dividends as may be declared by the board of directors, subject to the Companies Law and the Articles. Dividends and other distributions on issued and outstanding Ordinary Shares may be paid out of the funds of Cision lawfully available for such purpose, subject to any preference of any outstanding preferred shares. Dividends and other distributions will be distributed among the holders of Ordinary Shares on a pro rata basis.

Voting Rights

Each ordinary share entitles the holder to one vote on all matters upon which the Ordinary Shares are entitled to vote. Voting at any shareholders’ meeting is by show of hands, unless voting by way of poll demanded by the chairman of the board of directors or any shareholder present or voting by proxy.

A quorum required for a meeting of shareholders requires the presence in person or by proxy of persons holding in aggregate not less than a simple majority of all voting share capital of Cision in issue, provided that for so long as Cision is a Controlled Company within the meaning of the rules of the then Designated Stock Exchange, general meetings shall not be quorate unless Cision Owner is in attendance (provided that Cision Owner holds shares in Cision).

A special resolution will be required for important matters such as a merger or consolidation of Cision, change of name or making changes to the Articles or the voluntary winding up of Cision.

An ordinary resolution of the shareholders of Cision requires the affirmative vote of a simple majority of the votes cast at a quorate general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast at a quorate general meeting or, in each case, a unanimous resolution in writing.

Variation of Rights

The rights attached to any class of shares (unless otherwise provided by the terms of issue of that class), such as voting, dividends and the like, may be varied only with the sanction of a special resolution passed at a general meeting or by the written consent of the holders of two-thirds of the shares of that class or with the sanction of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class shall not (unless otherwise provided by the terms of issue of that class) be deemed to be varied by the creation or issue of further shares ranking in priority to or pari passu with such previously existing shares.

Transfer of Ordinary Shares

Any shareholder may transfer all or any of his or her Ordinary Shares by an instrument of transfer in the usual or common form or any other form prescribed by the Designated Stock Exchange or as otherwise approved by the board of directors.

In addition, the Articles prohibit the transfer of shares in breach of the rules or regulations of the Designated Stock Exchange or any relevant securities laws (including the Exchange Act).

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of Ordinary Shares), assets available for distribution among the holders of Ordinary Shares shall be distributed among the holders of the Ordinary Shares on a pro rata basis.

Directors

Appointment and Removal

The management of Cision is vested in a board of directors. The Articles provide that there shall be a board of directors consisting of eight (8) directors, unless increased or decreased from time to time by the directors or by Cision in general meeting, provided that, for so long as Cision Owner has the right to nominate any director for election pursuant to the Articles, the size of the board of directors shall not be increased or decreased without the prior written consent of Cision Owner. The board consists of seven (7) directors and has one vacancy. So long as shares are listed on the Designated Stock Exchange, the board of directors shall include such number of “independent directors” as the relevant rules applicable to the listing of any shares on the Designated Stock Exchange require (subject to any applicable exceptions for Controlled Companies).

The directors are divided into three (3) classes designated as Class I, Class II and Class III, respectively. At the 2018 annual general meeting of shareholders, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three (3) years. At the 2019 annual general meeting of shareholders, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three (3) years. At the 2020 annual general meeting of shareholders, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three (3) years. At each succeeding annual general meeting of shareholders, directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual general meeting.

The directors of Cision have the power from time to time and at any time to appoint any person as a director to fill a casual vacancy on the board of directors or as an addition to the existing board of directors, subject to the remaining provisions of the Articles, the terms of the Nominating Agreement, applicable law and the listing rules of the Designated Stock Exchange; provided that, subject to the terms of the Nominating Agreement, any vacancy not filled by the directors may be filled by the shareholders by ordinary resolution at the next annual general meeting or extraordinary general meeting called for that purpose; provided further, that, subject to the terms of the Nominating Agreement, whenever the holders of any class or classes of share or series thereof are entitled to elect one or more directors by the provisions of the Articles, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected or by the holders of such class or classes of shares or series thereof in accordance with the Articles. Any director so appointed shall hold office until the expiration of the term of such class of directors or until his earlier death, resignation or removal.

A director may be removed from office by the shareholders by special resolution only for “cause” (as defined in the Articles); provided that, subject to certain limitations set forth in the Articles, (x) until the date of the 2020 annual general meeting of the shareholders (and not thereafter), any director may be removed with or without cause upon the affirmative vote of the Cision Owner if the Cision Owner and its affiliates beneficially own at least 50% of the issued Ordinary Shares and (y) any director who was nominated for election by the Cision Owner may be removed with or without cause upon the affirmative vote of the Cision Owner for so long as the Cision Owner has the right to nominate such director for election pursuant to the Articles.

A vacancy on the board of directors created by the removal of a director under the provisions of the Articles may be filled by the election or appointment by ordinary resolution at the general meeting at which such director is removed or by the affirmative vote of a simple majority of the remaining directors present and voting at a meeting of the directors.

The appointment and removal of directors is subject to the applicable rules of the Designated Stock Exchange and to the provisions of the Nominating Agreement.

The detailed procedures for the nomination of persons proposed to be elected as directors at any general meeting of Cision are set out in the Articles.

Indemnity of Directors and Officers

The Articles provide that the board of directors and officers shall be indemnified from and against all liability which they incur in execution of their duty in their respective offices, except liability incurred by reason of such director’s or officer’s actual fraud or willful default.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Party Transactions Policy

Cision has adopted a Related Party Transactions policy that sets forth the manner in with Cision considers, evaluates and, where appropriate, conducts transactions with Related Parties, which are defined as: (a) each director or officer of Cision; (b) any nominee for election as a director of Cision; (c) any security holder who is known to Cision to own of record or beneficially more than five percent (5%) of any class of Cision’s voting securities; and (d) any “Immediate Family Member” (as defined in Regulation S-K Item 404(a)) of any of the foregoing persons. For purposes of the Related Party Transactions policy, a “Related Party Transaction” means a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Cision was, is or will be a participant and the amount involved will or may be expected to exceed $120,000 in any fiscal year, and in which any Related Party had, has or will have a direct or indirect material interest (including any transactions requiring disclosure under Item 404 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended). Any director, nominee for election as a director or officer who intends to enter into a Related Party Transaction shall disclose that intention and all material facts with respect to such transaction to the Audit Committee, and any other employee of Cision who intends to cause Cision to enter into any Related Party Transaction shall disclose that intention and all material facts with respect to the transaction to his or her superior, who shall be responsible for seeing that such information is reported to the Audit Committee.

The Audit Committee reviews all Related Party Transactions and approves or disapproves such transactions in advance of such transaction being given effect (subject to any permissible delegation of authority). The Audit Committee may approve the Related Party Transaction only if the Audit Committee determines in good faith that, under all of the circumstances, the transaction is in the best interests of the Company and its shareholders. In connection with approving or ratifying a Related Party Transaction, the Audit Committee shall carefully and diligently consider all of the relevant facts and circumstances relating to whether the transaction is in the best interests of Cision, including consideration of the following factors: the position within or relationship of the Related Party with Cision; the materiality of the transaction to the Related Party and Cision, including the dollar value of the transaction, without regard to profit or loss; the business purpose for and reasonableness of the transaction (including the anticipated profit or loss from the transaction), taken in the context of the alternatives available to Cision for attaining the purposes of the transaction; whether the transaction is comparable to a transaction that could be available with an unrelated party, or is on terms that Cision offers generally to persons who are not Related Parties; whether the transaction is in the ordinary course of Cision’s business and was proposed and considered in the ordinary course of business; the effect of the transaction on Cision’s business and operations, including on Cision’s internal control over financial reporting and system of disclosure controls or procedures; any additional conditions or controls (including reporting and review requirements) that should be applied to such transaction; whether the Related Party Transaction was initiated by Cision or the Related Party; the Related Party’s interest in the Related Party Transaction; and any other information regarding the Related Party Transaction or the Related Party that would be material to investors in light of the circumstances of the particular transaction.

These procedures are intended to determine whether any Related Party Transaction impairs the independence of a director or presents a conflict of interest on the part of a directors, employee or officer.

Professional Services Agreement

On May 30, 2014, Canyon Valor Companies, Inc. (formerly GTCR Valor Companies, Inc.), a wholly owned indirect subsidiary of Cision (“Cision Sub”), entered into an Amended and Restated Professional Services Agreement (the “Services Agreement”) with Cision Owner, GTCR LLC and GTCR Management X LP (“GTCR Management”) pursuant to which Cision Sub agreed to engage GTCR Management as a financial and management consultant.

Under the terms of the Services Agreement, GTCR Management provides various services to Cision Owner and its subsidiaries, including Cision Sub, such as corporate strategy, budgeting of future corporate investments and acquisition and divestiture strategies.

GTCR Management is entitled to a placement fee in connection with any equity or debt financing of Cision Owner or any of its subsidiaries (regardless of whether such financing is provided by GTCR Management or any of its affiliates), subject to certain exceptions. The Services Agreement also requires Cision Sub to pay an annual management fee to GTCR Management, unless such amounts are not permitted to be paid under the agreements governing Cision’s 2016 First Lien Credit Facility and 2016 Second Lien Credit Facility, in which case such fees automatically accrue without interest for the benefit of GTCR Management, to be paid at such time as and to the extent that such fees are permitted to be paid under such credit facilities. Cision Sub is also required to reimburse GTCR Management for reasonable travel expenses, legal fees and other out-of-pocket fees and expenses incurred by GTCR Management or its affiliates in connection with the performance of its obligations under the Services Agreement. Cision Sub has also agreed to indemnify GTCR Management and its affiliates for any losses or liabilities they incur in connection with their performance under the Services Agreement, except to the extent resulting from GTCR Management’s gross negligence or willful misconduct. Cision Sub paid fees and expense reimbursement to GTCR Management in an aggregate amount of $0.3 million, $0.6 million and $0.6 million in 2017, 2016 and 2015, respectively.

Cision and GTCR Management terminated the Services Agreement in connection with the consummation of the Business Combination.

Intercompany Capital Contributions and Loan Agreements

Prior to the consummation of the Business Combination, Cision from time to time engaged in intercompany transactions with Cision Owner, including intercompany loans. In connection with the acquisition of Bulletin Intelligence, on March 24, 2017, in exchange for a note, Cision Owner issued $7.0 million of Units of Cision Owner to a subsidiary of Cision, which Units were used as consideration for the purchase of Bulletin Intelligence. The note was repaid to Cision Owner in connection with consummation of the Business Combination.

In connection with the acquisition of PR Newswire on June 16, 2016, Cision Owner loaned $195.9 million to Cision and issued $40.0 million of Units of Cision Owner to a subsidiary of Cision, which cash and Units were used to fund the PR Newswire acquisition. Cision Owner contributed these loans to Cision in exchange for CPECs, resulting in the cancellation of these loans.

From time to time prior to the consummation of the Business Combination, Cision also issued CPECs to Cision Owner in connection with capital contributions from Cision Owner to Cision.

See “— Convertible Preferred Equity Certificates of Cision (CPECs)” and Note 2 to the Cision’s audited financial statements included elsewhere in this Prospectus/Offer to Exchange for a description of the CPECs. In connection with the Business Combination, Cision Owner contributed the CPECs, along with its outstanding equity in Cision, to Cision.

Convertible Preferred Equity Certificates of Cision (CPECs)

Between April 2014 and July 2016, Cision Owner entered into 11 Subscription Agreements with Cision Luxco pursuant to which Cision Luxco issued and sold Convertible Preferred Equity Certificates (“CPECs”) to Cision Owner. The CPEC’s were redeemable at any time by Cision Luxco and matured 49 years from the date of issuance. In connection with the Business Combination, Cision Owner contributed the CPECs, along with its outstanding equity in Cision Luxco, to Cision.

Gorkana Seller Notes and Management Rollover

In connection with the completion of Cision’s acquisition of Gorkana on October 21, 2014, GTCR Canyon UK Investments Limited, a subsidiary of Cision, acquired Gorkana and issued promissory notes to the sellers of Gorkana, including to Jeremy Thompson, who served as our President, EMEA, until his separation on May 31, 2017. A portion of the notes were denominated in US dollars and a portion were denominated in pounds sterling. Notes in the amounts of $617,971 and £1,726,272 were issued to Mr. Thompson. The US dollar-denominated notes bore interest at a rate of 8% per annum and were payable on demand. The pounds sterling-denominated notes were secured by the value of a cash collateral account and bore interest equal to the interest paid on the underlying cash collateral account. Concurrently with the issuance of the notes, Mr. Thompson, Cision Owner and certain of its affiliates entered into a subscription agreement pursuant to which Mr. Thompson agreed to contribute the notes to Cision Luxco in exchange for equivalent notes issued by Cision Luxco (the “Lux Notes”).

On December 22, 2014, Cision Owner and Cision entered into an Investment Agreement with Mr. Thompson pursuant to which he agreed to contribute the Lux Notes to Cision in exchange for securities of Cision (the “Cision Shares”) and a portion in exchange for equivalent notes of Cision (the “Cision Notes”). On September 18, 2015, Cision Owner issued Units in Cision Owner (an aggregate deemed capital contribution of $662,939) to Mr. Thompson in exchange for the Cision Shares held by him. On December 21, 2015, Cision repaid the pounds sterling-denominated notes to Mr. Thompson in the amount of £1,726,272.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of May 2, 2018 regarding the beneficial ownership of Cision’s Ordinary Shares by:

•	Each person known to be the beneficial owner of more than 5% of Cision’s outstanding Ordinary Shares;
•	Each director and each of Cision’s principal executive officers and two other most highly compensated executive officers (“named executive officers”); and
•	All current executive officers and directors as a group.

Unless otherwise indicated, Cision believes that all persons named in the table have sole voting and investment power with respect to all Ordinary Shares beneficially owned by them.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Approximate Percentage of Outstanding Ordinary Shares(2)
Directors and Executive Officers
Kevin Akeroyd	—	(3)	—
Whitney Benner	—	(3)	—
Jason Edelboim	—	(3)	—
Mark D. Ein	8,454,412	(4)	6.6%
L. Dyson Dryden	2,818,137	(5)	2.2%
Stephen P. Master	—(6)(7)		—
Stuart Yarbrough	—		—
Mark M. Anderson	—(6)(7)		—
Philip A. Canfield	—(6)(7)		—
All directors and executive officers as a group (16 individuals)	13,007,818	(3)(8)	10.0%
Five Percent Holders:
Cision Owner	80,370,050	(6)	63.6%
Capital Acquisition Management 3 LLC	8,454,412	(9)	6.6%

(1)	Unless otherwise indicated, the business address of each of the individuals is 130 East Randolph St., 7th Floor, Chicago, IL 60601.
(2)	The percentage of beneficial ownership of Cision is calculated based on 124,370,566 Ordinary Shares outstanding. The amount of beneficial ownership for each individual or entity includes shares of common stock issuable in respect of Private Warrants. Unless otherwise indicated, Cision believes that all persons named in the table have sole voting and investment power with respect to all Ordinary Shares beneficially owned by them as of the date indicated.
(3)	All of our executive officers other than Yujie Chen hold equity interests in Cision Owner pursuant to the Cision Owner Partnership Agreement. These executive officers have neither a controlling interest in Cision Owner nor direct or indirect voting or dispositive power with respect to Ordinary Shares of Cision held of record by Cision Owner. See “Management — Executive Compensation — Incentive Unit Awards.”
(4)	Represents shares held by Leland Investments Inc. (“Leland”), an entity controlled by Mr. Ein, and Capitol Acquisition Management 3 LLC, of which is the sole member. Includes 4,324,307 shares issuable upon exercise of Private Warrants.
(5)	Represents shares held by Capitol Acquisition Founder 3 LLC, an entity controlled by Mr. Dryden. Includes 1,441,436 shares issuable upon exercise of private warrants.
(6)	Includes 2,032,043 Ordinary Shares issuable upon exercise of private warrants. Voting and dispositive power with respect to the Ordinary Shares held by Cision Owner is exercised by its general partner, Canyon Partners, Ltd., which is controlled by a majority vote of its ten-member board of directors (“Canyon Board of Directors”). GTCR Investment X AIV Ltd. (“GTCR AIV”) as the sole shareholder of Canyon Partners, Ltd. may be deemed to share voting and dispositive power over the Ordinary Shares held by Cision Owner. GTCR AIV is managed by a ten-member board of Directors (the “AIV Board of Directors”) comprised of Mark M. Anderson, Craig A. Bondy, Philip A. Canfield, Aaron D. Cohen, Sean L. Cunningham, David A. Donnini, Constantine A. Mihas, Collin E. Roche, Lawrence C. Fey IV and Benjamin J. Daverman. Each of the foregoing entities and the individual members of each of the Canyon Board of Directors and the AIV Board of Directors disclaim beneficial ownership of the shares held of record by Cision Owner except to the extent of his, her or its pecuniary interest. The address for Cision Owner, Canyon Partners, Ltd. and GTCR AIV is c/o GTCR Golder Rauner II, LLC, 300 North LaSalle Street, Suite 5600, Chicago, Illinois 60654.
(7)	Messrs. Canfield and Anderson are Managing Directors of GTCR LLC, and Mr. Master is a Vice President of GTCR LLC. Each of Messrs. Canfield, Anderson and Master disclaims beneficial ownership of any units of Cision Owner beneficially owned by Canyon Partners, Ltd. and GTCR AIV, except to the extent of his indirect pecuniary interest.
(8)	Includes an aggregate of 5,765,743 Ordinary Shares issuable upon exercise of private warrants held by Messrs. Ein or Dryden.
(9)	Includes (a) 4,118,240 Ordinary Shares and 4,324,307 shares issuable upon exercise of warrants held by Capitol Acquisition Management 3 LLC and (b) 11,865 shares held by Leland.

LEGAL MATTERS

The validity of the Ordinary Shares covered by this Prospectus/Offer to Exchange has been passed upon for us by Walkers, Cayman Islands.

EXPERTS

The financial statements of Cision Ltd. and its subsidiaries as of December 31, 2017 and December 31, 2016 and for each of the three years in the period ended December 31, 2017 included in this Prospectus/Offer to Exchange have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of PRN Group as of December 31, 2015 and 2014 and for each of the two years in the period ended December 31, 2015 and the combined financial statements of PRN Group as of December 31, 2014 and 2013 and for each of the two years in the period ended December 31, 2014 included in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Capitol as of December 31, 2016 and 2015 included in this Prospectus and Registration Statement have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. This Prospectus/Offer to Exchange is part of a registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

We will provide, without charge, upon written request or oral request, a copy of any or all of the documents that are exhibits to the registration statement. Such requests should be directed to Cision Ltd. at 130 E Randolph Street, 7th Floor, Chicago, Illinois 60601 or (312) 922-2400.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined income statement for the year ended December 31, 2017 combines the historical consolidated statement of operations of Cision Ltd. for the year ended December 31, 2017 with financial information of Capitol for the period from January 1, 2017 to June 29, 2017, the closing date of the Business Combination, giving effect to the Business Combination as if it had occurred on January 1, 2017.

The historical financial information of Cision was derived from the audited consolidated financial statements of Cision for the year ended December 31, 2017 included elsewhere in this Prospectus/Offer to Exchange. The historical financial information of Capitol was derived from financial information of Capitol for the period from January 1, 2017 to June 29, 2017 included elsewhere in this Prospectus/Offer to Exchange. This information should be read together with Cision’s and Capitol’s financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this Prospectus/Offer to Exchange.

Description of the Business Combination

Pursuant to the Merger Agreement, all of the share capital and CPECs in Cision Luxco were contributed to Holdings, in exchange for 82,100,000 ordinary shares of Holdings and 2,000,000 warrants to purchase ordinary shares of Holdings. Following the Contribution and Exchange, Merger Sub merged with and into Capitol, with Capitol surviving the Merger as a wholly-owned subsidiary of Holdings. In connection with the Business Combination, each outstanding share of common stock of Capitol was exchanged into a like number ordinary shares of Holdings. The outstanding warrants of Capitol, by their terms, automatically entitled the holders to purchase ordinary shares of Holdings upon consummation of the business combination. The Sponsors forfeited 1,600,000 shares of Capitol’s common stock and warrants to purchase 2,000,000 shares of Capitol common stock at the closing of the Business Combination.

The Merger Agreement contains a provision pursuant to which Holdings may issue up to 6,000,000 additional ordinary shares to Cision Owner, issued in 2,000,000 share increments, for the achievement of specified share price thresholds of $13.00, $16.00 and $19.00 between the closing date of the Business Combination and the fifth anniversary of the closing date of the Business Combination. The first such 2,000,000 ordinary share increment was issued to Cision Owner on November 3, 2017 in connection with the achievement of the $13.00 price threshold.

Accounting for the Business Combination

The Business Combination was accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, Capitol was treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Cision Luxco stockholders having a majority of the voting power of the combined company, Cision Luxco comprising the ongoing operations of the combined entity, Cision Luxco comprising a majority of the governing body of the combined company, and Cision Luxco’s senior management comprising the senior management of the combined company. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Cision Luxco issuing stock for the net assets of Capitol, accompanied by a recapitalization. The net assets of Capitol were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination were those of Cision Luxco.

As the issuance of the 4,000,000 of additional ordinary shares to Cision Owner is contingent on the future performance of Holdings’ share price, they have been classified as an equity arrangement and therefore have not been recorded in the unaudited pro forma condensed combined financial statements.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination, are factually supportable and, with respect to the pro forma statement of operations, are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Business Combination.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Cision Luxco and Capitol have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial statements do not include pro forma adjustments for the acquisition of Bulletin Intelligence and the sale of the Vintage business by Cision Luxco in March 2017, or the acquisition of Argus, which occurred in the second quarter of 2017, as these transactions were not considered material to an understanding of Cision Luxco and a stockholder’s vote on the Business Combination.

The unaudited pro forma condensed combined financial information has been prepared on the basis that no Capitol stockholders exercised conversion rights with respect to their public shares upon the consummation of the Business Combination. In connection with the Business Combination, Holders of 490,078 shares of Capitol common stock sold in its initial public offering exercised their rights to convert those shares to cash at a conversion price of approximately $10.04 per share, or an aggregate of approximately $4.9 million; however, the impact of these conversions was considered immaterial to the calculation of unaudited pro forma condensed combined financial information.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma condensed combined financial statements are an aggregate of 82,100,000 ordinary shares issued to Cision Owner.

As a result of the Business Combination, Cision Owner owned approximately 68% of Holdings’ ordinary shares outstanding immediately after the Business Combination, and the Capitol stockholders owed approximately 32% of Holdings’ outstanding ordinary shares, based on the number of Capitol common stock outstanding as of December 31, 2016 (in each case, not giving effect to any shares issuable to them upon exercise of their warrants).

The Business Combination resulted in the exchange of Class C Units by Cision Owner for vested and unvested common stock of Holdings. The recapitalization does not constitute a change in control of Cision and so there will be no change in the existing vesting schedules or value of the awards. Equity-based compensation expense will continue to be recognized in the post combination period, based on the corresponding remaining vesting periods. As a result, no adjustment has been made in the pro forma financial statements related to the continued recognition of equity based compensation expense related to the Class C Units.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2017
(UNAUDITED)
(in thousands except share and per share amounts)

	(A) Cision	(B) Capitol	Pro Forma Adjustments		Pro Forma Income Statement
Revenue	$631,637	$—	$—		$631,637
Cost of revenue	200,836	—	—		200,836
Gross Profit	430,801	—	—		430,801
Operating costs and expenses:
Sales and marketing	114,750	—	—		114,750
Research and development	22,102	—	—		22,102
General and administrative	166,759	4,565	(13,482	)(4)	157,842
Amortization of intangibles	89,159	—	—		89,159
Total operating costs and expenses	392,770	4,565	(13,482)		383,853
Operating loss	38,031	(4,565)	13,482		46,948
Other income (expense):
Foreign exchange gains	(5,458)	—	—		(5,458)
Interest income and other income (expense)	2,132	800	(800	)(1)	2,132
Interest expense	(116,466)	—	16,950	(2)	(99,516)
Loss on extinguishment of debt	(51,872)	—	—		(51,872)
Loss before income taxes	(133,633)	(3,765)	29,632		(107,766)
Provision for (benefit from) income taxes	(10,591)	—	(13,072	)(3)	(23,663)
Net loss	$(123,042)	$(3,765)	$42,704		$(84,103)
Weighted average shares outstanding, basic and diluted	75,696,880		45,393,810	(5)	123,090,690
Basic and diluted net loss per share	$(1.63)				$(0.68)

Pro Forma Adjustments to the Unaudited Condensed Combined Income Statements

(A)	Derived from the audited consolidated statements of operations of Cision for the year ended December 31, 2017.
(B)	Derived from the unaudited financial information of Capitol for the period from January 1, 2017 to June 29, 2017, the closing date of the Business Combination.
(1)	Represents an adjustment to eliminate interest income on marketable securities held in the trust account as of the beginning of the period, respectively.
(2)	Represents an adjustment to eliminate interest expense on Cision’s Second Lien Credit Facility repaid in part in connection with the Business Combination as of the beginning of the period.
(3)	To record normalized blended statutory income tax benefit rate of 33.0% for pro forma financial presentation purposes less $11.9 million provisional tax expense for the recently enacted comprehensive tax legislation in the United States.
(4)	Represents an adjustment to eliminate direct, incremental costs of the Business Combination, which are reflected in the historical financial statements of Cision Luxco in the amount of $9,255 as of December 31, 2017 and Capitol in the amount of $4,227 as of June 30, 2017.

(5)	As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. Weighted average common shares outstanding — basic and diluted are calculated as follows:

Year Ended December 31, 2017
Capitol weighted average shares outstanding	9,814,869
Capitol shares forfeited and cancelled	(1,600,000)
Capitol shares subject to conversion reclassified to equity	30,775,821
Capitol shares issued in Transactions	82,100,000
Weighted average shares outstanding	121,090,690
Percent of shares owned by Cision holders	68.3%
Percent of shares owned by Capitol	31.7%
Weighted average shares calculation, basic and diluted
Existing Cision holders	82,100,000
Capitol holders	38,990,690
Weighted average shares, basic and diluted	121,090,690

The computation of diluted loss per share excludes (1) the effect of warrants to purchase 24,500,000 shares of Holdings’ common stock, and (2) an aggregate of 6,000,000 additional ordinary shares issuable to Cision Owner upon the achievement of specified share price thresholds because the inclusion of any of these would be anti-dilutive.

Report of Independent Auditors	F-114
Combined Balance Sheets as of December 31, 2014 and 2013	F-115
Combined Statements of Operations for the Years ended December 31, 2014 and 2013	F-116
Combined Statements of Comprehensive Income for the Years ended December 31, 2014 and 2013	F-117
Combined Statements of Cash Flows for the Years ended December 31, 2014 and 2013	F-118
Combined Statements of Stockholders’ Deficit	F-119
Notes to Combined Financial Statements	F-120

PART I. — FINANCIAL INFORMATION

Item 1. — Financial Statements

Cision Ltd. and its Subsidiaries

Condensed Consolidated Balance Sheets
(in thousands, except per share and share amounts)
(Unaudited)

	March 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$107,848	$148,654
Accounts receivable, net	127,433	113,008
Prepaid expenses and other current assets	24,026	19,896
Total current assets	259,307	281,558
Property and equipment, net	55,351	53,578
Other intangible assets, net	462,378	456,291
Goodwill	1,198,360	1,136,403
Other assets	5,656	7,528
Total assets	$1,981,052	$1,935,358
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$13,430	$13,349
Accounts payable	14,123	13,327
Accrued compensation and benefits	26,885	25,873
Other accrued expenses	80,302	73,483
Current portion of deferred revenue	162,938	140,351
Total current liabilities	297,678	266,383
Long-term debt, net of current portion	1,273,747	1,266,121
Deferred revenue, net of current portion	1,340	1,412
Deferred tax liability	42,840	62,617
Other liabilities	21,991	22,456
Total liabilities	1,637,596	1,618,989
Commitments and contingencies (Note 9)
Stockholders' equity:
Preferred stock, $0.0001 par value, 20,000,000 shares authorized; no shares issued and outstanding at March 31, 2018 and December 31, 2017	—	—
Common stock, $0.0001 par value, 480,000,000 shares authorized; 124,370,566 and 122,634,922 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	12	12
Additional paid-in capital	793,298	771,813
Accumulated other comprehensive loss	(28,036)	(35,111)
Accumulated deficit	(421,818)	(420,345)
Total stockholders' equity	343,456	316,369
Total liabilities and stockholders' equity	$1,981,052	$1,935,358

The accompanying notes are an integral part of these condensed consolidated financial statements.

Cision Ltd. and its Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Revenue	$179,293	$145,818
Cost of revenue	64,278	45,066
Gross profit	115,015	100,752
Operating costs and expenses:
Sales and marketing	29,679	27,290
Research and development	6,700	5,452
General and administrative	46,222	40,232
Amortization of intangible assets	20,250	21,011
Total operating costs and expenses	102,851	93,985
Operating income	12,164	6,767
Non operating income (expense):
Foreign exchange losses	(7,883)	(1,948)
Interest and other income (loss), net	(256)	2,049
Interest expense	(19,688)	(36,915)
Loss on extinguishment of debt	(2,432)	—
Total non operating loss	(30,259)	(36,814)
Loss before income taxes	(18,095)	(30,047)
Benefit from income taxes	(17,682)	(7,054)
Net loss	$(413)	$(22,993)
Other comprehensive income – foreign currency translation adjustments	7,075	5,894
Comprehensive income (loss)	$6,662	$(17,099)
Net loss per share:
Basic and diluted	$(0.00)	$(0.81)
Weighted-average shares outstanding used in computing per share amounts:
Basic and diluted	123,946,264	28,369,644

The accompanying notes are an integral part of these condensed consolidated financial statements.

Cision Ltd. and its Subsidiaries

Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Cash flows from operating activities
Net loss	$(413)	$(22,993)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	33,277	32,592
Non-cash interest charges and amortization of debt discount and deferred financing costs	3,198	7,149
Equity-based compensation expense	1,341	993
Provision for doubtful accounts	1,572	368
Deferred income taxes	(18,791)	(7,858)
Unrealized currency translation losses	7,864	1,775
Gain on sale of business	—	(1,785)
Other	60	(164)
Changes in operating assets and liabilities, net of effects of acquisitions and disposal:
Accounts receivable	(6,812)	1,637
Prepaid expenses and other current assets	(2,979)	423
Other assets	48	64
Accounts payable	(443)	(625)
Accrued compensation and benefits	(17)	(8,597)
Other accrued expenses	(3,330)	1,932
Deferred revenue	20,853	9,656
Other liabilities	875	(1,729)
Net cash provided by operating activities	36,303	12,838
Cash flows from investing activities
Purchases of property and equipment	(3,739)	(3,513)
Software development costs	(5,033)	(4,074)
Acquisitions of businesses, net of cash acquired of $2,711 and $11,457	(62,713)	(49,081)
Proceeds from disposal of business	—	23,675
Net cash used in investing activities	(71,485)	(32,993)
Cash flows from financing activities
Proceeds from term credit facility, net of debt discount of $1,108	—	28,892
Repayments of term credit facility	(3,362)	(2,825)
Payments on capital lease obligations	—	(58)
Payments of deferred financing costs	(131)	—
Payment of contingent consideration	(2,873)	—
Net cash provided by (used in) financing activities	(6,366)	26,009
Effect of exchange rate changes on cash and cash equivalents	742	341
Increase (decrease) in cash and cash equivalents	(40,806)	6,195
Cash and cash equivalents
Beginning of period	148,654	35,135
End of period	$107,848	$41,330
Supplemental disclosure of cash flows information
Issuance of securities by Cision Owner in connection with acquisition	$—	$7,000
Issuance of shares for acquisition	20,143	—

The accompanying notes are an integral part of these condensed consolidated financial statements.

Cision Ltd. and its Subsidiaries

Notes to Condensed Consolidated Financial Statements

1. Organization

Cision Ltd., a Cayman Islands company and its subsidiaries (collectively, “Cision”, or the “Company”), is a leading provider of cloud-based software, media intelligence and distribution services, and other related professional services to the marketing and public relations industry. Communications professionals use the Company’s products and services to identify and connect with media influencers, manage industry relationships, create and distribute content, monitor media coverage, perform advanced analytics and measure the effectiveness of their campaigns. The Company has primary offices in Chicago, Illinois, Beltsville, Maryland, Ann Arbor, Michigan, New York, New York, Cleveland, Ohio, and Albuquerque, New Mexico with additional offices in the United States, as well as China, Finland, France, Hong Kong, Germany, India, Indonesia, Malaysia, Norway, Portugal, Sweden, Taiwan and the United Kingdom.

On March 19, 2017, the Company entered into a definitive agreement (the “Merger Agreement”) with Capitol Acquisition Corp. III (NASDAQ: CLAC; “Capitol”), a public investment vehicle, whereby the parties agreed to merge, resulting in the Company becoming a publicly listed company. This merger closed on June 29, 2017 (“Merger”), which resulted in the following (the “Transactions”):

•	Holders of 490,078 shares of Capitol common stock sold in its initial public offering exercised their rights to convert those shares to cash at a conversion price of approximately $10.04 per share, or an aggregate of approximately $4.9 million. The per share conversion price of approximately $10.04 for holders of public shares electing conversion was paid out of Capitol’s trust account, which had a balance immediately prior to the closing of approximately $326.3 million.
•	Of the remaining funds in the trust account: (i) approximately $16.2 million was used to pay Capitol’s transaction expenses and (ii) the balance of approximately $305.2 million was released to Cision to be used for working capital and general corporate purposes, including to pay down $294.0 million of the 2016 Second Lien Credit Facility, plus a 1% fee and interest. The debt repayment occurred in July 2017 (see Note 5).
•	Immediately after giving effect to the Transactions (including as a result of the conversions described above and certain forfeitures of Capitol common stock and warrants immediately prior to the closing), there were 120,512,402 ordinary shares and warrants to purchase 24,375,596 ordinary shares of Cision issued and outstanding.
•	Upon the closing, Capitol’s common stock, warrants and units ceased trading, and Cision’s ordinary shares and warrants began trading on the NYSE and NYSE MKT, respectively, under the symbol “CISN” and “CISN WS,” respectively.
•	Upon the completion of the Transactions, Canyon Holdings (Cayman), L.P., (“Cision Owner”) an exempted limited partnership formed for the purpose of owning and acquiring Cision through a series of transactions, received 82,075,873 ordinary shares of the Company and 1,969,841 warrants to purchase ordinary shares of the Company, in exchange for all of the share capital and $450.5 million in Convertible Preferred Equity Certificates (“CPECs”) of Cision. Cision Owner also obtained the right to receive certain additional securities of the Company upon the occurrence of certain events. In October 2017, as a result of the Company’s share price meeting the Minimum Target per the Merger Agreement, the Company issued 2,000,000 shares to Cision Owner.
•	At the closing of the Transactions, Cision Owner held approximately 68% of the issued and outstanding ordinary shares of the Company and stockholders of Capitol held approximately 32% of the issued and outstanding shares of the Company.

The Merger Agreement, Transactions and items related thereto are more fully described in the Company’s proxy statement/prospectus filed on June 15, 2017.

Cision Ltd. and its Subsidiaries

Notes to Condensed Consolidated Financial Statements

2. Significant Accounting Policies

Basis of Presentation and Earnings per Share

The Transactions were accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This determination was primarily based on Cision comprising the ongoing operations of the combined entity, Cision’s senior management comprising the majority of the senior management of the combined company, and the prior shareholders of Cision having a majority of the voting power of the combined entity. Accordingly, the Transactions have been treated equivalent to Cision issuing stock for the net monetary assets of Capitol, accompanied by a recapitalization. The net assets of Capitol at the merger date have been stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions in these financial statements are those of Cision. As a result, these financial statements represent the continuation of Cision Ltd. and the historical shareholders’ equity and earnings per share calculations of Cision prior to the Transactions have been retrospectively adjusted for the equivalent number of shares received by Cision’s Owner, where applicable, pursuant to the Transactions. The accumulated deficit of Cision has been carried forward after the Transactions.

Prior to the June 29, 2017 Transactions, earnings per share was calculated using the two-class method. On June 29, 2017, all outstanding classes of equity of Cision were contributed in exchange for 82,075,873 common shares. Immediately after the Transactions, 120,512,402 common shares were outstanding. Subsequent to the Merger, earnings per share will be calculated based on the weighted number of common shares then outstanding. As part of the Transactions, the historical number of outstanding common shares of Class B-1, Class C-1 and Class V, in aggregate, has been adjusted to 28,369,644 common shares, in order to retroactively reflect the Merger exchange ratio. Historical earnings per share also gives effect to this adjustment through June 29, 2017, the date of the Merger. This retroactive adjustment also eliminates the need for a two-class method earnings per share calculation (Note 7).

The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and the instructions to Form 10-Q. Accordingly, they do not include all the information and footnotes required by GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair statement have been included. The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The condensed consolidated balance sheet as of December 31, 2017 included herein was derived from the audited financial statements as of that date, but does not include all disclosures including notes required by GAAP. Operating results for the three months ended March 31, 2018 are not necessarily indicative of the results that may be expected for the year ending December 31, 2018 or any other period. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K filed on March 13, 2018.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions. On an on-going basis, the Company evaluates its estimates, including, but not limited to, those related to the allowance for doubtful accounts, software development costs, useful lives of property, equipment and internal use software, intangible assets and goodwill, contingent liabilities, and fair value of equity-based awards and income taxes. The Company bases its estimates on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgements about the carrying values of assets and liabilities as well as the reported amounts of revenues and expenses during the period. Actual results could differ from these estimates.

Cision Ltd. and its Subsidiaries

Notes to Condensed Consolidated Financial Statements

2. Significant Accounting Policies  – (continued)

Recent Accounting Pronouncements

As long as the Company remains an Emerging Growth Company, the Company plans to adopt new accounting standards using the effective dates available for nonpublic entities except as otherwise noted below.

New Accounting Pronouncements Adopted

In March 2016, the FASB issued ASU 2016-09, Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting, ASU 2016-09, which amends several aspects of accounting for employee share-based payment transactions including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. The Company has elected to early adopt this guidance on a prospective basis beginning January 1, 2018. The Company has also elected to continue its historical accounting practice of estimating forfeitures in determining the amount of stock-based compensation expense to recognize, rather than accounting for forfeitures as they occur. Therefore, the adoption of ASU 2016-09 did not have an impact on the Company’s consolidated financial statements.

In October 2016, the FASB issued ASU No. 2016-16, Income Taxes (Topic 740), Intra-Entity Transfers of Assets Other Than Inventory. The amendments of ASU No. 2016-16 were issued to improve the accounting for the income tax consequences of intra-entity transfers of assets other than inventory. Current GAAP prohibits the recognition of current and deferred income taxes for an intra-entity asset transfer until the asset has been sold to an outside party which has resulted in diversity in practice and increased complexity within financial reporting. The amendments of this ASU would require an entity to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs and do not require new disclosure requirements. The Company elected to early adopt ASU 2016-16 in the first quarter of fiscal 2018 and applied the guidance on a modified retrospective basis and recorded a cumulative-effect adjustment to retained earnings in the amount of $1.1 million.

In January 2017, the FASB issued ASU 2017-04, Intangibles-Goodwill and Other (Topic 350). The ASU eliminates Step 2 of the goodwill impairment test, which requires determining the fair value of assets acquired or liabilities assumed in a business combination. Under the amendments in this update, a goodwill impairment test is performed by comparing the fair value of the reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. The Company elected to early adopt ASU 2017-04 in the first quarter of fiscal 2018 and it did not have an impact on the Company’s consolidated financial statements.

In May 2017, the FASB issued ASU 2017-09, Compensation — Stock Compensation: Scope of Modification Accounting, which provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting. An entity will account for the effects of a modification unless the fair value of the modified award is the same as the original award, the vesting conditions of the modified award are the same as the original award and the classification of the modified award as an equity instrument or liability instrument is the same as the original award. The Company adopted ASU 2017-09 in the first quarter of fiscal 2018 and it did not have an impact on the Company’s consolidated financial statements.

Recent Accounting Pronouncements Not Yet Effective

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). Topic 606 supersedes existing revenue recognition requirements in ASU Topic 605, Revenue Recognition, and requires the recognition of revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. The accounting for the recognition of costs related to obtaining customer contracts under Topic 606 is significantly different than current guidance, and Topic 606 will likely result in sales commissions and certain

Cision Ltd. and its Subsidiaries

Notes to Condensed Consolidated Financial Statements

2. Significant Accounting Policies  – (continued)

other costs capitalized, which will then be amortized over an estimated customer life. The Company will adopt this ASU effective for fiscal year 2019 using the modified retrospective transition method. The Company is in the process of evaluating the impact of this standard on its consolidated financial statements.

In February 2018, the FASB issued ASU 2018-02, Income Statement — Reporting Comprehensive Income (Topic 220) Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, which will allow a reclassification from accumulated other comprehensive income to retained earnings for the tax effects resulting from “An Act to Provide for Reconciliation Pursuant to Titles II and V of the Concurrent Resolution on the Budget for Fiscal Year 2018” (the “Act”) that are stranded in accumulated other comprehensive income. This ASU also requires certain disclosures about stranded tax effects; however, it does not change the underlying guidance that requires that the effect of a change in tax laws or rates be included in income from continuing operations. This ASU is effective on January 1, 2019, with early adoption permitted. It must be applied either in the period of adoption or retrospectively to each period in which the effect of the change in the U.S. federal corporate income tax rate in the Act is recognized. The Company is in the process of evaluating the impact of this standard on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805) Clarifying the Definition of a Business. The amendments in this update clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. This ASU is effective for the Company’s fiscal year 2019 and interim periods within that year. The Company does not believe the adoption of this standard will have a material impact on its consolidated financial statements.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the Emerging Issues Task Force), which requires restricted cash to be presented with cash and cash equivalents on the statement of cash flows and disclosure of how the statement of cash flows reconciles to the balance sheet if restricted cash is shown separately from cash and cash equivalents on the balance sheet. This ASU is effective for the Company’s fiscal year 2019, with early adoption permitted. The Company does not believe the adoption of this standard will have a material impact on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 requires lessees to recognize lease assets and lease liabilities on the balance sheet and requires expanded disclosures about leasing arrangements. This ASU is effective for the Company’s fiscal year 2020 and interim periods within 2021, with early adoption permitted. The Company is in the process of evaluating the impact of this standard on its consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments: Recognition and Measurement of Financial Assets and Financial Liabilities. This change primarily affects the accounting for equity investments, financial liabilities under the fair value options and the presentation and disclosure requirements for financial instruments. This ASU is effective for the Company’s fiscal year 2019, with early adoption permitted for certain provisions for the new guidance. The Company does not believe the adoption of this standard will have a material impact on its consolidated financial statements.

Cision Ltd. and its Subsidiaries

Notes to Condensed Consolidated Financial Statements

3. Business Combinations and Dispositions

Sale of Vintage Net Assets

On March 10, 2017, the Company sold substantially all of the assets of its Vintage corporate filings business for approximately $26.6 million and received approximately $23.7 million in cash after escrow and expenses. The transaction resulted in a gain of approximately $1.8 million which was recorded as other income in the consolidated statements of operations and comprehensive income (loss). The Company was required to provide the purchaser with certain immaterial transition services through the end of 2017.

Purchase of Bulletin Intelligence

On March 27, 2017, the Company acquired all of the membership interests of Bulletin Intelligence, LLC, Bulletin News Network, LLC, and Bulletin News Investment, LLC (collectively, “Bulletin Intelligence”). The Company acquired Bulletin Intelligence to expand the Company’s ability to deliver actionable intelligence to senior leadership teams. During the three months ended March 31, 2017, the Company incurred acquisition-related transaction costs of $1.0 million, which are included in general and administrative expense in the condensed consolidated statements of operations and comprehensive income (loss). The acquisition was accounted for under the purchase method of accounting. The operating results have been included in the accompanying condensed consolidated financial statements beginning March 27, 2017.

The purchase price was $71.8 million and consisted of $60.5 million in cash, the issuance of 70,000 Class A Shares by Cision Owner with a fair value of $5.2 million and contingent consideration valued at $6.1 million. The fair value of the contingent consideration was determined using a Monte Carlo simulation which utilized management's projections of Bulletin Intelligence revenues over the earn-out period, and is considered a Level 3 measurement. Changes in fair value subsequent to the acquisition date will be recognized in earnings each reporting period until the arrangement is settled. The Company is required to pay contingent consideration that can be earned during the years ending December 31, 2017 and December 31, 2018 for each year dependent on the achievement of financial targets as defined by the agreement with no cap. For the year ended December 31, 2017, the former owners of Bulletin Intelligence earned $2.9 million in relation to the earn out, which was paid in March 2018. On the date of acquisition, the Company entered into a loan agreement with Cision Owner for $7.0 million and recorded a payable to Cision Owner of $7.0 million in the condensed consolidated balance sheet, which was contributed in the quarter ended June 30, 2017. The $1.8 million difference between the fair value of the Class A Units and the amount due to Cision Owner has been recorded as interest expense.

The purchase price has been allocated to the assets acquired and liabilities assumed based on fair values as of the acquisition date.

Cision Ltd. and its Subsidiaries

Notes to Condensed Consolidated Financial Statements

3. Business Combinations and Dispositions  – (continued)

The following table summarizes the allocation of the purchase price paid by the Company to the fair value of the assets and liabilities of Bulletin Intelligence acquired on March 27, 2017. The identifiable intangible assets include the trade name, customer relationships and purchased technology and are being amortized over four to ten years on an accelerated basis. The Company completed the purchase price allocation during the three months ended March 31, 2018.

(in thousands)
Cash and cash equivalents	$11,457
Accounts receivable, net	5,232
Prepaid and other assets	216
Property, equipment and software, net	704
Trade name	1,070
Customer relationships	28,870
Purchased technology	9,510
Goodwill	19,520
Total assets acquired	76,579
Accounts payable and accrued liabilities	(3,481)
Deferred revenue	(1,271)
Total liabilities assumed	(4,752)
Net assets acquired	$71,827

Goodwill will be deductible for tax purposes. The excess of the purchase price over the total net identifiable assets has been recorded as goodwill, which is attributable primarily to synergies expected from the expanded technology and service capabilities from the integrated business as well as the value of the assembled workforce.

Purchase of Argus

On June 22, 2017, the Company acquired all of the outstanding shares of L’Argus de la Presse (“Argus”), a Paris-based provider of media monitoring solutions, for €6.0 million (approximately $6.8 million) paid in cash at closing and up to €1.1 million (approximately $1.2 million) to be paid in cash over the next four years, subject to a working capital adjustment. The Company acquired Argus to deliver enhanced access to French media content, helping its global customer base understand and quantify the impact of their communications and media coverage in France.

The acquisition was accounted for under the purchase method of accounting. The operating results have been included in the accompanying condensed consolidated financial statements beginning June 22, 2017.

The purchase price has been allocated to the assets acquired and liabilities assumed based on fair values as of the acquisition date.

Cision Ltd. and its Subsidiaries

Notes to Condensed Consolidated Financial Statements

3. Business Combinations and Dispositions  – (continued)

The following table summarizes the allocation of the purchase price based on currently available information by the Company to the fair value of the assets and liabilities of Argus acquired on June 22, 2017. The amounts related to intangible assets shown below are subject to adjustment as additional information is obtained about the facts and circumstances that existed at the date of acquisition. The identifiable intangible assets include the trade name, customer relationships and purchased technology and are being amortized over four to eight years on an accelerated basis. The Company expects to complete the purchase price allocation during the three months ended June 30, 2018.

(in thousands)
Cash and cash equivalents	$897
Accounts receivable, net	12,543
Prepaid and other assets	2,346
Property, equipment and software, net	5,543
Trade name	79
Customer relationships	1,989
Purchased technology	796
Goodwill	5,092
Total assets acquired	29,285
Accounts payable, accrued liabilities, and other liabilities	(16,610)
Deferred revenue	(4,627)
Total liabilities assumed	(21,237)
Net assets acquired	$8,048

Goodwill is not deductible for tax purposes. The preliminary purchase price is subject to customary post-closing adjustments. The excess of the purchase price over the total net identifiable assets has been recorded as goodwill which is attributable primarily to synergies expected from the expanded technology and service capabilities from the integrated business as well as the value of the assembled workforce in accordance with GAAP.

Purchase of CEDROM

On December 19, 2017, the Company acquired all of the outstanding shares of CEDROM, a Montréal-based provider of digital media monitoring solutions, for CAD 33.1 million (approximately $25.9 million) paid in cash at closing, subject to a working capital adjustment. The Company acquired CEDROM to enhance access to media content from print, radio, television, web, and social media to help customers understand and quantify the impact of their communications in Canada and France.

The acquisition was accounted for under the purchase method of accounting. The operating results have been included in the accompanying condensed consolidated financial statements beginning December 19, 2017.

The purchase price has been preliminarily allocated to the assets acquired and liabilities assumed based on fair values as of the acquisition date.

Cision Ltd. and its Subsidiaries

Notes to Condensed Consolidated Financial Statements

3. Business Combinations and Dispositions  – (continued)

The following table summarizes the preliminary allocation of the purchase price based on currently available information by the Company to the fair value of the assets and liabilities of CEDROM. The amounts related to taxes and intangible assets shown below are preliminary and subject to adjustment as additional information is obtained about the facts and circumstances that existed at the date of acquisition. The identifiable intangible assets include the trade name, customer relationships and purchased technology and are being amortized over five to twelve years on an accelerated basis. The Company expects to complete the purchase price allocation during the three months ended June 30, 2018.

(in thousands)
Cash and cash equivalents	$2,394
Accounts receivable, net	2,955
Prepaid and other assets	1,749
Property, equipment and software, net	1,256
Trade name	1,061
Customer relationships	3,517
Purchased technology	7,765
Goodwill	16,642
Total assets acquired	37,339
Accounts payable, accrued liabilities, and other liabilities	(4,288)
Deferred revenue	(3,709)
Deferred taxes	(3,412)
Total liabilities assumed	(11,409)
Net assets acquired	$25,930

Goodwill is not deductible for tax purposes. The preliminary purchase price is subject to customary post-closing adjustments. The excess of the purchase price over the total net identifiable assets has been recorded as goodwill which is primarily attributable to synergies expected from the expanded technology and service capabilities from the integrated business as well as the value of the assembled workforce in accordance with GAAP.

Purchase of Prime

On January 23, 2018, the Company completed its acquisition of PRIME Research (“Prime”). The purchase price was approximately €75.7 million ($94.1 million) and consisted of approximately €53.1 million ($65.4 million) in cash consideration, the issuance of approximately 1.7 million ordinary shares valued at €16.4 million ($20.1 million), and up to €6.2 million ($8.6 million) of deferred payments due within 18 months. The Company has the discretion to pay up to €2.5 million ($3.1 million) of the deferred payments with ordinary shares. The acquisition of Prime will expand the Company’s comprehensive data-driven offerings that help communications professionals identify influencers, craft meaningful campaigns, and attribute business value to those efforts. At the date of the acquisition, Prime had over 700 employees with offices in Brazil, China, Germany, India, Switzerland, the United Kingdom, and the United States.

Total acquisition costs related to the Prime acquisition were $5.4 million of which $2.3 million were incurred during the three months ended March 31, 2018 and were included in general and administrative expense in the condensed consolidated statements of operations and comprehensive income (loss). The acquisition was accounted for under the purchase method of accounting. The operating results are included in the accompanying condensed consolidated financial statements from January 23, 2018.

The purchase price has been preliminarily allocated to the assets acquired and liabilities assumed based on fair values as of the acquisition date.

Cision Ltd. and its Subsidiaries

Notes to Condensed Consolidated Financial Statements

3. Business Combinations and Dispositions  – (continued)

The following table summarizes the preliminary allocation of the purchase price based on currently available information by the Company to the fair value of the assets and liabilities of Prime. The amounts related to taxes and intangible assets shown below are preliminary and subject to adjustment as additional information is obtained about the facts and circumstances that existed at the date of acquisition. The identifiable intangible assets include the trade name, customer relationships and purchased technology and are being amortized over three to eleven years on an accelerated basis. The Company expects to complete the purchase price allocation on or before January 31, 2019.

(in thousands)
Cash and cash equivalents	$2,711
Accounts receivable, net	8,186
Prepaid and other assets	1,320
Property, equipment and software, net	1,207
Trade name	1,436
Customer relationships	17,903
Purchased technology	9,881
Goodwill	57,465
Total assets acquired	100,109
Accounts payable, accrued liabilities, and other liabilities	(5,627)
Deferred revenue	(426)
Total liabilities assumed	(6,053)
Net assets acquired	$94,056

Approximately $38.8 million of goodwill is deductible for tax purposes pending any purchase price adjustments. The preliminary purchase price is subject to customary post-closing adjustments. The excess of the purchase price over the total net identifiable assets has been recorded as goodwill which is primarily attributable to synergies expected from the expanded technology and service capabilities from the integrated business as well as the value of the assembled workforce in accordance with GAAP.

The acquired entities of Bulletin Intelligence, Argus, CEDROM and Prime together contributed revenue of $31.1 million for the three months ended March 31, 2018. Net loss from these acquisitions for the same period is impracticable to determine due to the extent of integration activities.

Supplemental Unaudited Pro Forma Information

The unaudited pro forma information below gives effect to the acquisitions of Bulletin Intelligence, Argus, and CEDROM as if they had occurred as of January 1, 2016 and Prime as if it had occurred as of January 1, 2017. The pro forma results presented below show the impact of the acquisitions and related costs as well as the increase in interest expense related to acquisition-related debt.

	Three Months Ended March 31,
(in thousands, except per share data)	2018	2017
Revenue	$182,334	$175,118
Net income (loss)	1,398	(24,593)
Net income (loss) per share – basic and diluted	0.01	(0.87)

Cision Ltd. and its Subsidiaries

Notes to Condensed Consolidated Financial Statements

4. Goodwill and Intangibles

Changes in the carrying amounts of goodwill since December 31, 2017 consisted of the following:

(in thousands)
Balance as of December 31, 2017	$1,136,403
Measurement period adjustment of Bulletin Intelligence	(1,950)
Acquisition of Prime Research	57,465
Effects of foreign currency	6,442
Balance as of March 31, 2018	$1,198,360

Definite-lived intangible assets consisted of the following at March 31, 2018 and December 31, 2017:

	March 31, 2018
(in thousands)	Gross Carrying Amount	Foreign Currency Translation	Accumulated Amortization	Net Carrying Amount
Trade names and brand	$371,871	$(1,028)	$(86,187)	$284,656
Customer relationships	321,862	(10,470)	(179,334)	132,058
Purchased technology	143,711	(4,721)	(93,326)	45,664
Balances at March 31, 2018	$837,444	$(16,219)	$(358,847)	$462,378

	December 31, 2017
(in thousands)	Gross Carrying Amount	Foreign Currency Translation	Accumulated Amortization	Net Carrying Amount
Trade names and brand	$370,435	$(1,519)	$(75,273)	$293,643
Customer relationships	302,009	(12,472)	(168,460)	121,077
Purchased technology	133,830	(5,276)	(86,983)	41,571
Balances at December 31, 2017	$806,274	$(19,267)	$(330,716)	$456,291

Weighted-average useful life at March 31, 2018	Years
Trade names and brand	12.5
Customer relationships	6.8
Purchased technology	3.8

Future expected amortization of intangible assets at March 31, 2018 is as follows:

(in thousands)
Remainder of 2018	$79,383
2019	86,622
2020	63,454
2021	51,871
2022	38,532
Thereafter	142,516
$462,378

Cision Ltd. and its Subsidiaries

Notes to Condensed Consolidated Financial Statements

5. Debt

Debt consisted of the following at March 31, 2018 and December 31, 2017:

	March 31, 2018
(in thousands)	Short-Term	Long-Term	Total
2017 First Lien Credit Facility	$13,430	$1,322,821	$1,336,251
Unamortized debt discount and issuance costs	—	(49,074)	(49,074)
Balances at March 31, 2018	$13,430	$1,273,747	$1,287,177

	December 31, 2017
(in thousands)	Short-Term	Long-Term	Total
2017 First Lien Credit Facility	$13,349	$1,318,262	$1,331,611
Unamortized debt discount and issuance costs	—	(52,141)	(52,141)
Balances at December 31, 2017	$13,349	$1,266,121	$1,279,470

2017 First Lien Credit Facility

On August 4, 2017, the Company entered into a refinancing amendment and incremental facility amendment (the “2017 First Lien Credit Facility”) to the 2016 First Lien Credit Facility, with Deutsche Bank AG, New York Branch, as administrative agent and collateral agent, and a syndicate of commercial lenders. The 2017 First Lien Credit Facility provided for a tranche of refinancing term loans which refinanced the term loans under the 2016 First Lien Credit Facility in full and provided for additional term loans of $131.2 million. Upon effectiveness of the 2017 First Lien Credit Facility, the 2017 First Lien Credit Facility consists of:

(i)	a revolving credit facility, which permits borrowings and letters of credit of up to $75.0 million (the “2017 Revolving Credit Facility”), of which up to $25.0 million may be used or issued as standby and trade letters of credit;
(ii)	a $960.0 million Dollar-denominated term credit facility (the “2017 First Lien Dollar Term Credit Facility”); and
(iii)	a €250.0 million Euro-denominated term credit facility (the “2017 First Lien Euro Term Credit Facility”) and, together with the 2017 First Lien Dollar Term Credit Facility, the “2017 First Lien Term Credit Facility” and collectively with the 2017 Revolving Credit Facility, the “2017 First Lien Credit Facility”).

The Company used the proceeds from the 2017 First Lien Term Credit Facility to repay all amounts then outstanding under the 2016 First Lien Credit Facility, all amounts outstanding under the 2016 Second Lien Credit Facility, pay all related fees and expenses, and retained remaining cash for general corporate purposes. The Company terminated the 2016 Second Lien Credit Facility in connection with establishing the 2017 First Lien Credit Facility.

On December 14, 2017, the Company amended the 2017 First Lien Credit Facility to borrow an additional $75.0 million of 2017 First Lien Dollar Term Credit Facility. The Company used the money for its acquisition of Prime Research Group.

On February 8, 2018, the Company completed its debt repricing transaction on its 2017 First Lien Credit Facility and 2017 Revolver Credit Facility. The 2017 First Lien Credit Facility margins were lowered for the alternate base rate, LIBOR rate and EURIBOR rate by 1.00%, 1.00% and 0.75%, respectively. The 2017 Revolver Credit Facility margins were lowered for the alternate base rate, LIBOR rate and EURIBOR rate by 0.75%, 0.75% and 0.50%, respectively.

Cision Ltd. and its Subsidiaries

Notes to Condensed Consolidated Financial Statements

5. Debt  – (continued)

The obligations under the 2017 First Lien Credit Facility are collateralized by substantially all of the assets of Cision’s subsidiary, Canyon Companies S.à.r.l. and each of its subsidiaries organized in the United States (or any state thereof), the United Kingdom, the Netherlands, Luxembourg, and Ireland, subject to certain exceptions.

Interest is charged on U.S. dollar borrowings under the 2017 First Lien Credit Facility, at the Company’s option, at a rate based on (1) the adjusted LIBOR (a rate equal to the London interbank offered rate adjusted for statutory reserves) or (2) the alternate base rate (a rate that is highest of the (i) Deutsche Bank AG, New York Branch’s prime lending rate, (ii) the overnight federal funds rate plus 50 basis points or (iii) the one-month adjusted LIBOR plus 1%), in each case, plus an applicable margin.

The margin applicable to loans under the 2017 First Lien Dollar Term Credit Facility bearing interest at the alternate base rate is 3.25%; the margin applicable to loans under the 2017 First Lien Dollar Term Credit Facility bearing interest at the adjusted LIBOR is 4.25%, provided that each such rate is reduced by 25 basis points if the first lien net leverage ratio of Canyon Companies S.à.r.l. and its restricted subsidiaries under the 2017 First Lien Credit Facility is less than or equal to 4.00:1.00 at the end of the most recent fiscal quarter. Interest is charged on Euro borrowings under the 2017 First Lien Credit Facility at a rate based on the adjusted EURIBOR (a rate equal to the Euro interbank offered rate adjusted for statutory reserves), plus an applicable margin. The margin applicable to loans under the 2017 First Lien Euro Term Credit Facility bearing interest at the adjusted LIBOR is 4.25%, provided that each such rate is reduced by 25 basis points if the first lien net leverage ratio of Canyon Companies S.à.r.l. and its restricted subsidiaries under the 2017 First Lien Credit Facility is less than or equal to 4.00:1.00 at the end of the most recent fiscal quarter. As of March 31, 2018, the applicable interest rate under the 2017 First Lien Dollar Term Credit Facility and the 2017 First Lien Euro Term Credit Facility was 5.13% and 3.50%, respectively.

The margin applicable to loans under the 2017 Revolving Credit Facility bearing interest at the alternate base rate, the adjusted LIBOR, and the adjusted Euro interbank offered rate bear interest at rates of 3.00%, 4.00%, and 4.00% respectively; provided that each such rate is reduced by 25 basis points if the first lien net leverage ratio of Canyon Companies S.à.r.l. and its restricted subsidiaries under the 2017 First Lien Credit Facility is less than or equal to 4.00:1.00 at the end of the most recent fiscal quarter. The maturity dates of the 2017 Revolving Credit Facility and the 2017 First Lien Term Credit Facility are June 16, 2022 and June 16, 2023, respectively.

As of March 31, 2018, the Company had no outstanding borrowings and $1.1 million of outstanding letters of credit under the 2017 Revolving Credit Facility and $1,336.3 million outstanding under the 2017 First Lien Credit Facility.

The Company incurred approximately $2.0 million in financing costs in connection with the February 2018 repricing of the 2017 First Lien Credit Facility of which $0.1 million are being amortized using the effective interest method. As a result of this transaction, the Company recorded a loss on extinguishment of $2.4 million.

The Company began to make quarterly principal payments starting December 31, 2017 under each of the 2017 First Lien Dollar Term Credit Facility of $2.6 million and the 2017 First Lien Euro Term Credit Facility of €0.6 million (which amount may be reduced by the application of voluntary and mandatory prepayments pursuant to the terms of the 2017 First Lien Credit Facility), with the remaining balance due June 16, 2023.

The Company may also be required to make certain mandatory prepayments of the 2017 First Lien Credit Facility out of excess cash flow and upon the receipt of proceeds of asset sales and certain insurance proceeds (in each case, subject to certain minimum dollar thresholds and rights to reinvest the proceeds as set forth in the 2017 First Lien Credit Facility).

Cision Ltd. and its Subsidiaries

Notes to Condensed Consolidated Financial Statements

5. Debt  – (continued)

The 2017 First Lien Credit Facility includes a total net leverage financial maintenance covenant. Such covenant requires that, as of the last day of each fiscal quarter, the total net leverage ratio of Canyon Companies S.à.r.l. and its restricted subsidiaries under the 2017 First Lien Credit Facility cannot exceed the applicable ratio set forth in the 2017 First Lien Credit Facility for such quarter (subject to certain rights to cure any failure to meet such ratio as set forth in the 2017 First Lien Credit Facility). The 2017 First Lien Credit Facility is also subject to certain customary affirmative covenants and negative covenants. Under the 2017 First Lien Credit Facility, the Company’s subsidiaries have restrictions on making cash dividends, subject to certain exceptions, including that the subsidiaries are permitted to declare and pay cash dividends: (a) in any amount, so long as the total net leverage ratio under the 2017 First Lien Credit Facility would not exceed 3.75 to 1.00 after making such payment; (b) in an amount per annum not greater than 6.0% of (i) the market capitalization of the Company’s ordinary shares (based on the average closing price of its shares during the 30 trading days preceding the declaration of such payment) plus (ii) the $305.2 million in proceeds we received in the business combination with Capitol; (c) in an amount that does not exceed the sum of (i) $20.0 million, plus (ii) 50% of consolidated net income of the Company’s subsidiaries from January 1, 2016 to the end of the most recent quarter plus (iii) certain other amounts set forth in the definition of “Available Amount” in the Company’s 2017 First Lien Credit Facility (provided that it may only include the amounts of consolidated net income described in clause (ii) if the Company’s total net leverage ratio would not exceed 5.00 to 1.00 after making such payment); and (d) in an amount that does not exceed the total net proceeds we receive from any public or private offerings of its ordinary shares or similar equity interests. As of March 31, 2018, the Company was in compliance with these covenants.

The 2017 First Lien Credit Facility provides that an event of default will occur upon specified change of control events. “Change in Control” is defined to include, among other things, the failure by Cision Owner, its affiliates and certain other “Permitted Holders” to beneficially own, directly or indirectly through one or more holding company parents of Cision, a majority of the voting equity of the borrower thereunder.

Future Minimum Principal Payments

Future minimum principal payments of debt as of March 31, 2018 are as follows:

(in thousands)
Remainder of 2018	$9,987
2019	13,349
2020	13,349
2021	13,349
2022	13,349
Thereafter	1,272,868
$1,336,251

6. Stockholders’ Equity and Equity-Based Compensation

Preferred Stock

The Company is authorized to issue 20,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2018 and December 31, 2017, there are no shares of preferred stock issued or outstanding.

Common Stock

The Company is authorized to issue 480,000,000 shares of common stock with a par value of $0.0001 per share.

Cision Ltd. and its Subsidiaries

Notes to Condensed Consolidated Financial Statements

6. Stockholders’ Equity and Equity-Based Compensation  – (continued)

Prior to the Merger, Cision Owner issued equity units to employees for compensation purposes pursuant to the terms of its limited partnership agreement. Stock-based compensation was recorded based on the grant date fair values of these awards and will continue to be recorded until full vesting of these units has occurred. As a result of the consummation of the Merger, these outstanding units, held by Cision Owner, were converted into common stock of Cision. Any forfeitures of unvested units will be redistributed to existing unit holders and not returned to the Company. Equity awards to employees subsequent to the Merger will be made pursuant to the Company’s 2017 Omnibus Incentive Plan described below.

Equity-based compensation is classified in the condensed consolidated statements of operations and comprehensive income (loss) in a manner consistent with the statements of operations’ classification of an employee’s salary and benefits as follows:

	Three Months Ended March 31,
(in thousands)	2018	2017
Cost of revenue	$136	$70
Selling and marketing	88	66
Research and development	123	109
General and administrative	994	748
Total equity-based compensation expense	$1,341	$993

The 2017 Omnibus Incentive Plan

In June 2017, the Company adopted the 2017 Omnibus Incentive Plan (the “2017 Plan”). The 2017 Plan provides for grants of stock options, stock appreciation rights, restricted stock, other stock-based awards and other cash-based awards. Directors, officers and other employees of the Company and its subsidiaries, as well as others performing consulting or advisory services for the Company, are eligible for grants under the 2017 Plan.

The 2017 Plan reserves up to 6,100,000 ordinary shares of the Company for issuance in accordance with the plan’s terms, subject to certain adjustments. The purpose of the plan is to provide the Company’s officers, directors, employees and consultants who, by their position, ability and diligence are able to make important contributions to the Company’s growth and profitability, with an incentive to assist the Company in achieving its long-term corporate objectives, to attract and retain executive officers and other employees of outstanding competence and to provide such persons with an opportunity to acquire an equity interest in the Company.

The Company estimated the fair value of employee stock options using the Black-Scholes option pricing model. The fair values of stock options granted under the 2017 Plan were estimated using the following assumptions:

Three Months Ended March 31, 2018
Stock price volatility	50%
Expected term (years)	6.3
Risk-free interest rate	2.3%
Dividend yield	0%

Cision Ltd. and its Subsidiaries

Notes to Condensed Consolidated Financial Statements

6. Stockholders’ Equity and Equity-Based Compensation  – (continued)

A summary of employee stock option activity for the three months ended March 31, 2018 under the Company’s 2017 Plan is presented below:

	Number of Options	Weighted- Average Exercise Price per Share	Weighted- Average Contractual Term	Aggregate Intrinsic Value
Options outstanding as of December 31, 2017	691,500	$12.78	9.7	$—
Granted	117,500	12.00	—	—
Exercised	—	—	—	—
Forfeited	(46,000)	12.78	—	—
Options outstanding as of March 31, 2018	763,000	$12.66	9.5	$—

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying stock option awards and the quoted closing price of the Company’s common stock as of March 31, 2018.

A summary of restricted stock units activity for the three months ended March 31, 2018 under the Company’s 2017 Plan is presented below:

	Number of Shares Underlying Stock Awards	Weighted- Average Grant Date Fair Value
Restricted stock units outstanding as of December 31, 2017	34,945	$12.40
Granted	—	—
Vested	(375)	—
Forfeited	—	—
Restricted stock units outstanding as of March 31, 2018	34,570	$12.40

As of March 31, 2018, the Company had $4.2 million of unrecognized compensation expense related to the unvested portion of outstanding stock options and restricted stock units expected to be recognized on a straight-line basis over the weighted-average remaining service period.

7. Net Loss Per share

Basic net loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period as retroactively adjusted for the Merger (Note 1). For the three months ended March 31, 2018 and 2017, the Company has excluded the potential effect of warrants to purchase shares of common stock totaling 800,349 shares, additional earn out shares, as described in Note 1, and the dilutive effect of stock options and restricted stock awards, as described in Note 6, in the calculation of diluted loss per share, as the effect would be anti-dilutive due to losses incurred. As a result, diluted loss per common share is the same as basic loss per common share for all periods presented below.

	Three Months Ended March 31,
(in thousands, except share and per share data)	2018	2017
Numerator:
Net loss	$(413)	$(22,993)
Denominator:
Weighted-average shares outstanding – basic and diluted	123,946,264	28,369,644
Net loss per share – basic and diluted	$(0.00)	$(0.81)

Cision Ltd. and its Subsidiaries

Notes to Condensed Consolidated Financial Statements

8. Income Taxes

The provision for income taxes is based on the current estimate of the annual effective tax rate adjusted to reflect the tax impact of items discrete to the fiscal period. The Company expects its annual effective tax rate to be approximately 106.5% in 2018. The benefit for income taxes results in an effective tax rate of 97.7% for the three months ended March 31, 2018. The difference between the annual effective rate and the effective rate in the quarter accounts for subsidiaries with pre-tax losses for which no tax benefit can be recognized and subsidiaries in jurisdictions with a zero percent tax rate. This rate includes the impact of permanent differences and an increase in the valuation allowance expected to be necessary at the end of the year for certain disallowed interest in the United States and United Kingdom. The United States permanent differences are primarily related to nondeductible transaction costs, nondeductible equity compensation and income from Canadian subsidiaries that is taxable in the United States as a result of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”). The United Kingdom permanent differences are primarily related to nondeductible interest expense. The increase in the valuation allowance in both countries is related to tax deferred interest expense that is not more likely than not realizable.

The effective tax rate for the three months ended March 31, 2017 was a benefit of 23.5%. The benefit from income taxes for the quarter ended March 31, 2017 was primarily driven by non-operating losses resulting from significant interest expense and the reversal of deferred tax liabilities relating to intangible assets.

SAB 118 addresses situations where the accounting is incomplete for certain income tax effects of the Tax Act upon issuance of a company’s financial statements for the reporting period which include the enactment date. SAB 118 allows for a provisional amount to be recorded if it is a reasonable estimate of the impact of the Tax Act. Additionally, SAB 118 allows for a measurement period to finalize the impacts of the Tax Act, not to extend beyond one year from the date of enactment.

Estimates were used in determining the amount of the Tax Act’s one-time transition tax on the Company’s Canadian subsidiaries’ accumulated, unremitted earnings, the balance of deferred tax assets and liabilities subject to the reduction in the U.S. federal tax rate, and the required change in valuation allowance required as a result of the new limitations on interest deductibility. Additional information (primary prior year tax returns and underlying historical data to calculate the cumulative earnings and profits adjustments) is required to accurately complete the determination of the impact of the Tax Act on the aforementioned items.

In accordance with SAB 118, we recorded, as a provisional estimate, a $11.9 million non-cash tax expense through income from continuing operations in the period ended December 31, 2017. This amount is a reasonable estimate of the tax effects of the Tax Act on our financial statements. We will continue to analyze the effects of the Tax Act on the financial statements and operations and record any additional impacts as they are identified during the measurement period provided for in SAB 118. No adjustments have been made to the provisional amounts as of March 31, 2018.

The Company’s estimates related to liabilities for uncertain tax positions require it to make judgments regarding the sustainability of each uncertain tax position based on its technical merits. If it determines it is more likely than not that a tax position will be sustained based on its technical merits, the Company records the impact of the position in its condensed consolidated financial statements at the largest amount that is greater than fifty percent likely of being realized upon ultimate settlement. The estimates are updated at each reporting date based on the facts, circumstances and information available. As of March 31, 2018, the Company believes the reasonably possible total amount of unrecognized tax benefits that could increase or decrease in the next twelve months as a result of various statute expirations, audit closures, and/or tax settlements would not be material to its condensed consolidated financial statements.

Cision Ltd. and its Subsidiaries

Notes to Condensed Consolidated Financial Statements

9. Commitments and Contingencies

The Company has various non-cancelable operating leases, primarily related to office real estate, that expire through 2035 and generally contain renewal options for up to five years. Lease incentives, payment escalations and rent holidays specified in the lease agreements are accrued or deferred as appropriate as a component of rent expense which is recognized on a straight-line basis over the terms of occupancy. As of March 31, 2018 and December 31, 2017, lease related liabilities of $13.4 million and $10.2 million, respectively, is included in other liabilities.

Rent expense was $4.6 million and $3.2 million for the three months ended March 31, 2018 and 2017, respectively.

Litigation and Claims

The Company from time to time is subject to lawsuits, investigations and claims arising out of the ordinary course of business, including those related to commercial transactions, contracts, government regulation, and employment matters. In the opinion of management, based on all known facts, all such matters are either without merit or are of such kind, or involve such amounts that would not have a material effect on the financial position or results of operations of the Company if disposed of unfavorably.

10. Geographic Information

The following table lists revenue for the three months ended March 31, 2018 and 2017 by geographic region:

	Three Months Ended March 31,
(in thousands)	2018	2017
Revenue:
Americas – U.S.	$106,399	$99,860
Rest of Americas	15,365	11,928
EMEA	50,576	28,788
APAC	6,953	5,242
	$179,293	$145,818

The following table lists long-lived assets, net of amortization, as of March 31, 2018 and December 31, 2017 by geographic region:

(in thousands)	March 31, 2018	December 31, 2017
Long-lived assets, net:
Americas – U.S.	$1,151,968	$1,141,210
Rest of Americas	141,048	145,837
EMEA	396,076	336,937
APAC	32,652	29,816
	$1,721,744	$1,653,800

11. Subsequent Event

In April 2018, the Company reduced its 2017 First Lien Dollar Credit Facility by making a $30.0 million voluntary prepayment pursuant to the terms of our 2017 First Lien Credit Facility.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Cision Ltd.:

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Cision Ltd. and its subsidiaries (“the Company”) as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive loss, mandatorily redeemable equity and stockholders’ equity (deficit) and of cash flows for each of the three years in the period ended December 31, 2017, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017 in conformity with accounting principles generally accepted in the United States of America.

Change in accounting principle

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for debt prepayment and debt extinguishment costs in the statement of cash flows in 2017.

Basis for opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland
March 13, 2018

We have served as the Company’s auditor since 2014.

Cision Ltd. and its Subsidiaries

Consolidated Balance Sheets
(in thousands, except per share and share amounts)

	As of December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$148,654	$35,135
Restricted cash	75	627
Accounts receivable, net	113,008	87,605
Prepaid expenses and other current assets	19,821	16,225
Total current assets	281,558	139,592
Property and equipment, net	53,578	47,947
Other intangible assets, net	456,291	511,210
Goodwill	1,136,403	1,079,518
Other assets	7,528	8,801
Total assets	$1,935,358	$1,787,068
Liabilities, mandatorily redeemable equity and stockholders’ equity (deficit)
Current liabilities:
Current portion of long-term debt	$13,349	$11,171
Due to Cision Owner, Convertible Preferred Equity Certificates	—	443,102
Accounts payable	13,327	8,723
Accrued compensation and benefits	25,873	26,109
Other accrued expenses	73,483	54,862
Current portion of deferred revenue	140,351	119,600
Total current liabilities	266,383	663,567
Long-term debt, net of current portion	1,266,121	1,383,877
Deferred revenue, net of current portion	1,412	961
Deferred tax liability	62,617	83,209
Other liabilities	22,456	14,507
Total liabilities	1,618,989	2,146,121
Series A-1 and Series C-2 mandatorily redeemable stockholders’ equity, 5,498,688 shares authorized, issued and outstanding at December 31, 2016	—	701
Commitments and contingencies (Note 13)
Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value, 20,000,000 shares authorized; no shares issued and outstanding at December 31, 2017 and 2016	—	—
Common stock, $0.0001 par value, 480,000,000 shares authorized; 122,634,922 and 28,369,644 shares issued and outstanding at December 31, 2017 and 2016, respectively	12	3
Additional paid-in capital	771,813	11,448
Accumulated other comprehensive loss	(35,111)	(73,902)
Accumulated deficit	(420,345)	(297,303)
Total stockholders’ equity (deficit)	316,369	(359,754)
Total liabilities, mandatorily redeemable equity and stockholders’ equity (deficit)	$1,935,358	$1,787,068

The accompanying notes are an integral part of these consolidated financial statements.

Cision Ltd. and its Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share amounts)

	For the years ended December 31,
	2017	2016	2015
Revenue	$631,637	$467,772	$333,958
Cost of revenue	200,836	162,583	125,006
Gross profit	430,801	305,189	208,952
Operating costs and expenses:
Sales and marketing	114,750	92,594	71,603
Research and development	22,102	19,445	16,604
General and administrative	166,759	135,737	88,448
Amortization of intangible assets	89,159	77,058	59,914
Total operating costs and expenses	392,770	324,834	236,569
Operating income (loss)	38,031	(19,645)	(27,617)
Non operating income (expense):
Foreign exchange (losses) gains	(5,458)	6,299	(10,886)
Interest and other income, net	2,132	831	5,750
Interest expense	(116,466)	(117,997)	(61,398)
Loss on extinguishment of debt	(51,872)	(23,591)	—
Total non operating loss	(171,664)	(134,458)	(66,534)
Loss before income taxes	(133,633)	(154,103)	(94,151)
Benefit from income taxes	(10,591)	(55,691)	(3,607)
Net loss	$(123,042)	$(98,412)	$(90,544)
Other comprehensive income (loss) – foreign currency translation adjustments	38,791	(58,929)	(9,085)
Comprehensive loss	$(84,251)	$(157,341)	$(99,629)
Net loss per share:
Basic and diluted	$(1.63)	$(3.47)	$(3.23)
Weighted-average shares outstanding used in computing per share amounts:
Basic and diluted	75,696,880	28,369,644	28,029,023

The accompanying notes are an integral part of these consolidated financial statements.

Cision Ltd. and its Subsidiaries

Consolidated Statements of Mandatorily Redeemable Equity and Stockholders’ Equity (Deficit)
(in thousands, except share and per share amounts)

	Mandatorily redeemable equity		Stockholders’ equity (deficit)
			Share capital		Additional paid-in capital	Noncontrolling interest	Accumulated other comprehensive loss	Accumulated deficit	Total stockholders’ equity (deficit)
	Shares	$	Shares	$
Balances at December 31, 2014	5,498,688	$5	27,914,234	$3	$17	$2,411	$(5,888)	$(107,361)	$(110,818)
Acquisition of noncontrolling interest in Cision AB and subsidiaries	—	—	—	—	—	(2,411)	—	—	(2,411)
Issuance of Class A-1 shares to Cision Owner	6,448	644	—	—	887	—	—	—	887
Issuance of equity	—	—	455,410	—	—	—	—	—	—
Equity-based compensation expense	—	—	—	—	5,294	—	—	—	5,294
Net loss	—	—	—	—	—	—	—	(90,544)	(90,544)
Foreign currency translation adjustments	—	—	—	—	—	—	(9,085)	—	(9,085)
Balances at December 31, 2015	5,505,136	$649	28,369,644	$3	$6,198	$—	$(14,973)	$(197,905)	$(206,677)
Non-cash capital contribution to Cision Owner (net)	—	—	—	—	—	—	—	(986)	(986)
Accretion of Class A-1 shares to redemption value	—	52	—	—	(52)	—	—	—	(52)
Equity-based compensation expense	—	—	—	—	5,302	—	—	—	5,302
Net loss	—	—	—	—	—	—	—	(98,412)	(98,412)
Foreign currency translation adjustments	—	—	—	—	—	—	(58,929)	—	(58,929)
Balances at December 31, 2016	5,505,136	$701	28,369,644	$3	$11,448	$—	$(73,902)	$(297,303)	$(359,754)
Accretion of Class A-1 shares to redemption value	—	13	—	—	(13)	—	—	—	(13)
Non-cash capital contribution from Cision Owner	(5,505,136)	(714)	—	—	451,139	—	—	—	451,139
Merger and recapitalization	—	—	92,142,758	9	305,101	—	—	—	305,110
Issuance of holdback and earn-out shares	—	—	2,122,520	—	—	—	—	—	—
Equity-based compensation expense	—	—	—	—	4,138	—	—	—	4,138
Net loss	—	—	—	—	—	—	—	(123,042)	(123,042)
Foreign currency translation adjustments	—	—	—	—	—	—	38,791	—	38,791
Balances at December 31, 2017	—	$—	122,634,922	$12	$771,813	$—	$(35,111)	$(420,345)	$316,369

The accompanying notes are an integral part of these consolidated financial statements.

Cision Ltd. and its Subsidiaries

Consolidated Statements of Cash Flows
(in thousands)

	For the years ended December 31,
	2017	2016	2015
Cash flows from operating activities
Net loss	$(123,042)	$(98,412)	$(90,544)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	139,474	126,983	104,038
Non-cash interest charges and amortization of debt discount and deferred financing costs	63,262	34,439	9,869
Non-cash yield on Convertible Preferred Equity Certificates	2,292	13,080	2,583
Equity-based compensation expense	4,138	5,302	5,294
Provision for doubtful accounts	3,493	2,572	1,397
Deferred income taxes	(23,278)	(69,115)	(14,637)
Unrealized currency translation losses (gains)	5,011	(4,350)	10,359
Gain on sale of business	(1,785)	—	(4,700)
Other	(194)	(234)	123
Changes in operating assets and liabilities, net of effect of acquisitions and disposals:
Accounts receivable	(6,349)	(1,547)	4,590
Prepaid expenses and other current assets	1,579	4,227	3,705
Other assets	737	4,376	4,777
Accounts payable	(3,831)	(807)	(1,582)
Accrued compensation and benefits	(6,235)	8,228	(3,893)
Other accrued expenses	4,068	(1,564)	(3,548)
Deferred revenue	4,887	(7,362)	(5,342)
Other liabilities	4,621	1,557	(67)
Net cash provided by operating activities	68,848	17,373	22,422
Cash flows from investing activities
Purchases of property and equipment	(10,734)	(7,382)	(5,249)
Software development costs	(14,953)	(11,738)	(11,307)
Acquisitions of businesses, net of cash acquired of $12,354, $9,071 and, $0	(78,528)	(804,194)	(4,500)
Proceeds from disposal of business	23,675	3,998	2,089
Change in restricted cash	552	(100)	8,303
Net cash used in investing activities	(79,988)	(819,416)	(10,664)

The accompanying notes are an integral part of these consolidated financial statements.

Cision Ltd. and its Subsidiaries

Consolidated Statements of Cash Flows – (continued)
(in thousands)

	For the years ended December 31,
	2017	2016	2015
Cash flows from financing activities
Proceeds from revolving credit facility	$5,000	$33,475	$—
Repayment of revolving credit facility	(38,475)	—	—
Proceeds from issuance of Convertible Preferred Equity Certificates to Cision Owner	—	136,025	2,821
Payment of amounts due to Cision Owner	(1,940)	—	(2,821)
Acquisition of noncontrolling interests	—	—	(2,411)
Proceeds from term credit facility, net of debt discount of $10,466, $105,930 and $1,621	1,350,259	1,364,070	33,379
Repayments of term credit facility	(1,497,838)	(724,930)	(39,320)
Payments of capital lease obligations	(171)	(287)	(301)
Proceeds from merger and recapitalization	305,110	—	85
Net cash provided by (used in) financing activities	121,945	808,353	(8,568)
Effect of exchange rate changes on cash and cash equivalents	2,714	(1,781)	(1,161)
Increase in cash and cash equivalents	113,519	4,529	2,029
Cash and cash equivalents
Beginning of year	35,135	30,606	28,577
End of year	$148,654	$35,135	$30,606
Supplemental disclosure of cash flows information
Cash paid during the year for:
Interest	$102,400	$94,615	$48,059
Income taxes	10,250	5,582	4,680
Supplemental non-cash information:
Issuance of securities by Cision Owner in connection with acquisitions	7,000	40,000	—
Non-cash contribution from Cision Owner in connection with merger	451,139	—	—

The accompanying notes are an integral part of these consolidated financial statements.

Cision Ltd. and its Subsidiaries

Notes to Consolidated Financial Statements

1. Business

Organization

Cision Ltd., a Cayman Islands company, and its subsidiaries (collectively, “Cision”, or the “Company”) is a leading global provider of cloud-based software, media intelligence and distribution services, and other related professional services to the marketing and public relations industry. Communications professionals use the Company’s products and services to identify and connect with media influencers, manage industry relationships, create and distribute content, monitor media coverage, perform advanced analytics and measure the effectiveness of their campaigns. The Company has primary offices in Chicago, Illinois, Beltsville, Maryland, New York, New York, Cleveland, Ohio, and Albuquerque, New Mexico with additional offices in the United States, as well as China, Finland, France, Hong Kong, Germany, India, Indonesia, Malaysia, Norway, Portugal, Sweden, Taiwan and the United Kingdom.

Merger with Capitol

On March 19, 2017, the Company entered into a definitive agreement (the “Merger Agreement”) with Capitol Acquisition Corp. III (NASDAQ: CLAC; “Capitol”), a public investment vehicle, whereby the parties agreed to merge, resulting in the Company becoming a publicly listed company. This merger closed on June 29, 2017 (“Merger”), which resulted in the following (the “Transactions”):

•	Holders of 490,078 shares of Capitol common stock sold in its initial public offering exercised their rights to convert those shares to cash at a conversion price of approximately $10.04 per share, or an aggregate of approximately $4.9 million. The per share conversion price of approximately $10.04 for holders of public shares electing conversion was paid out of Capitol’s trust account, which had a balance immediately prior to the closing of approximately $326.3 million.
•	Of the remaining funds in the trust account: (i) approximately $16.2 million was used to pay Capitol’s transaction expenses and (ii) the balance of approximately $305.2 million was released to Cision to be used for working capital and general corporate purposes, including to pay down $294.0 million of the 2016 Second Lien Credit Facility, plus a 1% fee and interest. The debt repayment occurred in July 2017 (see Note 6).
•	Immediately after giving effect to the Transactions (including as a result of the conversions described above and certain forfeitures of Capitol common stock and warrants immediately prior to the closing), there were 120,512,402 ordinary shares and warrants to purchase 24,375,596 ordinary shares of Cision issued and outstanding.
•	Upon the closing, Capitol’s common stock, warrants and units ceased trading, and Cision’s ordinary shares and warrants began trading on the NYSE and NYSE MKT, respectively, under the symbol “CISN” and “CISN WS,” respectively.
•	Upon the completion of the Transactions, Canyon Holdings (Cayman), L.P., (“Cision Owner”) an exempted limited partnership formed for the purpose of owning and acquiring Cision through a series of transactions, received 82,075,873 ordinary shares of the Company and 1,969,841 warrants to purchase ordinary shares of the Company, in exchange for all of the share capital and $450.5 million in Convertible Preferred Equity Certificates (“CPECs”) of Cision. Cision Owner also obtained the right to receive certain additional securities of the Company upon the occurrence of certain events. On August 8, 2017, in connection with the sponsor support agreement, the Company issued 122,520 holdback ordinary shares and 124,404 holdback warrants to purchase ordinary shares. In October 2017, as a result of the Company’s share price meeting the Minimum Target per the Merger Agreement, the Company issued 2,000,000 earn-out shares to Cision Owner.
•	At the closing of the Transactions, Cision Owner held approximately 68% of the issued and outstanding ordinary shares of the Company and stockholders of Capitol held approximately 32% of the issued and outstanding shares of the Company.

Cision Ltd. and its Subsidiaries

Notes to Consolidated Financial Statements

2. Significant accounting policies

Basis of presentation and earnings per share

The Transactions were accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This determination was primarily based on Cision comprising the ongoing operations of the combined entity, Cision’s senior management comprising the majority of the senior management of the combined company, and the prior shareholders of Cision having a majority of the voting power of the combined entity. Accordingly, the Transactions have been treated equivalent to Cision issuing stock for the net monetary assets of Capitol, accompanied by a recapitalization. The net assets of Capitol at the merger date have been stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions in these financial statements are those of Cision. As a result, these financial statements represent the continuation of Cision Ltd. and the historical shareholders’ equity and earnings per share calculations of Cision prior to the Transactions have been retrospectively adjusted for the equivalent number of shares received by Cision’s Owner, where applicable, pursuant to the Transactions. The accumulated deficit of Cision has been carried forward after the Transactions.

Cision Ltd., the parent company, has no independent operating activity or third-party assets and liabilities. Prior to the June 29, 2017 Transactions, earnings per share was calculated using the two-class method. On June 29, 2017, all outstanding classes of equity of Cision were contributed in exchange for 82,075,873 common shares. Immediately after the Transactions, 120,512,402 common shares were outstanding. Subsequent to the Merger, earnings per share will be calculated based on the weighted number of common shares then outstanding. As part of the Transactions, the historical number of outstanding common shares of Class B-1, Class C-1 and Class V, in aggregate, has been adjusted to 28,369,644 common shares, in order to retroactively reflect the Merger exchange ratio. Historical earnings per share also gives effect to this adjustment through June 29, 2017, the date of the Merger. This retroactive adjustment also eliminates the need for a two-class method earnings per share calculation.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions. On an on-going basis, the Company evaluates its estimates, including, but not limited to, those related to the allowance for doubtful accounts, software development costs, useful lives of property, equipment and internal use software, intangible assets and goodwill, contingent liabilities, and fair value of equity-based awards and income taxes. The Company bases its estimates on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities as well as the reported amounts of revenues and expenses during the period. Actual results could differ from these estimates.

Cash and cash equivalents and investments

The Company considers all highly liquid investments with original maturity dates of three months or less at the time of purchase to be cash equivalents. For all years reported the Company did not carry any investments with original maturity dates of longer than three months.

Fair value measurements

The Company measures certain financial assets and liabilities at fair value pursuant to a fair value hierarchy based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources while unobservable inputs reflect a reporting entity’s pricing based upon its own market assumptions. The fair value hierarchy consists of the following three levels:

Level 1	Inputs are quoted prices in active markets for identical assets or liabilities.

Cision Ltd. and its Subsidiaries

Notes to Consolidated Financial Statements

2. Significant accounting policies  – (continued)

Level 2	Inputs are quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable and market-corroborated inputs which are derived principally from or corroborated by observable market data.
Level 3	Inputs are derived from valuation techniques in which one or more significant inputs or value drivers are unobservable. Other than long-term debt and Convertible Preferred Equity Certificates due to Cision Owner at December 31, 2016, the Company had no financial assets or liabilities that were other than Level 1 at December 31, 2017 and 2016.

Allowance for doubtful accounts

Estimates are used to determine the amount of the allowance for doubtful accounts necessary to reduce accounts receivable to the estimated net realizable value. These estimates are made by analyzing the status of significant past-due receivables and by establishing provisions for estimated losses by analyzing current and historical bad debt trends. Actual collection experience has not varied significantly from prior estimates. The allowance for doubtful accounts at December 31, 2017 and 2016 was $5.3 million and $2.6 million, respectively.

Internal use software development

The Company incurs software development costs related to its internal use software. Qualifying costs incurred during the application development stage are capitalized. These costs primarily consist of internal labor and third-party development costs and are amortized using the straight-line method over the estimated useful life of the software, which is generally two years. All other research and development costs are expensed as incurred. Costs to maintain and update the information database are expensed within cost of revenues as these expenses are incurred. For the years ended December 31, 2017, 2016 and 2015, the Company recorded amortization expense related to internal use software of $12.4 million, $12.6 million and $6.9 million, respectively, within cost of revenue in the statements of net loss and total comprehensive loss.

Property, equipment and purchased software

Property, equipment and purchased software are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows: three to five years for software and computer and office equipment and five to seven years for furniture and fixtures. Assets acquired under capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the assets or the terms of the leases. Amortization of assets acquired under capital leases is included in depreciation and amortization expense. Repairs and maintenance costs are charged to expense as incurred. When assets are retired or otherwise disposed of, the asset and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is recorded in the results of operations.

Long-lived assets

Long-lived assets include property, equipment and software and intangible assets with finite lives. Intangible assets consist of customer relationships, trade names and purchased technology acquired in business combinations. Intangible assets are amortized using the straight-line method, which approximates the pattern of usage of the economic benefit of the asset, over their estimated useful lives ranging from two to twelve years. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. If an impairment indicator is present, the Company evaluates recoverability by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to be generated by the assets. If the assets are impaired, the impairment recognized is measured by the amount by which the carrying amount exceeds the estimated fair value of the assets. There were no significant impairment charges for long-lived assets for the years ended December 31, 2017, 2016 or 2015.

Cision Ltd. and its Subsidiaries

Notes to Consolidated Financial Statements

2. Significant accounting policies  – (continued)

The Company regularly revisits its estimate of useful economic lives of long lived assets and makes adjustments to those lives where appropriate.

Business combinations

The Company has completed a number of acquisitions of businesses during the years ended December 31, 2017, 2016 and 2015 that have resulted in the recording of goodwill and identifiable definite-lived intangible assets. The Company recognizes all of the assets acquired and liabilities assumed at their fair values on the acquisition date. The Company uses significant estimates and assumptions, including fair value estimates, as of the acquisition date using the income and cost approaches (or a combination thereof). Fair values are determined based on Level 3 inputs, including estimated future cash flows, discount rates, royalty rates, growth rates, sales projections, customer retention rates and terminal values, all of which require significant management judgment. The Company refines these estimates that are provisional, as necessary, during the measurement period. The measurement period is the period after the acquisition date, not to exceed one year, in which new information may be gathered about facts and circumstances that existed as of the acquisition date to adjust the provisional amounts recognized. Adjustments to assets and liabilities within the measurement period are recorded with a corresponding offset to goodwill. All other adjustments, including those after the conclusion of the measurement period, are recorded to the consolidated statements of net loss and, to date, have been immaterial.

Acquisition-related costs are expensed as incurred separately from the acquisition and generally are included in general and administrative expenses in the statements of net loss and total comprehensive loss.

Deferred financing costs and debt discounts

The Company amortizes costs to obtain financing over the term of the underlying obligation using either the effective interest method or the straight-line method, as appropriate. Debt discounts and deferred financing costs are netted from the carrying value of the debt and amortized over the term of the debt using the effective interest method. Deferred financing fees related to the Company’s revolving debt facilities are included within other assets in the consolidated balance sheets. The amortization of deferred financing costs and debt discounts is included in interest expense in the accompanying consolidated statements of net loss and comprehensive loss.

Goodwill

Goodwill represents the excess of the cost of an acquired entity over the net fair value of the identifiable assets acquired and liabilities assumed. Goodwill is not amortized, but rather is assessed for impairment at least annually. The Company performs its annual impairment assessment on October 1, or whenever events or circumstances indicate impairment may have occurred. On October 1, 2017, 2016 and 2015, the Company performed its annual goodwill impairment assessment based on the fair value of each of the Company’s reporting units. When assessing goodwill for impairment, the Company uses an income approach based on discounted cash flows to determine the fair value of its reporting unit. The Company’s cash flow assumptions consider historical and forecasted revenue, operating costs and other relevant factors which are consistent with the plans used to manage the Company’s operations.

The result of the most recent annual goodwill impairment test performed on October 1, 2017 indicated that the estimated fair value of each reporting unit was at least 40% in excess of its carrying value. Based on the results of the Company’s goodwill impairment tests, there was no indication of impairment as of October 1, 2017, 2016 and 2015.

Foreign currency

The reporting currency for all periods presented is the U.S. dollar. The functional currency for the Company’s foreign operating subsidiaries is their local currency. The functional currency of the Company and substantially all of its non operating subsidiaries is the US dollar. The financial statements of these

Cision Ltd. and its Subsidiaries

Notes to Consolidated Financial Statements

2. Significant accounting policies  – (continued)

subsidiaries are translated into U.S. dollars using exchange rates in effect at each balance sheet date for assets and liabilities and average exchange rates during the period for revenues and expenses. The resulting translation adjustments are included in accumulated other comprehensive income (loss), a separate component of stockholders’ deficit. Gains or losses, whether realized or unrealized due to transactions in foreign currencies and the remeasurement of certain intercompany balances, are included in the consolidated statements of net loss and total comprehensive loss.

Defined benefit pension plan

Employees of CNW Group Ltd. (“CNW”) participate in a defined benefit pension plan whereby pension expense is determined based on a number of actuarial assumptions, which are reviewed on an annual basis. The defined benefit plan has been closed to new participants since 2006. The employees and accompanying pension plan were inherited with the acquisition of PRN Group (“PR Newswire”) on June 16, 2016. The purchase price of PR Newswire was allocated to the assets and obligations of the pension plan based on fair value at the acquisition date. These actuarial assumptions include discount rate, expected rate of return on plan assets, rate of salary increases and other factors. The unfunded status of the plan is recognized as a long-term liability in the consolidated balance sheets at December 31, 2017 and 2016, which is also the measurement date for the defined benefit pension plan for the CNW employees.

Investment in unconsolidated affiliate

The Company’s investment in an unconsolidated affiliate over which the Company has significant influence is accounted for under the equity method of accounting. The investment was acquired with the PR Newswire acquisition and the purchase price of PR Newswire was allocated to the investee based on its fair value as of the acquisition date. The Company records its share of the undistributed income or loss from this investment, which, to date, have been immaterial. The Company regularly reviews the carrying value of this investment for impairment using such information as forecasts, business plans and available financial statements of the investee. Since the PR Newswire acquisition, no impairment losses have been recognized. At December 31, 2017 and 2016, the investment in unconsolidated affiliate is $4.2 million and $5.6 million, respectively, which is included within other long-term assets in the consolidated balance sheets.

Comprehensive income (loss)

Comprehensive income (loss) includes the Company’s net income (loss) and foreign currency translation adjustments. There are no other material components of comprehensive loss for the years ended December 31, 2017, 2016 and 2015.

Revenue recognition

The Company derives its revenues from subscription arrangements and related professional services in connection with the Company’s cloud-based software and services offerings. The Company also derives revenues from news distribution services on both a subscription basis and separately from non-subscription arrangements. The Company recognizes revenue when there is persuasive evidence of an arrangement, the service has been provided to the customer, the collection of the fee is probable and the amount of the fee to be paid by the customer is fixed or determinable.

The Company’s separate units of accounting consist of its subscription services, transactional services and professional services. The subscription services include access to the Company’s cloud-based software, hosting services, content and content updates and customer support. The Company’s subscription agreements are typically one to three years in length and are non-cancelable, though customers have the right to terminate their agreements for cause if the Company materially breaches its obligations under the agreement. Subscription agreements do not provide customers the right to take possession of the software at any time. The Company does not charge customers an up-front fee for use of the technology. Implementation activities are insignificant and are not subject to a separate fee. In certain cases, the Company charges annual membership fees to customers which are recognized ratably over the one-year membership period.

Cision Ltd. and its Subsidiaries

Notes to Consolidated Financial Statements

2. Significant accounting policies  – (continued)

The Company also distributes individual news releases to thousands of distribution points on the Internet, which are then indexed by major search engines and also directly to journalists and other key constituents. Dependent on the nature of the contract with the customer, the Company recognizes revenue on subscription basis over the term of the subscription, or on a per-transaction basis when the press releases are made available to the public.

Professional services include broadcast and webcast production. For these services, revenue is recognized when the specific performance is completed and customer acceptance received.

When sold together, revenue from the Company’s different service offerings are accounted for separately as those services have value on a standalone basis and do not involve a significant degree of risk or unique acceptance criteria. The Company allocates revenue to each element in a multiple element arrangement based on a selling price hierarchy. The selling price for a deliverable is based on its vendor-specific objective evidence (“VSOE”), if available, third-party evidence (“TPE”), if VSOE is not available, or estimated selling price, if neither VSOE nor TPE is available. As the Company has been unable to establish VSOE or TPE for the elements of its arrangements due to factors such as a high number of varied service offerings sold on a subscription basis to differing customer concentrations as well as varied discounting practices and unobservable competitive data for similar services, the Company estimates selling prices by analyzing multiple factors such as historical pricing trends, customer renewed activity, and discounting practices. The volume of multiple element arrangements sold by the Company in which any element of the arrangement has a revenue attribution pattern different to the other elements was not significant for all years presented.

Sales and other taxes collected from customers to be remitted to government authorities are excluded from revenues.

Deferred revenue

Deferred revenue consists of payments received from or billings to customers in advance of revenue recognition. Deferred revenue to be recognized in the succeeding twelve-month period is included in current deferred revenue with the remaining amounts included in noncurrent deferred revenue. Invoices issued in advance of the fulfillment of a deliverable or the start of the customers’ subscription term are typically not significant.

Sales commissions

Sales commissions relate to the sale of subscription, transaction, and professional services agreements, and are expensed as incurred.

Advertising costs

The Company expenses advertising costs as incurred. Advertising costs for the years ended December 31, 2017, 2016 and 2015 were approximately $5.9 million, $7.0 million and $8.9 million, respectively.

Equity-based compensation

The Company recognizes equity-based compensation costs on a straight-line basis over the requisite service period of the award, which is generally four years from the date of grant. As equity-based compensation expense recognized is based on awards ultimately expected to vest, such expense is reduced for estimated forfeitures. Compensation expense for these equity-based awards is recognized by the Company, with an equal offsetting charge to “Additional paid-in capital.” Such compensation expense is reflected in the Company’s financial results.

Convertible preferred equity certificates

CPECs were held by Cision Owner and were presented as liabilities in the consolidated balance sheet at December 31, 2016. The CPEC’s were redeemable at any time by the Company and matured 49 years from

Cision Ltd. and its Subsidiaries

Notes to Consolidated Financial Statements

2. Significant accounting policies  – (continued)

the date of issuance. In conjunction with the June 29, 2017 merger with Capitol, the CPEC’s were converted to equity and are no longer presented as a liability in the consolidated balance sheet as December 31, 2017.

Segments

The Company has determined that its Chief Executive Officer is the Chief Operating Decision Maker. The Company’s Chief Executive Officer reviews financial information presented on both a consolidated basis and on a geographic regional basis. Since its inception, the Company has completed several significant acquisitions and has expended significant efforts in integrating these acquisitions into a single commercial software solution, available to all customers in all geographies. As a result of the long-term qualitative and quantitative similar economic characteristics exhibited by the sale of a single product suite in all the Company’s regions, the Company has determined that its operating segments meet the criteria to be aggregated into one reportable segment.

Net loss per share

Prior to the June 29, 2017 Transactions, net loss per share was calculated using the two-class method. On June 29, 2017, all outstanding classes of equity of Cision were contributed in exchange for 82,075,873 common shares. Immediately after the Transactions, 120,512,402 common shares were outstanding. Subsequent to the Merger, basic net loss per share is computed by dividing net loss by the weighted-average number of shares outstanding during the period. Diluted net loss per share equals basic loss per share due to losses incurred during the years ended December 31, 2017, 2016 and 2015.

Concentrations of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, investments and accounts receivable. The Company generally maintains its cash and cash equivalents with various nationally recognized financial institutions. Customers are granted credit on an unsecured basis. Management monitors the creditworthiness of its customers and believes that it has adequately provided for any exposure to potential credit losses.

The Company provides cloud-based software, distribution services and related professional services to various customers across many industries. As of December 31, 2017 and 2016, no individual customer accounted for 10% or more of net accounts receivable. For the years ended December 31, 2017, 2016 and 2015, no individual customer accounted for 10% or more of revenue.

Income taxes

Income taxes are determined utilizing the asset and liability method whereby deferred tax assets and liabilities are recognized for deductible temporary differences between the respective reported amounts and tax bases of assets and liabilities, as well as for operating loss and tax-credit carryforwards. Net deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company’s estimates related to liabilities for uncertain tax positions require it to make judgments regarding the sustainability of each uncertain tax position based on its technical merits. If it determines it is more likely than not that a tax position will be sustained based on its technical merits, the Company records the impact of the position in its consolidated financial statements at the largest amount that is greater than fifty percent likely of being realized upon ultimate settlement. The estimates are updated at each reporting date based on the facts, circumstances and information available. The Company is also required to assess at each reporting date whether it is reasonably possible that any significant increases or decreases to its unrecognized tax benefits will occur during the next twelve months. The Company files income tax returns in the U.S. federal jurisdictions and various state and foreign jurisdictions and is subject to U.S. federal, state, and foreign tax examinations for years ranging from 2012 to 2017.

Cision Ltd. and its Subsidiaries

Notes to Consolidated Financial Statements

2. Significant accounting policies  – (continued)

On December 22, 2017, the U.S. government enacted comprehensive tax legislation (the “Tax Act”), which contains several key tax provisions that affected the Company including a reduction of the federal corporate income tax rate to 21% effective January 1, 2018, among others. The Company has recognized the effect of the tax law changes in the fourth quarter of 2017, including the remeasurement of U.S. deferred tax assets and liabilities. In December 2017, the SEC staff issued Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the 2017 Tax Cuts and Jobs Act (“SAB 118”), which allows the Company to record provisional amounts during a measurement period not to extend beyond one year of the enactment date.

Recent accounting pronouncements

As long as the Company remains an Emerging Growth Company, the Company plans to adopt new accounting standards using the effective dates available for nonpublic entities.

New accounting pronouncements adopted in 2017

In August 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force). The new guidance is intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows, including the presentation of debt prepayment or debt extinguishment costs as cash outflows for financing activities on the statement of cash flows. The standard was effective for the Company in the first quarter of fiscal year 2019; however, the Company elected to early adopt on a retrospective basis on July 1, 2017, resulting in classifying $19.4 million in payments of original issue discount upon debt extinguishment as a repayment of term loan facility, a financing outflow, as opposed to the prior treatment which was to classify these as an operating cash outflow on the Company’s consolidated statements of cash flows for the year ended December 31, 2016. The resulting change increased cash provided by operating activities to $17.4 million and decreased cash provided by financing activities to $808.4 million for year ended December 31, 2016.

Recent accounting pronouncements not yet effective

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). Topic 606 supersedes existing revenue recognition requirements in ASU Topic 605, Revenue Recognition, and requires the recognition of revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. The accounting for the recognition of costs related to obtaining customer contracts under Topic 606 is significantly different than current guidance, and Topic 606 will likely result in sales commissions and certain other costs capitalized, which will then be amortized over an estimated customer life. The Company will adopt this ASU effective for fiscal year 2019 using the modified retrospective transition method. The Company is in the process of evaluating the impact of this standard on its consolidated financial statements.

In February 2018, the FASB issued ASU 2018-02, Income Statement — Reporting Comprehensive Income (Topic 220) Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, which will allow a reclassification from accumulated other comprehensive income to retained earnings for the tax effects resulting from “An Act to Provide for Reconciliation Pursuant to Titles II and V of the Concurrent Resolution on the Budget for Fiscal Year 2018” (the “Act”) that are stranded in accumulated other comprehensive income. This ASU also requires certain disclosures about stranded tax effects; however, it does not change the underlying guidance that requires that the effect of a change in tax laws or rates be included in income from continuing operations. This ASU is effective on January 1, 2019, with early adoption permitted. It must be applied either in the period of adoption or retrospectively to each period in which the effect of the change in the U.S. federal corporate income tax rate in the Act is recognized. The Company is in the process of evaluating the impact of this standard on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805) Clarifying the Definition of a Business. The amendments in this update clarify the definition of a business with the objective of adding

Cision Ltd. and its Subsidiaries

Notes to Consolidated Financial Statements

2. Significant accounting policies  – (continued)

guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. This ASU is effective for the Company’s fiscal year 2019 and interim periods within that year. The Company does not believe the adoption of this standard will have a material impact on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles-Goodwill and Other (Topic 350). The ASU eliminates Step 2 of the goodwill impairment test, which requires determining the fair value of assets acquired or liabilities assumed in a business combination. Under the amendments in this update, a goodwill impairment test is performed by comparing the fair value of the reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. This ASU is effective for the Company’s fiscal year 2022 and interim periods within that year in the event that a goodwill impairment test is performed based on a triggering event prior to the Company’s October 1 annual impairment test. The Company does not believe the adoption of this standard will have a material impact on its consolidated financial statements.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the Emerging Issues Task Force), which requires restricted cash to be presented with cash and cash equivalents on the statement of cash flows and disclosure of how the statement of cash flows reconciles to the balance sheet if restricted cash is shown separately from cash and cash equivalents on the balance sheet. This ASU is effective for the Company’s fiscal year 2019, with early adoption permitted. The Company does not believe the adoption of this standard will have a material impact on its consolidated financial statements.

In October 2016, the FASB issued ASU No. 2016-16, Income Taxes (Topic 740), Intra-Entity Transfers of Assets Other Than Inventory. The amendments of ASU No. 2016-16 were issued to improve the accounting for the income tax consequences of intra-entity transfers of assets other than inventory. Current GAAP prohibits the recognition of current and deferred income taxes for an intra-entity asset transfer until the asset has been sold to an outside party which has resulted in diversity in practice and increased complexity within financial reporting. The amendments of this ASU would require an entity to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs and do not require new disclosure requirements. This ASU is effective for the Company’s fiscal year 2018, with early adoption permitted and should be applied on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. The Company is in the process of evaluating the impact of this standard on its consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting. ASU 2016-09, which amends several aspects of accounting for employee share-based payment transactions including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. This ASU is effective for the Company’s fiscal year 2018. The Company does not believe the adoption of this standard will have a material effect on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 requires lessees to recognize lease assets and lease liabilities on the balance sheet and requires expanded disclosures about leasing arrangements. This ASU is effective for the Company’s fiscal year 2020 and interim periods within 2021, with early adoption permitted. The Company is in the process of evaluating the impact of this standard on its consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments: Recognition and Measurement of Financial Assets and Financial Liabilities. This change primarily affects the accounting for equity

Cision Ltd. and its Subsidiaries

Notes to Consolidated Financial Statements

2. Significant accounting policies  – (continued)

investments, financial liabilities under the fair value options and the presentation and disclosure requirements for financial instruments. This ASU is effective for the Company’s fiscal year 2019, with early adoption permitted for certain provisions for the new guidance. The Company does not believe the adoption of this standard will have a material impact on its consolidated financial statements.

3. Business combinations and dispositions

Acquisition of PR Newswire

On June 16, 2016, the Company acquired all of the assets of PR Newswire, a global leader in public relations and investor relations communications and related services from United Business Media, plc. The Company acquired PR Newswire to enhance its content distribution capabilities related to its public relations solution offerings. During the year ended December 31, 2016, the Company incurred acquisition-related transaction costs of $22.4 million, which are included in general and administrative expense in the consolidated statements of operations and comprehensive loss. The acquisition was accounted for under the purchase method of accounting. The operating results of PR Newswire are included in the accompanying consolidated financial statements from June 16, 2016.

The purchase price was $842.8 million and consisted of $813.3 million in cash and the issuance of $40.0 million of Class A LP Units of Cision Owner to the seller. CPECs of $40.0 million with a fair value of $29.5 million were issued by the Company to Cision Owner to record the transaction in these financial statements. The CPECs were immediately accreted to the carrying value following the issuance.

The PR Newswire purchase price was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. The identifiable intangible assets include the value of the PR Newswire brand, customer relationships and purchased technology and are being amortized over five to seven years on an accelerated basis. The excess of the purchase price over the net tangible and identifiable intangible assets acquired was recorded as goodwill, which is not deductible for tax purposes. The Company recognized a deferred tax asset in the amount of $16.7 million relating to acquired net operating losses and disallowed interest carry forwards and established a deferred tax liability of $150.4 million relating to the step up in basis of identifiable intangibles. The following table summarizes the allocation of the purchase price paid by the Company to the fair value of the assets and liabilities acquired of PR Newswire on June 16, 2016:

(in thousands)
Cash and cash equivalents	$9,071
Accounts receivable, net	42,869
Prepaid and other current assets	18,430
Property, equipment and software, net	18,917
Investment in unconsolidated affiliate	5,376
Brand	349,120
Customer relationships	48,820
Purchased technology	25,940
Goodwill	537,218
Total assets acquired	1,055,761
Accounts payable and accrued liabilities	(41,961)
Deferred revenue	(37,310)
Deferred taxes	(133,725)
Total liabilities assumed	(212,996)
Net assets acquired	$842,765

Cision Ltd. and its Subsidiaries

Notes to Consolidated Financial Statements

3. Business combinations and dispositions  – (continued)

During the year ended December 31, 2017, the Company made certain measurement period adjustments to the initial purchase price allocation resulting in an increase to deferred revenue of $3.3 million, a decrease in accounts payable and accrued liabilities of $2.6 million, and an increase in goodwill of $0.7 million.

Sale of Agility net assets

In July 2016, the Company sold the net assets of its Agility PR workflow business for approximately $4.3 million. The transaction reduced goodwill by $2.0 million resulting in no gain or loss on the income statement. The assets of Agility have not been separately disclosed as held for sale in the acquisition balance sheet presented above due to immateriality.

The PR Newswire acquired entity contributed revenue of $165.1 million for the year ended December 31, 2016. Net loss from these acquisitions is impracticable to determine due to the extent of integration activities.

For all acquisitions made since Inception, the excess of the purchase price over the total net identifiable assets has been recorded as goodwill which is attributable primarily to synergies expected from the expanded technology and service capabilities from the integrated acquisitions as well as the value of the assembled workforce in accordance with generally accepted accounting principles. The Company did not record any in-process research and development intangible assets in connection with any acquisition to date. The purchase price allocation is complete for all acquisitions made since Inception and measurement period adjustments have not been material.

Sale of Vintage net assets

On March 10, 2017, the Company sold substantially all of the assets of its Vintage corporate filings business for approximately $26.6 million and received approximately $23.7 million in cash after escrow and expenses. The transaction resulted in a gain of approximately $1.8 million which was recorded as other income in the consolidated statements of operations and comprehensive loss. The Company was required to provide the purchaser with certain immaterial transition services through the end of 2017.

Purchase of Bulletin Intelligence

On March 27, 2017, the Company acquired all of the membership interests of Bulletin Intelligence, LLC, Bulletin News Network, LLC, and Bulletin News Investment, LLC (collectively, “Bulletin Intelligence”). The Company acquired Bulletin Intelligence to expand the Company’s ability to deliver actionable intelligence to senior leadership teams. During the year ended December 31, 2017, the Company incurred acquisition-related transaction costs of $1.0 million, which are included in general and administrative expense in the consolidated statements of operations and comprehensive loss. The acquisition was accounted for under the purchase method of accounting. The operating results are included in the accompanying consolidated financial statements from March 27, 2017.

The purchase price was $71.8 million and consisted of $60.5 million in cash, the issuance of 70,000 Class A Shares by Cision Owner with a fair value of $5.2 million and contingent consideration valued at $6.1 million. The fair value of the contingent consideration was determined using a Monte Carlo simulation which utilized management’s projections of Bulletin Intelligence revenues over the earn-out period, and is considered a Level 3 measurement. Changes in fair value subsequent to the acquisition date will be recognized in earnings each reporting period until the arrangement is settled. The Company is required to pay contingent consideration that can be earned during the years ending December 31, 2017 and December 31, 2018 for each year dependent on the achievement of financial targets as defined by the agreement with no cap. For the year ended December 31, 2017, the former owners of Bulletin Intelligence earned $2.9 million in relation to the earn out, which was paid subsequent to December 31, 2017. On the date of acquisition, the Company entered into a loan agreement with Cision Owner for $7.0 million and recorded a payable to Cision Owner of $7.0 million in the consolidated balance sheet, which was contributed in the quarter ended June 30, 2017. The $1.8 million difference between the fair value of the Class A Units and the amount due to Cision Owner has been recorded as interest expense.

Cision Ltd. and its Subsidiaries

Notes to Consolidated Financial Statements

3. Business combinations and dispositions  – (continued)

The purchase price has been allocated to the assets acquired and liabilities assumed based on fair values as of the acquisition date.

The following table summarizes the allocation of the purchase price paid by the Company to the fair value of the assets and liabilities of Bulletin Intelligence acquired on March 27, 2017. The identifiable intangible assets include the trade name, customer relationships and purchased technology and are being amortized over four to ten years on an accelerated basis. The Company will complete the purchase price allocation during the three months ended March 31, 2018.

(in thousands)
Cash and cash equivalents	$11,457
Accounts receivable, net	5,232
Prepaid and other assets	216
Property, equipment and software, net	704
Trade name	1,070
Customer relationships	28,870
Purchased technology	9,510
Goodwill	19,520
Total assets acquired	76,579
Accounts payable and accrued liabilities	(3,481)
Deferred revenue	(1,271)
Total liabilities assumed	(4,752)
Net assets acquired	$71,827

Goodwill will be deductible for tax purposes. The excess of the purchase price over the total net identifiable assets has been recorded as goodwill, which is attributable primarily to synergies expected from the expanded technology and service capabilities from the integrated business as well as the value of the assembled workforce.

Purchase of Argus

On June 22, 2017, the Company acquired all of the outstanding shares of L’Argus de la Presse (“Argus”), a Paris-based provider of media monitoring solutions, for €6.0 million (approximately $6.8 million) paid in cash at closing and up to €1.1 million (approximately $1.2 million) to be paid in cash over the next four years, subject to a working capital adjustment. The Company acquired Argus to deliver enhanced access to French media content, helping its global customer base understand and quantify the impact of their communications and media coverage in France.

During the year ended December 31, 2017, the Company incurred acquisition-related transaction costs of $0.9 million, which are included in general and administrative expense in the consolidated statements of net loss and total comprehensive loss. The acquisition was accounted for under the purchase method of accounting. The operating results are included in the accompanying consolidated financial statements from June 22, 2017.

The purchase price has been allocated to the assets acquired and liabilities assumed based on fair values as of the acquisition date.

The following table summarizes the allocation of the purchase price based on currently available information by the Company to the fair value of the assets and liabilities of Argus acquired on June 22, 2017. The amounts related to intangible assets shown below are subject to adjustment as additional information is obtained about the facts and circumstances that existed at the date of acquisition. The identifiable intangible assets include the trade name, customer relationships and purchased technology and are being amortized over

Cision Ltd. and its Subsidiaries

Notes to Consolidated Financial Statements

3. Business combinations and dispositions  – (continued)

four to eight years on an accelerated basis. The Company expects to complete the purchase price allocation during the six months ended June 30, 2018.

(in thousands)
Cash and cash equivalents	$897
Accounts receivable, net	12,543
Prepaid and other assets	2,346
Property, equipment and software, net	5,543
Trade name	79
Customer relationships	1,989
Purchased technology	796
Goodwill	5,092
Total assets acquired	29,285
Accounts payable, accrued liabilities, and other liabilities	(16,610)
Deferred revenue	(4,627)
Total liabilities assumed	(21,237)
Net assets acquired	$8,048

Goodwill is not deductible for tax purposes. The preliminary purchase price is subject to customary post-closing adjustments. The excess of the purchase price over the total net identifiable assets has been recorded as goodwill which is attributable primarily to synergies expected from the expanded technology and service capabilities from the integrated business as well as the value of the assembled workforce in accordance with GAAP.

Purchase of CEDROM

On December 19, 2017, the Company acquired all of the outstanding shares of CEDROM, which is a Montréal-based provider of digital media monitoring solutions, for CAD 33.1 million (approximately $25.9 million) paid in cash at closing, subject to a working capital adjustment. The Company acquired CEDROM to enhance access to media content from print, radio, television, web, and social media to help customers understand and quantify the impact of their communications in Canada and France.

During the year ended December 31, 2017, the Company incurred acquisition-related transaction costs of $1.0 million, which are included in general and administrative expense in the consolidated statements of net loss and total comprehensive loss. The acquisition was accounted for under the purchase method of accounting. The operating results are included in the accompanying consolidated financial statements from December 19, 2017.

The purchase price has been preliminarily allocated to the assets acquired and liabilities assumed based on fair values as of the acquisition date.

Cision Ltd. and its Subsidiaries

Notes to Consolidated Financial Statements

3. Business combinations and dispositions  – (continued)

The following table summarizes the preliminary allocation of the purchase price based on currently available information by the Company to the fair value of the assets and liabilities of CEDROM acquired on December 19, 2017. The amounts related to intangible assets shown below are preliminary and subject to adjustment as additional information is obtained about the facts and circumstances that existed at the date of acquisition. The identifiable intangible assets include the trade name, customer relationships and purchased technology and are being amortized over five to twelve years on an accelerated basis. The Company expects to complete the purchase price allocation during the six months ended June 30, 2018.

(in thousands)
Cash and cash equivalents	$2,394
Accounts receivable, net	2,955
Prepaid and other assets	1,749
Property, equipment and software, net	1,256
Trade name	1,061
Customer relationships	3,517
Purchased technology	7,765
Goodwill	16,642
Total assets acquired	37,339
Accounts payable, accrued liabilities, and other liabilities	(4,288)
Deferred revenue	(3,709)
Deferred taxes	(3,412)
Total liabilities assumed	(11,409)
Net assets acquired	$25,930

Goodwill is not deductible for tax purposes. The preliminary purchase price is subject to customary post-closing adjustments. The excess of the purchase price over the total net identifiable assets has been recorded as goodwill which is attributable primarily to synergies expected from the expanded technology and service capabilities from the integrated business as well as the value of the assembled workforce in accordance with GAAP.

The acquired entities of Bulletin Intelligence, Argus, and CEDROM together contributed revenue of $44.8 million for the year ended December 31, 2017. The PR Newswire related activities contributed revenue of $165.1 million for the year ended December 31, 2016. Net loss from these acquisitions for the same periods is impracticable to determine due to the extent of integration activities.

Supplemental unaudited pro forma information

The unaudited pro forma information below gives effect to the acquisitions of PR Newswire as if it occurred on January 1, 2015 and Bulletin Intelligence, Argus and CEDROM as if they had occurred as of January 1, 2016. The pro forma results presented below show the impact of the acquisitions and related costs as well as the increase in interest expense related to acquisition-related debt.

(in thousands except share and per share data)	2017	2016	2015
Revenue	$673,566	$703,198	$657,267
Net loss	$(116,518)	$(83,228)	$(127,200)
Net loss per share – basic and diluted	$(1.54)	$(2.93)	$(4.54)

Cision Ltd. and its Subsidiaries

Notes to Consolidated Financial Statements

4. Property, equipment and purchased software

Property, equipment and software consisted of the following at December 31, 2017 and 2016:

(in thousands)	2017	2016
Purchased software, computer and office equipment	$41,053	$32,282
Furniture and fixtures	4,992	3,557
Leasehold improvements	25,983	23,149
Equipment under capital lease obligations	1,059	1,034
Capitalized software development costs	57,617	37,736
Property and equipment at cost	130,704	97,758
Less: Accumulated depreciation and amortization	(77,126)	(49,811)
Property and equipment, net	$53,578	$47,947

Depreciation and amortization expense of property equipment and software, including depreciation on equipment under capital leases, was $25.7 million, $25.0 million and $19.5 million for the years ended December 31, 2017, 2016 and 2015, respectively. Of this amount, $15.2 million, $15.7 million and $9.9 million is included in cost of revenue for the years ended December 31, 2017, 2016 and 2015, respectively, and $10.5 million, $9.3 million and $9.6 million is included in operating expense for the years ended December 31, 2017, 2016 and 2015, respectively, in the consolidated statements of net loss and total comprehensive loss.

5. Goodwill and intangibles

Goodwill consisted of the following at December 31, 2017 and 2016:

(in thousands)	2017	2016
Balances as of January 1	$1,079,518	$584,180
Acquisition of PR Newswire	—	537,218
Disposition of Agility	—	(1,992)
Disposal of Vintage	(14,662)	—
Acquisition of Bulletin Intelligence	19,520	—
Acquisition of Argus	5,092	—
Adjustments of PR Newswire	2,147	—
Acquisition of CEDROM	16,642	—
Effects of foreign currency	28,146	(39,888)
Balances as of December 31	$1,136,403	$1,079,518

Cision Ltd. and its Subsidiaries

Notes to Consolidated Financial Statements

5. Goodwill and intangibles  – (continued)

Definite-lived intangible assets consisted of the following at December 31, 2017 and 2016:

	December 31, 2017
(in thousands)	Gross carrying amount	Foreign currency translation	Accumulated amortization	Net carrying amount
Trade names and brand	$370,435	$(1,519)	$(75,273)	$293,643
Customer relationships	302,009	(12,472)	(168,460)	121,077
Purchased technology	133,830	(5,276)	(86,983)	41,571
Balances at December 31, 2017	$806,274	$(19,267)	$(330,716)	$456,291

	December 31, 2016
(in thousands)	Gross carrying amount	Foreign currency translation	Accumulated amortization	Net carrying amount
Trade names and brand	$369,345	$(9,877)	$(30,551)	$328,917
Customer relationships	270,495	(29,898)	(110,094)	130,503
Purchased technology	120,007	(12,213)	(56,004)	51,790
Balances at December 31, 2016	$759,847	$(51,988)	$(196,649)	$511,210

Expense related to amortization of intangible assets for the years ended December 31, 2017, 2016 and 2015 was $113.8 million, $102.0 million and $84.6 million, respectively. Of this amount, $24.6 million, $24.9 million and $24.7 million is included in cost of revenue for the years ended December 31, 2017, 2016 and 2015, respectively, and $89.2 million, $77.1 million and $59.9 million is included in general and administrative expense for the years ended December 31, 2017, 2016 and 2015, respectively, in the consolidated statements of net loss and total comprehensive loss.

Weighted-average useful life at December 31, 2017	Years
Trade names and brand	12.8
Customer relationships	5.9
Purchased technology	3.9

Future expected amortization of intangible assets at December 31, 2017 is as follows:

(in thousands)
Year ended December 31,
2018	$100,222
2019	80,358
2020	58,332
2021	47,882
2022	36,162
Thereafter	133,335
$456,291

Cision Ltd. and its Subsidiaries

Notes to Consolidated Financial Statements

6. Debt

Debt consisted of the following at December 31, 2017 and 2016:

	December 31, 2017
(in thousands)	Short-term	Long-term	Total
2017 First Lien Credit Facility	$13,349	$1,318,262	$1,331,611
Unamortized debt discount and issuance costs	—	(52,141)	(52,141)
Balances at December 31, 2017	$13,349	$1,266,121	$1,279,470

	December 31, 2016
(in thousands)	Short-term	Long-term	Total
2016 First Lien Credit Facility	$11,000	$1,083,500	$1,094,500
2016 Second Lien Credit Facility	—	370,000	370,000
2016 Revolving Credit Facility	—	33,475	33,475
Unamortized debt discount and issuance costs	—	(103,098)	(103,098)
Total credit facilities	11,000	1,383,877	1,394,877
Capital lease obligations	171	—	171
Balances at December 31, 2016	$11,171	$1,383,877	$1,395,048

2017 First Lien Credit Facility

On August 4, 2017, the Company entered into a refinancing amendment and incremental facility amendment (the “2017 First Lien Credit Facility”) to the 2016 First Lien Credit Facility, with Deutsche Bank AG, New York Branch, as administrative agent and collateral agent, and a syndicate of commercial lenders. The 2017 First Lien Credit Facility provided for a tranche of refinancing term loans which refinanced the term loans under the 2016 First Lien Credit Facility in full and provided for additional term loans of $131.2 million. Upon effectiveness of the 2017 First Lien Credit Facility, the 2017 First Lien Credit Facility consists of:

(i)	a revolving credit facility, which permits borrowings and letters of credit of up to $75.0 million (the “2017 Revolving Credit Facility”), of which up to $25.0 million may be used or issued as standby and trade letters of credit;
(ii)	a $960.0 million Dollar-denominated term credit facility (the “2017 First Lien Dollar Term Credit Facility”); and
(iii)	a €250.0 million Euro-denominated term credit facility (the “2017 First Lien Euro Term Credit Facility”) and, together with the 2017 First Lien Dollar Term Credit Facility, the “2017 First Lien Term Credit Facility” and collectively with the 2017 Revolving Credit Facility, the “2017 First Lien Credit Facility”).

The Company used the proceeds from the 2017 First Lien Credit Facility to repay all amounts then outstanding under the 2016 First Lien Credit Facility, all amounts outstanding under the 2016 Second Lien Credit Facility, pay all related fees and expenses, and retained remaining cash for general corporate purposes. The Company terminated the 2016 Second Lien Credit Facility in connection with establishing the 2017 First Lien Credit Facility.

On December 14, 2017, the Company amended the 2017 First Lien Credit Facility to borrow an additional $75.0 million of 2017 First Lien Dollar Term Credit Facility. The Company will be using the money for future acquisitions.

The obligations under the 2017 First Lien Credit Facility are collaterized by substantially all of the assets of Cision’s subsidiary, Canyon Companies S.à.r.l. and each of its subsidiaries organized in the United States (or any state thereof), the United Kingdom, the Netherlands, Luxembourg, and Ireland, subject to certain exceptions.

Cision Ltd. and its Subsidiaries

Notes to Consolidated Financial Statements

6. Debt  – (continued)

Interest is charged on U.S. dollar borrowings under the 2017 First Lien Credit Facility, at the Company’s option, at a rate based on (1) the adjusted LIBOR (a rate equal to the London interbank offered rate adjusted for statutory reserves) or (2) the alternate base rate (a rate that is highest of the (i) Deutsche Bank AG, New York Branch’s prime lending rate, (ii) the overnight federal funds rate plus 50 basis points or (iii) the one-month adjusted LIBOR plus 1%), in each case, plus an applicable margin.

The margin applicable to loans under the 2017 First Lien Dollar Term Credit Facility bearing interest at the alternate base rate is 3.25%; the margin applicable to loans under the 2017 First Lien Dollar Term Credit Facility bearing interest at the adjusted LIBOR is 4.25%, provided that each such rate is reduced by 25 basis points if the first lien net leverage ratio of Canyon Companies S.à.r.l. and its restricted subsidiaries under the 2017 First Lien Credit Facility is less than or equal to 4.00:1.00 at the end of the most recent fiscal quarter. Interest is charged on Euro borrowings under the 2017 First Lien Credit Facility at a rate based on the adjusted EURIBOR (a rate equal to the Euro interbank offered rate adjusted for statutory reserves), plus an applicable margin. The margin applicable to loans under the 2017 First Lien Euro Term Credit Facility bearing interest at the adjusted LIBOR is 4.25%, provided that each such rate is reduced by 25 basis points if the first lien net leverage ratio of Canyon Companies S.à.r.l. and its restricted subsidiaries under the 2017 First Lien Credit Facility is less than or equal to 4.00:1.00 at the end of the most recent fiscal quarter. As of December 31, 2017, the applicable interest rate under the 2017 First Lien Dollar Term Credit Facility and the 2017 First Lien Euro Term Credit Facility was 5.94% and 4.25%, respectively.

The margin applicable to loans under the 2017 Revolving Credit Facility bearing interest at the alternate base rate, the adjusted LIBOR, and the adjusted Euro interbank offered rate bear interest at rates of 3.00%, 4.00%, and 4.00% respectively; provided that each such rate is reduced by 25 basis points if the first lien net leverage ratio of Canyon Companies S.à.r.l. and its restricted subsidiaries under the 2017 First Lien Credit Facility is less than or equal to 4.00:1.00 at the end of the most recent fiscal quarter. The maturity dates of the 2017 Revolving Credit Facility and the 2017 First Lien Term Credit Facility are June 16, 2022 and June 16, 2023, respectively.

As of December 31, 2017, the Company had no outstanding borrowings and $1.3 million of outstanding letters of credit under the 2017 Revolving Credit Facility and $1,332 million outstanding under the 2017 First Lien Credit Facility.

The Company incurred approximately $10.0 million in financing costs in connection with the 2017 First Lien Credit Facility, of which $1.0 million was recorded as a loss on extinguishment of debt and the remaining $9.0 million was offset against the debt. All financing costs are being amortized using the effective interest method.

The Company began to make quarterly principal payments starting December 31, 2017 under each of the 2017 First Lien Dollar Term Credit Facility of $2.6 million and the 2017 First Lien Euro Term Credit Facility of €0.6 million (which amount may be reduced by the application of voluntary and mandatory prepayments pursuant to the terms of the 2017 First Lien Credit Facility), with the remaining balance due June 16, 2023.

The Company may also be required to make certain mandatory prepayments of the 2017 First Lien Credit Facility out of excess cash flow and upon the receipt of proceeds of asset sales and certain insurance proceeds (in each case, subject to certain minimum dollar thresholds and rights to reinvest the proceeds as set forth in the 2017 First Lien Credit Facility).

The 2017 First Lien Credit Facility includes a total net leverage financial maintenance covenant. Such covenant requires that, as of the last day of each fiscal quarter, the total net leverage ratio of Canyon Companies S.à.r.l. and its restricted subsidiaries under the 2017 First Lien Credit Facility cannot exceed the applicable ratio set forth in the 2017 First Lien Credit Facility for such quarter (subject to certain rights to cure any failure to meet such ratio as set forth in the 2017 First Lien Credit Facility). The 2017 First Lien Credit Facility is also subject to certain customary affirmative covenants and negative covenants. Under the

Cision Ltd. and its Subsidiaries

Notes to Consolidated Financial Statements

6. Debt  – (continued)

2017 First Lien Credit Facility, the Company’s subsidiaries have restrictions on making cash dividends, subject to certain exceptions, including that the subsidiaries are permitted to declare and pay cash dividends: (a) in any amount, so long as the total net leverage ratio under the 2017 First Lien Credit Facility would not exceed 3.75 to 1.00 after making such payment; (b) in an amount per annum not greater than 6.0% of (i) the market capitalization of the Company’s ordinary shares (based on the average closing price of its shares during the 30 trading days preceding the declaration of such payment) plus (ii) the $305.2 million in proceeds we received in the business combination with Capitol; (c) in an amount that does not exceed the sum of (i) $20.0 million, plus (ii) 50% of consolidated net income of the Company’s subsidiaries from January 1, 2016 to the end of the most recent quarter plus (iii) certain other amounts set forth in the definition of “Available Amount” in the Company’s 2017 First Lien Credit Facility (provided that it may only include the amounts of consolidated net income described in clause (ii) if the Company’s total net leverage ratio would not exceed 5.00 to 1.00 after making such payment); and (d) in an amount that does not exceed the total net proceeds we receive from any public or private offerings of its ordinary shares or similar equity interests. As of December 31, 2017, the Company was in compliance with these covenants.

The 2017 First Lien Credit Facility provides that an event of default will occur upon specified change of control events. “Change in Control” is defined to include, among other things, the failure by Cision Owner, its affiliates and certain other “Permitted Holders” to beneficially own, directly or indirectly through one or more holding company parents of Cision, a majority of the voting equity of the borrower thereunder.

2016 First Lien Credit Facility

On June 16, 2016, in connection with the acquisition of PR Newswire, the Company entered into a $1,175 million credit agreement with Deutsche Bank AG, New York Branch, as administrative agent and collateral agent, and a syndicate of commercial lenders from time to time party thereto. The 2016 First Lien Credit Facility consisted of:

(i)	a revolving credit facility, which permitted borrowings and letters of credit up to $75.0 million (the “2016 Revolving Credit Facility”), of which up to $25.0 million may be used or issued as standby and trade letters of credit; and
(ii)	a $1,100 million term credit facility (the “2016 First Lien Term Credit Facility” and, together with the 2016 Revolving Credit Facility, the “2016 First Lien Credit Facility”).

The Company used the proceeds from the 2016 First Lien Credit Facility, along with proceeds from the 2016 Second Lien Credit Facility, cash equity from the sponsor and cash from the balance sheet to consummate the acquisition of PR Newswire, refinance the existing debt and pay related fees and expenses.

Interest was charged on U.S. dollar borrowings under the 2016 First Lien Credit Facility, at the Company’s option, at a rate based on (1) the adjusted LIBOR (a rate equal to the London interbank offered rate adjusted for statutory reserves, but which amount cannot be less than 1%) or (2) the alternate base rate (a rate that was highest of the (i) Deutsche Bank AG, New York Branch’s prime lending rate, (ii) the overnight federal funds rate plus 50 basis points, (iii) the one-month adjusted LIBOR plus 1% or (iv) 2%), in each case, plus an applicable margin. The margin applicable to loans under the 2016 First Lien Credit Facility bearing interest at the alternate base rate was 5.00%; the margin applicable to loans under the 2016 First Lien Credit Facility bearing interest at the adjusted LIBOR was 6.00%. Revolving borrowings in Canadian dollars bear interest at the adjusted Canadian dollar banker’s acceptance rate plus an applicable margin; revolving borrowings in Euro bear interest at the Euro interbank offered rate plus an applicable margin. The margin applicable to loans under the 2016 Revolving Facility bearing interest at the alternate base rate, the adjusted LIBOR, the adjusted Canadian dollar banker’s acceptance rate and the adjusted Euro interbank offered rate bear interest at rates of 4.75%, 5.75%, 5.75% and 5.75%, respectively, provided that each such rate is reduced by 25 basis points if

Cision Ltd. and its Subsidiaries

Notes to Consolidated Financial Statements

6. Debt  – (continued)

the senior secured first lien net leverage ratio of Canyon Companies S.à.r.l. and its restricted subsidiaries under the 2016 First Lien Credit Facility is less than or equal to 3.50:1.00 at the end of the most recent fiscal quarter.

On March 17, 2017, the Company entered into an incremental amendment to the 2016 First Lien Credit Facility, which provided for an incremental borrowing of $30.0 million of incremental term loans, which term loans were fungible with the 2016 First Lien Term Credit Facility. The proceeds of the incremental facility were used to fund the acquisition of Bulletin Intelligence and related transactions, to pay certain fees, costs and other expenses in connection with the Bulletin Intelligence acquisition, for the incremental amendment and for general corporate purposes.

On August 4, 2017, the Company repaid all amounts outstanding under the 2016 First Lien Credit Facility. The repayment of the 2016 First Lien Credit Facility was evaluated as a debt modification versus an extinguishment under applicable guidance and as a result, the Company recorded a loss on extinguishment of debt of $22.6 million during the year ended December 31, 2017.

The Company incurred approximately $81.9 million in financing costs with the lenders in connection with the 2016 First Lien Credit Facility, which were offset against the debt. All financing costs were amortized using the effective interest method.

2016 Second Lien Credit Facility

On June 16, 2016, in connection with the acquisition of PR Newswire, the Company entered into a second lien credit agreement with Deutsche Bank AG, New York Branch, as administrative agent and collateral agent, and a syndicate of commercial lenders from time to time party thereto. The second lien credit agreement consisted of a $370.0 million credit facility (“2016 Second Lien Credit Facility”). The Company used the proceeds from the 2016 Second Lien Credit Facility, along with proceeds from the 2016 First Lien Credit Facility, cash equity from the sponsor and cash from the balance sheet to consummate the acquisition of PR Newswire, refinance the existing debt and pay related fees and expenses.

Interest was charged on borrowings under the 2016 Second Lien Credit Facility, at the Company’s option, at a rate based on (1) the adjusted LIBOR (a rate equal to the London interbank offered rate adjusted for statutory reserves, but which amount cannot be less than 1%) or (2) the alternate base rate (a rate that is highest of the (i) Deutsche Bank AG, New York Branch’s prime lending rate, (ii) the overnight federal funds rate plus 50 basis points, (iii) the one-month adjusted LIBOR plus 1% or (iv) 2%), in each case, plus an applicable margin. The margin applicable to loans under the 2016 Second Lien Credit Facility bearing interest at the alternate base rate was 8.50%; the margin applicable to loans under the 2016 Second Lien Credit Facility bearing interest at the adjusted LIBOR was 9.50%.

The obligations under the 2016 Second Lien Credit Facility were secured by substantially all of the assets of Canyon Companies S.à.r.l. and each of its subsidiaries organized in the United States (or any state thereof), the United Kingdom, the Netherlands, Luxembourg, and Ireland, subject to certain exceptions. The liens granted to the lenders under the 2016 Second Lien Credit Facility were junior to the liens granted to the lenders under the 2016 First Lien Credit Facility pursuant to the terms of an intercreditor agreement.

The 2016 Second Lien Credit Facility included a total net leverage financial maintenance covenant. Such covenant required that, as of the last day of each fiscal quarter, the total net leverage ratio of Canyon Companies S.à.r.l. and its restricted subsidiaries under the 2016 Second Lien Credit Facility cannot exceed the applicable ratio set forth in the 2016 Second Lien Credit Facility for such quarter (subject to certain rights to cure any failure to meet such ratio as set forth in the 2016 Second Lien Credit Facility). The 2016 Second Lien Credit Facility was also subject to certain customary affirmative covenants and negative covenants. Under the 2016 Second Lien Credit Facility, the Company’s subsidiaries had restrictions on making cash dividends, subject to certain exceptions, including that the subsidiaries were permitted to declare and pay cash dividends (x) in an amount that does not exceed the sum of (i) $57.5 million, plus (ii) the sum of the amount

Cision Ltd. and its Subsidiaries

Notes to Consolidated Financial Statements

6. Debt  – (continued)

(which amount shall not be less than zero) equal to 50% of consolidated net income of the subsidiaries from January 1, 2016 to the end of the most recent quarter subject to certain conditions, plus (iii) certain other amounts set forth in the definition of “Available Amount” in the 2016 Second Lien Credit Facility or (y) so long as the total net leverage ratio under the 2016 Second Lien Credit Facility does not exceed 3.75 to 1.00.

On July 7, 2017, in connection with the consummation of the Merger with Capitol, the Company repaid $294.0 million of the principal amount outstanding under the 2016 Second Lien Credit Facility, plus a 1% penalty and accrued interest. The Company concluded this resulted in an extinguishment of debt and recorded a loss of $22.5 million during the year ended December 31, 2017.

On August 4, 2017, the Company repaid all amounts outstanding under the 2016 Second Lien Credit Facility. The repayment of the 2016 Second Lien Credit Facility was evaluated as a debt modification versus an extinguishment under applicable guidance and as a result, the Company recorded a loss on extinguishment of debt of $5.7 million during the year ended December 31, 2017.

The Company incurred approximately $24.0 million in financing costs with the lenders in connection with the 2016 Second Lien Credit Facility, which were offset against the debt. All financing costs were amortized over the term of the second lien credit agreement.

The fair value of the Company’s First Lien Credit Facility at December 31, 2017 and 2016 was $1,347 million and $1,082 million, respectively, and the fair value of the Company’s 2016 Second Lien Credit Facility at December 31, 2016 was $364.9 million. The fair value of the Company’s First and Second Lien debt was considered Level 2 in the fair value hierarchy. The fair value of other debt at both years approximated the carrying value.

Convertible Preferred Equity Certificates

Convertible Preferred Equity Certificate activity for the years ended December 31, 2017, 2016 and 2015 is as follows:

(in thousands)
Balance at December 31, 2014	$259,093
Issued during 2015	2,821
Yield accreted for 2015	2,583
Balance at December 31, 2015	264,497
Issued during 2016	165,525
Yield accreted for 2016	13,934
Yield paid in 2016	(854)
Balance at December 31, 2016	443,102
Issued during 2017	6,902
Yield accreted for 2017	3,978
Yield paid in 2017	(3,557)
Converted to equity upon merger with Capitol	(450,425)
Balance at December 31, 2017	$—

During the year ended December 31, 2016, CPECs with a contractual redemption value of $40.0 million were issued to Cision Owner in connection with the acquisition of PR Newswire, in exchange for the contribution by Cision Owner to the Company of a pro rata share of net assets in PR Newswire valued at $29.5 million. As the CPECs were contractually puttable by Cision Owner for cash at any time at their redemption value, the Company recorded an immediate non-cash accretion expense of $10.5 million.

CPEC’s were contributed as equity simultaneously with the closing of the Merger on June 29, 2017.

Cision Ltd. and its Subsidiaries

Notes to Consolidated Financial Statements

6. Debt  – (continued)

Note Purchase Agreement

In January 2015, the Company entered into a $35.0 million note purchase agreement (the “Note Purchase Agreement”) with a commercial lender. The Note Purchase Agreement was paid in full in connection with the acquisition of PR Newswire in June 2016.

Interest was charged on borrowings under the Note Purchase Agreement at a rate of 11.75% per annum. Interest was due quarterly and paid with additional notes (“PIK Interest”). The outstanding balance of the Note Purchase agreement including the PIK Interest was $39.1 million as of December 31, 2015.

The Company incurred approximately $1.1 million in financing costs in connection with the Note Purchase Agreement, which were offset against the debt. In addition, the Company incurred approximately $0.6 million in other issuance costs, which are included as other assets on the accompanying consolidated balance sheet. All financing costs were amortized to interest expense over the term of the Note Purchase Agreement during the years ended December 31, 2015 and December 31, 2016. This Note was paid off in connection with the 2016 Credit Agreement. Total amounts repaid was approximately $41.2 million.

Future minimum principal payments

Future minimum principal payments of debt as of December 31, 2017 are as follows:

(in thousands)
Year ended December 31,
2018	$13,349
2019	13,349
2020	13,349
2021	13,349
2022	13,349
Thereafter	1,264,866
$1,331,611

Interest expense for the years ended December 31, 2017, 2016 and 2015 was as follows:

(in thousands)	2017	2016	2015
First Lien Credit Facility	$74,833	$56,352	$30,499
Second Lien Credit Facility	20,857	29,408	17,338
Loan Authorization Agreement	—	—	81
Revolving Credit Facility	1,397	1,198	—
Accretion of debt discount and deferred financing costs	14,275	13,445	5,972
Note Purchase Agreement	—	2,170	4,048
Accretion of Convertible Preferred Equity Certificates due to Cision Owner	1,838	10,500	—
Yield on Convertible Preferred Equity Certificates due to Cision Owner	2,140	3,433	2,583
Commitment fees and other	1,126	1,491	877
Total interest expense	$116,466	$117,997	$61,398

Cision Ltd. and its Subsidiaries

Notes to Consolidated Financial Statements

7. Stockholders’ equity and equity-based compensation

Preferred stock

The Company is authorized to issue 20,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2017 and 2016, there are no shares of preferred stock issued or outstanding.

Common stock

The Company is authorized to issue 480,000,000 shares of common stock with a par value of $0.0001 per share.

Prior to the Merger, Cision Owner issued equity units to employees for compensation purposes pursuant to the terms of its limited partnership agreement. Stock-based compensation was recorded based on the grant date fair values of these awards and will continue to be recorded until full vesting of these units has occurred. As a result of the consummation of the Merger, these outstanding units, held by Cision Owner, were converted into common stock of Cision. Any forfeitures of unvested units will be redistributed to existing unit holders and not returned to the Company. Equity awards to employees subsequent to the Merger will be made pursuant to the Company’s 2017 Omnibus Incentive Plan described below.

Equity-based compensation is classified in the consolidated statements of operations in a manner consistent with the statements of operations’ classification of an employee’s salary and benefits as follows for continuing operations:

	For the years ended December 31,
(in thousands)	2017	2016	2015
Cost of revenue	$337	$277	$258
Selling and marketing	280	255	228
R&D	319	551	457
G&A	3,202	4,219	4,351
Total equity based compensation expense	$4,138	$5,302	$5,294

The 2017 Omnibus Incentive Plan

In connection with the Transactions, the Company adopted the 2017 Omnibus Incentive Plan (the “2017 Plan”) in June 2017. The 2017 Plan provides for grants of stock options, stock appreciation rights, restricted stock, other stock-based awards and other cash-based awards. Directors, officers and other employees of the Company and its subsidiaries, as well as others performing consulting or advisory services for the Company, are eligible for grants under the 2017 Plan.

The 2017 Plan reserves up to 6,100,000 ordinary shares of the Company for issuance in accordance with the plan’s terms, subject to certain adjustments. The purpose of the plan is to provide the Company’s officers, directors, employees and consultants who, by their position, ability and diligence are able to make important contributions to the Company’s growth and profitability, with an incentive to assist the Company in achieving its long-term corporate objectives, to attract and retain executive officers and other employees of outstanding competence and to provide such persons with an opportunity to acquire an equity interest in the Company.

Cision Ltd. and its Subsidiaries

Notes to Consolidated Financial Statements

7. Stockholders’ equity and equity-based compensation  – (continued)

The Company estimated the fair value of employee stock options using the Black-Scholes option pricing model. The fair values of stock options granted under the 2017 Plan were estimated using the following assumptions:

Year ended December 31, 2017
Stock price volatility	50%
Expected term (years)	6.3
Risk-free interest rate	2.0%
Dividend yield	0%

A summary of employee stock option activity for the year ended December 31, 2017 under the Company’s 2017 Plan is presented below:

	Number of options	Weighted- average exercise price per share	Weighted- average remaining contractual term	Aggregate intrinsic value
Options outstanding as of December 31, 2016	—	$—	—	$—
Granted	691,500	12.78	9.7
Exercised	—	—	—
Forfeited	—	—	—
Options outstanding as of December 31, 2017	691,500	$12.78	9.7	$—

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying stock option awards and the quoted closing price of the Company’s common stock as of December 31, 2017.

A summary of restricted stock units activity for the year ended December 31, 2017 under the Company’s 2017 Plan is presented below:

	Number of shares underlying stock awards	Weighted- average grant date fair value
Restricted stock units outstanding as of December 31, 2016	—	$—
Granted	34,945	12.40
Vested	—	—
Forfeited	—	—
Restricted stock units outstanding as of December 31, 2017	34,945	$12.40

As of December 31, 2017, the Company had $3.9 million of unrecognized compensation expense related to the unvested portion of outstanding stock options and restricted stock units expected to be recognized on a pro-rata straight-line basis over the weighted-average remaining service period.

8. Employee benefit plans

The Company sponsors defined-contribution, profit-sharing and other benefit plans in the United States, Canada, the United Kingdom and France. Total expense for the plans for the years ended December 31, 2017, 2016 and 2015 related to defined contribution plans, were approximately $6.2 million, $4.4 million and $2.2 million, respectively.

Cision Ltd. and its Subsidiaries

Notes to Consolidated Financial Statements

8. Employee benefit plans  – (continued)

CNW retirement plans

Employees of CNW participate in a defined benefit pension plan component. The defined benefit plan has been closed to new participants since 2006. In addition, CNW maintains a non-registered defined benefit pension plan for a former executive, which provides benefits in excess of those payable from the registered defined benefit plan. The actuarial cost method used for the valuation of the defined benefit post-employment benefits is the present value of the benefits expected to be paid. CNW’s contributions to defined contribution plans are expensed as incurred. The net periodic pension expense recognized for CNW’s defined benefit plan for the year ended December 31, 2017 and for period since the date of acquisition of PR Newswire through December 31, 2016 was $0.7 million and $0.3 million, respectively.

Reconciliation of benefit obligations, plan assets and funded status

The following table summarizes the benefit obligation, plan assets and the funded status of CNW’s two defined benefit plans at December 31, 2017 and for the period since acquisition ending December 31, 2016 (in thousands):

(in thousands)	2017	2016
Change in benefit obligation
Benefit obligation balance at January 1, 2017 and June 16, 2016:	$11,412	$11,758
Service cost	209	118
Interest cost	475	219
Participant contributions	29	22
Actuarial gain (loss)	229	(134)
Benefits paid	(718)	(185)
Currency translation	798	(386)
Benefit obligation balance at December 31,	$12,434	$11,412

(in thousands)	2017	2016
Change in plan assets
Fair value of plan assets at January 1, 2017 and June 16, 2016:	$8,937	$10,101
Return on plan assets	1,250	(850)
Employer contributions	538	289
Participant contributions	29	22
Benefits paid	(718)	(185)
Currency translation	654	(440)
Fair value of plan assets at December 31,	$10,690	$8,937

The amount recognized in the consolidated balance sheets as long-term pension obligation as of December 31, 2017 and 2016 was $1.8 million and $2.5 million, respectively. The amount of net actuarial gain (loss) recognized in other comprehensive loss for the period ended December 31, 2017 and 2016 was $1.8 million and $(0.5) million, respectively. Substantially all of the Plan’s assets consist primarily of a pooled fund, which is primarily invested in government and corporate bonds. They are valued using models with inputs including interest rate curves, credit spreads and volatilities. The inputs that are significant to valuation are generally observable and therefore the assets within the pooled fund have been classified as Level 2. The fair value reflects the proportionate share of the fair value of the investments held in the underlying pooled fund.

Cision Ltd. and its Subsidiaries

Notes to Consolidated Financial Statements

8. Employee benefit plans  – (continued)

Assumptions

Weighted-average assumptions used to determine the benefit obligation reflected in the consolidated balance sheets and the net periodic pension cost in the consolidated statements of comprehensive loss were as follows:

	2017	2016
Discount rate	3.5%	4.1%
Rate of compensation increase	3.5%	3.5%
Expected return on plan assets	2.0%	2.0%
Future cash flows of benefit plans

The following table summarizes the expected future cash flows of CNW’s two defined benefit plans at December 31, 2017:

(in thousands)
Projected company contributions for 2018	$675
Expected benefit payments for year ended December 31,
2018	$430
2019	448
2020	441
2021	447
2022	444
Thereafter	2,573

The long-term rates of return are determined based on the nature of each plan’s investments, an expectation for each plan’s investment strategies, historical rates of return and current economic forecasts, among other factors, and are evaluated annually and adjusted as necessary.

9. Investment in unconsolidated affiliate

Pursuant to the acquisition of PR Newswire in June 2016, the Company became the owner of a 50% interest in a joint venture with ANP Pers Support B.V in ANP Pers Support v.o.f. (“ANPps”). This investment in an unconsolidated affiliate is accounted for by the equity method. For the years ended December 31, 2017 and 2016, the Company’s allocation of net income from ANPps was $0.4 million and $0.2 million, respectively, and is included in earnings of unconsolidated affiliate in the consolidated statements of comprehensive loss.

10. Net loss per share

Basic net loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period as retroactively adjusted for the Merger (Note 1). For the years ended December 31, 2017, 2016 and 2015, the Company has excluded the potential effect of warrants to purchase shares of common stock totaling 989,980 shares, additional earn out shares, as described in Note 1, and the dilutive effect of stock options and restricted stock awards, as described in Note 7, in the calculation of diluted loss per share, as the effect would be anti-dilutive due to losses incurred. As a result, diluted loss per common share is the same as basic loss per common share for all periods presented below.

	For the years ended December 31,
(in thousands except share and per share data)	2017	2016	2015
Numerator:
Net loss	$(123,042)	$(98,412)	$(90,544)
Denominator:
Weighted-average shares outstanding – basic and diluted	75,696,880	28,369,644	28,029,023
Net loss per share – basic and diluted	$(1.63)	$(3.47)	$(3.23)

Cision Ltd. and its Subsidiaries

Notes to Consolidated Financial Statements

11. Income taxes

For the years ended December 31, 2017, 2016 and 2015, the U.S. and foreign components of loss before income taxes were as follows:

(in thousands)	2017	2016	2015
U.S.	$(134,132)	$(140,443)	$(60,980)
Foreign	499	(13,660)	(33,171)
Total loss before income taxes	$(133,633)	$(154,103)	$(94,151)

For the years ended December 31, 2017, 2016 and 2015, the benefit from income taxes consisted of the following:

(in thousands)	2017	2016	2015
Current expense
Federal	$2,052	$419	$570
State	3,892	1,260	714
Foreign	8,406	9,123	3,128
Total current expense	14,350	10,802	4,412
Deferred benefit
Federal	(16,204)	(54,550)	(2,442)
State	(364)	(5,805)	1,632
Foreign	(8,373)	(6,138)	(7,209)
Total deferred benefit	(24,941)	(66,493)	(8,019)
Total benefit from income taxes	$(10,591)	$(55,691)	$(3,607)

The Company’s effective tax rate for the years ended December 31, 2017, 2016 and 2015 was a benefit of 7.9%, 36.1% and 3.8%, respectively. The Company is a Cayman entity with a 0% statutory tax rate with subsidiaries in various jurisdictions including the U.S., Canada, France, and the United Kingdom. The Company’s effective tax rate differed from the Cayman statutory rate as a result of the foreign statutory rates in each of its subsidiaries, as well as certain nondeductible expenses, including transaction costs, interest expense and stock-based compensation. In addition, differences were caused by U.S. state income taxes, as well as the need for valuation allowance for certain U.S. and United Kingdom deferred tax assets.

For the years ended December 31, 2017, 2016 and 2015, the Company’s effective tax rate was as follows:

	2017%	2016%	2015%
Income tax at Cayman Islands statutory rate	0.0	0.0	0.0
State income taxes, net of U.S. federal benefit	(0.8)	1.9	(2.2)
Expense from different foreign tax rates	37.5	34.1	28.1
Change in valuation allowance	(13.8)	10.2	(17.2)
Nondeductible expenses	(4.8)	(9.7)	(5.2)
Tax Act	(8.9)	—	—
Other	(1.3)	(0.4)	0.3
Effective tax rate	7.9%	36.1%	3.8%

Cision Ltd. and its Subsidiaries

Notes to Consolidated Financial Statements

11. Income taxes  – (continued)

The Company’s deferred tax components consisted of the following at December 31, 2017 and 2016:

(in thousands)	2017	2016
Deferred tax assets
Net operating loss carryforwards	$41,303	$42,206
Allowance for doubtful accounts	915	2,043
Accrued expenses	2,899	6,936
Deferred interest	51,817	47,943
Deferred revenue	2,537	2,526
Transaction costs	2,218	3,215
Tax credits	5,750	4,065
Other	6,143	4,008
Total deferred tax assets	113,582	112,942
Valuation allowance	(46,666)	(3,437)
Net deferred tax assets	66,916	109,505
Deferred tax liabilities
Capitalized software development costs	(4,410)	(5,707)
Fixed assets	(13)	(3,075)
Goodwill and intangible assets	(113,246)	(182,251)
Deferred financing costs	(10,304)	—
Other	(1,560)	(1,681)
Total deferred tax liabilities	(129,533)	(192,714)
Net deferred tax liability	$(62,617)	$(83,209)
Disclosed as
Deferred tax asset – long-term	$—	$—
Deferred tax liability – long-term	(62,617)	(83,209)
Net deferred tax liability – long-term	$(62,617)	$(83,209)

On December 22, 2017, the U.S. government enacted comprehensive tax legislation (the “Tax Act”), which significantly revises the ongoing U.S. corporate income tax law by lowering the U.S. federal corporate income tax rate from 35% to 21%, implementing a territorial tax system, imposing a one-time tax on foreign unremitted earnings and setting limitations on deductibility of certain costs (e.g., interest expense), among other things.

Due to the complexities involved in accounting for the recently enacted Tax Act, the U.S. Securities and Exchange Commission issued SAB 118, which requires that the Company include in its financial statements the reasonable estimate of the impact of the Tax Act to the extent such reasonable estimate has been determined. Accordingly, the Company recorded the following reasonable estimates of the tax impact in its consolidated financial statements as of and for the year ended December 31, 2017.

a)	A provisional tax expense of $5.5 million, including $2.1 million of associated withholding taxes, for the Tax Act’s one-time transition tax on the Company’s Canadian subsidiaries’ accumulated, unremitted earnings dating back to 1986.
b)	A provisional tax expense of $6.4 million to the net change in deferred tax liabilities due to the reduction of the U.S. federal tax rate from 35% to 21% net of the additional valuation allowance required as a result of the new limitations on interest deductibility.

Cision Ltd. and its Subsidiaries

Notes to Consolidated Financial Statements

11. Income taxes  – (continued)

The Tax Act also includes a provision to tax global intangible low-taxed income (“GILTI”) of foreign subsidiaries and a base erosion anti-abuse tax (“BEAT”) measure that taxes certain payments between a U.S. corporation and its subsidiaries. The Company will be subject to the GILTI and BEAT provisions effective beginning January 1, 2018 and is in the process of analyzing their effects, including how to account for the GILTI provision from an accounting policy standpoint.

The final impact on the Company from the Tax Act’s transition tax legislation may differ from the aforementioned reasonable estimate due to the complexity of calculating and supporting with primary evidence such U.S. tax attributes as accumulated foreign earnings and profits and foreign tax paid, and other tax components involved in foreign tax credit calculations for prior years back to 1986. Such differences could be material, due to, among other things, changes in interpretations of the Tax Act, future legislative action to address questions that arise because of the Tax Act, changes in accounting standards for income taxes or related interpretations in response to the Tax Act, or any updates or changes to estimates the Company has utilized to calculate the transition tax’s reasonable estimate.

Pursuant to SAB 118, the Company is allowed a measurement period of up to one year after the enactment date of the Tax Act to finalize the recording of the related tax impacts. Accordingly, the Company accrued the transition tax and to the net change in deferred tax liabilities including additional valuation allowance based on the reasonable estimate guidance. The Company will continue to refine its estimate of the impact of the U.S. Tax Act and will record any resulting tax adjustments during the year ended December 31, 2018. Additionally, the Company currently believes it will use its net operating loss carryforwards to offset the transition tax, exclusive of the Canadian withholding tax.

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company assessed the realizability of deferred tax assets and whether it is more likely than not that a portion, or all, of the deferred tax assets can be realized. Management considers the scheduled reversal of deferred tax liabilities and tax planning strategies in making this assessment. During 2015, management concluded that a valuation allowance was required for the U.S. Federal deferred tax assets, net of federal deferred tax liabilities excluding deferred tax liabilities relating to indefinite lived intangibles. In 2016, management concluded that the valuation allowance on the U.S. federal deferred tax assets was no longer required as a result of the deferred tax liabilities established in the acquisition of PR Newswire. The reversal of such deferred tax liabilities will allow for the realizability of the U.S. deferred tax assets. In 2017, management concluded that a valuation allowance of $26.8 million was required for U.S. federal interest expense carryforwards under Internal Revenue Code Section 163(j) and for $0.7 million of interest expense carryforwards under United Kingdom tax law. The remaining $19.2 million of the valuation allowance is for foreign net operating losses for entities that have cumulative losses.

At December 31, 2017, the Company has not provided for income taxes on $42.0 million of undistributed earnings of its foreign subsidiaries, other than certain Canadian subsidiaries, as the earnings are considered permanently reinvested. As part of the Tax Act (as discussed above), the U.S. Company accrued a $5.5 million transition tax related to its Canadian subsidiaries. This amount includes an estimated $2.1 million of Canadian withholding taxes on the future repatriation of cash from Canada to the U.S. The U.S. does not currently have accumulated earnings and profits and the majority of the other foreign jurisdictions can generally distribute their earnings to the Company without additional taxation. Accordingly, the Company has determined that the deferred tax liability associated with a distribution of the undistributed earnings would be immaterial.

As of December 31, 2017, the Company has net operating loss carryforwards for federal and state tax purposes of approximately $86.2 million and $47.9 million, respectively, which will expire between 2031 and 2036. The Company also has $1.4 million of federal and state tax credits that will expire at varying times between 2025 and 2033. The Company has $2.3 million of federal alternative minimum tax credits that it now

Cision Ltd. and its Subsidiaries

Notes to Consolidated Financial Statements

11. Income taxes  – (continued)

expects to have refunded over the next 4 years as a result of the Tax Act. The Company has foreign net operating losses of $79.6 million of which the majority do not expire.

Certain of the Company’s federal and state NOL carryforwards are subject to annual limitations under Section 382 of Internal Revenue Code. Based on the purchase price for the U.S. companies, the limitations imposed under Section 382 will not preclude the Company from realizing these NOLs.

The following table presents changes in unrecognized tax benefits:

(in thousands)	2017	2016	2015
Beginning balance	$2,944	$2,634	$2,224
Additions based on tax provisions related to the current year	903	210	410
Additions based on tax positions related to prior years	—	100	—
Reductions to tax positions of prior years	(111)	—	—
Reductions for expiration of statute of limitations	—	—	—
Settlements	—	—	—
Ending balance	$3,736	$2,944	$2,634

Company recognizes the effects of uncertain income tax positions only if those positions are more likely than not of being sustained. The Company has recorded a liability for uncertain tax positions associated primarily with tax credits and transfer pricing in the amount of $3.7 million and $2.9 million as of December 31, 2017 and 2016, respectively.

The Company does not expect unrecognized tax benefits to change significantly over the next twelve months, and the entire amount of unrecognized tax benefits, if recognized, would affect the effective tax rate. The Company recognizes interest and penalties related to uncertain tax positions in the consolidated financial statements as a component of the income tax provision, and has accrued $1.1 million for interest and penalties as of December 31, 2017. The current year reduction of $0.1 million is related to the rate reduction in the Tax Act. The Company files income tax returns in the U.S. and various states, the United Kingdom, Canada, France and other foreign jurisdictions and is subject to U.S. federal, state, and foreign tax examinations for years ranging from 2011 to 2017.

12. Related party transactions

The Company is party to a professional services agreement with the majority owner of its parent. The Company incurred approximately $0.3 million for the year ended December 31, 2017 and $0.6 million for the years ended December 31, 2016 and December 31, 2015, included in general and administrative expenses. Upon consummation of the Merger on June 29, 2017, the professional services agreement terminated.

Certain transactions between the Company and Cision Owner have been described elsewhere in these consolidated financial statements.

13. Commitments and contingencies

The Company has various non-cancelable operating leases, primarily related to office real estate, that expire through 2035 and generally contain renewal options for up to five years. Lease incentives, payment escalations and rent holidays specified in the lease agreements are accrued or deferred as appropriate as a component of rent expense which is recognized on a straight-line basis over the terms of occupancy. As of December 31, 2017 and 2016, deferred rent of $10.2 million and $9.4 million, respectively, is included in other liabilities.

Cision Ltd. and its Subsidiaries

Notes to Consolidated Financial Statements

13. Commitments and contingencies  – (continued)

Future minimum lease payments under non-cancelable operating leases at December 31, 2017 are as follows:

(in thousands)	Operating leases
2018	$16,265
2019	15,045
2020	13,138
2021	10,307
2022	9,855
Thereafter	21,550
Total future minimum payments	$86,160

Rent expense was $16.8 million, $13.9 million and $9.4 million for the years ended December 31, 2017, 2016 and 2015, respectively.

Purchase commitments

The Company entered into agreements with various vendors in the ordinary course of business. As of December 31, 2017, the minimum required payments in future years under these arrangements are as follows:

(in thousands)	Commitments
Year ended December 31,
2018	$7,104
2019	2,322
2020	185
2021	—
2022	—
Thereafter	—
$9,611

Letters of credit

As of December 31, 2017 and 2016, the Company had a total of $1.3 million and $1.1 million in letters of credit outstanding, respectively, for certain of its office spaces. These letters of credit do not require compensating balances and expire at various dates through March 2031.

Litigation and claims

The Company from time to time is subject to lawsuits, investigations and claims arising out of the ordinary course of business, including those related to commercial transactions, contracts, government regulation, and employment matters. In the opinion of management, based on all known facts, all such matters are either without merit or are of such kind, or involve such amounts that would not have a material effect on the financial position or results of operations of the Company if disposed of unfavorably.

14. Segment and geographic information

The Company has determined that its Chief Executive Officer is the Chief Operating Decision Maker. The Company’s Chief Executive Officer reviews financial information presented on both a consolidated basis and on a geographic regional basis. Since its inception, the Company has completed several significant acquisitions and has expended significant efforts to provide an integrated set of software and services to all customers in all geographies. As a result of the long-term qualitative and quantitative similar economic characteristics exhibited by the sale of an integrated set of products and services in all the Company’s regions, the Company has determined that its operating segments meet the criteria to be aggregated into one reportable segment.

Cision Ltd. and its Subsidiaries

Notes to Consolidated Financial Statements

14. Segment and geographic information  – (continued)

Geographical revenue information is based on revenue generated through the sale of products and services to customers located within the specified geography. Long-lived assets consist of property, plant and equipment. Property, plant and equipment information is based on the physical location of the assets at the end of each fiscal year.

Revenue by geography is based on the location of the subsidiary that executed the customer contract. The following table lists revenue for the years ended December 31, 2017, 2016 and 2015 by geographic region:

(in thousands)	2017	2016	2015
Revenue:
Americas – U.S.	$410,621	$316,177	$218,628
Rest of Americas	51,650	29,891	10,105
EMEA	144,127	110,225	105,225
APAC	25,239	11,479	—
	$631,637	$467,772	$333,958

The following table lists long-lived assets, net of amortization, as of December 31, 2017 and 2016 by geographic region:

(in thousands)	2017	2016
Long-lived assets, net
Americas – U.S.	$1,138,360	$1,188,000
Rest of Americas	145,837	115,223
EMEA	336,937	313,373
APAC	29,816	30,880
	$1,650,950	$1,647,476

15. Subsequent events

On January 23, 2018, the Company completed its acquisition of PRIME Research (“Prime”). The purchase price was approximately €75.7 million ($93.3 million) and consisted of approximately €56.8 million in cash consideration, the issuance of approximately 1.7 million ordinary shares valued at €16.4 million plus up to €2.5 million in ordinary shares to be issued 18 months after closing, subject to certain reductions in accordance with the purchase agreement. At the date of the acquisition, Prime had over 700 employees with offices in Brazil, China, Germany, Switzerland, the United Kingdom, and the United States.

On February 8, 2018, the Company completed its debt repricing transaction on its 2017 First Lien Credit Facility and 2017 Revolver Credit Facility. The 2017 First Lien Credit Facility margins were lowered for the alternate base rate, LIBOR rate and EURIBOR rate by 1.00%, 1.00% and 0.75%, respectively. The 2017 Revolver Credit Facility margins were lowered for the alternate base rate, LIBOR rate and EURIBOR rate by 0.75%, 0.75% and 0.50%, respectively.

Cision Ltd. and its Subsidiaries

Notes to Consolidated Financial Statements

16. Allowance for doubtful accounts and deferred tax assets

The allowance for doubtful accounts and deferred tax assets for the years ended December 31, 2017, 2016 and 2015 is as follows:

(in thousands)	Balance at beginning of year	Amounts charged to costs or expense	Additions (deductions)	Balance at end of year
Allowance for doubtful accounts:
Year Ended December 31, 2015	$971	$1,397	$(1,120)	$1,248
Year Ended December 31, 2016	1,248	2,572	(1,215)	2,605
Year Ended December 31, 2017	2,605	3,493	(796)	5,302
Allowance for deferred tax assets:
Year Ended December 31, 2015	$12,648	$16,294	$(9,925)	$19,017
Year Ended December 31, 2016	19,017	(15,315)	(265)	3,437
Year Ended December 31, 2017	3,437	34,770	8,459	46,666

17. Quarterly financial information (unaudited)

The following presents quarterly financial data for the years ended December 31, 2017 and 2016:

	Year ended December 31, 2017
(in thousands, except per share data)	First quarter	Second quarter	Third quarter	Fourth quarter
Revenue	$145,818	$157,131	$159,729	$168,959
Gross profit	100,752	107,913	106,442	115,694
Net loss	(22,993)	(19,148)	(46,409)	(34,492)
Loss per share:
Basic and diluted	(0.82)	(0.63)	(0.38)	(0.28)

	Year ended December 31, 2016
(in thousands, except per share data)	First quarter	Second quarter	Third quarter	Fourth quarter
Revenue	$77,704	$90,826	$150,778	$148,464
Gross profit	49,167	58,706	99,197	98,119
Net loss	(14,146)	(20,966)	(39,539)	(23,761)
Loss per share:
Basic and diluted	(0.50)	(0.74)	(1.39)	(0.84)

Report of Independent Registered Public Accounting Firm

To the Audit Committee of the
Board of Directors and Shareholders
of Capitol Acquisition Corp. III

We have audited the accompanying balance sheets of Capitol Acquisition Corp. III (the “Company”) as of December 31, 2016 and 2015, and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2016 and for the period from July 13, 2015 (inception) through December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Capitol Acquisition Corp. III, as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the year ended December 31, 2016 and the period from July 13, 2015 (inception) through December 31, 2015 in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum LLP
Marcum llp
New York, NY
March 10, 2017

Capitol Acquisition Corp. III

Balance Sheets

	December 31, 2016	December 31, 2015
ASSETS
Current assets
Cash and cash equivalents	$95,985	$857,325
Cash and cash equivalents held in trust account, interest income available for taxes	567,469	—
Accrued interest receivable held in trust account	165,126	25,377
Prepaid expenses	30,525	17,800
Total current assets	859,105	900,502
Cash and cash equivalents held in trust account, restricted	325,000,000	325,000,000
Total assets	$325,859,105	$325,900,502
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$188,291	$76,454
Long-term liabilities
Notes payable to related parties	500,000	—
Deferred underwriting fee	11,375,000	11,375,000
Total liabilities	12,063,291	11,451,454
Commitments and Contingencies
Common stock, subject to possible redemption, 30,810,131 and 30,944,905 shares at redemption value at December 31, 2016 and December 31, 2015	308,795,813	309,449,047
Stockholders’ equity:
Preferred stock, $.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.0001 par value; 120,000,000 shares authorized; 9,814,869 and 9,680,095 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	981	969
Additional paid-in capital	5,768,759	5,115,537
Accumulated deficit	(769,739)	(116,505)
Total stockholders’ equity	5,000,001	5,000,001
Total liabilities and stockholders’ equity	$325,859,105	$325,900,502

The accompanying notes are an integral part of these financial statements.

Capitol Acquisition Corp. III

Statements of Operations

	Year ended December 31, 2016	Period from July 13, 2015 (inception) through December 31, 2015
Operating costs	$(1,491,184)	$(141,984)
Loss from operations	(1,491,184)	(141,984)
Other income and expense:
Interest income	837,950	25,479
Net loss	$(653,234)	$(116,505)
Weighted average number of shares outstanding, basic and diluted	9,735,456	9,098,268
Basic and diluted net loss per share	$(0.07)	$(0.01)

The accompanying notes are an integral part of these financial statements.

Capitol Acquisition Corp. III

Statement of Changes in Stockholders’ Equity
For the Period from July 13, 2015 (Inception) Through December 31, 2016

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Common stock issued to initial stockholders	10,062,500	$1,006	$23,994	$—	$25,000
Contribution of sponsors’ shares for no consideration	(1,437,500)	(143)	143	—	—
Sale of 32,500,000 units, net underwriters’ discount and offering expenses	32,500,000	3,250	306,287,303	—	306,290,553
Proceeds from issuance of sponsors’ warrants, at $1 per warrant	—	—	8,250,000	—	8,250,000
Forfeiture of initial stockholders’ shares pursuant to partial exercise of underwriters’ overallotment	(500,000)	(50)	50	—	—
Shares subject to possible redemption	(30,944,905)	(3,094)	(309,445,953)	—	(309,449,047)
Net loss	—	—	—	(116,505)	(116,505)
Balance, December 31, 2015	9,680,095	969	5,115,537	(116,505)	5,000,001
Shares subject to possible redemption	134,774	12	653,222	—	653,234
Net Loss	—	—	—	(653,234)	(653,234)
Balance, December 31, 2016	9,814,869	$981	$5,768,759	$(769,739)	$5,000,001

The accompanying notes are an integral part of these financial statements.

Capitol Acquisition Corp. III

Statements of Cash Flows

	Year Ended December 31, 2016	For the period from July 13, 2015 (inception) through December 31, 2015
Cash Flows from Operating Activities:
Net loss	$(653,234)	$(116,505)
Adjustments to reconcile net loss to net cash used in operating activities:
Cash held in trust account, interest income available for taxes	(691,951)	—
Accrued interest income	(139,749)	(25,377)
Changes in operational assets and liabilities:
Prepaid expenses	(12,725)	(17,800)
Accounts payable and accrued expenses	111,837	76,454
Net cash used in operating activities	(1,385,822)	(83,228)
Cash Flows from Investing Activities:
Proceeds released from Trust	124,482	—
Cash held in Trust Activity	—	(325,000,000)
Net cash provided (used in) investment activities	124,482	(325,000,000)
Cash Flows from Financing Activities:
Proceeds from notes payable to related parties	500,000	280,000
Repayments of notes payable to related parties	—	(280,000)
Proceeds from issuance of common stock to initial stockholders	—	25,000
Proceeds from sale of Units, net underwriter commissions paid	—	317,665,553
Proceeds from issuance of Sponsors’ warrants	—	8,250,000
Net cash provided by financing activities	500,000	325,940,553
Net (Decrease) Increase in cash and cash equivalents	(761,340)	857,325
Cash and cash equivalents, beginning of period	857,325	—
Cash and cash equivalents, end of period	$95,985	$857,325
Supplemental disclosure of non-cash investing and financing activities:
Initial value of common stock subject to redemption	$—	$309,564,545
Change in value of common stock subject to redemption	$(653,234)	$(115,498)
Deferred underwriter fee	$—	$11,375,000

The accompanying notes are an integral part of these financial statements.

Capitol Acquisition Corp. III

Notes to Financial Statements

Note 1 — Organization, Plan of Business Operations and Liquidity

Capitol Acquisition Corp. III (the “Company”) was incorporated in Delaware on July 13, 2015 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities (a “Business Combination”).

All activity through December 31, 2016 relates to the Company’s formation, initial public offering (“Offering”) and identifying and investigating prospective target businesses with which to consummate a Business Combination.

The registration statement for the Offering was declared effective on October 13, 2015. The Company consummated the Offering of 32,500,000 units on October 19, 2015, including the exercise of the over-allotment option to the extent of 2,500,000 units, generating gross proceeds of $325,000,000 and net proceeds of $317,665,553 after deducting $7,334,447 of transaction costs (up to an additional $11,375,000 of deferred underwriting expenses may be paid upon the completion of a Business Combination). The units sold pursuant to the Offering (“Units”) were sold at an offering price of $10.00 per Unit. In addition, the Company generated gross and net proceeds of $8,250,000 from the private placement (the “Private Placement”) of 8,250,000 warrants (“Founders’ Warrants”) at a price of $1.00 per warrant to Capitol Acquisition Management 3 LLC and Capitol Acquisition Founder LLC (collectively, the “Sponsors”), entities affiliated with the Company’s executive officers, and the Company’s directors.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of our Offering and the Founders’ Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to effect a Business Combination successfully.

Upon the closing of the Offering, $325,000,000 ($10.00 per Unit sold in the Offering), including the proceeds of the private placement of the Founders’ Warrants was placed in a trust account (“Trust Account”) and may be invested in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act until the earlier of (i) the consummation of the Company’s first Business Combination and (ii) the Company’s failure to consummate a Business Combination within the prescribed time. Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers, prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. The Company’s executive officers have agreed that they will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for services rendered, contracted for or products sold to the Company. However, there can be no assurance that they will be able to satisfy those obligations should they arise.

The Company, after signing a definitive agreement for a Business Combination with a target business, is required to seek shareholder approval of such Business Combination at a meeting called for such purpose at which shareholders may seek to convert their shares into their pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid. Notwithstanding the foregoing, a public stockholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) will be restricted from seeking conversion rights with respect to 20% or more of the shares of common stock sold in the Offering without the Company’s prior written consent. The Company will proceed with a Business Combination only if it has net tangible assets of at least $5 million upon consummation of the Business Combination and a majority of the outstanding shares of common stock of the Company voted are voted in favor of the Business Combination. In connection with any shareholder vote required to approve any Business

Capitol Acquisition Corp. III

Notes to Financial Statements

Note 1 — Organization, Plan of Business Operations and Liquidity  – (continued)

Combination, the Sponsors and any other initial shareholders of the Company (collectively, the “Initial Stockholders”) have agreed (i) to vote any of their respective shares in favor of the initial Business Combination and (ii) not to convert any of their respective shares.

Pursuant to the Company’s Amended and Restated Certificate of Incorporation, if the Company is unable to complete its initial Business Combination by October 19, 2017, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining holders of common stock and the Company’s board of directors, dissolve and liquidate. If the Company is unable to consummate an initial Business Combination and is forced to redeem 100% of the outstanding Public Shares for a pro rata portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not released to the Company to pay any of its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses).

If the Company is unable to complete its initial business combination, the per-share conversion price for common stock would be $10.00, without taking into account any interest, if any, earned on the trust account. The proceeds deposited in the Trust Account could, however, become subject to claims of the Company’s creditors that are in preference to the claims of the Company’s stockholders. In addition, if the Company is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of the Company’s common stockholders. Therefore, the actual per-share redemption price may be less than $10.00.

The Company is an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and will remain such for up to five years. However, if the Company’s non-convertible debt issued within a three-year period or the Company’s total revenues exceed $1 billion or the market value of the Company’s shares of common stock that are held by non-affiliates exceeds $700 million on the last day of the second fiscal quarter of any given fiscal year, the Company would cease to be an emerging growth company as of the following fiscal year. As an emerging growth company, the Company has elected, under Section 107(b) of the JOBS Act, to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, for complying with new or revised accounting standards.

The Company has experienced recurring net operating losses as well as negative cash flows from operations. The Company’s main source of liquidity was from the Offering and the Private Placement proceeds, from which amounts have been used to fund the search for a prospective target business. On August 11, 2016, August 12, 2016 and August 15, 2016, the Company’s officers and directors (or their affiliates) loaned the Company an aggregate of $500,000. The Company currently has a cash position of approximately $96,000. The Company also received new commitments (which commitments replaced and superseded certain prior commitments) from its Chief Executive Officer, Mark D. Ein, its President and Chief Financial Officer, L. Dyson Dryden, and its independent board members, Lawrence Calcano, Richard C. Donaldson and Piyush Sodha, to provide additional loans to the Company of up to $767,000 in the aggregate. On February 7, 2017, our officers and directors (or their affiliates) loaned us an aggregate of $450,000. The August 2016 loans and the February 2017 loans, as well as any future ones that may be made by the Company’s officers and directors (or their affiliates), are, and will be, evidenced by notes and would either be repaid upon the consummation of a Business Combination or up to $1,500,000 of the notes may be converted into warrants. Based on the foregoing, the Company believes it has sufficient cash to meet its needs for the next twelve months.

Capitol Acquisition Corp. III

Notes to Financial Statements

Note 2 — Significant Accounting Policies

Basis of presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (SEC).

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times may exceed the federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company maintains its cash deposits with major financial institutions.

Cash and cash equivalents held in Trust Account

The amounts held in the Trust Account represent substantially all of the proceeds of the Initial Public Offering and are classified as restricted assets since such amounts can only be used by the Company in connection with the consummation of a Business Combination. As of December 31, 2016 and December 31, 2015, cash and cash equivalents (restricted) held in the Trust Account consisted of $325,000,000 in United States Treasury securities with an original maturity of three months or less. Cash and cash equivalents held in trust available for taxes consisted of $567,469 at December 31, 2016.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

Offering Costs

Offering costs consist principally of legal, accounting and underwriting costs incurred through the balance sheet date that are directly related to the Offering. Offering costs approximately to $18.7 million were charged to stockholder’s equity upon completion of the Offering.

Common stock subject to possible redemption

The Company accounts for its common stock subject to possible conversion in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity”. Common stock subject to mandatory conversion is classified as a liability instrument and is measured at fair value. Conditionally convertible common stock (including common stock that features cash conversion rights that are either within the control of the holder or subject to cash conversion upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain cash conversion rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2016 and December 31, 2015, the common stock subject to possible conversion is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Loss Per Share

Loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period, excluding shares of common stock subject to forfeiture (Note 5). Common

Capitol Acquisition Corp. III

Notes to Financial Statements

Note 2 — Significant Accounting Policies  – (continued)

stock subject to possible redemption has been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants to purchase shares of common stock in the calculation of diluted loss per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted loss per common share is the same as basic loss per common share for the period.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim period disclosure and transition. The Company is required to file income tax returns in the United States (federal) and in various state and local jurisdictions. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. Since the Company was incorporated on July 13, 2015, the evaluation was performed for the 2015 tax year. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material changes to its financial position.

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest as of or during the year ended December 31, 2016 or the period ended December 31, 2015. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

Recent Accounting Pronouncements

In August 2014, the FASB issued ASU 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to continue as a Going Concern” (“ASU 2014-15”). ASU 2014-15 provides guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and about related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. The amendments in ASU 2014-15 are effective for annual reporting periods ending after December 15, 2016, and for annual and interim periods thereafter. Early adoption is permitted. The Company has adopted the methodologies prescribed by ASU 2014-15. The adoption of ASU 2014-15 had no material effect on the Company’s financial position or results of operations.

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Capitol Acquisition Corp. III

Notes to Financial Statements

Note 2 — Significant Accounting Policies  – (continued)

Subsequent Events

Management of the Company evaluates events that have occurred after the balance sheet date of December 31, 2016 through the date which these financial statements were issued. Based upon the review, management noted that on February 7, 2017, the Company issued notes payable to its officers and directors (or their affiliates) which totaled $450,000. These notes do not bear interest, and are repayable upon the consummation of the Company’s initial merger, capital stock exchange, asset acquisition, or other similar business combination. Upon consummation of a business combination, the note holders have the option to convert up to $1,500,000 of aggregate principal balances into warrants at a price of $1.00 per warrant. The terms of these warrants will be identical to those of the founders’ warrants.

On January 3, 2017, we received a notice from NASDAQ stating that we failed to hold an annual meeting of stockholders within 12 months after our fiscal year ended December 31, 2015, as required by NASDAQ Listing Rules 5620(a) and 5810(c)(2)(G). We submitted a plan to regain compliance pursuant to the procedures set forth in the NASDAQ Listing Rules on February 16, 2017. On March 2, 2017, NASDAQ approved our plan and indicated that we now have until June 29, 2017 to regain compliance with the aforementioned rules by holding an annual meeting of shareholders by such date. We intend to hold an annual meeting in connection with any proposed business combination we submit to stockholders for approval. Failure to hold an annual meeting by such date could result in the delisting of our securities from NASDAQ.

Other than the matter noted in the preceding two paragraphs, management did not identify any recognized or non-recognized subsequent events that would have required further adjustment or disclosure in the financial statements.

Note 3 — Initial Public Offering and Founders’ Warrants

In connection with the Offering, on October 19, 2015, the Company sold 32,500,000 Units at $10.00 per Unit (including 2,500,000 Units subject to the underwriters’ over-allotment option. Each unit consists of one share of common stock in the Company and one half of one Warrant of the Company (“Warrants”). Each whole Warrant entitles the holder to purchase one share of common stock at a price of $11.50 commencing on the later of 30 days after the Company’s completion of a Business Combination or October 19, 2016 and expiring five years from the completion of a Business Combination. The Company may redeem the Warrants at a price of $0.01 per Warrant upon 30 days’ notice, only in the event that the last sale price of the shares of common stock is at least $18.00 per share for any 20 trading days within a 30-trading day period ending on the third day prior to the date on which notice of redemption is given. If the Company redeems the Warrants as described above, management will have the option to require all holders that wish to exercise their Warrants to do so on a “cashless basis.” No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the Warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Warrants is not effective within 90 days following the consummation of an initial Business Combination, Warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act of 1933, as amended, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Warrants on a cashless basis. In accordance with the warrant agreement relating to the Warrants to be sold and issued in the Offering the Company is only required to use its best efforts to maintain the effectiveness of the registration statement covering the Warrants. The Company will have no obligation under any circumstances to net cash settle any Warrants.

Simultaneously with the consummation of the Offering, the Company consummated the Private Placement of 8,250,000 Founders’ Warrants at a price of $1.00 per warrant to the Sponsors. The Founders’ Warrants are

Capitol Acquisition Corp. III

Notes to Financial Statements

Note 3 — Initial Public Offering and Founders’ Warrants  – (continued)

identical to the Warrants included in the Units sold in the Offering (including that the Company will have no obligation under any circumstances to net cash settle any Founders’s Warrants) except that the Founders’ Warrants: (i) are not redeemable by the Company and (ii) may be exercised for cash or on a cashless basis, as described in the registration statement relating to the Offering, so long as they are held by the initial purchasers or any of their permitted transferees. Additionally, the purchasers have agreed not to transfer, assign or sell any of the Founders’ Warrants, including the common stock issuable upon exercise of the Founders’ Warrants (except to certain permitted transferees), until 30 days after the completion of the Company’s initial Business Combination.

At December 31, 2016 and December 31, 2015, there were 24,500,000 Warrants outstanding, which include 8,250,000 Founders’ Warrants.

Note 4 — Related Parties

During August 2016, the Company issued notes payable to certain shareholders which totaled $500,000. These notes do not bear interest, and are repayable upon the consummation of the Company’s initial merger, capital stock exchange, asset acquisition, or other similar business combination. Upon consummation of a business combination, the note holders have the option to convert their principal balances into warrants at a price of $1.00 per warrant. The terms of these warrants will be identical to those of the founders’ warrants.

The Company issued a $200,000 principal amount unsecured promissory note to an affiliate of the Company’s chief executive officer on July 13, 2015. The note was non-interest bearing and payable on the earlier to occur of (i) August 1, 2016, (ii) the consummation of the Offering or (iii) the abandonment of the Offering. The note was repaid in full on the closing of the Offering, along with other short-term advances of $80,000.

The Company presently occupies office space provided by two affiliates of the Company’s executive officers. Such affiliates have agreed that, until the Company consummates a Business Combination, they will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company will pay such affiliates an aggregate of $10,000 per month for such services.

The Initial Stockholders and the holders of the Founders’ Warrants (or underlying shares of common stock) will be entitled to registration rights with respect to their initial shares and the Founders’ Warrants (or underlying shares of common stock) pursuant to an agreement signed on the effective date of the Offering. The holders of the majority of the initial shares are entitled to demand that the Company register these shares at any time commencing three months prior to the first anniversary of the consummation of a Business Combination. The holders of the Founders’ Warrants (or underlying shares of common stock) are entitled to demand that the Company register these securities at any time after the Company consummates a Business Combination. In addition, the Initial Stockholders and holders of the Founders’ Warrants (or underlying shares of common stock) have certain “piggy-back” registration rights on registration statements filed after the Company’s consummation of a Business Combination.

Note 5 — Commitments and Contingencies

On October 13, 2015, the Company entered into an agreement with the underwriters of the Offering (“Underwriting Agreement”). Pursuant to the Underwriting Agreement, the Company paid an underwriting discount of 2.0% of the gross proceeds of the Offering as an underwriting discount. The Company also agreed to pay the underwriters in the Offering a deferred underwriting discount of 3.5% of the gross proceeds of the Offering (“Deferred Commissions”) which was placed in the Trust Account and is only payable upon completion of a Business Combination.

The Company entered into three consulting arrangements for services to help identify and introduce the Company to potential targets and provide assistance with due diligence, deal structuring, documentation and

Capitol Acquisition Corp. III

Notes to Financial Statements

Note 5 — Commitments and Contingencies  – (continued)

obtaining stockholder approval for a business combination. These agreements provide for an aggregate annual fee of $550,000 and success fee of $1,125,000 upon the consummation of a business combination.

Note 6 — Stockholder Equity

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors.

As of December 31, 2016 and December 31, 2015, there are no shares of preferred stock issued or outstanding.

Common Stock

The Company is authorized to issue 120,000,000 shares of common stock with a par value of $0.0001 per share.

In connection with the organization of the Company, on July 13, 2015, a total of 10,062,500 shares of the Company’s common stock were sold to the Sponsors at a price of approximately $0.0025 per share for an aggregate of $25,000. On October 13, 2015, the Sponsors contributed back to the Company’s capital, for no additional consideration, an aggregate of 1,437,500 shares, leaving an aggregate of 8,625,000 shares outstanding. This number included an aggregate of 1,125,000 shares that were subject to forfeiture if the over-allotment option was not exercised in full by the underwriters. An aggregate of 500,000 shares were forfeited based on the amount of Units sold in the Offering pursuant to the over-allotment option.

On closing of the Offering, the shares were placed into an escrow account and will not be transferred, assigned, sold or released from escrow until one year after the date of the consummation of an initial Business Combination or earlier if, subsequent to an initial Business Combination, (i) the last sales price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (ii) the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

As of December 31, 2016 and December 31, 2015, 9,814,869 and 9,680,095 shares of common stock, respectively, were issued and outstanding, which excludes 30,810,131 and 30,944,905 shares subject to possible redemption, respectively.

Note 7 — Income Taxes

For the year ended December 31, 2016 and the period from July 13, 2015 (inception) through December 31, 2015 there are no provisions for income taxes or corporate taxes payable due to the net operating losses incurred in each year.

Deferred income tax assets of $260,000 (2016) and $40,000 (2015) are primarily comprised of net operating loss carryforwards. The deferred tax benefits recorded in each year of $220,000 (2016) and $40,000 (2015) were offset by corresponding equal amounts of changes in the valuation allowance.

Deferred income taxes, if applicable, are provided for the differences between the basis of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company has approximately $766,000 in net operating losses that expire through 2036 and if realized would have a tax benefit approximately $260,000. The Company has recorded a full valuation allowance against this deferred tax benefit since the

Capitol Acquisition Corp. III

Notes to Financial Statements

Note 7 — Income Taxes  – (continued)

Company believes it is more likely than not to that the Company will not utilize the losses in the future, and accordingly it has not been recorded as a deferred tax asset.

A reconciliation of the provision for income taxes with the amounts computed by applying the statutory Federal income tax rate to income from continuing operations before provision for income taxes is as follows:

	Year Ended December 31, 2016	Period from July 13, 2015 (inception) through December 31, 2015
Tax provision at statutory rate	(34)%	(34)%
State and local taxes (net of federal tax benefit)	—	—
Effect of valuation allowance on deferred tax asset	34%	34%
Effective tax rate	0%	0%

Note 8 — Summarized Quarterly Data (unaudited)

Following is a summary of the quarterly results of operations for the year ended December 31, 2016.

	For the three months ended March 31, 2016	For the three months ended June 30, 2016	For the three months ended September 30, 2016	For the three months ended December 31, 2016
Operating costs	$(477,521)	$(319,989)	$(366,322)	$(327,352)
Loss from operations	$(477,521)	$(319,989)	$(366,322)	$(327,352)
Interest income	$132,167	$225,337	$218,239	$262,207
Net loss	$(345,354)	$(94,652)	$(148,083)	$(65,145)
Weighted average number of common shares outstanding, excluding shares subjected to possible conversions-basic and diluted	9,680,095	9,729,607	9,748,052	9,783,543
Basic and diluted net income (loss) per Share	$(0.04)	$(0.01)	$(0.02)	$(0.01)

Following is a summary of the quarterly results of operations for the period from July 13, 2015 (inception) through ended December 31, 2015.

	Period from July 13, 2015 (inception) through September 30, 2015	For the three months ended December 31, 2015
Formation and operating costs	$(983)	$(141,001)
Loss from operations	(983)	(141,001)
Interest income	—	25,479
Net loss	$(983)	$(115,522)
Weighted average number of common shares outstanding, excluding shares subjected to possible conversions-basic and diluted	8,750,000	8,433,123
Basic and diluted net income (loss) per Share	$—	$(0.01)

PRN Group

Condensed Combined Balance Sheets
(in thousands)
(Unaudited)

	As of December 31, 2015	As of March 31, 2016
ASSETS
Current Assets
Cash and Cash Equivalents	$12,046	$6,508
Accounts Receivable, net of allowance of $4,786 and $4,338 at December 31, 2015 and March 31, 2016, respectively.	49,533	45,601
Due from Related Parties	78,326	35,011
Loans to Related Parties	166,804	48
Income Tax Receivable	1,666	2,292
Deferred Income Taxes	6,116	6,116
Other Receivables	1,021	685
Prepaids and Other Current Assets	4,772	8,997
Total Current Assets	320,284	105,258
Property and Equipment, net	12,481	11,979
Computer Software, net	15,244	15,972
Intangibles, net	1,513	1,629
Goodwill	123,578	123,957
Investment in Unconsolidated Affiliate	5,349	5,250
Deferred Income Taxes	1,729	1,679
Other Assets	5,086	4,235
TOTAL ASSETS	$485,264	$269,959
LIABILITIES
Current Liabilities
Accounts Payable and Accrued Liabilities	$48,811	$41,725
Deferred Revenue	34,535	37,428
Due to Related Parties	256,124	220,215
Loans from Related Parties	688,490	659,157
Income Taxes Payable	518	1,126
Other Current Liabilities	438	558
Total Current Liabilities	1,028,916	960,209
Deferred Income Taxes	30,622	30,176
Pension Obligation	1,504	1,885
Other Liabilities	4,656	4,575
TOTAL LIABILITIES	1,065,698	996,845
STOCKHOLDERS’ DEFICIT
Capital	288,199	203,484
Accumulated Deficit	(854,775)	(917,668)
Accumulated Other Comprehensive Loss	(13,858)	(12,702)
Total Stockholders’ Deficit	(580,434)	(726,886)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$485,264	$269,959

The accompanying unaudited Notes to Condensed Combined Financial Statements are an integral part of these statements

PRN Group

Condensed Combined Statements of Operations
(in thousands)
(Unaudited)

	For the Three Months Ended, March 31,
	2015	2016
Revenue	$75,617	$76,401
Operating Expenses	20,057	19,250
Selling, General and Administrative Expenses	40,987	39,754
Transaction Costs	—	759
Depreciation and Amortization	2,980	3,043
Operating Costs	64,024	62,806
Operating Income	11,593	13,595
Interest Income	19	19
Interest Income on Related Party Loans	1,049	238
Interest Expense on Related Party Loans	(3,415)	(4,051)
Other Income on Related Party Agreement	551	—
Equity in Earnings of Unconsolidated Affiliate	117	89
Income before Provision for Income Taxes	9,914	9,891
Provision for Income Taxes	3,816	3,601
Net Income	$6,097	$6,289

The accompanying unaudited Notes to Condensed Combined Financial Statements are an integral part of these statements

PRN Group

Condensed Combined Statements of Comprehensive Income
(in thousands)
(Unaudited)

	For the Three Months Ended, March 31,
	2015	2016
Net Income	$6,097	$6,289
Other Comprehensive (Loss) Income:
Foreign Currency Translation	(4,193)	1,380
Defined Benefit Plan Income, net of taxes	(54)	(224)
Comprehensive Income	$1,851	$7,446

The accompanying unaudited Notes to Condensed Combined Financial Statements are an integral part of these statements

PRN Group

Condensed Combined Statements of Cash Flows
(in thousands)
(Unaudited)

	For the Three Months Ended, March 31,
	2015	2016
Cash Flows from Operating Activities
Net Income	$6,097	$6,289
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	2,980	3,043
Provision for Doubtful Accounts and Credit Memos	337	110
Stock-Based Compensation Expense	264	186
Provision for Deferred Taxes	1,180	(565)
Taxes payable by Related Parties in Consolidated Filings	2,997	2,979
Equity in Earnings of Unconsolidated Affiliate	(117)	(89)
Other
Changes in Operating Assets and Liabilities
Accounts Receivable	(2,973)	3,898
Due from Related Parties – Current	2,840	593
Other Assets	(1,615)	(3,342)
Accounts Payables and Accrued Liabilities	(6,083)	(6,962)
Deferred Revenue	3,125	3,045
Other Liabilities – Current	658	89
Income Tax Receivable and Payable	(1,218)	83
Due to Related Parties – Current	10,476	2,334
Other Operating Assets and Liabilities	(2,024)	(15)
Net Cash Provided by Operating Activities	16,924	11,676
Cash Flows from Investing Activities
Purchases of Property and Equipment and Computer Software	(3,246)	(2,762)
Net Cash used in Investing Activities	(3,246)	(2,762)
Cash Flows from Financing Activities
Dividends to Related Parties	—	(918)
Capital Contribution from Related Party	—	5,888
Loan Repayments to Related Parties	—	(7,541)
Loan Repayments from Related Parties	—	1,556
Advances to Related Parties	(15,476)	(14,122)
Net Cash Used in Financing Activities	(15,476)	(15,137)
Effect of Exchange Rate Changes on Cash	1,395	685
Net Decrease in Cash and Cash Equivalents	(403)	(5,538)
Cash and Cash Equivalents
Beginning of Period	12,089	12,046
End of Period	$11,686	$6,508

The accompanying unaudited Notes to Condensed Combined Financial Statements are an integral part of these statements

PRN Group

Notes to Condensed Combined Financial Statements
(U.S. dollar amounts in thousands)
(Unaudited)

Note 1: Organization

PRN Group (“PRN” or the “Company”) does business as PR Newswire, a global leader in public relations and investor relations communications and related products and services.

Note 2: Basis of Presentation

The Condensed Combined Financial Statements of the Company include the operations of the PRN Group businesses that are being carved-out for divestiture which include the PRN operations of PR Newswire Europe Ltd. and subsidiaries (Benelux Ltd., Newsdesk International Ltd., PR Newswire Disclose Ltd., OIT Ltd., PR Agency Ltd. and PR Newswire Gmbh), PR Newswire Ltda., NotilogPRN Argentina SA, PR Newswire S de RL de CV, PR Newswire Argentina SA, Hors Antenne Holding SAS and its subsidiary, Hors Antenne SAS, Cyperus SA, PR Newswire Asia Ltd., PRN Business Consulting Co Ltd., PRN Middle East Ltd., PRN India, PRNnet, PRN Delaware and subsidiaries (Virtual Press Office and PRN Holdings Inc. and its subsidiary CNW Group Ltd. and subsidiaries (Health Response Ltd., CCNW Quebec Inc., DNA 13 Inc. and DNA 13 (US) Inc.)), Communities Holdings and PR Newswire Association LLC and subsidiaries (MultiVu LLC and eWatch LLC). On October 1, 2014, MultiVu LLC was merged into PR Newswire Association LLC. The PRN Group businesses are all under the common control of UBM plc.

The accompanying condensed combined carve-out financial statements reflect the assets and liabilities, operating results, and cash flows of PRN. The Condensed Combined Financial Statements include certain expenses of UBM plc, which were allocated for certain functions, including general corporate expenses related to finance, legal, information technology, human resources, shared services, insurance, employee benefits and incentives, and stock-based compensation expense. These attributed expenses have been allocated to PRN on the basis of direct usage when identifiable, and for resources indirectly used by PRN, allocations were based on relative headcount, revenue, or other methodology, to reflect estimated usage by PRN. Management considers the allocation methodology and results to be reasonable for all periods presented. However, the financial information presented in these condensed combined carve-out financial statements may not reflect the combined financial position, operating results and cash flows of PRN had PRN been a separate stand-alone entity during the period presented. Actual costs that would have been incurred if PRN had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas.

The cash and cash equivalents held by UBM plc at the corporate level are not specifically identifiable to PRN, and therefore, were not allocated for any of the periods presented. Cash and cash equivalents in the accompanying Condensed Combined Balance Sheets primarily represent cash held locally by operations included in the condensed combined carve-out financial statements. UBM plc third-party debt, and the related interest expense has not been allocated for any of the periods presented as PRN was not the legal obligor of the debt and UBM plc’s borrowings were not directly attributable to these operations.

The accompanying Condensed Combined Financial Statements have been derived from the consolidated financial statements and accounting records of UBM plc. These Condensed Combined Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). These principles require the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Significant estimates inherent in the preparation of the accompanying Condensed Combined Financial Statements include estimates regarding allowance for doubtful accounts and credit memos, potential outcome of uncertain tax positions, fair value of acquired assets and liabilities, fair value of equity-based compensation and pension benefit assumptions. Estimates are based on past experience and other considerations reasonable under the circumstances. Actual results could differ from those estimates. All intercompany balances and transactions between the operations of the carved-out businesses have been eliminated in the accompanying Condensed Combined Financial Statements. The income

PRN Group

Notes to Condensed Combined Financial Statements
(U.S. dollar amounts in thousands)
(Unaudited)

Note 2: Basis of Presentation  – (continued)

tax amounts in the accompanying Condensed Combined Financial Statements have been calculated based on a separate return methodology and presented as if the Company’s operations were separate taxpayers in the respective jurisdictions.

The accompanying condensed combined carve-out financial statements have been prepared to assist in UBM plc’s divestiture of its PRN business and to demonstrate the historical results of operations, financial position, and cash flows of the PRN business that is being carved-out for the indicated periods under UBM plc management and do not include any accounts of entities that may be legally owned by any of the PRN entities but are not being included in any potential divestiture as they are not part of the PRN business.

Note 3: Summary of Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents include all highly-liquid investments with original maturities of three months or less, and the carrying amounts approximate fair value.

Accounts Receivable and Allowance for Doubtful Accounts

As more fully discussed in Note 6, “Related Party Transactions”, the Company has historically factored substantially all of its trade accounts receivable from its U.S. businesses to a subsidiary of UBM plc. On December 31, 2015, this arrangement was terminated and the Company purchased 100% of previously factored outstanding accounts receivable.

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. For accounts receivable not subject to the factoring program as well as any accounts receivable not yet factored, the Company maintains an allowance for doubtful accounts for estimated losses that result from the failure or inability of our customers to make required payments. When determining the allowance, the Company considers the probability of recoverability of accounts receivable based on past experience, taking into account current collection trends as well as general economic factors. Credit risks are assessed based on historical write-offs, net of recoveries, as well as an analysis of the aged accounts receivable balances. Accounts receivable may be fully reserved when specific collection issues are known to exist, such as pending bankruptcy or catastrophes. Trade accounts receivable are uncollateralized and represent a large number of geographically dispersed debtors. As of March 31, 2016 there were no individual customers representing more than 10% of the Company’s outstanding gross accounts receivable balance. During the quarter ended March 31, 2016 there were no customers that accounted for more than 10% of revenue. In determining sales credit allowances, the Company analyzes historical trends, customer-specific factors and current economic trends. The Company records an allowance based on this information, as appropriate.

Long-lived Assets

Property and Equipment

Property and equipment is stated at cost, net of accumulated depreciation or amortization. Major renewals and improvements are capitalized, while replacements, maintenance, and repairs that do not improve or extend the lives of the respective assets are expensed as incurred. Property and equipment are depreciated using the straight-line method. Computer hardware and equipment is depreciated over a period of three to ten years. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful life of the improvement. Buildings are depreciated over a period of 20 years.

Computer Software

The Company develops various computer software applications for internal use including systems which support our internal business services and processes, our financial and administrative systems and systems which we use to provide services to our customers.

PRN Group

Notes to Condensed Combined Financial Statements
(U.S. dollar amounts in thousands)
(Unaudited)

Note 3: Summary of Significant Accounting Policies  – (continued)

The Company expenses costs as incurred during the preliminary development stage which includes conceptual formulation and review of alternatives. Once that stage is complete, the application development stage, which includes design, coding and testing, begins. Direct internal and external costs incurred during this stage are capitalized. Capitalization of costs ceases when the software is ready for its intended use and all substantial testing is completed. Upgrades and enhancements which provide added functionality are accounted for in the same manner. Maintenance costs incurred solely to extend the life of the software are expensed as incurred.

Computer software is amortized on a straight-line basis over a useful life of 3 to 5 years. Periodically, the Company reassesses the estimated useful lives of our computer software considering its overall technology strategy, the effects of obsolescence, technology, competition and other economic factors on the useful life of these assets.

The Company assesses impairment of long-lived assets pursuant with ASC 360 — Property, Plant and Equipment. This includes determining if certain triggering events have occurred that could affect the value of an asset. The Company has not recorded any impairment charges related to long-lived assets.

Goodwill and Intangible Assets

Goodwill represents the excess of consideration paid over the fair value of net assets acquired in business combinations. Goodwill and other indefinite-lived intangible assets are not amortized but are tested at least annually for impairment. The Company completes its goodwill impairment testing annually at year end. Intangible assets that have finite useful lives are amortized over their useful lives on a straight-line basis, ranging from three to ten years. Amortizable intangible assets are tested for impairment utilizing an income approach based on undiscounted cash flows upon the occurrence of certain triggering events and, if impaired, are written down to fair value. The Company did not identify any such triggering events during the three-months ended March 31, 2016.

Investment in Unconsolidated Affiliates

The Company’s investment in an unconsolidated affiliate over which the Company has significant influence is accounted for under the equity method of accounting. The investment is carried at the cost of acquisition plus the Company’s equity in undistributed income of the unconsolidated affiliate. The Company regularly reviews its equity method investment for impairment. The Company evaluates information such as budgets, business plans and financial statements of its equity method investee in determining whether an other-than-temporary decline in value exists. Factors indicative of an other-than-temporary decline include, among others, recurring operating losses. See Note 5, “Investment in Unconsolidated Affiliate”.

Fair Value Measurements

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1 —	Quoted prices in active markets for identical assets or liabilities.
Level 2 —	Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3 —	Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

PRN Group

Notes to Condensed Combined Financial Statements
(U.S. dollar amounts in thousands)
(Unaudited)

Note 3: Summary of Significant Accounting Policies  – (continued)

The carrying amounts for cash and cash equivalents, trade accounts receivable, accounts payable and accrued liabilities approximate fair value because of their short-term maturity. The carrying amount of certain pension assets are recorded as Level 2 assets.

Foreign Currency Translation

Assets and liabilities of foreign affiliates with a functional currency other than the U.S. Dollar are translated into U.S. Dollars using year-end exchange rates, while results of operations are translated at average exchange rates for the year. The Company’s foreign affiliates use the local currency as the functional currency. Foreign currency translation gains and losses are included as a component of Accumulated Other Comprehensive Income in the Condensed Combined Balance Sheets. The Company does not hedge foreign currency translation risk in the net assets and income reported from these sources.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, the contract fee is fixed or determinable, delivery or performance has occurred and collectability is reasonably assured. If at the outset of an arrangement, the Company determines that collectability is not reasonably assured, revenue is deferred until the earlier of when collectability becomes probable or the receipt of payment. The Company reports revenue net of sales and other taxes collected from our customers.

The Company’s distribution services are sold either through fixed-term contracts whereby customers are allotted a predetermined number of service units or through contracts where customers order units as needed. For fixed-term contracts, revenue is recognized on a straight-line basis over the term of the contract. For contracts where customers order units as needed, revenue is recognized upon fulfillment of the customer order.

Certain of the Company’s services such as broadcast and webcast production, translation services and EDGAR filing services require the Company to make a specific singular performance. For these services, revenue is recognized when the specific performance is completed. The Company’s XBRL filing services are sold through contracts where the Company is obligated to make a certain number of filings on behalf of the customer with the U.S. Securities and Exchange Commission (the “SEC”). For this service, revenue is recognized as each filing is made by the Company.

Certain of the Company’s services such as its workflow platform and its hosted microsites are sold through fixed-term contracts where the Company is obligated to make the services available to the customer over the contract term. Customers can access these services without limitation over the contact term. For these services, revenue is recognized on a straight-line basis over the contract term.

Deferred revenue consists of amounts billed in excess of revenue recognized on sales. Deferred revenue is included in current liabilities in the Condensed Combined Balance Sheets and is subsequently recognized as revenue in accordance with the Company’s revenue recognition policies.

Multiple Element Arrangements

Certain of the Company’s services are sold as multiple-element arrangements. Revenues subject to these arrangements represent less than 5% of total revenues for the quarter ended March 31, 2016. The Company evaluates each deliverable in an arrangement to determine whether it represents a separate unit of accounting. Most product and service deliverables qualify as separate units of accounting and can be sold stand-alone or in various combinations. A deliverable constitutes a separate unit of accounting when it has stand-alone value and there are no customer-negotiated refunds or return rights for the delivered items. If the arrangement includes a customer-negotiated refund or return right relative to the delivered items, and the delivery and performance of the undelivered item is considered probable and substantially in our control, the delivered item constitutes a separate unit of accounting. If the deliverable or a group of deliverables meet the separation

PRN Group

Notes to Condensed Combined Financial Statements
(U.S. dollar amounts in thousands)
(Unaudited)

Note 3: Summary of Significant Accounting Policies  – (continued)

criteria, the total arrangement consideration is allocated to each unit of accounting based on its relative selling price. The amount of arrangement consideration that is allocated to a delivered unit of accounting is limited to the amount that is not contingent upon the delivery of another unit of accounting.

The Company determines the selling price for each deliverable using vendor-specific objective evidence (“VSOE”), if it exists, third-party evidence (“TPE”) if VSOE does not exist, or best estimated selling price (“BESP”) if neither VSOE nor TPE exist. Revenue allocated to each element is then recognized when the basic revenue recognition criteria are met for each element. The Company determines VSOE of a deliverable by monitoring the price at which the Company sells the deliverable on a stand-alone basis to a third party. In certain instances, the Company is not able to establish VSOE for all deliverables in an arrangement with multiple elements due to infrequent selling each element separately, not pricing products or services within a set range, or only having a limited sales history. Where the Company is unable to establish VSOE, the Company may use the price at which the Company or a third party sells a similar product to similarly situated customers on a stand-alone basis. When the Company is not able to establish selling prices by using VSOE or TPE, the Company establishes the BESP in its allocation of arrangement consideration. The objective of BESP is to determine the price at which the Company would transact a sale if the solution were sold on a stand-alone basis.

Operating Expenses

Operating expenses include the costs incurred in connection with the fulfillment of the Company’s products and services and includes compensation and benefits for operational staff and costs of third-party service providers.

Transaction Costs

Transaction costs include professional fees incurred in connection with the planned divestiture of PRN.

Operating Leases

For operating leases, minimum lease payments, including minimum scheduled rent increases, are recognized as rent expense on a straight-line basis over the applicable lease terms. The term used for straight-line rent expense is calculated initially from the date the Company obtains possession of the leased premises through the expected lease termination date.

Defined Benefit Pension Plans

Employees of CNW Group, Ltd. (“CNW”) participate in a defined benefit pension plan whereby pension expense is determined based on a number of actuarial assumptions, which are generally reviewed and determined on an annual basis. These assumptions include discount rates, expected rate of return on plan assets, rate of salary increase, mortality rates and other factors. The funded status of the plan is recognized on the Condensed Combined Balance Sheets. Prior service costs or credits and actuarial gains and losses beyond a 10% corridor are recognized in earnings based on the estimated future service period of the participants. The measurement date for the defined benefit plan for CNW employees is December 31.

Stock-Based Compensation

Company employees participate in the UBM 2008 Executive Share Option Scheme under which they are granted stock options to purchase UBM plc stock and the UBM 2010 Executive Retention Plan, as amended in 2014, under which they are granted UBM plc restricted stock.

PRN Group

Notes to Condensed Combined Financial Statements
(U.S. dollar amounts in thousands)
(Unaudited)

Note 3: Summary of Significant Accounting Policies  – (continued)

Under the provisions of ASC 718 — Compensation-Stock Compensation, the Company recognizes share based compensation by estimating the fair value of each stock-based award at the date of grant. The stock-based compensation expense is recognized over the award’s vesting period. In addition, the Company estimates future forfeitures in calculating the stock-based compensation expense as opposed to only recognizing these forfeitures and the corresponding reductions in expense as they occur.

For stock option awards, the fair value is estimated on the date of grant using the Black-Scholes option valuation model. The Black-Scholes option valuation model requires Company management to make assumptions about UBM plc stock price volatility, dividend yield, expected term of the stock option and risk-free interest rates. The expected stock price volatility assumption is derived from the historical volatility of UBM plc common stock. The expected dividend yield assumption is determined by dividing the anticipated annual dividend payment by the stock price on the date of grant. The expected term assumption is derived using a methodology that combines historical exercise data with hypothetical exercise data for unexercised stock options. The risk-free interest rate assumption corresponds to the expected term assumption of the stock option and is based on the UK Gilts yield in effect at the time of grant.

For restricted stock awards, which vest solely on service, the fair value is estimated by using the closing price of UBM plc common stock on the date of grant.

Income Taxes

The Company provides for income taxes and the related accounts under the asset and liability method. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates expected to be in effect during the year in which the basis differences reverse. Valuation allowances are established when management determines it is more likely than not that some portion, or all, of the deferred tax assets will not be realized, which will be assessed on an on-going basis. In addition, income tax rules and regulations are subject to interpretation and the application of those rules and regulations require judgment by the Company and may be challenged by the taxation authorities. The Company follows ASC 740 — Income Taxes, which requires the use of a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return and disclosures regarding uncertainties in income tax positions. Only tax positions that meet the more likely than not recognition threshold are recognized.

Accumulated Other Comprehensive Income

Accumulated other comprehensive income includes foreign currency translation and amortization of amounts related to defined benefit plans.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) ASU) No. 2014-09, Revenue from Contracts with Customers. ASU 2014-09 will eliminate transaction and industry-specific revenue recognition guidance under current GAAP and replace it with a principle-based approach for determining revenue recognition. ASU 2014-09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract. The ASU also will require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. In July 2015, the FASB voted to defer the effective date of ASU 2014-09 by one year to interim and annual reporting periods beginning after December 15, 2018. Entities can transition to the standard using either a full retrospective approach or a modified retrospective approach as of the date of adoption. Presently, the Company is assessing what effect the adoption of ASU 2014-09 will have on its Condensed Combined Financial Statements and accompanying notes.

PRN Group

Notes to Condensed Combined Financial Statements
(U.S. dollar amounts in thousands)
(Unaudited)

Note 3: Summary of Significant Accounting Policies  – (continued)

In August 2014, the FASB issued Accounting Standards Update 2014-15, Presentation of Financial Statements — Going Concern (“ASU 2014-15”). ASU 2014-15 requires that management evaluate at each annual and interim reporting period whether there is a substantial doubt about an entity’s ability to continue as a going concern within one year of the date that the financial statements are issued. ASU 2014-15 will be effective for fiscal years and interim periods beginning after December 15, 2016 and early application is permitted. The Company does not expect that the application of ASU 2014-15 will have an impact on the Condensed Combined Financial Statements.

In January 2015, the FASB issued Accounting Standards Update 2015-01, Income Statement — Extraordinary and Unusual Items (Subtopic 225-20). The objective of this update is to simplify income statement presentation requirements by eliminating the concept of extraordinary items. Extraordinary items are events and transactions that are distinguished by their unusual nature and by the infrequency of their occurrence. The amendments in this update are effective for fiscal years, and interim periods within those fiscal years beginning after December 15, 2015. A reporting entity may apply the amendments prospectively. A reporting entity also may apply the amendments retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. The Company will adopt this guidance effective January 1, 2016 and does not believe that it will have a material impact on the Company’s Condensed Combined Financial Statements.

In November 2015, the FASB issued Accounting Standards Update 2015-17, Income Taxes — Balance Sheet Classification of Deferred Taxes. ASU 2015-17 requires entities to present deferred tax assets and deferred tax liabilities as noncurrent in a classified balance sheet. The ASU 2015-17 is effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted for all entities. The Company will adopt this guidance effective January 1, 2018.

In February 2016, the FASB issued Accounting Standards Update 2016-02, Leases (Topic 842). ASU 2016-02 supersedes the existing guidance for lease accounting, Leases (Topic 840). ASU 2016-02 requires lessees to recognize a lease liability and a right-of-use asset for all leases. Lessor accounting remains largely unchanged. The amendments in ASU 2016-02 is effective for the Company’s fiscal year 2020 and interim periods within 2021. Early adoption is permitted for all entities. ASU 2016-02 requires a modified retrospective approach for all leases existing at, or entered into after the date of initial adoption, with an option to elect to use certain transition relief. The Company is currently evaluating the impact of this new standard on its consolidated financial statements.

Subsequent Events

The Company evaluated subsequent events through May 10, 2017, the date the financial statements were available to be issued. All events that had a material impact on the Company’s Condensed Combined Financial Statements are disclosed in the notes to the Condensed Combined Financial Statements.

The Company was acquired by Cision on June 16, 2016. In July 2016, the Company sold the net assets of its Agility PR workflow business for approximately $4.3 million. On March 10, 2017, Cision sold substantially all of the assets of its Vintage corporate filings business for approximately $26.0 million and received approximately $23.7 million in cash after escrow and expenses.

PRN Group

Notes to Condensed Combined Financial Statements
(U.S. dollar amounts in thousands)
(Unaudited)

Note 3: Goodwill and Intangible Assets

Goodwill as of March 31, 2016 and December 31, 2015 was $123,957 and $123,578, respectively. Changes in goodwill were entirely due to changes in foreign currency.

The following is a summary of intangibles, at cost less accumulated amortization:

	As of March 31, 2016	As of December 31, 2015
Intangible Assets
Brands	$9,243	$9,183
Customer Lists	4,558	4,444
Other	2,129	2,061
	15,930	15,688
Accumulated amortization
Brands	(7,697)	(7,756)
Customer Lists	(4,558)	(4,441)
Other	(2,046)	(1,978)
	(14,301)	(14,175)
Intangible Assets, net	$1,629	$1,513

Intangible amortization expense for the quarters ended March 31, 2016 and March 31, 2015 were $216 and $261, respectively. The estimated annual aggregate amortization expense for the remainder of 2016 is expected to be $664 and for the next four succeeding fiscal years is expected to be $534, $207, $206, and $18, respectively.

Note 4: Investment in Unconsolidated Affiliate

The Company’s investment in unconsolidated affiliated is accounted for by the equity method and consists of a 50% interest in a joint venture with ANP Pers Support B.V in ANP Pers Support v.o.f. (“ANPps”).

The Company had revenues of $264 and $274 for the quarters ended March 31, 2016 and March 31, 2015, respectively, for billings made to ANPps for international distribution services provided to ANPps. The Company incurred operating expense of $39 and $33 for the quarters ended March 31, 2016 and March 31, 2015, respectively, for billings from ANPps for distribution services provided by ANPps to the Company for the countries in which ANPps operates.

Note 5: Stockholders’ Deficit

The Company has recorded taxes payable by UBM in consolidated tax fillings as deemed capital contributions of $2,979 for the quarter ended March 31, 2016 and $8,301 for the year ended December 31, 2015, respectively.

PRN Group

Notes to Condensed Combined Financial Statements
(U.S. dollar amounts in thousands)
(Unaudited)

Note 5: Stockholders’ Deficit  – (continued)

The following table displays the change in the components of accumulated other comprehensive income (loss), net of tax:

	Cumulative Translation Adjustment	Defined Benefit Plan Adjustment	Total Accumulated Other Comprehensive Income (Loss)
Balance at January 1, 2016	$(10,806)	$(3,052)	$(13,858)
Foreign Currency Translation	1,380	—	1,380
Defined Benefit Plan Adjustment	—	(224)	(224)
Balance at March 31, 2016	$(9,426)	$(3,276)	$(12,702)

Note 6: Stock-Based Compensation

Stock-based compensation expense for the quarters ended March 31, 2016 and March 31, 2015 were $186 and $264, respectively.

Note 7: Commitments and Contingencies

The Company has leases for office space in the U.S., Canada, Brazil, Great Britain, France, Sweden, Dubai, China, Hong Kong, India, Taiwan, Malaysia and Singapore which expire between 2016 and 2027. The following is a schedule of the future minimum rental payments under these leases:

Nine months ended December 31,
2016	$6,350

Year ended December 31,
2017	$6,873
2018	$5,217
2019	$4,966
2020	$4,905
Thereafter	$13,781

Rent expense for the quarters ended March 31, 2016 and March 31, 2015 were $2,874 and $2,508, respectively.

The Company has unconditional purchase obligations relating to certain vendors that provide software and technology oriented services ranging from less than one year to five years. The following is a schedule, by year, of the future minimum payments under these obligations:

Nine months ended December 31,
2016	$6,892

Year ended December 31,
2017	$2,524
2018	$414
2019	$27
2020	$13
Thereafter	$—

PRN Group

Notes to Condensed Combined Financial Statements
(U.S. dollar amounts in thousands)
(Unaudited)

Note 7: Commitments and Contingencies  – (continued)

Legal Matters

The Company is named in various claims and legal actions in the normal course of its activities.

The Company believes that the outcome of such matters is not expected to have a material adverse effect on the Company’s results of operations, financial position or cash flows.

In June 2014, the SEC commenced an inquiry concerning certain aspects of the Company’s business that relate to the distribution of issuer press releases. The Company has been fully cooperative with the staff of the SEC Division of Enforcement in this ongoing inquiry. Although the Company cannot predict what the outcome of the inquiry will be, it may result in remedies which could include modifications to the Company’s process for disseminating issuer press releases. Based on currently available information, the Company does not expect that the inquiry, or any resolution thereof, will have a material adverse effect on the Company’s results of operations, financial position or cash flows.

Report of Independent Auditors

The Board of Directors of UBM plc:

We have audited the accompanying combined financial statements of the PRN Group, which comprise the combined balance sheets as of December 31, 2015 and 2014, and the related combined statements of operations, comprehensive income, stockholders’ deficit and cash flows for the years then ended, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the PRN Group at December 31, 2015 and 2014, and the combined results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Iselin, NJ
April 12, 2016

PRN Group

Combined Balance Sheets
(in thousands)

	As of December 31,
	2015	2014
ASSETS
Current Assets
Cash and Cash Equivalents	$12,046	$12,089
Accounts Receivable, net of allowance of $4,786 and $3,928 at December 31, 2015 and December 31, 2014, respectively	49,533	34,637
Due from Related Parties	78,326	449,218
Loans to Related Parties	166,804	176,115
Income Tax Receivable	1,666	2,082
Deferred Income Taxes	6,116	6,338
Other Receivables	1,021	1,892
Prepaids and Other Current Assets	4,772	3,250
Total Current Assets	320,284	685,621
Property and Equipment, net of accumulated depreciation of $35,204 and $33,091 at December 31, 2015 and December 31, 2014, respectively	12,481	10,587
Computer Software, net of accumulated amortization of $28,760 and $22,837 at December 31, 2015 and December 31, 2014, respectively	15,244	13,789
Intangibles, net	1,513	2,775
Goodwill	123,578	126,288
Investment in Unconsolidated Affiliate	5,349	5,550
Deferred Income Taxes	1,729	2,218
Other Assets	5,086	6,142
TOTAL ASSETS	$485,264	$852,970
LIABILITIES
Current Liabilities
Accounts Payable and Accrued Liabilities	$48,811	$44,732
Deferred Revenue	34,535	31,710
Due to Related Parties	256,124	237,800
Loans from Related Parties	688,490	677,437
Income Taxes Payable	518	421
Other Current Liabilities	438	534
Total Current Liabilities	1,028,916	992,634
Loan from Related Party	—	25,982
Deferred Income Taxes	30,622	28,213
Pension Obligation	1,504	2,504
Other Liabilities	4,656	5,513
TOTAL LIABILITIES	1,065,698	1,054,846
Commitments and Contingencies (Note 13)
STOCKHOLDERS’ DEFICIT
Capital	288,199	278,633
Accumulated Deficit	(854,775)	(475,519)
Accumulated Other Comprehensive Loss	(13,858)	(4,990)
Total Stockholders’ Deficit	(580,434)	(201,876)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$485,264	$852,970

The accompanying notes are an integral part of the combined financial statements.

PRN Group

Combined Statements of Operations
(in thousands)

	For the Years Ended December 31,
	2015	2014
Revenue	$313,662	$322,693
Operating Expenses	84,297	85,391
Selling, General and Administrative Expenses	160,890	165,119
Loss on Purchase of Previously Factored Accounts Receivable	2,307	—
Transaction Costs	5,782	—
Depreciation and Amortization	11,399	9,861
Operating Costs	264,675	260,371
Operating Income	48,987	62,322
Interest Income	150	155
Interest Income on Related Party Loans	4,271	4,102
Interest Expense on Related Party Loans	(15,137)	(13,941)
Other Income on Related Party Agreement	2,551	2,000
Equity in Earnings of Unconsolidated Affiliate	419	470
Income before Provision for Income Taxes	41,241	55,108
Provision for Income Taxes	15,875	20,789
Net Income	$25,366	$34,319

The accompanying notes are an integral part of the combined financial statements.

PRN Group

Combined Statements of Comprehensive Income
(in thousands)

	For the Years Ended December 31,
	2015	2014
Net Income	$25,366	$34,319
Other Comprehensive (Loss) Income:
Foreign Currency Translation	(9,348)	(9,361)
Defined Benefit Plan Income (Expense), net of taxes of $170 and $28 for the years ended December 31, 2015 and 2014, respectively	480	(45)
Comprehensive Income	$16,498	$24,913

The accompanying notes are an integral part of the combined financial statements.

PRN Group

Combined Statements of Cash Flows
(in thousands)

	For the Years Ended December 31,
	2015	2014
Cash Flows from Operating Activities
Net Income	$25,366	$34,319
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	11,399	9,861
Provision for Doubtful Accounts and Credit Memos	2,474	1,338
Stock-Based Compensation Expense	1,265	1,279
Provision for Deferred Taxes	3,233	2,130
Taxes payable by Related Parties in Consolidated Filings	8,301	15,349
Loss on Purchase of Previously Factored Accounts Receivable	2,307	—
Equity in Earnings of Unconsolidated Affiliate	(419)	(470)
Distribution of Earnings from Unconsolidated Affiliate	421	496
Other	—	638
Changes in Operating Assets and Liabilities
Accounts Receivable	(6,527)	(1,058)
Due from Related Parties — Current	5,586	(3,462)
Other Assets	(590)	481
Accounts Payables and Accrued Liabilities	(205)	547
Deferred Revenue	3,554	4,027
Other Liabilities — Current	(23)	280
Income Tax Receivable and Payable	269	(1,581)
Due to Related Parties — Current	(9,463)	(14,324)
Other Operating Assets and Liabilities	(598)	1,744
Net Cash Provided by Operating Activities	46,350	51,594
Cash Flows from Investing Activities
Purchases of Property and Equipment and Computer Software	(14,380)	(10,981)
Net Cash used in Investing Activities	(14,380)	(10,981)
Cash Flows from Financing Activities
Dividends to Related Parties	(1,932)	(911)
Loans from Related Parties	928	500
Loan Repayments to Related Parties	(9,450)	(1,037)
Loans to Related Parties	(6,207)	(5,896)
Loan Repayments from Related Parties	9,330	1,348
Advances to Related Parties	(23,822)	(31,792)
Net Cash Used in Financing Activities	(31,153)	(37,788)
Effect of Exchange Rate Changes on Cash	(860)	(805)
Net (Decrease) Increase in Cash and Cash Equivalents	(43)	2,020
Cash and Cash Equivalents
Beginning of Year	12,089	10,069
End of Year	$12,046	$12,089
Supplemental Disclosure of Cash Flow Information:
Cash Paid for Interest	$12,312	$13,679
Cash Paid for Income Taxes	$3,804	$5,174

The accompanying notes are an integral part of the combined financial statements.

PRN Group

Combined Statements of Stockholders’ Deficit
(in thousands)

	Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Deficit
Balance as of January 1, 2014	$262,005	$(508,927)	$4,416	$(242,506)
Net Income	—	34,319	—	34,319
Stock-Based Compensation	1,279	—	—	1,279
Defined Benefit Plan Adjustment	—	—	(45)	(45)
Foreign Currency Translation	—	—	(9,361)	(9,361)
Taxes payable by Related Parties in Consolidated Filings	15,349	—	—	15,349
Dividend to Related Party	—	(911)	—	(911)
Balance as of December 31, 2014	278,633	(475,519)	(4,990)	(201,876)
Net Income	—	25,366	—	25,366
Stock-Based Compensation	1,265	—	—	1,265
Defined Benefit Plan Adjustment	—	—	480	480
Foreign Currency Translation	—	—	(9,348)	(9,348)
Taxes payable by Related Parties in Consolidated Filings	8,301	—	—	8,301
Distribution of Due from Related Party Receivable to Related Parties	—	(401,772)	—	(401,772)
Dividend to Related Party	—	(2,850)	—	(2,850)
Balance as of December 31, 2015	$288,199	$(854,775)	$(13,858)	$(580,434)

The accompanying notes are an integral part of the combined financial statements.

PRN Group

Notes to Combined Financial Statements
(U.S. dollar amounts in thousands)

Note 1: Organization

PRN Group (“PRN” or the “Company”) does business as PR Newswire, a global leader in public relations and investor relations communications and related products and services.

Note 2: Basis of Presentation

The Combined Financial Statements of the Company include the operations of the PRN Group businesses that are being carved-out for divestiture which include the PRN operations of PR Newswire Europe Ltd. and subsidiaries (Benelux Ltd., Newsdesk International Ltd., PR Newswire Disclose Ltd., OIT Ltd., PR Agency Ltd. and PR Newswire Gmbh), PR Newswire Ltda., NotilogPRN Argentina SA, PR Newswire S de RL de CV, PR Newswire Argentina SA, Hors Antenne Holding SAS and its subsidiary, Hors Antenne SAS, Cyperus SA, PR Newswire Asia Ltd., PRN Business Consulting Co Ltd., PRN Middle East Ltd., PRN India, PRNnet, PRN Delaware and subsidiaries (Virtual Press Office and PRN Holdings Inc. and its subsidiary CNW Group Ltd. and subsidiaries (Health Response Ltd., CCNW Quebec Inc., DNA 13 Inc. and DNA 13 (US) Inc.)), Communities Holdings and PR Newswire Association LLC and subsidiaries (MultiVu LLC and eWatch LLC). On October 1, 2014, MultiVu LLC was merged into PR Newswire Association LLC. The PRN Group businesses are all under the common control of UBM plc.

The accompanying combined carve-out financial statements reflect the assets and liabilities, operating results, and cash flows of PRN. The Combined Financial Statements include certain expenses of UBM plc, which were allocated for certain functions, including general corporate expenses related to finance, legal, information technology, human resources, shared services, insurance, employee benefits and incentives, and stock-based compensation expense. These attributed expenses have been allocated to PRN on the basis of direct usage when identifiable, and for resources indirectly used by PRN, allocations were based on relative headcount, revenue, or other methodology, to reflect estimated usage by PRN. Management considers the allocation methodology and results to be reasonable for all periods presented. However, the financial information presented in these combined carve-out financial statements may not reflect the combined financial position, operating results and cash flows of PRN had PRN been a separate stand-alone entity during the period presented. Actual costs that would have been incurred if PRN had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas.

The cash and cash equivalents held by UBM plc at the corporate level are not specifically identifiable to PRN, and therefore, were not allocated for any of the periods presented. Cash and cash equivalents in the accompanying Combined Balance Sheets primarily represent cash held locally by operations included in the combined carve-out financial statements. UBM plc third-party debt, and the related interest expense has not been allocated for any of the periods presented as PRN was not the legal obligor of the debt and UBM plc’s borrowings were not directly attributable to these operations.

The accompanying Combined Financial Statements have been derived from the consolidated financial statements and accounting records of UBM plc. These Combined Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). These principles require the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Significant estimates inherent in the preparation of the accompanying Combined Financial Statements include estimates regarding allowance for doubtful accounts and credit memos, potential outcome of uncertain tax positions, fair value of acquired assets and liabilities, fair value of equity-based compensation and pension benefit assumptions. Estimates are based on past experience and other considerations reasonable under the circumstances. Actual results could differ from those estimates. All intercompany balances and transactions between the operations of the carved-out businesses have been eliminated in the accompanying Combined Financial Statements. The income tax amounts in the accompanying Combined Financial Statements have been calculated based on a separate return methodology and presented as if the Company’s operations were separate taxpayers in the respective jurisdictions.

PRN Group

Notes to Combined Financial Statements
(U.S. dollar amounts in thousands)

Note 2: Basis of Presentation  – (continued)

The accompanying combined carve-out financial statements have been prepared to assist in UBM plc’s divestiture of its PRN business and to demonstrate the historical results of operations, financial position, and cash flows of the PRN business that is being carved-out for the indicated periods under UBM plc management and do not include any accounts of entities that may be legally owned by any of the PRN entities but are not being included in any potential divestiture as they are not part of the PRN business.

Note 3: Summary of Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents include all highly-liquid investments with original maturities of three months or less, and the carrying amounts approximate fair value.

Accounts Receivable and Allowance for Doubtful Accounts

As more fully discussed in Note 8, “Related Party Transactions”, the Company has historically factored substantially all of its trade accounts receivable from its U.S. businesses to a subsidiary of UBM plc. On December 31, 2015, this arrangement was terminated and the Company purchased 100% of previously factored outstanding accounts receivable.

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. For accounts receivable not subject to the factoring program as well as any accounts receivable not yet factored, the Company maintains an allowance for doubtful accounts for estimated losses that result from the failure or inability of our customers to make required payments. When determining the allowance, the Company considers the probability of recoverability of accounts receivable based on past experience, taking into account current collection trends as well as general economic factors. Credit risks are assessed based on historical write-offs, net of recoveries, as well as an analysis of the aged accounts receivable balances. Accounts receivable may be fully reserved when specific collection issues are known to exist, such as pending bankruptcy or catastrophes. Trade accounts receivable are uncollateralized and represent a large number of geographically dispersed debtors. As of December 31, 2015 and December 31, 2014, there were no individual customers representing more than 10% of the Company’s outstanding gross accounts receivable balance. During the years ended December 31, 2015 and December 31, 2014, there were no customers that accounted for more than 10% of revenue. In determining sales credit allowances, the Company analyzes historical trends, customer-specific factors and current economic trends. The Company records an allowance based on this information, as appropriate.

Long-lived Assets

Property and Equipment

Property and equipment is stated at cost, net of accumulated depreciation or amortization. Major renewals and improvements are capitalized, while replacements, maintenance, and repairs that do not improve or extend the lives of the respective assets are expensed as incurred. Property and equipment are depreciated using the straight-line method. Computer hardware and equipment is depreciated over a period of three to ten years. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful life of the improvement. Buildings are depreciated over a period of 20 years.

Computer Software

The Company develops various computer software applications for internal use including systems which support our internal business services and processes, our financial and administrative systems and systems which we use to provide services to our customers.

The Company expenses costs as incurred during the preliminary development stage which includes conceptual formulation and review of alternatives. Once that stage is complete, the application development stage, which

PRN Group

Notes to Combined Financial Statements
(U.S. dollar amounts in thousands)

Note 3: Summary of Significant Accounting Policies  – (continued)

includes design, coding and testing, begins. Direct internal and external costs incurred during this stage are capitalized. Capitalization of costs ceases when the software is ready for its intended use and all substantial testing is completed. Upgrades and enhancements which provide added functionality are accounted for in the same manner. Maintenance costs incurred solely to extend the life of the software are expensed as incurred.

Computer software is amortized on a straight-line basis over a useful life of 3 to 5 years. Periodically, the Company reassesses the estimated useful lives of our computer software considering its overall technology strategy, the effects of obsolescence, technology, competition and other economic factors on the useful life of these assets.

The Company assesses impairment of long-lived assets pursuant with ASC 360 – Property, Plant and Equipment. This includes determining if certain triggering events have occurred that could affect the value of an asset. The Company has not recorded any impairment charges related to long-lived assets.

Goodwill and Intangible Assets

Goodwill represents the excess of consideration paid over the fair value of net assets acquired in business combinations. Goodwill and other indefinite-lived intangible assets are not amortized but are tested at least annually for impairment. The Company has completed its annual goodwill impairment testing for 2015 and 2014, which did not result in any impairment. Intangible assets that have finite useful lives are amortized over their useful lives on a straight-line basis, ranging from three to ten years. Amortizable intangible assets are tested for impairment utilizing an income approach based on undiscounted cash flows upon the occurrence of certain triggering events and, if impaired, are written down to fair value. The Company did not identify any such triggering events during 2015 or 2014.

Investment in Unconsolidated Affiliates

The Company’s investment in an unconsolidated affiliate over which the Company has significant influence is accounted for under the equity method of accounting. The investment is carried at the cost of acquisition plus the Company’s equity in undistributed income of the unconsolidated affiliate. The Company regularly reviews its equity method investment for impairment. The Company evaluates information such as budgets, business plans and financial statements of its equity method investee in determining whether an other-than-temporary decline in value exists. Factors indicative of an other-than-temporary decline include, among others, recurring operating losses. See Note 7, “Investment in Unconsolidated Affiliate”.

Fair Value Measurements

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1 —	Quoted prices in active markets for identical assets or liabilities.
Level 2 —	Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3 —	Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

The carrying amounts for cash and cash equivalents, trade accounts receivable, accounts payable and accrued liabilities approximate fair value because of their short-term maturity. The carrying amount of certain pension assets are recorded as Level 2 assets (see Note 10).

PRN Group

Notes to Combined Financial Statements
(U.S. dollar amounts in thousands)

Note 3: Summary of Significant Accounting Policies  – (continued)

Foreign Currency Translation

Assets and liabilities of foreign affiliates with a functional currency other than the U.S. Dollar are translated into U.S. Dollars using year-end exchange rates, while results of operations are translated at average exchange rates for the year. The Company’s foreign affiliates use the local currency as the functional currency. Foreign currency translation gains and losses are included as a component of Accumulated Other Comprehensive Income in the Combined Balance Sheets. The Company does not hedge foreign currency translation risk in the net assets and income reported from these sources.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, the contract fee is fixed or determinable, delivery or performance has occurred and collectability is reasonably assured. If at the outset of an arrangement, the Company determines that collectability is not reasonably assured, revenue is deferred until the earlier of when collectability becomes probable or the receipt of payment. The Company reports revenue net of sales and other taxes collected from our customers.

The Company’s distribution services are sold either through fixed-term contracts whereby customers are allotted a predetermined number of service units or through contracts where customers order units as needed. For fixed-term contracts, revenue is recognized on a straight-line basis over the term of the contract. For contracts where customers order units as needed, revenue is recognized upon fulfillment of the customer order.

Certain of the Company’s services such as broadcast and webcast production, translation services and EDGAR filing services require the Company to make a specific singular performance. For these services, revenue is recognized when the specific performance is completed.

The Company’s XBRL filing services are sold through contracts where the Company is obligated to make a certain number of filings on behalf of the customer with the U.S. Securities and Exchange Commission (the “SEC”). For this service, revenue is recognized as each filing is made by the Company.

Certain of the Company’s services such as its workflow platform and its hosted microsites are sold through fixed-term contracts where the Company is obligated to make the services available to the customer over the contract term. Customers can access these services without limitation over the contact term. For these services, revenue is recognized on a straight-line basis over the contract term.

Deferred revenue consists of amounts billed in excess of revenue recognized on sales. Deferred revenue is included in current liabilities in the Combined Balance Sheets and is subsequently recognized as revenue in accordance with the Company’s revenue recognition policies.

Multiple Element Arrangements

Certain of the Company’s services are sold as multiple-element arrangements. Revenues subject to these arrangements represent less than 5% of total revenues for the years ended December 31, 2015 and December 31, 2014, respectively. The Company evaluates each deliverable in an arrangement to determine whether it represents a separate unit of accounting. Most product and service deliverables qualify as separate units of accounting and can be sold stand-alone or in various combinations. A deliverable constitutes a separate unit of accounting when it has stand-alone value and there are no customer-negotiated refunds or return rights for the delivered items. If the arrangement includes a customer-negotiated refund or return right relative to the delivered items, and the delivery and performance of the undelivered item is considered probable and substantially in our control, the delivered item constitutes a separate unit of accounting. If the deliverable or a group of deliverables meet the separation criteria, the total arrangement consideration is allocated to each unit of accounting based on its relative selling price. The amount of arrangement consideration that is allocated to a delivered unit of accounting is limited to the amount that is not contingent upon the delivery of another unit of accounting.

PRN Group

Notes to Combined Financial Statements
(U.S. dollar amounts in thousands)

Note 3: Summary of Significant Accounting Policies  – (continued)

The Company determines the selling price for each deliverable using vendor-specific objective evidence (“VSOE”), if it exists, third-party evidence (“TPE”) if VSOE does not exist, or best estimated selling price (“BESP”) if neither VSOE nor TPE exist. Revenue allocated to each element is then recognized when the basic revenue recognition criteria are met for each element. The Company determines VSOE of a deliverable by monitoring the price at which the Company sells the deliverable on a stand-alone basis to a third party. In certain instances, the Company is not able to establish VSOE for all deliverables in an arrangement with multiple elements due to infrequent selling each element separately, not pricing products or services within a set range, or only having a limited sales history. Where the Company is unable to establish VSOE, the Company may use the price at which the Company or a third party sells a similar product to similarly situated customers on a stand-alone basis. When the Company is not able to establish selling prices by using VSOE or TPE, the Company establishes the BESP in its allocation of arrangement consideration. The objective of BESP is to determine the price at which the Company would transact a sale if the solution were sold on a stand-alone basis.

Operating Expenses

Operating expenses include the costs incurred in connection with the fulfillment of the Company’s products and services and includes compensation and benefits for operational staff and costs of third-party service providers.

Transaction Costs

Transaction costs include professional fees incurred in connection with the planned divestiture of PRN.

Operating Leases

For operating leases, minimum lease payments, including minimum scheduled rent increases, are recognized as rent expense on a straight-line basis over the applicable lease terms. The term used for straight-line rent expense is calculated initially from the date the Company obtains possession of the leased premises through the expected lease termination date.

Defined Benefit Pension Plans

Employees of CNW Group, Ltd. (“CNW”) participate in a defined benefit pension plan whereby pension expense is determined based on a number of actuarial assumptions, which are generally reviewed and determined on an annual basis. These assumptions include discount rates, expected rate of return on plan assets, rate of salary increase, mortality rates and other factors. The funded status of the plan is recognized on the Combined Balance Sheets. Prior service costs or credits and actuarial gains and losses beyond a 10% corridor are recognized in earnings based on the estimated future service period of the participants. The measurement date for the defined benefit plan for CNW employees is December 31.

Stock-Based Compensation

Company employees participate in the UBM 2008 Executive Share Option Scheme under which they are granted stock options to purchase UBM plc stock and the UBM 2010 Executive Retention Plan, as amended in 2014, under which they are granted UBM plc restricted stock.

Under the provisions of ASC 718 — Compensation-Stock Compensation, the Company recognizes share based compensation by estimating the fair value of each stock-based award at the date of grant. The stock-based compensation expense is recognized over the award’s vesting period. In addition, the Company estimates future forfeitures in calculating the stock-based compensation expense as opposed to only recognizing these forfeitures and the corresponding reductions in expense as they occur.

For stock option awards, the fair value is estimated on the date of grant using the Black-Scholes option valuation model. The Black-Scholes option valuation model requires Company management to make

PRN Group

Notes to Combined Financial Statements
(U.S. dollar amounts in thousands)

Note 3: Summary of Significant Accounting Policies  – (continued)

assumptions about UBM plc stock price volatility, dividend yield, expected term of the stock option and risk-free interest rates. The expected stock price volatility assumption is derived from the historical volatility of UBM plc common stock. The expected dividend yield assumption is determined by dividing the anticipated annual dividend payment by the stock price on the date of grant. The expected term assumption is derived using a methodology that combines historical exercise data with hypothetical exercise data for unexercised stock options. The risk-free interest rate assumption corresponds to the expected term assumption of the stock option and is based on the UK Gilts yield in effect at the time of grant.

For restricted stock awards, which vest solely on service, the fair value is estimated by using the closing price of UBM plc common stock on the date of grant.

Stock-based compensation is described more fully in Note 11, “Stock-Based Compensation”.

Income Taxes

The Company provides for income taxes and the related accounts under the asset and liability method. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates expected to be in effect during the year in which the basis differences reverse. Valuation allowances are established when management determines it is more likely than not that some portion, or all, of the deferred tax assets will not be realized, which will be assessed on an on-going basis. In addition, income tax rules and regulations are subject to interpretation and the application of those rules and regulations require judgment by the Company and may be challenged by the taxation authorities. The Company follows ASC 740 — Income Taxes, which requires the use of a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return and disclosures regarding uncertainties in income tax positions. Only tax positions that meet the more likely than not recognition threshold are recognized. Refer to Note 12, “Income Taxes”.

Accumulated Other Comprehensive Income

Accumulated other comprehensive income includes foreign currency translation and amortization of amounts related to defined benefit plans.

Subsequent Events

The Company evaluated subsequent events through April 12, 2016, the date the financial statements were available to be issued. All events that had a material impact on the Company’s Combined Financial Statements are disclosed in the notes to the Combined Financial Statements.

On December 14, 2015, UBM plc announced that it has reached an agreement for the sale of the Company to Cision, a business controlled by GTCR Canyon Holdings (Cayman), LP. for $841 million. The agreement is subject to anti-trust clearance in the U.S. and is expected to be completed after March 31, 2016.

On January 22, 2016, the Company made a distribution of receivables from United Finance Ltd. and Aztecgem Ltd., which are UBM plc entities outside of PRN, of $157,030 to two separate UBM plc entities outside of PRN. The distribution was comprised of $148,836 of Loans to Related Parties — ST and $8,194 of Due from Related Parties — ST. The distribution immediately followed a restructuring and assignment of certain loans, payables and receivables between the Company and various UBM entities.

On January 22, 2016, the Company received a capital contribution of $5,740 from a UBM plc entity outside of PRN.

PRN Group

Notes to Combined Financial Statements
(U.S. dollar amounts in thousands)

Note 3: Summary of Significant Accounting Policies  – (continued)

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) ASU) No. 2014-09, Revenue from Contracts with Customers. ASU 2014-09 will eliminate transaction and industry-specific revenue recognition guidance under current GAAP and replace it with a principle-based approach for determining revenue recognition. ASU 2014-09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract. The ASU also will require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. In July 2015, the FASB voted to defer the effective date of ASU 2014-09 by one year to interim and annual reporting periods beginning after December 15, 2018. Entities can transition to the standard using either a full retrospective approach or a modified retrospective approach as of the date of adoption. Presently, the Company is assessing what effect the adoption of ASU 2014-09 will have on its combined financial statements and accompanying notes.

In August 2014, the FASB issued Accounting Standards Update 2014-15, Presentation of Financial Statements-Going Concern (“ASU 2014-15”). ASU 2014-15 requires that management evaluate at each annual and interim reporting period whether there is a substantial doubt about an entity’s ability to continue as a going concern within one year of the date that the financial statements are issued. ASU 2014-15 will be effective for fiscal years and interim periods beginning after December 15, 2016 and early application is permitted. The Company does not expect that the application of ASU 2014-15 will have an impact on the Combined Financial Statements.

In January 2015, the FASB issued Accounting Standards Update 2015-01, Income Statement — Extraordinary and Unusual Items (Subtopic 225-20). The objective of this update is to simplify income statement presentation requirements by eliminating the concept of extraordinary items. Extraordinary items are events and transactions that are distinguished by their unusual nature and by the infrequency of their occurrence. The amendments in this update are effective for fiscal years, and interim periods within those fiscal years beginning after December 15, 2015. A reporting entity may apply the amendments prospectively. A reporting entity also may apply the amendments retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. The Company will adopt this guidance effective January 1, 2016 and does not believe that it will have a material impact on the Company’s Combined Financial Statements.

In November 2015, the FASB issued Accounting Standards Update 2015-17, Income Taxes — Balance Sheet Classification of Deferred Taxes. ASU 2015-17 requires entities to present deferred tax assets and deferred tax liabilities as noncurrent in a classified balance sheet. The ASU 2015-17 is effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted for all entities. The Company will adopt this guidance effective January 1, 2018.

In February 2016, the FASB issued Accounting Standards Update 2016-02, Leases (Topic 842). ASU 2016-02 supersedes the existing guidance for lease accounting, Leases (Topic 840). ASU 2016-02 requires lessees to recognize a lease liability and a right-of-use asset for all leases. Lessor accounting remains largely unchanged. The amendments in ASU 2016-02 is effective for the Company’s fiscal year 2020 and interim periods within 2021. Early adoption is permitted for all entities. ASU 2016-02 requires a modified retrospective approach for all leases existing at, or entered into after the date of initial adoption, with an option to elect to use certain transition relief. The Company is currently evaluating the impact of this new standard on its consolidated financial statements.

PRN Group

Notes to Combined Financial Statements
(U.S. dollar amounts in thousands)

Note 4: Property and Equipment

The following is a summary of property and equipment, at cost less accumulated depreciation:

	As of December 31,
	2015	2014
Leasehold improvements and building	$17,420	$16,404
Computer hardware and equipment	30,265	27,274
	47,685	43,678
Less: accumulated depreciation	(35,204)	(33,091)
Total property and equipment, net	$12,481	$10,587

Depreciation expense for the years ended December 31, 2015 and December 31, 2014 was $3,377 and $3,128, respectively.

Note 5: Computer Software

The following is a summary of computer software, at cost less accumulated amortization:

	As of December 31,
	2015	2014
Software	$44,004	$36,626
Less: accumulated amortization	(28,760)	(22,837)
Total software, net	$15,244	$13,789

Amortization expense for the years ended December 31, 2015 and December 31, 2014 was $6,987 and $5,232, respectively.

Note 6: Goodwill and Intangible Assets

Goodwill as of December 31, 2015 and December 31, 2014 was $123,578 and $126,288, respectively. Changes in goodwill were entirely due to changes in foreign currency.

The following is a summary of intangibles, at cost less accumulated amortization:

	As of December 31,
	2015	2014
Intangible Assets
Brands	$9,183	$9,379
Customer Lists	4,444	4,826
Other	2,061	2,287
	15,688	16,492
Accumulated amortization
Brands	(7,756)	(6,906)
Customer Lists	(4,441)	(4,685)
Other	(1,978)	(2,126)
	(14,175)	(13,717)
Intangible Assets, net	$1,513	$2,775

Intangible amortization expense for the years ended December 31, 2015, and December 31, 2014 was $1,035 and $1,501, respectively. The estimated annual aggregate amortization expense for the next five succeeding fiscal years is expected to be $745, $425, $165, $164, and $14, respectively.

PRN Group

Notes to Combined Financial Statements
(U.S. dollar amounts in thousands)

Note 7: Investment in Unconsolidated Affiliate

The Company’s investment in unconsolidated affiliated is accounted for by the equity method and consists of a 50% interest in a joint venture with ANP Pers Support B.V in ANP Pers Support v.o.f. (“ANPps”).

The Company had revenues of $1,110 and $1,645 for the years ended December 31, 2015 and December 31, 2014, respectively, for billings made to ANPps for international distribution services provided to ANPps. The Company incurred operating expense of $157 and $164 for the years ended December 31, 2015 and December 31, 2014, respectively, for billings from ANPps for distribution services provided by ANPps to the Company for the countries in which ANPps operates.

Note 8: Related Party Transactions

Due from Related Parties — Current

Due from Related Parties — Current as of December 31, 2015 and December 31, 2014 was $78,326 and $449,218, respectively. Due from Related Parties — Current arises principally from daily net cash advances made by the Company to UBM plc and its subsidiaries (“UBM”) as UBM maintains a zero balance cash concentration system in the U.S. and Europe and from revenue for providing services to UBM. In 2015, the Company made a distribution of a receivable from UBM Finance Inc. to UBM entities outside of PRN of $401,772, which decreased the Due from Related Parties — Current balance.

Net cash advances to UBM for the year ended December 31, 2015 and December 31, 2014 were $38,004 and $43,231 respectively. Revenue from the sale of the Company’s products and services provided to UBM for the year ended December 31, 2015 and December 31, 2014 were $1,111 and $1,100, respectively.

Loans to Related Parties — Current

A summary of Loans to Related Parties — Current is as follows:

		As of December 31,
PRN Affiliate	UBM Counterparty	2015	2014	Stated interest rate
PRN Europe Ltd.	Aztecgem Limited	$144,426	$148,801	British Pound Sterling LIBOR +2%
Newsdesk International	United Finance Limited	7,248	7,671	non-interest bearing
OIT Ltd	United Finance Limited	10,726	11,351	non-interest bearing
CNW Group Ltd.	United Finance Ltd.	—	3,453	Canadian Dollars LIBOR + 2%
PRN Europe Ltd.	UBMG Ltd	2,350	2,617	no interest charged
Various	Various	2,054	2,222
Loans to Related Parties — Current		$166,804	$176,115

Loans to Related Parties — Current arise principally as the Company provides financing to UBM through formal loan agreements. Changes in 2015 resulted from loans of $6,207 made by the Company to UBM, loan repayments of $9,330 from UBM to the Company and foreign currency translation. Changes in 2014 resulted from loans of $5,896 made by the Company to UBM, loan repayments of $1,348 from UBM to the Company and foreign currency translation.

Due to Related Parties — Current

Due to Related Parties — Current as of December 31, 2015 and December 31, 2014 was $256,124 and $237,800, respectively. Due to Related Parties — Current arises principally from management fees charged to the Company by UBM, costs incurred by UBM on behalf of the Company, cash advances to the Company through the cash concentration system to allow for interest payments to UBM on loans payable by the Company to UBM (see Loans from Related Parties — Current) and as of December 31, 2014, amounts collected from customers by the Company on behalf of UBM for Company accounts receivable factored to UBM. As of December 31, 2015, Due to Related Parties — Current includes a dividend payable to UBM of $918 for a dividend declared in 2015 but not paid until 2016.

PRN Group

Notes to Combined Financial Statements
(U.S. dollar amounts in thousands)

Note 8: Related Party Transactions  – (continued)

Management fees for the years ended December 31, 2015 and December 31, 2014 were $9,337 and $8,764, respectively, and relate to an allocation of corporate services such as accounting, treasury, information technology, legal, executive management and human resources provided by UBM to the Company.

Costs incurred by UBM on behalf of the Company for the years ended December 31, 2015 and December 31, 2014 were $2,838 and $3,312, respectively, and relate to business insurance, payroll services, audit fees and office rent primarily reflected in agreements between UBM and the respective vendors. In addition, benefit costs incurred by UBM on behalf of the Company for the years ended December 31, 2015 and December 31, 2014 were $10,422 and $9,830, respectively.

Cash advances by UBM to the Company for the year ended December 31, 2015 and December 31, 2014 were $14,182 and $11,439, respectively. Such cash advances are used by PRN Delaware, Inc. to pay interest expense on related party debt with UBM.

The Company has historically factored substantially all of its accounts receivable from its U.S. businesses to a subsidiary of UBM plc. at a discount of approximately 2% under a non-recourse arrangement. On December 31, 2015, this arrangement was terminated and the Company purchased 100% of previously factored accounts receivable outstanding at October 31, 2015 for $30,791, which resulted in a loss on purchase of $2,307. November 2015 and December 2015 accounts receivable was not factored by the Company.

The discount for the years ended December 31, 2015 and December 31, 2014 was $5,413 and $5,579, respectively. The discount is included in Selling, General and Administrative Expenses in the Combined Statements of Operations. In addition, UBM paid an annual fee to the Company in return for cash collection, cash application and record keeping services. This fee was $2,551 and $2,000 for the years ended December 31, 2015 and December 31, 2014, respectively. Such fee is included in Other Income in the Combined Statements of Operations.

Loans from Related Parties — Current

A summary of Loans from Related Parties — Short Term is as follows:

		As of December 31,
PRN Affiliate	USM Counterparty	2015	2014	Stated interest rate
PRN Delaware, Inc.	UBM Finance Sarl	$327,098	$326,634	6 month U.S. Dollars LIBOR + 0.50%
PRN Delaware, Inc.	United BM (US) Holdings Sarl	300,000	300,000	6 month U.S. Dollars LIBOR + 2%
PRN Holdings USA Inc.	UBM Finance Inc.	18,998	18,998	U.S. Dollars LIBOR + 2%
CNW Group Ltd.	UBM Finance Sarl	13,958	—	7%
Hors Antenne Holdings	UBM CP Holdings No 4 Sarl	5,750	7,359	EURIBOR plus 2%%
PRN Benelux Ltd.	United Finance Limited	6,270	6,944	British Pound Sterling LIBOR + 0.5%
PRN Europe Ltd.	UBMG Holdings	6,474	6,851	non-interest bearing
PR Newswire Asia Ltd.	United Finance Ltd.	3,805	4,482	non-interest bearing
PRN Europe Ltd.	United Finance Limited	3,133	3,470	British Pound Sterling LIBOR +0.5%
PRN Europe Ltd.	United Business Information (UK) Ltd	2,113	2,236	non-interest bearing
Various	Various	891	463
Loans from Related Parties — Current		$688,490	$677,437

PRN Group

Notes to Combined Financial Statements
(U.S. dollar amounts in thousands)

Note 8: Related Party Transactions  – (continued)

Loans from Related Parties — Current arise principally as the Company has received financing from UBM from time to time. Changes in 2015 resulted from loans of $928 made by UBM to the Company, loan repayments of $9,450 from the Company to UBM, foreign currency translation and a reclassification of a non-current loan to short term. Changes in 2014 resulted from loans of $500 made by UBM to the Company, loan repayments of $1,037 from the Company to UBM and foreign currency translation.

Loan from Related Party — Non-Current

Loan from Related Party — Non-Current as of December 31, 2015 and December 31, 2014 was $0 and $25,982, respectively. Loan from Related Party — Non-Current arose in connection with financing provided by UBM to the Company for the 2012 purchase by UBM of the non-controlling interest in CNW Group, Ltd. which is due on November 23, 2016. Changes in 2015 resulted from foreign currency translation and a reclassification of the loan to short term. Changes in 2014 were entirely due to foreign currency translation. The stated interest rate for this loan is 7%.

Interest income for all related party loans was $4,271 and $4,102 for the years ended December 31, 2015 and December 31, 2014, respectively. Interest expense for all related party loans was $15,137 and $13,941 for the years ended December 31, 2015 and December 31, 2014, respectively.

Note 9: Stockholders’ Deficit

The Company has recorded taxes payable by UBM in consolidated tax fillings as deemed capital contributions of $8,301 and $15,349 for the years ended December 31, 2015 and December 31, 2014, respectively.

In 2015, the Company made a distribution of a receivable from UBM Finance Inc. to UBM entities outside of PRN of $401,772 and declared cash dividends to UBM of $2,850, of which $1,932 was paid in 2015 and $918 was paid in 2016.

The following table displays the change in the components of accumulated other comprehensive income (loss), net of tax:

	Cumulative Translation Adjustment	Defined Benefit Plan Adjustment	Total Accumulated Other Comprehensive Income (Loss)
Balance at January 1, 2014	$7,903	$(3,487)	$4,416
Foreign Currency Translation	(9,361)	—	(9,361)
Defined Benefit Plan Adjustment	—	(45)	(45)
Balance at December 31, 2014	(1,458)	(3,532)	(4,990)
Foreign Currency Translation	(9,348)	—	(9,348)
Defined Benefit Plan Adjustment	—	480	480
Balance at December 31, 2015	$(10,806)	$(3,052)	$(13,858)

PRN Group

Notes to Combined Financial Statements
(U.S. dollar amounts in thousands)

Note 10: Retirement Plans

PR Newswire Association LLC (“PRNA”) Retirement Plans

PRNA employees participate in the UBM 401K savings plan. Under the plan, the Company contributes in cash based on a stated percentage of eligible employee contributions and based on a stated percentage of employee compensation, both subject to a specified ceiling. The expense recognized for the 401K savings plan in the years ended December 31, 2015 and December 31, 2014 was $2,934 and $2,628, respectively.

Certain executives of PRNA participate in a supplemental defined contribution plan. Under the plan the Company contributes in cash up to a set percentage of employee base salary based on the percentage of eligible employee base pay contributed by the employee. Amounts contributed are invested based on the investment choices by Wilmington Trust Company, the Company’s appointed trustee. However, the Company is obligated to the employee based on the employee’s notional investment choice. The plan has been closed to new employees since 2010. As of December 31, 2015, all plan participants are 100% vested. Plan assets as of December 31, 2015 and December 31, 2014 were $4,618 and $5,630, respectively, and are reflected in Other Assets in the Combined Balance Sheets. Amounts due to employees as of December 31, 2015 and December 31, 2014 were $4,481 and $5,537, respectively, and are reflected in Accounts Payable and Accrued Liabilities in the Combined Balance Sheets. The expense recognized for this plan in the years ended December 31, 2015 and December 31, 2014 was $55 and $115, respectively.

CNW Retirement Plans

Employees of CNW participate in a pension plan which has a defined benefit plan component and defined contribution plan component. CNW also maintains an unfunded defined contribution plan for certain former employees. The defined benefit plan has been closed to new participants since 2006. In addition, CNW maintains a non-registered defined benefit pension plan for a former executive, which provides benefits in excess of those payable from the registered defined benefit plan and the unfunded defined contribution plan.

The actuarial cost method used for the valuation of the defined benefit post-employment benefits is the present value of the benefits expected to be paid. CNW’s contributions to defined contribution plans are expensed as incurred. The expense recognized for CNW’s defined contribution plans in the years ended December 31, 2015 and December 31, 2014 was $285 and $303, respectively.

PRN Group

Notes to Combined Financial Statements
(U.S. dollar amounts in thousands)

Note 10: Retirement Plans  – (continued)

Reconciliation of Benefit Obligations, Plan Assets and Funded Status

The following table summarizes changes in the benefit obligation, plan assets and the funded status of CNW’s two defined benefit plans:

	2015	2014
Change in benefit obligation
Beginning benefit obligation balance	$10,346	$10,066
Service cost	257	224
Interest cost	438	521
Plan participants' contribution	41	47
Actuarial (gain) loss	(694)	1,959
Benefits paid	(597)	(446)
Currency translation	(52)	(22)
Ending benefit obligation	$9,739	$12,349
Ending accumulated benefit obligation	$8,647	$10,931
Change in plan assets
Beginning fair value of plan assets	$8,112	$7,326
Return on plan assets	119	1,848
Employer contributions	631	907
Plan participants' contributions	41	47
Benefits paid	(597)	(446)
Ending fair value of plan assets	$8,306	$9,682
Funded status	$1,433	$2,667

The amount recognized in the Combined Balance Sheets as Pension Obligation as of December 31, 2015 and December 31, 2014 was $1,433 and $2,667, respectively. The amount of net actuarial loss recognized in accumulated other comprehensive (loss) income as of December 31, 2015 and December 31, 2014 was $2,628 and $4,220, respectively. The estimated amortization from accumulated comprehensive loss into net periodic benefit cost from actuarial losses for the years ended December 31, 2015 and December 31, 2014 was $187 and $233, respectively.

	As of December 31,
	2015	2014
Plans with projected benefit obligations in excess of plan assets
Projected benefit obligation	$9,739	$12,349
Fair value of plan assets	8,306	9,682
Total	$(1,433)	$(2,667)
Plans with accumulated benefit obligations in excess of plan
Accumulated benefit obligation	$8,647	$10,931
Fair value of plan assets	8,306	9,682
Total	$(341)	$(1,249)

PRN Group

Notes to Combined Financial Statements
(U.S. dollar amounts in thousands)

Note 10: Retirement Plans  – (continued)

Plan Assets

The following table presents the plan assets by category:

	As of December 31,
	2015	2014
Debt instruments	$8,306	$9,682

The following tables present the fair value hierarchy for pension assets measured at fair value on a recurring basis as of December 31, 2015 and December 31, 2014:

	As of December 31, 2015				As of December 31, 2014
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Debt instruments	$—	$8,306	$—	$8,306	$—	$9,682	$—	$9,682

The pension assets consist primarily of a pooled fund, which is primarily invested in government and corporate bonds. They are valued using models with inputs including interest rate curves, credit spreads and volatilities. The inputs that are significant to valuation are generally observable and therefore the assets within the pooled fund have been classified as Level 2. The fair value reflects the proportionate share of the fair value of the investments held in the underlying pooled fund.

Components of net periodic benefit cost and other amounts recognized in Other Comprehensive Income (Loss) for the years ended December 31, 2015 and December 31, 2014 are as follows:

	Years ended December 31,
	2015	2014
Net Periodic Benefit Cost:
Service cost	$257	$224
Interest cost	438	521
Expected return on plan assets	(177)	(162)
Amortization of prior service costs	—	—
Amortization of net actuarial loss	187	233
Amortization of transitional asset	(20)	(23)
Net Periodic Benefit Cost	$685	$793

Other changes in plan assets and benefit obligations recognized in Other Comprehensive Income (Loss) for the years ended December 31, 2015 and December 31, 2014 were as follows:

	Years ended December 31,
	2015	2014
Actuarial (gain) loss	$(702)	$283
Amortization of net actuarial losses	(187)	(233)
Amortization of transitional asset	20	23
Total recognized in other comprehensive (income) loss	(869)	73
Total recognized in net periodic benefit cost and other comprehensive (income) loss	$(184)	$866

PRN Group

Notes to Combined Financial Statements
(U.S. dollar amounts in thousands)

Note 10: Retirement Plans  – (continued)

Assumptions

Weighted-average assumptions used to determine the benefit obligations reflected in the Combined Balance Sheets and the net benefit cost reflected in the Combined Statements of Operations were as follows:

	Years ended December 31,
	2015	2014
Discount rate	4.40%	4.00%
Rate of compensation increase	3.50%	3.50%
Rate of return on plan assets	2.00%	2.00%

The long-term rates of return are determined based on the nature of each plan’s investments, an expectation for each plan’s investment strategies, historical rates of return and current economic forecasts, among other factors, and are evaluated annually and adjusted as necessary.

Investment Strategy

The CNW defined pension plan is funded via assets held in trust by Manulife and are invested in an ultra-long bond fund. This investment strategy is attempting to minimize interest rate risk in the funded position of the pension plan. The assets of the defined contribution component of the pension plan are selected by members. The other pension plans are unfunded.

Cash Flows

The Company expects to make contributions of $494 to defined benefit plans during 2016. Total benefit payments expected to be paid from the plans are as follows:

2016	$336
2017	$336
2018	$357
2019	$370
2020	$385
Next five years	$2,045

PRN Europe Ltd. (“PRNE”) Retirement Plans

Employees of PRNE based in the United Kingdom (“U.K.”) participate in a UBM sponsored pension plan which has a defined benefit and a defined contribution component. The defined benefit plan is closed to new members and currently has four participants who are employees of PRNE. The benefit accrues based on final salary and length of service. All PRNE employees in the U.K. are legally bound to enter the defined contribution plan but have an option to opt out after enrollment. The plan has three tiers. At the basic auto enroll level, employees contribute 2% of salary and the Company contributes 4%. At the Tier 1 level, employees contribute 3% of salary and the Company contributes 6%. At the Tier 2 level, employees contribute 4% of salary and the Company contributes 6%. Employees elect the tier at which they wish to contribute. For the years ended December 31, 2015 and December 31, 2014, the total pension plan expense was $640 and $585, respectively.

PRN Group

Notes to Combined Financial Statements
(U.S. dollar amounts in thousands)

Note 11: Stock-Based Compensation

Stock option transactions under the UBM Executive Share Option Scheme for the years ended December 31, 2015 and December 31, 2014 are summarized as follows:

	Number of Options	Weighted Average Price
Outstanding at January 1, 2014	1,428,684	$9.37
Granted	346,000	11.66
Exercised	(122,666)	8.78
Forfeited or expired	(148,013)	10.48
December 2014 option grant	435,951	7.49
Outstanding at December 31, 2014	1,939,956	$7.47
Options Excercisable at December 31, 2014	801,107	$6.59
Outstanding at January 1, 2015	1,939,956	$7.47
Granted	415,000	8.46
Exercised	(627,708)	6.23
Forfeited or expired	(138,094)	8.36
Outstanding at December 31, 2015	1,589,154	$7.88
Options Excercisable at December 31, 2015	522,879	$7.15

Restricted Stock Awards

Restricted stock activity during the years ended December 31, 2015 and December 31, 2014, respectively, were as follows:

	Number of Shares	Weighted- Average Grant-Date Fair Value per Share
Non-vested, as of January 1, 2014	67,507	$10.57
Granted	77,237	11.38
Vested	(9,071)	8.88
Cancelled and forfeited	(11,459)	9.92
December 2014 special grant	40,004	7.34
Non-vested, as of December 31, 2014	164,218	$10.19
Granted	6,169	8.30
Vested	(3,389)	8.79
Cancelled and forfeited	(53,962)	7.58
Non-vested, as of December 31, 2015	113,036	$10.31

Stock options and restricted stock awards are typically granted with a three-year vesting period. In December 2014, UBM plc made a special grant of stock options and restricted stock to the Company’s employees whereby approximately 0.29 stock options were awarded for every stock option held and approximately 0.29 shares of restricted stock were awarded for every share of restricted stock held. The vesting period for the special grant ranged from zero to 32 months. In connection with the special grant, the exercise price for existing stock options was adjusted such that the revised exercise price was discounted 22.4% from the original exercise price.

Stock-based compensation expense for the years ended December 31, 2015 and December 31, 2014 was $1,265 and $1,279, respectively, inclusive of $614 related to the December 2014 special grant and the related stock option repricing.

PRN Group

Notes to Combined Financial Statements
(U.S. dollar amounts in thousands)

Note 12: Income Taxes

PRN Delaware, Inc. and its subsidiaries and PR Newswire Europe Ltd. and its subsidiaries are part of the consolidated tax filings of UBM in the U.S. and the United Kingdom. The Company files its own corporate tax returns in other jurisdictions including Canada, France, The Netherlands, China, Hong Kong, Brazil and Mexico. The Company’s tax provision has been calculated as if the Company filed separate tax returns for PRN Delaware and PR Newswire Europe Ltd. in the U.S. and the United Kingdom.

The provision for income taxes for the years ended December 31, 2015 and December 31, 2014 is comprised of the following:

	For the years ended December 31,
	2015	2014
Current Provision (Benefit)
U.S. Federal	$5,978	$9,935
U.S. State and Local	1,532	2,386
Foreign:
Canada	2,465	3,383
Europe and Middle East	2,191	2,680
Latin America	202	(158)
Asia	274	433
Current Provision	12,642	18,659
Deferred Provision (Benefit)
U.S.	2,923	2,490
Foreign:	310	(360)
Deferred Provision	3,233	2,130
Total Provision for Income Taxes	$15,875	$20,789

The provision for income taxes differs from the amount computed by applying the U.S. statutory federal income tax rate of 35% to income before provision for income taxes due to state and local income taxes, foreign tax rate differentials on non-U.S. income, and non-deductible items such as meals and entertainment expenses.

As of December 31, 2015, the Company has non capital loss carry-forwards in Canada of approximately $4.8 million for tax purposes, which will be available to offset future taxable income. If not used, these carry-forwards will expire between 2028 and 2033. These losses are subject to a valuation allowance. In addition, there are approximately $0.9 million of investment tax credits in Canada. If not used, these credits will expire between 2024 and 2032.

PRN Group

Notes to Combined Financial Statements
(U.S. dollar amounts in thousands)

Note 12: Income Taxes  – (continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s deferred tax assets and liabilities are comprised of book-to-tax basis differences in fixed assets, intangibles, and non-deductible accruals and reserves. Deferred tax assets and liabilities as of December 31, 2015 and December 31, 2014 are comprised of the following:

	As of December 31,
	2015	2014
Deferred Tax Assets
Current
U.S.	$6,116	$6,338
Non-Current
Canada	3,612	4,988
Europe and Middle East	337	331
Latin America	183	167
Asia	0	89
Valuation Allowance	(2,403)	(3,357)
Non-Current	1,729	2,218
Deferred Tax Assets	7,845	8,556
Deferred Tax Liabilities – Non-Current
U.S.	(30,622)	(28,213)
Deferred Tax Liabilities, net	$(22,777)	$(19,657)

The Company follows guidance under U.S. GAAP for uncertain tax positions, which provides a comprehensive model for the recognition, measurement and disclosure in the financial statements of uncertain tax positions that the Company has taken or expects to take on an income tax return. There were no uncertain tax positions at December 31, 2015 and December 31, 2014.

The Company’s share of undistributed earnings of foreign subsidiaries, amounting to approximately $15,608 and $8,677, is considered to be indefinitely reinvested at December 31, 2015 and December 31, 2014, respectively. Accordingly, no provision has been recorded for U.S. income taxes that might result from repatriation of these earnings.

Note 13: Commitments and Contingencies

The Company has leases for office space in the U.S., Canada, Brazil, Great Britain, France, Sweden, Dubai, China, Hong Kong, India, Taiwan, Malaysia and Singapore which expire between 2016 and 2027. The following is a schedule, by year, of the future minimum rental payments under these leases:

Year ended December 31,
2016	$8,405
2017	$6,841
2018	$5,217
2019	$4,965
2020	$4,907
Thereafter	$13,709

Rent expense for years ended December 31, 2015 and December 31, 2014 was $9,558 and $9,645, respectively.

PRN Group

Notes to Combined Financial Statements
(U.S. dollar amounts in thousands)

Note 13: Commitments and Contingencies  – (continued)

The Company has unconditional purchase obligations relating to certain vendors that provide software and technology oriented services ranging from less than one year to five years. The following is a schedule, by year, of the future minimum payments under these obligations:

Year ended December 31,
2016	$9,749
2017	$2,523
2018	$413
2019	$26
2020	$13
Thereafter	$—

Legal Matters

The Company is named in various claims and legal actions in the normal course of its activities.

The Company believes that the outcome of such matters is not expected to have a material adverse effect on the Company’s results of operations, financial position or cash flows.

In June 2014, the SEC commenced an inquiry concerning certain aspects of the Company’s business that relate to the distribution of issuer press releases. The Company has been fully cooperative with the staff of the SEC Division of Enforcement in this ongoing inquiry. Although the Company cannot predict what the outcome of the inquiry will be, it may result in remedies which could include modifications to the Company’s process for disseminating issuer press releases. Based on currently available information, the Company does not expect that the inquiry, or any resolution thereof, will have a material adverse effect on the Company’s results of operations, financial position or cash flows.

Report of Independent Auditors

The Board of Directors of UBM plc:

We have audited the accompanying combined financial statements of the PRN Group, which comprise the combined balance sheets as of December 31, 2014 and 2013, and the related combined statements of operations, comprehensive income, stockholders' deficit and cash flows for the years then ended, and the related notes to the combined financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the PRN Group at December 31, 2014 and 2013, and the combined results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Iselin, NJ
October 21, 2015

PRN Group

Combined Balance Sheets
(in thousands)

	As of December 31,
	2014	2013
ASSETS
Current Assets
Cash and Cash Equivalents	$12,089	$10,069
Accounts Receivable, net of allowance of $3,928 and $4,078 at December 31, 2014 and 2013, respectively	34,637	36,109
Due from Related Parties	449,218	404,089
Loans to Related Parties	176,115	178,687
Income Tax Receivable	2,082	805
Deferred Income Taxes	6,338	5,820
Other Receivables	1,892	3,787
Prepaids and Other Current Assets	3,250	3,255
Total Current Assets	685,621	642,621
Property and Equipment, net of accumulated depreciation of $33,091 and $37,124 at December 31, 2014 and 2013, respectively	10,587	11,880
Computer Software, net of accumulated amortization of $22,837 and $19,312 at December 31, 2014 and 2013, respectively	13,789	10,666
Intangible Assets, net	2,775	4,440
Goodwill	126,288	128,442
Investment in Unconsolidated Affiliate	5,550	5,816
Deferred Income Taxes	2,218	1,992
Other Assets	6,142	6,676
TOTAL ASSETS	$852,970	$812,533
LIABILITIES
Current Liabilities
Accounts Payable and Accrued Liabilities	$44,732	$45,055
Deferred Revenue	31,710	28,345
Due to Related Parties	237,800	237,649
Loans from Related Parties	677,437	680,791
Income Taxes Payable	421	398
Other Current Liabilities	534	350
Total Current Liabilities	992,634	992,588
Loan from Related Party	25,982	28,320
Deferred Income Taxes	28,213	25,204
Pension Obligation	2,504	2,828
Other Liabilities	5,513	6,099
TOTAL LIABILITIES	1,054,846	1,055,039
Commitments and Contingencies (Note 13)
STOCKHOLDERS' DEFICIT
Capital	278,633	262,005
Accumulated Deficit	(475,519)	(508,927)
Accumulated Other Comprehensive (Loss) Income	(4,990)	4,416
Total Stockholders' Deficit	(201,876)	(242,506)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$852,970	$812,533

The accompanying notes are an integral part of the combined financial statements.

PRN Group

Combined Statements of Operations
(in thousands)

	For the Years Ended December 31,
	2014	2013
Revenue	$322,693	$315,883
Operating Expenses	85,391	87,338
Selling, General and Administrative Expenses	165,119	169,091
Depreciation and Amortization	9,861	12,888
Total Operating Costs	260,371	269,317
Operating Income	62,322	46,566
Interest Income	155	26
Interest Income on Related Party Loans	4,102	4,639
Interest Expense on Related Party Loans	(13,941)	(15,433)
Other Income on Related Party Agreement	2,000	2,061
Equity in Earnings of Unconsolidated Affiliate	470	685
Income before Provision for Income Taxes	55,108	38,544
Provision for Income Taxes	20,789	16,184
Net Income	$34,319	$22,360

The accompanying notes are an integral part of the combined financial statements.

PRN Group

Combined Statements of Comprehensive Income
(in thousands)

	For the Years Ended December 31,
	2014	2013
Net Income	$34,319	$22,360
Other Comprehensive (Loss) Income:
Foreign Currency Translation	(9,361)	4,977
Defined Benefit Plan (Expense) Income, net of taxes of $28 and $(99) for the years ended December 31, 2014 and 2013, respectively	(45)	136
Comprehensive Income	$24,913	$27,473

The accompanying notes are an integral part of the combined financial statements.

PRN Group

Combined Statements of Cash Flows
(in thousands)

	For the Years Ended December 31,
	2014	2013
Cash Flows from Operating Activities
Net Income	$34,319	$22,360
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	9,861	12,888
Provision for Doubtful Accounts and Credit Memos	1,338	2,652
Stock-Based Compensation Expense	1,279	650
Provision for Deferred Taxes	2,130	1,984
Taxes payable by Related Parties in Consolidated Filings	15,349	9,732
Equity in Earnings of Unconsolidated Affiliate	(470)	(685)
Distribution of Earnings from Unconsolidated Affiliate	496	1,705
Other	638	151
Changes in Operating Assets and Liabilities:
Accounts Receivable	(1,058)	(2,892)
Due from Related Parties – Current	(3,462)	(3,052)
Other Assets	481	(338)
Accounts Payables and Accrued Liabilities	547	4,224
Deferred Revenue	4,027	724
Other Liabilities – Current	280	(439)
Income Tax Receivable and Payable	(1,581)	(135)
Due to Related Parties – Current	(14,324)	(9,822)
Other Operating Assets and Liabilities	1,744	(851)
Net Cash Provided by Operating Activities	51,594	38,856
Cash Flows from Investing Activities
Purchases of Property and Equipment and Computer Software	(10,981)	(7,595)
Earnout Payment for Acquisition		(166)
Net Cash Used in Investing Activities	(10,981)	(7,761)
Cash Flows from Financing Activities
Dividend to Related Party	(911)	—
Loans from Related Parties	500	301
Loan Repayments to Related Parties	(1,037)	(1,462)
Loans to Related Parties	(5,896)	(2,321)
Loan Repayments from Related Parties	1,348	1,358
Advances to Related Parties	(31,792)	(31,098)
Net Cash Used in Financing Activities	(37,788)	(33,222)
Effect of Exchange Rate Changes on Cash	(805)	939
Net Increase (Decrease) in Cash and Cash Equivalents	2,020	(1,188)
Cash and Cash Equivalents
Beginning of Year	10,069	11,257
End of Year	$12,089	$10,069
Supplemental Disclosure of Cash Flow Information:
Cash Paid for Interest	$13,679	$14,120
Cash Paid for Income Taxes	$5,174	$5,915

The accompanying notes are an integral part of the combined financial statements.

PRN Group

Combined Statements of Stockholders’ Deficit
(in thousands)

	Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Total Stockholders’ Deficit
Balance as of January 1, 2013	$251,623	$(531,287)	$(697)	$(280,361)
Net Income	—	22,360	—	22,360
Stock-Based Compensation	650	—	—	650
Defined Benefit Plan Adjustment	—	—	136	136
Foreign Currency Translation	—	—	4,977	4,977
Taxes payable by Related Parties in Consolidated Filings	9,732	—	—	9,732
Balance as of December 31, 2013	262,005	(508,927)	4,416	(242,506)
Net Income	—	34,319	—	34,319
Stock-Based Compensation	1,279	—	—	1,279
Defined Benefit Plan Adjustment	—	—	(45)	(45)
Foreign Currency Translation	—	—	(9,361)	(9,361)
Taxes payable by Related Parties in Consolidated Filings	15,349	—	—	15,349
Dividend to UBM	—	(911)	—	(911)
Balance as of December 31, 2014	$278,633	$(475,519)	$(4,990)	$(201,876)

The accompanying notes are an integral part of the combined financial statements.

PRN Group

Notes to Combined Financial Statements
(U.S. dollar amounts in thousands)

Note 1: Organization

PRN Group (“PRN” or the “Company”) does business as PR Newswire, a global leader in public relations and investor relations communications and related products and services.

Note 2: Basis of Presentation

The Combined Financial Statements of the Company include the operations of the PRN Group businesses that are being carved-out for potential divestiture which include the PRN operations of PR Newswire Europe Ltd. and subsidiaries (Benelux Ltd., Newsdesk International Ltd., PR Newswire Disclose Ltd., OIT Ltd., PR Agency Ltd. and PR Newswire Gmbh), PR Newswire Ltda., NotilogPRN Argentina SA, PR Newswire S de RL de CV, PR Newswire Argentina SA, Hors Antenne Holding SAS and its subsidiary, Hors Antenne SAS, Cyperus SA, PR Newswire Asia Ltd., PRN Business Consulting Co Ltd., PRN Middle East Ltd., PRN India, PRNnet, PRN Delaware and subsidiaries (Virtual Press Office and PRN Holdings Inc. and its subsidiary CNW Group Ltd. and subsidiaries (Health Response Ltd., CCNW Quebec Inc., DNA 13 Inc. and DNA 13 (US) Inc.)), Communities Holdings and PR Newswire Association LLC and subsidiaries (MultiVu LLC and eWatch LLC).

The accompanying combined carve-out financial statements reflect the assets and liabilities, operating results, and cash flows of PRN. The Combined Financial Statements include certain expenses of UBM plc, which were allocated for certain functions, including general corporate expenses related to finance, legal, information technology, human resources, shared services, insurance, employee benefits and incentives, and stock-based compensation expense. These attributed expenses have been allocated to PRN on the basis of direct usage when identifiable, and for resources indirectly used by PRN, allocations were based on relative headcount, revenue, or other methodology, to reflect estimated usage by PRN. Management considers the allocation methodology and results to be reasonable for all periods presented. However, the financial information presented in these combined carve-out financial statements may not reflect the combined financial position, operating results and cash flows of PRN had PRN been a separate stand-alone entity during the period presented. Actual costs that would have been incurred if PRN had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas.

The cash and cash equivalents held by UBM plc at the corporate level are not specifically identifiable to PRN, and therefore, were not allocated for any of the periods presented. Cash and cash equivalents in the accompanying Combined Balance Sheets primarily represent cash held locally by operations included in the combined carve-out financial statements. UBM plc third-party debt, and the related interest expense has not been allocated for any of the periods presented as PRN was not the legal obligor of the debt and UBM plc’s borrowings were not directly attributable to these operations.

The accompanying Combined Financial Statements have been derived from the consolidated financial statements and accounting records of UBM plc. These Combined Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). These principles require the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Significant estimates inherent in the preparation of the accompanying Combined Financial Statements include estimates regarding allowance for doubtful accounts and credit memos, potential outcome of uncertain tax positions, fair value of acquired assets and liabilities, fair value of equity-based compensation and pension benefit assumptions. Estimates are based on past experience and other considerations reasonable under the circumstances. Actual results could differ from those estimates. All intercompany balances and transactions between the operations of the carved-out businesses have been eliminated in the accompanying Combined Financial Statements. The income tax amounts in the accompanying Combined Financial Statements have been calculated based on a separate return methodology and presented as if the Company’s operations were separate taxpayers in the respective jurisdictions.

PRN Group

Notes to Combined Financial Statements
(U.S. dollar amounts in thousands)

Note 2: Basis of Presentation  – (continued)

The accompanying combined carve-out financial statements have been prepared to assist in UBM plc’s potential divestiture of its PRN business and to demonstrate the historical results of operations, financial position, and cash flows of the PRN business that is being carved-out for the indicated periods under UBM plc management and do not include any accounts of entities that may be legally owned by any of the PRN entities but are not being included in any potential divestiture as they are not part of the PRN business.

Note 3: Summary of Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents include all highly-liquid investments with original maturities of three months or less, and the carrying amounts approximate fair value.

Accounts Receivable and Allowance for Doubtful Accounts

As more fully discussed in Note 8, “Related Party Transactions”, the Company factors substantially all of its accounts receivable from its U.S. businesses to a subsidiary of UBM plc. Trade accounts receivable are recorded at the invoiced amount and do not bear interest. For accounts receivable not subject to the factoring program as well as any accounts receivable not yet factored, the Company maintains an allowance for doubtful accounts for estimated losses that result from the failure or inability of our customers to make required payments. When determining the allowance, the Company considers the probability of recoverability of accounts receivable based on past experience, taking into account current collection trends as well as general economic factors. Credit risks are assessed based on historical write-offs, net of recoveries, as well as an analysis of the aged accounts receivable balances. Accounts receivable may be fully reserved when specific collection issues are known to exist, such as pending bankruptcy or catastrophes. Trade accounts receivable are uncollateralized and represent a large number of geographically dispersed debtors. As of December 31, 2014 and December 31, 2013, there were no individual customers representing more than 10% of the Company’s outstanding gross accounts receivable balance. During the years ended December 31, 2014 and December 31, 2013, there were no customers that accounted for more than 10% of revenue. In determining sales credit allowances, the Company analyzes historical trends, customer-specific factors and current economic trends. The Company records an allowance based on this information, as appropriate.

Long-lived Assets

Property and Equipment

Property and equipment is stated at cost, net of accumulated depreciation or amortization. Major renewals and improvements are capitalized, while replacements, maintenance, and repairs that do not improve or extend the lives of the respective assets are expensed as incurred. Property and equipment are depreciated using the straight-line method. Computer hardware and equipment is depreciated over a period of three to ten years. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful life of the improvement. Buildings are depreciated over a period of 20 years.

Computer Software

The Company develops various computer software applications for internal use including systems which support our internal business services and processes, our financial and administrative systems and systems which we use to provide services to our customers.

The Company expenses costs as incurred during the preliminary development stage which includes conceptual formulation and review of alternatives. Once that stage is complete, the application development stage, which includes design, coding and testing, begins. Direct internal and external costs incurred during this stage are capitalized. Capitalization of costs cease when the software is ready for its intended use and all substantial testing is completed. Upgrades and enhancements which provide added functionality are accounted for in the same manner. Maintenance costs incurred solely to extend the life of the software are expensed as incurred.

PRN Group

Notes to Combined Financial Statements
(U.S. dollar amounts in thousands)

Note 3: Summary of Significant Accounting Policies  – (continued)

Computer software is amortized on a straight-line basis over a useful life of 3 to 5 years. Periodically, the Company reassesses the estimated useful lives of our computer software considering its overall technology strategy, the effects of obsolescence, technology, competition and other economic factors on the useful life of these assets.

The Company assesses impairment of long-lived assets pursuant with ASC 360 — Property, Plant and Equipment. This includes determining if certain triggering events have occurred that could affect the value of an asset. The Company has not recorded any impairment charges related to long-lived assets.

Goodwill and Intangible Assets

Goodwill represents the excess of consideration paid over the fair value of net assets acquired in business combinations. Goodwill and other indefinite-lived intangible assets are not amortized but are tested at least annually for impairment. The Company has completed its annual goodwill impairment testing for 2014 and 2013, which did not result in any impairment. Intangible assets that have finite useful lives are amortized over their useful lives on a straight-line basis, ranging from three to ten years. Amortizable intangible assets are tested for impairment utilizing an income approach based on undiscounted cash flows upon the occurrence of certain triggering events and, if impaired, are written down to fair value. The Company did not identify any such triggering events during 2014 or 2013.

Investment in Unconsolidated Affiliates

The Company’s investment in an unconsolidated affiliate over which the Company has significant influence is accounted for under the equity method of accounting. The investment is carried at the cost of acquisition plus the Company’s equity in undistributed income of the unconsolidated affiliate. The Company regularly reviews its equity method investment for impairment. The Company evaluates information such as budgets, business plans and financial statements of its equity method investee in determining whether an other-than-temporary decline in value exists. Factors indicative of an other-than-temporary decline include, among others, recurring operating losses. See Note 7, “Investment in Unconsolidated Affiliate”.

Fair Value Measurements

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1 —	Quoted prices in active markets for identical assets or liabilities.
Level 2 —	Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3 —	Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

The carrying amounts for cash and cash equivalents, trade accounts receivable, accounts payable and accrued liabilities approximate fair value because of their short-term maturity. The carrying amount of certain pension assets are recorded as Level 2 assets (see Note 10).

PRN Group

Notes to Combined Financial Statements
(U.S. dollar amounts in thousands)

Note 3: Summary of Significant Accounting Policies  – (continued)

Foreign Currency Translation

Assets and liabilities of foreign affiliates with a functional currency other than the U.S. Dollar are translated into U.S. Dollars using year-end exchange rates, while results of operations are translated at average exchange rates for the year. The Company’s foreign affiliates use the local currency as the functional currency. Foreign currency translation gains and losses are included as a component of Accumulated Other Comprehensive Income in the Combined Balance Sheets. The Company does not hedge foreign currency translation risk in the net assets and income reported from these sources.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, the contract fee is fixed or determinable, delivery or performance has occurred and collectability is reasonably assured. If at the outset of an arrangement, the Company determines that collectability is not reasonably assured, revenue is deferred until the earlier of when collectability becomes probable or the receipt of payment. The Company reports revenue net of sales and other taxes collected from our customers.

The Company’s distribution services are sold either through fixed-term contracts whereby customers are allotted a predetermined number of service units or through contracts where customers order units as needed. For fixed-term contracts, revenue is recognized on a straight-line basis over the term of the contract. For contracts where customers order units as needed, revenue is recognized upon fulfillment of the customer order.

Certain of the Company’s services such as broadcast and webcast production, translation services and EDGAR filing services require the Company to make a specific singular performance. For these services, revenue is recognized when the specific performance is completed.

The Company’s XBRL filing services are sold through contracts where the Company is obligated to make a certain number of filings on behalf of the customer with the U.S. Securities and Exchange Commission (the “SEC”). For this service, revenue is recognized as each filing is made by the Company.

Certain of the Company’s services such as its workflow platform and its hosted microsites are sold through fixed-term contracts where the Company is obligated to make the services available to the customer over the contract term. Customers can access these services without limitation over the contact term. For these services, revenue is recognized on a straight-line basis over the contract term.

Deferred revenue consists of amounts billed in excess of revenue recognized on sales. Deferred revenue is included in current liabilities in the Combined Balance Sheets and is subsequently recognized as revenue in accordance with the Company’s revenue recognition policies.

Multiple Element Arrangements

Certain of the Company’s services are sold as multiple-element arrangements. Revenues subject to these arrangements represent less than 5% of total revenues for the years ended December 31, 2014 and December 31, 2013, respectively. The Company evaluates each deliverable in an arrangement to determine whether it represents a separate unit of accounting. Most product and service deliverables qualify as separate units of accounting and can be sold stand-alone or in various combinations. A deliverable constitutes a separate unit of accounting when it has stand-alone value and there are no customer-negotiated refunds or return rights for the delivered items. If the arrangement includes a customer-negotiated refund or return right relative to the delivered items, and the delivery and performance of the undelivered item is considered probable and substantially in our control, the delivered item constitutes a separate unit of accounting. If the deliverable or a group of deliverables meet the separation criteria, the total arrangement consideration is allocated to each unit of accounting based on its relative selling price. The amount of arrangement consideration that is allocated to a delivered unit of accounting is limited to the amount that is not contingent upon the delivery of another unit of accounting.

PRN Group

Notes to Combined Financial Statements
(U.S. dollar amounts in thousands)

Note 3: Summary of Significant Accounting Policies  – (continued)

The Company determines the selling price for each deliverable using vendor-specific objective evidence (“VSOE”), if it exists, third-party evidence (“TPE”) if VSOE does not exist, or best estimated selling price (“BESP”) if neither VSOE nor TPE exist. Revenue allocated to each element is then recognized when the basic revenue recognition criteria are met for each element. The Company determines VSOE of a deliverable by monitoring the price at which the Company sells the deliverable on a stand-alone basis to a third party. In certain instances, the Company is not able to establish VSOE for all deliverables in an arrangement with multiple elements due to infrequent selling each element separately, not pricing products or services within a set range, or only having a limited sales history. Where the Company is unable to establish VSOE, the Company may use the price at which the Company or a third party sells a similar product to similarly situated customers on a stand-alone basis. When the Company is not able to establish selling prices by using VSOE or TPE, the Company establishes the BESP in its allocation of arrangement consideration. The objective of BESP is to determine the price at which the Company would transact a sale if the solution were sold on a stand-alone basis.

Operating Expenses

Operating expenses include the costs incurred in connection with the fulfillment of the Company’s products and services and includes compensation and benefits for operational staff and costs of third-party service providers.

Operating Leases

For operating leases, minimum lease payments, including minimum scheduled rent increases, are recognized as rent expense on a straight-line basis over the applicable lease terms. The term used for straight-line rent expense is calculated initially from the date the Company obtains possession of the leased premises through the expected lease termination date.

Defined Benefit Pension Plans

Employees of CNW Group, Ltd. (“CNW”) participate in a defined benefit pension plan whereby pension expense is determined based on a number of actuarial assumptions, which are generally reviewed and determined on an annual basis. These assumptions include discount rates, expected rate of return on plan assets, rate of salary increase, mortality rates and other factors. The funded status of the plan is recognized on the Combined Balance Sheets. Prior service costs or credits and actuarial gains and losses beyond a 10% corridor are recognized in earnings based on the estimated future service period of the participants. The measurement date for the defined benefit plan for CNW employees is December 31.

Stock-Based Compensation

Company employees participate in the UBM 2008 Executive Share Option Scheme under which they are granted stock options to purchase UBM plc stock and the UBM 2010 Executive Retention Plan, as amended in 2014, under which they are granted UBM plc restricted stock.

Under the provisions of ASC 718 — Compensation — Stock Compensation, the Company recognizes share based compensation by estimating the fair value of each stock-based award at the date of grant. The stock-based compensation expense is recognized over the award’s vesting period. In addition, the Company estimates future forfeitures in calculating the stock-based compensation expense as opposed to only recognizing these forfeitures and the corresponding reductions in expense as they occur.

For stock option awards, the fair value is estimated on the date of grant using the Black-Scholes option valuation model. The Black-Scholes option valuation model requires Company management to make assumptions about UBM plc stock price volatility, dividend yield, expected term of the stock option and risk-free interest rates. The expected stock price volatility assumption is derived from the historical volatility of

PRN Group

Notes to Combined Financial Statements
(U.S. dollar amounts in thousands)

Note 3: Summary of Significant Accounting Policies  – (continued)

UBM plc common stock. The expected dividend yield assumption is determined by dividing the anticipated annual dividend payment by the stock price on the date of grant. The expected term assumption is derived using a methodology that combines historical exercise data with hypothetical exercise data for unexercised stock options. The risk-free interest rate assumption corresponds to the expected term assumption of the stock option and is based on the UK Gilts yield in effect at the time of grant.

For restricted stock awards, which vest solely on service, the fair value is estimated by using the closing price of UBM plc common stock on the date of grant.

Stock-based compensation is described more fully in Note 11, “Stock-Based Compensation”.

Income Taxes

The Company provides for income taxes and the related accounts under the asset and liability method. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates expected to be in effect during the year in which the basis differences reverse. Valuation allowances are established when management determines it is more likely than not that some portion, or all, of the deferred tax assets will not be realized, which will be assessed on an on-going basis. In addition, income tax rules and regulations are subject to interpretation and the application of those rules and regulations require judgment by the Company and may be challenged by the taxation authorities. The Company follows ASC 740 — Income Taxes, which requires the use of a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return and disclosures regarding uncertainties in income tax positions. Only tax positions that meet the more likely than not recognition threshold are recognized. Refer to Note 12, “Income Taxes”.

Accumulated Other Comprehensive Income

Accumulated other comprehensive income includes foreign currency translation and amortization of amounts related to defined benefit plans.

Subsequent Events

The Company evaluated subsequent events through October 20, 2015, the date the financial statements were available to be issued. All events that had a material impact on the Company’s Combined Financial Statements are disclosed in the notes to the Combined Financial Statements.

On September 23, 2015, UBM plc announced that it is in highly preliminary discussions with a number of parties about a potential sale of the Company.

Recent Accounting Pronouncements

In March 2014, the Emerging Issues Task Force (“EITF”) reached a final consensus on Issue 13-D, Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could be Achieved after the Requisite Service Period (“EITF 13-D”). Under EITF 13-D, a performance target that can be achieved after the requisite service period should be treated as a performance condition that affects vesting, rather than a condition that affects grant date fair value. Compensation cost is recognized over the requisite service period if it is probable that the performance condition will be achieved. If necessary, compensation cost is subsequently adjusted, to reflect those awards that ultimately vest. EITF 13-D will be effective, on a prospective basis, for the Company during its first quarter of 2016, with early adoption permitted. The adoption of this standard is not anticipated to have a material impact on the Company’s Combined Financial Statements.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which supersedes the

PRN Group

Notes to Combined Financial Statements
(U.S. dollar amounts in thousands)

Note 3: Summary of Significant Accounting Policies  – (continued)

revenue recognition requirements in Accounting Standards Codification 605, Revenue Recognition. The new revenue recognition standard requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. This guidance will be effective beginning in fiscal year 2019 and early adoption is not permitted. The standard allows for either a full retrospective or a modified retrospective transition method. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its Combined Financial Statements, as well as, which transition method it intends to use.

In August 2014, the FASB issued Accounting Standards Update 2014-15, Presentation of Financial Statements — Going Concern (“ASU 2014-15”). ASU 2014-15 requires that management evaluate at each annual and interim reporting period whether there is a substantial doubt about an entity’s ability to continue as a going concern within one year of the date that the financial statements are issued. ASU 2014-15 will be effective for fiscal years and interim periods beginning after December 15, 2016 and early application is permitted. The Company does not expect that the application of ASU 2014-15 will have an impact on the Combined Financial Statements.

In January 2015, the FASB issued Accounting Standards Update 2015-01, Income Statement —  Extraordinary and Unusual Items (Subtopic 225-20). The objective of this update is to simplify income statement presentation requirements by eliminating the concept of extraordinary items. Extraordinary items are events and transactions that are distinguished by their unusual nature and by the infrequency of their occurrence. The amendments in this update are effective for fiscal years, and interim periods within those fiscal years beginning after December 15, 2015. A reporting entity may apply the amendments prospectively. A reporting entity also may apply the amendments retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. The Company will adopt this guidance effective January 1, 2016 and does not believe that it will have a material impact on the Company’s Combined Financial Statements.

Note 4: Property and Equipment

The following is a summary of property and equipment, at cost less accumulated depreciation:

	As of December 31,
	2014	2013
Leasehold improvements and building	$16,404	$16,178
Computer hardware and equipment	27,274	32,826
	43,678	49,004
Less: accumulated depreciation	(33,091)	(37,124)
Total property and equipment, net	$10,587	$11,880

Depreciation expense for the years ended December 31, 2014 and December 31, 2013 was $3,128 and $3,545, respectively.

PRN Group

Notes to Combined Financial Statements
(U.S. dollar amounts in thousands)

Note 5: Computer Software

The following is a summary of computer software, at cost less accumulated mortization:

	As of December 31,
	2014	2013
Software	$36,626	$29,978
Less: accumulated amortization	(22,837)	(19,312)
Total software, net	$13,789	$10,666

Amortization expense for the years ended December 31, 2014 and December 31, 2013 was $5,232 and $6,539, respectively.

Note 6: Goodwill and Intangible Assets

Goodwill as of December 31, 2014 and December 31, 2013 was $126,288 and $128,442, respectively. Changes in goodwill were entirely due to changes in foreign currency.

The following is a summary of intangibles, at cost less accumulated amortization:

	As of December 31,
	2014	2013
Intangible Assets
Brands	$9,379	$9,586
Customer Lists	4,826	5,175
Other	2,287	2,481
	16,492	17,242
Accumulated amortization
Brands	(6,906)	(6,153)
Customer Lists	(4,685)	(4,493)
Other	(2,126)	(2,156)
	(13,717)	(12,802)
Intangible Assets, net	$2,775	$4,440

Intangible amortization expense for the years ended December 31, 2014, and December 31, 2013 was $1,501 and $2,804, respectively. The estimated annual aggregate amortization expense for the next five succeeding fiscal years is expected to be $944, $831, $470, $171, and $169, respectively.

Note 7: Investment in Unconsolidated Affiliate

The Company’s investment in unconsolidated affiliated is accounted for by the equity method and consists of a 50% interest in a joint venture with ANP Pers Support B.V. in ANP Pers Support v.o.f. (“ANPps”).

The Company had revenues of $1,645 and $1,410 for the years ended December 31, 2014 and December 31, 2013, respectively, for billings made to ANPps for international distribution services provided to ANPps. The Company incurred operating expense of $164 and $156 for the years ended December 31, 2014 and December 31, 2013, respectively, for billings from ANPps for distribution services provided by ANPps to the Company for the countries in which ANPps operates.

PRN Group

Notes to Combined Financial Statements
(U.S. dollar amounts in thousands)

Note 8: Related Party Transactions

Due from Related Parties — Current

Due from Related Parties — Current as of December 31, 2014 and December 31, 2013 was $449,218 and $404,089, respectively. Due from Related Parties — Current arises principally from daily net cash advances made by the Company to UBM plc and its subsidiaries (“UBM”) as UBM plc maintains a zero balance cash concentration system in the U.S. and Europe and from revenue for providing services to UBM.

Net cash advances to UBM for the year ended December 31, 2014 and December 31, 2013 were $43,231 and $43,225 respectively. Revenue from the sale of the Company’s products and services provided to UBM for the year ended December 31, 2014 and December 31, 2013 were $1,100 and $1,153, respectively.

Loans to Related Parties — Current

A summary of Loans to Related Parties — Current is as follows:

PRN Affiliate	UBM Counterparty	As of December 31,		Stated interest rate
		2014	2013
PRN Europe Ltd.	Aztecgem Limited	$148,801	$154,034	British Pound Sterling LIBOR +2%
Newsdesk International	United Finance Limited	7,671	8,150	non-interest bearing
OIT Ltd	United Finance Limited	11,351	12,060	non-interest bearing
CNW Group Ltd.	United Finance Ltd.	3,453	—	Canadian Dollars LIBOR + 2%
PRN Europe Ltd.	UBMG Ltd	2,617	2,982	no interest charged
Various	Various	2,222	1,461
Loans to Related Parties – Current		$176,115	$178,687

Loans to Related Parties — Current arise principally as the Company provides financing to UBM through formal loan agreements. Changes in 2014 resulted from loans of $5,896 made by the Company to UBM, loan repayments of $1,348 from UBM to the Company and foreign currency translation. Changes in 2013 resulted from loans of $2,321 made by the Company to UBM, loan repayments of $1,358 from UBM to the Company and foreign currency translation.

Due to Related Parties — Current

Due to Related Parties — Current as of December 31, 2014 and December 31, 2013 was $237,800 and $237,649, respectively. Due to Related Parties — Current arises principally from management fees charged to the Company by UBM, costs incurred by UBM on behalf of the Company, cash advances to the Company through the cash concentration system to allow for interest payments to UBM on loans payable by the Company to UBM (see Loans from Related Parties — Current) and amounts collected from customers by the Company on behalf of UBM for Company accounts receivable factored to UBM.

Management fees for the years ended December 31, 2014 and December 31, 2013 were $8,764 and $13,848, respectively, and relate to an allocation of corporate services such as accounting, treasury, information technology, legal, executive management and human resources provided by UBM to the Company.

Costs incurred by UBM on behalf of the Company for the years ended December 31, 2014 and December 31, 2013 were $1,969 and $1,690, respectively, and relate to business insurance, payroll services, audit fees and office rent primarily reflected in agreements between UBM and the respective vendors.

Cash advances by UBM to the Company for the year ended December 31, 2014 and December 31, 2013 were $11,439 and $12,127 respectively. Such cash advances are used by PRN Delaware, Inc. to pay interest expense on related party debt with UBM.

PRN Group

Notes to Combined Financial Statements
(U.S. dollar amounts in thousands)

Note 8: Related Party Transactions  – (continued)

Each month UBM purchases substantially all of the prior month’s accounts receivable of its U.S. businesses, 15 days after month end at a discount of approximately 2% under a non-recourse arrangement. The discount for the years ended December 31, 2014 and December 31, 2013 was $5,579 and $5,839, respectively. The discount is included in Selling, General and Administrative Expenses in the Combined Statements of Operations. In addition, UBM pays an annual fee to the Company in return for cash collection, cash application and record keeping services. This fee was $2,000 and $2,061 for the years ended December 31, 2014 and December 31, 2013, respectively. Such fee is included in Other Income in the Combined Statements of Operations.

Loans from Related Parties — Current

A summary of Loans from Related Parties — Short Term is as follows:

PRN Affiliate	UBM Counterparty	As of December 31,		Stated interest rate
		2014	2013
PRN Delaware, Inc.	UBM Finance Sarl	$326,634	$326,634	6 month U.S. Dollars LIBOR + 0.50%
PRN Delaware, Inc.	United BM (US) Holdings Sarl	300,000	300,000	6 month U.S. Dollars LIBOR + 2%
PRN Holdings USA Inc.	UBM Finance Inc.	18,998	18,552	U.S. Dollars LIBOR + 2%
Hors Antenne Holdings	UBM CP Holdings No 4 Sarl	7,359	9,296	EURIBOR plus 2%
PRN Benelux Ltd.	United Finance Limited	6,944	7,849	British Pound Sterling LIBOR +0.5%
PRN Europe Ltd.	UBMG Holdings	6,851	7,279	non-interest bearing
PR Newswire Asia Ltd.	United Finance Ltd.	4,482	4,101	non-interest bearing
PRN Europe Ltd.	United Finance Limited	3,470	3,922	British Pound Sterling LIBOR + 0.5%
PRN Europe Ltd.	United Business Information (UK) Ltd	2,236	2,376	non-interest bearing
Various	Various	463	782
Loans from Related Parties – Current		$677,437	$680,791

Loans from Related Parties — Current arise principally as the Company has received financing from UBM from time to time. Changes in 2014 resulted from loans of $500 made by UBM to the Company, loan repayments of $1,037 from the Company to UBM and foreign currency translation. Changes in 2013 resulted from loans of $301 made by UBM to the Company, loan repayments of $1,462 from the Company to UBM and foreign currency translation.

Loan from Related Party — Non-Current

Loan from Related Party — Non-Current as of December 31, 2014 and December 31, 2013 was $25,982 and $28,320, respectively. Loan from Related Party — Non-Current arose in connection with financing provided by UBM to the Company in connection with the 2012 purchase by UBM of the non-controlling interest in CNW Group, Ltd. Changes in 2014 and 2013 were entirely due to foreign currency translation. The stated interest rate for this loan is 7%.

Interest income for all related party loans was $4,102 and $4,639 for the years ended December 31, 2014 and December 31, 2013, respectively. Interest expense for all related party loans was $13,941 and $15,433 for the years ended December 31, 2014 and December 31, 2013, respectively.

PRN Group

Notes to Combined Financial Statements
(U.S. dollar amounts in thousands)

Note 9: Stockholders’ Deficit

The Company has recorded taxes payable by UBM in consolidated tax fillings as deemed capital contributions of $15,349 and $9,732 for the years ended December 31, 2014 and December 31, 2013, respectively.

The following table displays the change in the components of accumulated other comprehensive income (loss), net of tax:

	Cumulative Translation Adjustment	Defined Benefit Plan Adjustment	Total Accumulated Other Comprehensive (Loss) Income
Balance at January 1, 2013	$2,926	$(3,623)	$(697)
Foreign Currency Translation	4,977	—	4,977
Defined Benefit Plan Adjustment	—	136	136
Balance at December 31, 2013	7,903	(3,487)	4,416
Foreign Currency Translation	(9,361)	—	(9,361)
Defined Benefit Plan Adjustment	—	(45)	(45)
Balance at December 31, 2014	$(1,458)	$(3,532)	$(4,990)

Note 10: Retirement Plans

PR Newswire Association LLC (“PRNA”) Retirement Plans

PRNA employees participate in the UBM 401K savings plan. Under the plan, the Company contributes in cash based on a stated percentage of eligible employee contributions and based on a stated percentage of employee compensation, both subject to a specified ceiling. The expense recognized for the 401K savings plan in the years ended December 31, 2014 and December 31, 2013 was $2,628 and $2,625, respectively.

Certain executives of PRNA participate in a supplemental defined contribution plan. Under the plan the Company contributes in cash up to a set percentage of employee base salary based on the percentage of eligible employee base pay contributed by the employee. Amounts contributed are invested based on the investment choices of Wilmington Trust Company, the Company’s appointed trustee. However, the Company is obligated to the employee based on the employee’s notional investment choice. The plan has been closed to new employees since 2010. As of December 31, 2014, all but one of the plan participants are 100% vested. Plan assets as of December 31, 2014 and December 31, 2013 were $5,630 and $6,110, respectively, and are reflected in Other Assets in the Combined Balance Sheets. Amounts due to employees as of December 31, 2014 and December 31, 2013 were $5,537 and $6,138, respectively and are reflected in Accounts Payable and Accrued Liabilities in the Combined Balance Sheets. The expense recognized for this plan in the years ended December 31, 2014 and December 31, 2013 was $115 and $346, respectively.

CNW Retirement Plans

Employees of CNW participate in a pension plan which has a defined benefit plan component and defined contribution plan component. CNW also maintains an unfunded defined contribution plan for certain former employees. The defined benefit plan has been closed to new participants since 2006. In addition, CNW maintains a non-registered defined benefit pension plan for a former executive, which provides benefits in excess of those payable from the registered defined benefit plan and the unfunded defined contribution plan.

PRN Group

Notes to Combined Financial Statements
(U.S. dollar amounts in thousands)

Note 10: Retirement Plans  – (continued)

The actuarial cost method used for the valuation of the defined benefit post-employment benefits is the present value of the benefits expected to be paid. CNW’s contributions to defined contribution plans are expensed as incurred. The expense recognized for CNW’s defined contribution plans in the years ended December 31, 2014 and December 31, 2013 was $303 and $320, respectively.

Reconciliation of Benefit Obligations, Plan Assets and Funded Status

The following table summarizes changes in the benefit obligation, plan assets and the funded status of CNW’s two defined benefit plans:

	2014	2013
Change in benefit obligation
Beginning benefit obligation balance	$10,066	$11,639
Service cost	224	276
Interest cost	521	443
Plan participants' contribution	47	64
Actuarial loss (gain)	1,959	(1,183)
Benefits paid	(446)	(290)
Currency translation	(22)	23
Ending benefit obligation	$12,349	$10,972
Ending accumulated benefit obligation	$10,931	$9,937
Change in plan assets
Beginning fair value of plan assets	$7,326	$8,250
Return on plan assets	1,848	(892)
Employer contributions	907	853
Plan participants' contributions	47	64
Benefits paid	(446)	(290)
Ending fair value of plan assets	$9,682	$7,985
Funded status	$2,667	$2,987

The amount recognized in the Combined Balance Sheets as Pension Obligation as of December 31, 2014 and December 31, 2013 was $2,667 and $2,987, respectively. The amount of net actuarial loss recognized in accumulated other comprehensive (loss) income as of December 31, 2014 and December 31, 2013 was $4,220 and $4,428, respectively. The estimated amortization from accumulated comprehensive loss into net periodic benefit cost from actuarial losses for the years ended December 31, 2014 and December 31, 2013 was $187 and $205, respectively.

	As of December 31,
	2014	2013
Plans with projected benefit obligations in excess of plan assets
Projected benefit obligation	$12,349	$10,972
Fair value of plan assets	9,682	7,985
Total	$(2,667)	$(2,987)
Plans with accumulated benefit obligations in excess of plan
Accumulated benefit obligation	$10,931	$9,937
Fair value of plan assets	9,682	7,985
Total	$(1,249)	$(1,952)

PRN Group

Notes to Combined Financial Statements
(U.S. dollar amounts in thousands)

Note 10: Retirement Plans  – (continued)

Plan Assets

The following table presents the plan assets by category:

	As of December 31,
	2014	2013
Debt instruments	$9,682	$7,985

The following tables present the fair value hierarchy for pension assets measured at fair value on a recurring basis as of December 31, 2014:

	As of December 31, 2014				As of December 31, 2013
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Debt instruments	$—	$9,682	$—	$9,682	$—	$7,985	$—	$7,985

The pension assets consist primarily of a pooled fund, which is primarily invested in government and corporate bonds. They are valued using models with inputs including interest rate curves, credit spreads and volatilities. The inputs that are significant to valuation are generally observable and therefore the assets within the pooled fund have been classified as Level 2. The fair value reflects the proportionate share of the fair value of the investments held in the underlying pooled fund.

Components of net periodic benefit cost and other amounts recognized in Other Comprehensive Income (Loss) for the years ended December 31, 2014 and December 31, 2013 are as follows:

	Years ended December 31,
	2014	2013
Net Periodic Benefit Cost:
Service cost	$224	$276
Interest cost	521	443
Expected return on plan assets	(162)	(266)
Amortization of prior service costs	—	—
Amortization of net actuarial loss	233	236
Amortization of transitional asset	(23)	(23)
Net Periodic Benefit Cost	$793	$666

Other changes in plan assets and benefit obligations recognized in Other Comprehensive Income (Loss) for the years ended December 31, 2014 and December 31, 2013 were as follows:

	Years ended December 31,
	2014	2013
Actuarial loss (gain)	$283	$(7)
Amortization of net actuarial losses	(187)	(205)
Amortization of transitional asset	(23)	(23)
Total recognized in other comprehensive income (loss)	73	(235)
Total recognized in net periodic benefit cost and other comprehensive income (loss)	$866	$431

PRN Group

Notes to Combined Financial Statements
(U.S. dollar amounts in thousands)

Note 10: Retirement Plans  – (continued)

Assumptions

Weighted-average assumptions used to determine the benefit obligations reflected in the Combined Balance Sheets and the net benefit cost reflected in the Combined Statements of Operations were as follows:

	Years ended December 31,
	2014	2013
Discount rate	4.00%	5.00%
Rate of compensation increase	3.50%	3.50%
Rate of return on plan assets	2.00%	3.25%

The long-term rates of return are determined based on the nature of each plan’s investments, an expectation for each plan’s investment strategies, historical rates of return and current economic forecasts, among other factors, and are evaluated annually and adjusted as necessary.

Investment Strategy

The CNW defined pension plan is funded via assets held in trust by Manulife and are invested in an ultra-long bond fund. This investment strategy is attempting to minimize interest rate risk in the funded position of the pension plan. The assets of the defined contribution component of the pension plan are selected by members. The other pension plans are unfunded.

Cash Flows

The Company expects to make contributions of $630 to defined benefit plans during 2015. Total benefit payments expected to be paid from the plans are as follows:

2015	$546
2016	$432
2017	$432
2018	$457
2019	$473
Thereafter	$7,503

PRN Europe Ltd. (“PRNE”) Retirement Plans

Employees of PRNE based in the United Kingdom (“U.K.”) participate in a UBM sponsored pension plan which has a defined benefit and a defined contribution component. The defined benefit plan is closed to new members and currently has four participants who are employees of PRNE. The benefit accrues based on final salary and length of service. All PRNE employees in the U.K. are legally bound to enter the defined contribution plan but have an option to opt out after enrollment. The plan has three tiers. At the basic auto enroll level, employees contribute 2% of salary and the Company contributes 4%. At the Tier 1 level, employees contribute 3% of salary and the Company contributes 6%. At the Tier 2 level, employees contribute 4% of salary and the Company contributes 6%. Employees elect the tier at which they wish to contribute. For the years ended December 31, 2014 and December 31, 2013, the total pension plan expense was $585 and $462, respectively.

PRN Group

Notes to Combined Financial Statements
(U.S. dollar amounts in thousands)

Note 11: Stock-Based Compensation

Stock option transactions under the UBM Executive Share Option Scheme for the years ended December 31,2014, and December 31, 2013 are summarized as follows:

	Number of Options	Weighted Average Price
Outstanding at December 31, 2012	1,387,571	8.71
Granted	353,850	10.91
Exercised	(260,685)	7.81
Forfeited or expired	(52,052)	9.77
Outstanding at December 31, 2013	1,428,684	$9.37
Options Excercisable at December 31, 2013	332,886	$8.39
Outstanding at December 31, 2013	1,428,684	9.37
Granted	346,000	11.66
Exercised	(122,666)	8.78
Forfeited or expired	(148,013)	10.48
December 2014 special grant	435,951	7.49
Outstanding at December 31, 2014	1,939,956	$7.47
Options Excercisable at December 31, 2014	801,107	$6.59

Restricted Stock Awards

Restricted stock activity during the years ended December 31, 2014, and December 31, 2013, respectively, were as follows:

	Number of Shares	Weighted- Average Grant-Date Fair Value per Share
Non-vested, as of December 31, 2012	34,131	$8.24
Granted	52,376	10.91
Vested	(19,000)	7.35
Cancelled and forfeited	—	—
Non-vested, as of December 31, 2013	67,507	$10.57
Granted	30,363	9.77
Vested	(9,071)	10.16
Cancelled and forfeited	(11,459)	9.92
December 2014 special grant	26,493	10.94
Non-vested, as of December 31, 2014	103,833	$10.91

Stock options and restricted stock awards are typically granted with a three-year vesting period. In December 2014, UBM plc made a special grant of stock options and restricted stock to the Company’s employees whereby approximately 0.29 stock options were awarded for every stock option held and approximately 0.29 shares of restricted stock were awarded for every share of restricted stock held. The vesting period for the special grant ranged from zero to 32 months. In connection with the special grant, the exercise price for existing stock options was adjusted such that the revised exercise price was discounted 22.4% from the original exercise price.

PRN Group

Notes to Combined Financial Statements
(U.S. dollar amounts in thousands)

Note 11: Stock-Based Compensation  – (continued)

Stock-based compensation expense for the years ended December 31, 2014 and December 31, 2013 was $1,279 and $650, respectively, inclusive of $614 related to the December 2014 special grant and the related stock option repricing.

Note 12: Income Taxes

PRN Delaware, Inc. and its subsidiaries and PR Newswire Europe Ltd. and its subsidiaries are part of the consolidated tax filings of UBM in the U.S. and the United Kingdom. The Company files its own corporate tax returns in other jurisdictions including Canada, France, The Netherlands, China, Hong Kong, Brazil and Mexico. The Company’s tax provision has been calculated as if the Company filed separate tax returns for PRN Delaware and PR Newswire Europe Ltd. in the U.S. and the United Kingdom.

The provision for income taxes for the years ended December 31, 2014 and December 31, 2013 is comprised of the following:

	For the years ended December 31,
	2014	2013
Current Provision (Benefit)
U.S. Federal	$9,935	$6,351
U.S. State and Local	2,386	2,327
Foreign:
Canada	3,383	3,682
Europe and Middle East	2,680	1,866
Latin America	(158)	27
Asia	433	(53)
Current Provision	$18,659	$14,200
Deferred Provision (Benefit)
U.S.	$2,490	$1,966
Canada	(360)	18
Deferred Provision	$2,130	$1,984
Total Provision for Income Taxes	$20,789	$16,184

The provision for income taxes differs from the amount computed by applying the U.S. statutory federal income tax rate of 35% to income before provision for income taxes due to state and local income taxes, foreign tax rate differentials on non-U.S. income, and non-deductible items such as meals and entertainment expenses.

As of December 31, 2014, the Company has non capital loss carry-forwards in Canada of approximately $8 million for tax purposes, which will be available to offset future taxable income. If not used, these carry-forwards will expire between 2028 and 2033. These losses are subject to a valuation allowance. In addition there are approximately $1.2 million of investment tax credits in Canada. If not used, these credits will expire between 2024 and 2032.

PRN Group

Notes to Combined Financial Statements
(U.S. dollar amounts in thousands)

Note 12: Income Taxes  – (continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s deferred tax assets and liabilities are comprised of book-to-tax basis differences in fixed assets, intangibles, and non-deductible accruals and reserves. Deferred tax assets and liabilities as of December 31, 2014 and December 31, 2013 are comprised of the following:

	As of December 31,
	2014	2013
Deferred Tax Assets
Current
U.S.	$6,338	$5,820
Non-Current
Canada	4,988	5,068
Europe and Middle East	331	331
Latin America	167	64
Asia	89	289
Valuation Allowance	(3,357)	(3,760)
Non-Current	2,218	1,992
Deferred Tax Assets	8,556	7,812
Deferred Tax Liabilities – Non-Current
U.S.	(28,213)	(25,204)
Deferred Tax Liabilities, net	$(19,657)	$(17,392)

The Company follows guidance under U.S. GAAP for uncertain tax positions, which provides a comprehensive model for the recognition, measurement and disclosure in the financial statements of uncertain tax positions that the Company has taken or expects to take on an income tax return. There were no uncertain tax positions at December 31, 2014 and December 31, 2013.

The Company’s share of undistributed earnings of foreign subsidiaries, amounting to approximately $8,677 and $2,081, is considered to be indefinitely reinvested at December 31, 2014 and December 31, 2013, respectively. Accordingly, no provision has been recorded for U.S. income taxes that might result from repatriation of these earnings.

Note 13: Commitments and Contingencies

The Company has leases for office space in the U.S., Canada, Brazil, Great Britain, France, Sweden, Dubai, China, Hong Kong, India, Taiwan, Malaysia and Singapore which expire between 2015 and 2027. The following is a schedule, by year, of the future minimum rental payments under these leases:

Year ended December 31,
2015	$8,079
2016	$6,539
2107	$5,840
2018	$4,048
2019	$3,941
Thereafter	$13,744

Rent expense for years ended December 31, 2014 and December 31, 2013 was $9,645 and $9,009, respectively.

PRN Group

Notes to Combined Financial Statements
(U.S. dollar amounts in thousands)

Note 13: Commitments and Contingencies  – (continued)

The Company has unconditional purchase obligations relating to certain vendors that provide software and technology oriented services ranging from less than one year to three years. The following is a schedule, by year, of the future minimum payments under these obligations:

Year ended December 31,
2015	$7,337
2016	$2,175
2107	$972
2018	$18
2019	$—
Thereafter	$—

Legal Matters

The Company is named in various claims and legal actions in the normal course of its activities.

The Company believes that the outcome of such matters is not expected to have a material adverse effect on the Company’s results of operations, financial position or cash flows.

The SEC has commenced an inquiry concerning certain aspects of the Company’s business that relates to the distribution of issuer press releases. The Company has been fully cooperative with the staff of the SEC Division of Enforcement in this ongoing inquiry. Although the Company cannot predict what the outcome of the inquiry will be, it may result in remedies which could include modifications to the Company’s process for disseminating issuer press releases. Based on currently available information, the Company does not expect that the inquiry, or any resolution thereof, will have a material adverse effect on the Company’s results of operations, financial position or cash flows.

Annex A

AMENDMENT NO. 1 TO WARRANT AGREEMENT

This Amendment (this “Amendment”) is made as of [•], 2018 by and between Cision Ltd., an exempted company incorporated in the Cayman Islands (the “Company”) and Continental Stock Transfer & Trust Company, a New York Corporation (the “Warrant Agent”), and constitutes an amendment to that certain Amended and Restated Warrant Agreement, dated as of October 17, 2017 (the “Existing Warrant Agreement”), between the Company and the Warrant Agent. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Existing Warrant Agreement.

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend, subject to certain conditions provided therein, the Existing Warrant Agreement with the vote or written consent of the registered holders of the majority of the then outstanding Warrants;

WHEREAS, the Company desires to amend the Existing Warrant Agreement to provide the Company with the right to require the holders of the Warrants to exchange all of the outstanding Warrants for Ordinary Shares of the Company, on the terms and subject to the conditions set forth herein; and

WHEREAS, in the exchange offer and consent solicitation undertaken by the Company pursuant to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission, the registered holders of more than a majority of the then outstanding Warrants consented to and approved this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Existing Warrant Agreement as set forth herein.

1. Amendment of Existing Warrant Agreement.  The Existing Warrant Agreement is hereby amended by adding the new Section 6A thereto:

“6A Mandatory Exchange.

6A.1 Company Election to Exchange.  Notwithstanding any other provision in this Agreement to the contrary, all (and not less than all) of the outstanding Warrants may be exchanged, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the registered holders of the outstanding Warrants, as described in Section 6A.2 below, for Ordinary Shares, at the exchange rate of 0.234 Ordinary Shares for each Warrant held by the holder thereof (the “Consideration”) (subject to equitable adjustment by the Company in the event of any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Common Stock). In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares as Consideration will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by [•].1

6A.2 Date Fixed for, and Notice of, Exchange.  In the event that the Company elects to exchange all of the Warrants, the Company shall fix a date for the exchange (the “Exchange Date”). Notice of exchange shall be mailed by first class mail, postage prepaid, by the Company not less than fifteen (15) days prior to the Exchange Date to the registered holders of the Warrants at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. The Company will make a public announcement of its election following the mailing of such notice.

[1]	This will be the last sale price of the Company’s Ordinary Shares on the NYSE on the last trading day of the Offer Period (as defined in the Registration Statement on Form S-4 filed with the SEC on April 17, 2018).

A-1

6A.3 Exercise After Notice of Exchange.  The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with subsection 3.3.1(b) of this Agreement) at any time after notice of exchange shall have been given by the Company pursuant to Section 6A.2 hereof and prior to the Exchange Date. On and after the Exchange Date, the registered holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Consideration.”

2. Miscellaneous Provisions.

2.1 Severability.  This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.2 Applicable Law.  The validity, interpretation and performance of this Amendment shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws. The parties hereby agree that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

2.3 Counterparts.  This Amendment may be executed in any number of counterparts, and by facsimile or portable document format (pdf) transmission, and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

2.4 Effect of Headings.  The Section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.5 Entire Agreement.  The Existing Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signatures follow on next page]

A-2

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.

CISION LTD.

By:	Name: Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY
as Warrant Agent

By:	Name: Title:

[Signature Page to Warrant Agreement Amendment]

Offer to Exchange Warrants to Acquire Ordinary Shares
of
Cision Ltd.
for
Ordinary Shares of Cision Ltd.
and
Consent Solicitation

PRELIMINARY PROSPECTUS

The Exchange Agent for the Offer and the Consent Solicitation is:

Continental Stock Transfer & Trust Company

By Mail
Continental Stock Transfer & Trust Company
Attn: Compliance Department
1 State Street, 30th Floor
New York, NY 10004

Any questions or requests for assistance may be directed to the dealer manager at the address and telephone number set forth below. Requests for additional copies of this Prospectus/Offer to Exchange and the Letter of Transmittal and Consent may be directed to the Information Agent. Beneficial owners may also contact their custodian for assistance concerning the Offer and Consent Solicitation.

The Information Agent for the Offer and Consent Solicitation is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (800) 967-4607
Email: cision@dfking.com

The Dealer Manager for the Offer and the Consent Solicitation is:

Citigroup Global Markets Inc.

388 Greenwich Street
New York, New York 10013
United States of America
Attention: Equity Capital Markets
Tel: (212) 723-7450

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against fraud or willful default or the consequences of committing a crime. The memorandum and articles of association of Cision provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, or willful default.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits

Reference is made to the exhibit index preceding the signature page hereto, which exhibit index is hereby incorporated by reference herein.

(b) Financial Statement Schedules

See page F-1 for an index of the financial statements included in this registration statement on Form S-4.

Item 22. Undertakings.

(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Exhibit No.	Description	Included	Form	Filing Date
2.1	Agreement and Plan of Merger, dated as of March 19, 2017, by and among Capitol Acquisition Corp. III, Capitol Acquisition Holding Company Ltd., Capitol Acquisition Merger Sub, Inc., Canyon Holdings (Cayman), L.P. and Canyon Holdings S.à r.l.	By Reference	S-4	April 11, 2017
2.2	Amendment No. 1 to Agreement and Plan of Merger, dated as of April 7, 2017, by and among Capitol Acquisition Corp. III, Capitol Acquisition Holding Company Ltd., Capitol Acquisition Merger Sub, Inc., Canyon Holdings (Cayman), L.P. and Canyon Holdings S.à r.l.	By Reference	S-4	April 11, 2017
3.1	Amended and Restated Memorandum and Articles of Association of Cision Ltd.	By Reference	8-K	July 6, 2017
4.1	Specimen Ordinary Share Certificate	By Reference	S-4/A	May 15, 2017
4.2	Specimen Warrant Certificate of Capitol Acquisition Corp. III	By Reference	S-4/A*	October 7, 2015
4.3	Amended and Restated Warrant Agreement, dated as of October 17, 2017, between Continental Stock Transfer & Trust Company and Cision Ltd.	By Reference	10-K	March 13, 2018
5.1	Opinion of Walkers, Cayman Islands	By Reference	S-4	April 17, 2018
8.1	Tax Opinion of Kirkland & Ellis LLP	By Reference	S-4	April 17, 2018
10.1	Registration Rights Agreement between Cision Ltd. and certain holders identified therein	By Reference	8-K	July 6, 2017
10.2	Director Nomination Agreement between Cision Ltd., Canyon Holdings (Cayman), L.P. and the other parties named therein	By Reference	8-K	July 6, 2017
10.3	2017 Omnibus Incentive Agreement†	By Reference	S-4/A	June 14, 2017
10.4	Form of Non-Equity Incentive Plan†	By Reference	S-4/A	May 15, 2017
10.5	Form of Director Indemnification Agreement (Affiliates of Canyon Holdings (Cayman), L.P.)†	By Reference	8-K	July 6, 2017
10.6	Form of Director Indemnification Agreement (Affiliates of Capitol Acquisition Management 3 LLC and Capitol Acquisition Founder 3 LLC)†	By Reference	8-K	July 6, 2017
10.7	Form of Director and Officer Indemnification Agreement (Officers and Independent Directors)†	By Reference	8-K	July 6, 2017
10.8	First Lien Credit Agreement	By Reference	S-4/A	May 15, 2017
10.9	Amendment to First Lien Credit Agreement	By Reference	S-4/A	May 15, 2017
10.11	Support Agreement	By Reference	S-4/A	May 15, 2017
10.12	Employment Agreement between Cision U.S. Inc. and Kevin Akeroyd†	By Reference	8-K	July 6, 2017
10.13	Employment Agreement between Cision U.S. Inc. and Jack Pearlstein†	By Reference	8-K	July 6, 2017
10.14	Employment Agreement between PR Newswire Association, LLC and Whitney Benner†	By Reference	S-4	April 17, 2018

Exhibit No.	Description	Included	Form	Filing Date
10.15	Employment Agreement between PR Newswire Association, LLC and Jason Edelboim†	By Reference	S-4	April 17, 2018
10.16	Office Lease between Cision U.S. Inc. and BFPRU I, LLC	By Reference	8-K	July 6, 2017
10.17	Refinancing Amendment and Incremental Facility Amendment	By Reference	8-K	August 7, 2017
10.18	Form of Restricted Stock Unit Agreement pursuant to the Cision Ltd. 2017 Omnibus Incentive Plan†	By Reference	10-Q	November 9, 2017
10.19	Form of Nonqualified Stock Option Agreement pursuant to the Cision Ltd. 2017 Omnibus Incentive Plan†	By Reference	10-Q	November 9, 2017
10.20	Incremental Facility Amendment to First Lien Credit Agreement	By Reference	8-K	December 20, 2017
10.21	Repricing Amendment to First Lien Credit Agreement.	By Reference	8-K	February 8, 2017
10.22	Dealer Manager Agreement	By Reference	S-4	April 17, 2018
21.1	Subsidiaries of the Registrant	By Reference	10-K	March 13, 2018
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm	Herewith	—	—
23.2	Consent of Ernst & Young LLP	Herewith	—	—
23.3	Consent of Marcum LLP	Herewith	—	—
23.4	Consent of Walkers, Cayman Islands (included in Exhibit 5.1)	By Reference	S-4	April 17, 2018
23.5	Consent of Kirkland & Ellis LLP (included in Exhibit 8.1)	By Reference	S-4	April 17, 2018
24.1	Power of Attorney (included in the signature page hereto)	By Reference	S-4	April 17, 2018
99.1	Form of Letter of Transmittal and Consent	By Reference	S-4	April 17, 2018
99.2	Form of Notice of Guaranteed Delivery	By Reference	S-4	April 17, 2018
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees	By Reference	S-4	April 17, 2018
99.4	Form of Letter to Clients of Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees	By Reference	S-4	April 17, 2018

*	Filed by Capitol Acquisition Corp. III, the predecessor of Cision Ltd.
†	Indicates exhibits that constitute management contracts or compensatory plans or arrangements.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beltsville, Maryland, on May 9, 2018.

CISION LTD.

By:	* Name: Kevin Akeroyd Title: Chief Executive Officer (Principal Executive Officer)
By:	/s/ Jack Pearlstein Name: Jack Pearlstein Title: Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacities and on the dates indicated:

Signature	Title	Date
* Kevin Akeroyd	President, Chief Executive Officer and Director (Principal Executive Officer)	May 9, 2018
/s/ Jack Pearlstein Jack Pearlstein	Chief Financial Officer (Principal Financial Officer; Principal Accounting Officer)	May 9, 2018
* Stuart J. Yarbrough	Director	May 9, 2018
* Philip A. Canfield	Director	May 9, 2018
* Stephen P. Master	Director	May 9, 2018
* Mark M. Anderson	Director and Chairman of the Board	May 9, 2018
* L. Dyson Dryden	Director	May 9, 2018
* Mark D. Ein	Director and Vice Chairman of the Board	May 9, 2018

Authorized Representative in the United States

Pursuant to the requirements of the Securities Act of 1933, as amended, Cision Ltd. has duly caused this registration statement to be signed by the following duly authorized representative in the United States:

Date: May 9, 2018	By: * Name: Kevin Akeroyd Title: Authorized Representative in the United States
*	The undersigned, by signing his or her name hereto, does execute this Amendment No. 1 to the Registration Statement on Form S-4 on behalf of the above-named officers and directors of the registrant pursuant to the Power of Attorney executed by such officers and/or directors on the signature pages to the registration statement previously filed on April 17, 2018.

By: /s/ Jack Pearlstein
Name: Jack Pearlstein
Title: Attorney-In-Fact